    As filed with the Securities and Exchange Commission on January 27, 2003

                                          Registration Statement No. 333-101682

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                AMENDMENT NO. 1 TO

                                    FORM F-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                       ASHANTI GOLDFIELDS COMPANY LIMITED
             (Exact name of Registrant as specified in its charter)

                                 Not applicable
                (Translation of the Registrant's name in English)

       Republic of Ghana                     1041                  Not applicable
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
 Incorporation or organization)    Classification Code Number)   Identification No.)

                                   Gold House
                              Patrice Lumumba Road
                                   Roman Ridge
                                  P.O. Box 2665
                                  Accra, Ghana
                                 + 233 21 772190
   (Address and telephone number of Registrant's principal executive offices)

                                   ----------

                              CT Corporation System
                                111 Eighth Avenue
                            New York, New York 10011
                                 (212) 894-8940
            (Name, address and telephone number of agent for service)

                                   ----------

                                   Copies to:
                               Thomas E. Vita Esq.
                                   Norton Rose
                                  Kempson House
                                 Camomile Street
                                 London EC3A 7AN
                                 United Kingdom
                                + 44 20 7283 6000

                                   ----------

          Approximate date of commencement of proposed sale to public:
   As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
                                                       Proposed           Proposed
                                                        maximum            maximum
      Title of each class            Amount to be   offering price        aggregate          Amount of
of securities to be registered(1)     registered    per security(2)   offering price(2)   registration fee
----------------------------------------------------------------------------------------------------------
Ordinary shares, no par value per
share(1)                              16,509,060        US$5.40         US$89,148,924         US$8,202

Rights to purchase ordinary shares            (3)         None.                 None.            None.
----------------------------------------------------------------------------------------------------------


(1) Global depositary receipts evidencing global depositary securities issuable upon deposit of ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (Registration No. 333-101900).


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(3) Includes rights issued upon exchange of rights to purchase global depositary securities. No separate consideration will be received for the rights offered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                      SUBJECT TO COMPLETION, DATED   2003


                   [ASHANTI GOLDFIELDS COMPANY LIMITED LOGO]

Prospectus

We are offering to our shareholders the right to buy new ordinary shares and our holders of global depositary securities, or GDSs, the right to buy new GDSs. This prospectus provides you with information about this rights offering.

Up to   new ordinary shares are being offered in the form of ordinary shares and
GDSs.

If you own ordinary shares:                 If you own GDSs:
o    You will receive   share rights for    o    You will receive   GDS rights for
     every   ordinary shares you own of          every   GDSs you own of record on  ,
     record on   , 2003.                         2003.

o    You may transfer the rights we are     o    You may transfer the rights we are
     offering to you separately from the         offering to you separately from the
     ordinary shares you own.                    GDSs you own.

o    You will need one share right to       o    You will need one GDS right to
     purchase one new ordinary share.            purchase one new GDS. One GDS
                                                 represents one ordinary share.

o    Each new ordinary share will cost      o    Each new GDS will cost you US$ .
     you US$ .

o    You must exercise your rights          o    You must exercise your rights
     before  , 2003. Rights not exercised        before  , 2003. Rights not exercised
     by that time will lapse.                    by that time will lapse.

Listings

Ordinary Shares:                            GDSs:

o    Outstanding ordinary shares are        o    Outstanding GDSs are quoted on the
     quoted on the London Stock                  New York Stock Exchange, or NYSE,
     Exchange, or LSE, under the symbol          under the symbol "ASL" and on the
     "ASN" and on the Ghana Stock                LSE under the symbol "ASND".
     Exchange, or GSE, under the symbol
     "AGC".

o    On  , 2003, the latest practicable     o    On  , 2003, the latest practicable
     date prior to the public                    date prior to the public
     announcement of this offering, the          announcement of this offering, the
     closing price for the ordinary              closing price for the GDSs quoted
     shares quoted on the LSE was US$ .          on the NYSE was US$ .

o    Applications have been made to the     o    Applications have been made to the
     UK Listing Authority and to the LSE         UK Listing Authority and to the LSE
     for the new ordinary shares to be           for the new GDSs to be admitted to
     admitted to (i) the Official List           (i) the Official List of the UK
     of the UK Listing Authority and             Listing Authority and (ii) trading
     (ii) trading on the LSE's market            on the LSE's market for listed
     for listed securities. Dealings in          securities. Dealings in the rights
     the rights to buy new ordinary              to buy new GDSs on the LSE are
     shares on the LSE are expected to           expected to commence on  , 2003.
     commence on  , 2003.

o    Application has been made to the       o    Application has been made to the
     GSE for the new ordinary shares to          NYSE to list the new GDSs. Dealings
     be traded on the GSE. Dealings in           in the rights to buy new GDSs on
     the rights to buy new ordinary              the NYSE are expected to commence
     shares on the GSE are expected to           on  , 2003.
     commence on  , 2003.

See "Risk Factors" beginning on page   to read about certain factors you should
consider before buying new ordinary shares or new GDSs.

Neither the Securities and Exchange Commission nor any US state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

If the rights are exercised in full (other than as to approximately % of the entitlements of our major shareholders, Lonmin plc and the Government of Ghana, who have already contractually agreed not to exercise these rights as consideration for the issuance by us of other exchangeable securities), up to
new ordinary shares will be issued by us and up to   new GDSs will be deposited
in our GDS program.

Assuming that all rights are exercised in full (excluding approximately % of the rights of Lonmin and the Government of Ghana), we will receive approximately US$ from the offering of the new ordinary shares and new GDSs (before the deduction of fees and expenses).

We expect to deliver the new ordinary shares and new GDSs purchased through the exercise of rights on , 2003 or as soon thereafter as checks have cleared.

TABLE OF CONTENTS
                                                                                               Page
                                                                                               ----
Presentation of Financial Information ......................................................     ii
Forward-Looking Information ................................................................    iii
Prospectus Summary .........................................................................      1
Risk Factors ...............................................................................      7
Use of Proceeds ............................................................................     14
Dividends ..................................................................................     15
Capitalization and Indebtedness ............................................................     16
Dilution ...................................................................................     17
The Rights Offering ........................................................................     18
Listing and Price History ..................................................................     32
Selected Financial Data ....................................................................     36
Management's Discussion and Analysis of Financial Condition and Results of Operation .......     39
Description of Business ....................................................................     71
Glossary of Defined Terms ..................................................................    118
Principal Shareholders .....................................................................    121
Management .................................................................................    123
Material Contracts .........................................................................    133
Certain Relationships and Related Party Transactions .......................................    142
Description of Our Regulations and Certain Provisions of Ghanaian Law ......................    143
Description of Our Share Capital ...........................................................    153
Description of Global Depositary Securities ................................................    155
Exchange Controls and Other Limitations Affecting Securityholders ..........................    162
Taxation ...................................................................................    163
Other Expenses of Issuance and Distribution ................................................    168
Where You Can Find More Information ........................................................    169
Enforceability of Civil Liabilities ........................................................    170
Validity of Securities .....................................................................    171
Experts ....................................................................................    172
Additional Information .....................................................................    173
Documents on Display .......................................................................    175
Index to Financial Statements ..............................................................    176

In this prospectus, references to "we," "us," "our," the "Group," the "Company" and "Ashanti" refer to Ashanti Goldfields Company Limited and its subsidiaries, except where it is clear from the context that such terms mean only Ashanti Goldfields Company Limited.


A separate prospectus has been prepared and circulated to the holders of our shares outside the US. That prospectus (which is available on the UK Listing Authority's document viewing facility) is not being circulated to holders of either our shares or GDSs in the US, but our directors are of the opinion that materially equivalent information has been provided in this document.

PRESENTATION OF FINANCIAL INFORMATION

We are a company incorporated under the laws of Ghana and all of our mining operations are located in Africa. We earn our revenues in US dollars and the majority of our transactions are in US dollars or based on US dollars. Our books of account are maintained in US dollars and our annual and quarterly financial statements are prepared under the historical cost convention and in accordance with accounting principles generally accepted in the United Kingdom, or UK GAAP. UK GAAP differs in significant respects from generally accepted accounting principles in the United States, or US GAAP. This prospectus includes our consolidated balance sheets as of December 31, 2001, 2000 and 1999, and the audited consolidated profit and loss accounts, cash flow statements and the reconciliation of movements in shareholders' funds for each of the years then ended, or our consolidated financial statements, and our unaudited consolidated balance sheet as of September 30, 2002 and the related consolidated profit and loss accounts and cash flow statements for each of the nine-month periods ended September 30, 2002 and 2001, or our interim financial information. Note 31 to our consolidated financial statements sets forth a reconciliation from UK to US GAAP of shareholders' equity as of December 31, 2001, 2000 and 1999 and the profit/loss attributable to shareholders for each of the years then ended and note 11 to our interim financial information sets forth a reconciliation of shareholders' equity as of September 30, 2002 and of profit/loss attributable to shareholders for each of the nine-month periods ended September 30, 2002 and 2001.

FORWARD-LOOKING INFORMATION

This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation," and "Description of Business," contains forward-looking information. In some cases you can identify forward-looking statements by phrases such as "in our view," "we cannot assure you," as well as by terminology such as "may," "will," "should," "expects," "intends," "plans," "objectives," "goals," "aims," "projects," "forecasts," "possible," "seeks," "could," "might," "likely," "enable," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other comparable terminology. These statements generally constitute statements of expectation, intent and anticipation and may turn out to be inaccurate.

We can give you no assurances that the results, including the actual production or commencement dates, construction completion dates, costs or production output or anticipated life of the projects and mines, projected cashflows, debt levels, and marked-to-market values of and cashflows from the hedgebook will not differ materially from the forward-looking statements contained in this prospectus. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause actual results to differ materially from those expressed in the forward-looking statements contained in this prospectus. These risks include those relating to leverage, gold price volatility, changes in interest rates, hedging operations, reserves estimates, exploration and development, mining, yearly output, power supply, Ghanaian political risks, environmental regulation, labor relations, general political risks, control by principal shareholders, Ghanaian statutory provisions, dividends and litigation. For example, future revenues from projects or mines will be based in part upon the market price of gold, which may vary significantly from current levels. Any variations, if materially adverse, may impact the timing or feasibility of the developments of a particular project or the expansion of specified mines.

Other factors that may affect the actual construction or production commencement dates, costs or production output and anticipated lives of mines include the ability to profitably produce and transport gold to applicable markets, the impact of foreign currency exchange rates, the impact of any increase in the costs of inputs, and activities by governmental authorities where such projects or mines are being explored or developed, including increases in taxes, changes in environmental or other regulations and political uncertainty. Likewise marked-to-market values of and cashflows from the hedgebook can be affected by, amongst other things, gold price volatility, US interest rates, gold lease rates and active management of the hedgebook.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events, except as required by law, or unless required to do so by the Listing Rules of the UK Listing Authority.

Actual events or results may differ materially from any forward-looking statement. In evaluating these statements you should specifically consider various factors including the risks outlined under "Risk Factors". Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

--------------------------------------------------------------------------------

PROSPECTUS SUMMARY

This summary highlights the material information contained elsewhere in this prospectus. You should read the entire prospectus carefully before deciding to buy our ordinary shares or GDSs. To facilitate an understanding of the descriptions of gold mining and the gold mining industry that appear in this prospectus, including descriptions of geological formations, exploration activities and mining processes, we have included a glossary of mining terms under the heading "Glossary of Defined Terms".

                 Ashanti Goldfields Company Limited

Our Business


We are engaged in the mining and processing of gold ores and the exploration and development of gold properties in Africa and in hedging activities in connection with our gold production. We have interests in major gold mines in Ghana, Guinea, Tanzania and Zimbabwe. For the first nine months of 2002, our gold production was 1.22 million ounces. In 2001, we produced a total of 1.66 million ounces of gold. As at December 31, 2001, we had proven and probable contained gold reserves of approximately 26.1 million ounces, before making any allowance for minority and joint venture interests.


We occupy a position of strategic significance within the Ghanaian economy. We are a major contributor of foreign exchange earnings to Ghana, Guinea, Tanzania and Zimbabwe. In addition, we are one of the largest companies listed on the Ghana Stock Exchange and a major employer, particularly in the Ashanti region of Ghana.

Our priority is to explore for, develop and operate gold mines in Africa and to remain a leading mining company in Africa, managed largely by Africans. We are currently focusing on developing the potential of our existing mines and increasing the efficiency of their operations. As part of this strategy, we are engaged in development projects to be completed over the next 18 months at three of our existing mines, Geita, Iduapriem/Teberebie and Siguiri, each of which will be funded from internal resources or through our revolving credit facility. At Geita and Iduapriem/Teberebie, processing throughput is planned to be increased by 40% and 50% respectively to between 5.6 million and 6.0 million tonnes per year and 4.0 million tonnes per year. At Siguiri, the current heap leach operation has a capacity of 9.0 million tonnes per year (with a metallurgical recovery of some 80%). It is planned to construct an 8.0 million tonnes per year CIP plant which will have a metallurgical recovery of some 93% and to continue to use the heap leach plant but at a reduced rate of around 1.5 million tonnes per year.

We also continue to explore consolidation opportunities in the gold sector. As a leading mining company operating solely in Africa we are offered the opportunity to participate in a number of projects and properties throughout Africa, such as the platinum group metal project in which we recently acquired an exploration interest. We will continue to review opportunities which have low entry costs and high expected returns and allow us to apply our technical expertise.

Our History

In 1897, an English company named Ashanti Goldfields Corporation Limited, or Ashanti Goldfields, was founded and began to develop a mining concession in the area of our current operations at Obuasi. Several years later, underground mining began at the site and has continued to the present. In 1969, Ashanti Goldfields became a wholly owned subsidiary of Lonrho Plc, now called Lonmin Plc, or Lonmin, a UK listed company which at that time had interests in mining, hotels and general trade in Africa. Following the Lonmin acquisition in 1969, the Government of Ghana acquired 20% of Ashanti Goldfields from Lonmin in exchange for the Government of Ghana's agreement to extend the term of Ashanti Goldfields' mining lease over the concession area.

In 1972, the Government of Ghana formed us as a Ghanaian company to take over the assets, business and functions formerly carried out by Ashanti Goldfields. The Government of Ghana then held 55% of our outstanding shares, with Lonmin holding the remaining 45%.


In 1994, as part of its divestiture policy, the Government of Ghana sold part of its holding in us in a global offering. In connection with that offering, we were reorganized as a Ghanaian public limited company. As at January 15, 2003, the Government of Ghana owned approximately 17.3% and Lonmin owned approximately 28.4% of our outstanding shares.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

In 1996, we expanded our operations through the acquisition of companies holding interests in the Ayanfuri, Bibiani, Iduapriem, Siguiri, and Freda-Rebecca properties, which were already or were subsequently developed as mines, and acquired an interest in what was then the Geita exploration concession in Tanzania. In 1998, we acquired SAMAX Gold Inc., the principal asset of which was the other part of the interest in the Geita exploration concession adjacent to our existing license area. In 1999 and 2000, we developed the Geita mine and in 2000 sold a 50% equity interest in it to AngloGold Limited. In 2000, we acquired our interest in the Teberebie mine, which is adjacent to the Iduapriem mine.

Through the period from the end of 1999 to June 2002, commencing with a sharp rise in the price of gold which led initially to a liquidity crisis, we were engaged in a process of financial restructuring with our banks, hedge counterparties and noteholders.

Recent restructuring

In June 2002, we completed a financial restructuring which involved:

o    entering into a new enlarged revolving credit facility of US$200 million;

o raising approximately US$41.8 million from the early exercise of 70.3% of our warrants (which were previously issued to some of our banks and hedge counterparties and which were exchangeable for our shares);

o    agreement with our hedge counterparties for continued margin-free trading;
     and

o raising US$75.0 million through the issue to our largest shareholder, Lonmin, of mandatorily exchangeable notes, or MENs, which convert into our ordinary shares upon the completion of this rights issue.

The Government of Ghana has a call option in respect of approximately US$28.4 million of these MENs. Lonmin and the Government of Ghana have both contractually agreed that the MENs represent approximately % of their entitlements under the rights issue and neither party will be exercising or dealing in this percentage of their rights.

Current trading and prospects


Our total gold production for the year ending December 31, 2002 is expected to exceed 1.57 million ounces, despite the shortfalls in gold production in the nine months ended September 30, 2002 at Obuasi and Siguiri.

At Obuasi, the mine's full year production target of 530,000 ounces at a cash operating cost per ounce of US$190 may be difficult to achieve due to the shortfall in production in the first nine months of 2002. At Iduapriem/Teberebie, we started commissioning of the CIL expansion in the fourth quarter of 2002 and anticipate that it will be completed by the end of the third quarter of 2003. The Bibiani mine experienced a slope failure on the western wall of the pit at the beginning of the fourth quarter of 2002. This is not expected to impact gold production materially but will add approximately
US$3 million to costs for the period until the end of the first quarter of 2003. At Siguiri, we have completed a feasibility study to assess the viability of converting the mine's processing plant to a hybrid combining CIP and heap leach and made a decision to proceed with the development project. It is scheduled to be completed in the first quarter of 2004. At the Geita mine, we anticipate that production will be lower for the three quarters beginning October 1, 2002, due to lower mined grades as waste stripping continues in cut 3 at Nyankanga.


                               The Rights Offering

We are issuing to our holders of ordinary shares transferable rights to buy new ordinary shares and, through The Bank of New York, our depositary and GDS rights agent, we are issuing to holders of our global depositary securities, or GDSs, transferable rights to subscribe for new GDSs.

The subscription price per new ordinary share (of no par value) held on our International Register and per new GDS is US$ .

We will offer up to   new ordinary shares in the rights offering, in the form
of ordinary shares or ordinary shares represented by GDSs.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

We expect to have up to   ordinary shares, in the form of ordinary shares or
ordinary shares represented by GDSs, issued and outstanding after completion of the rights offering and exchange of the MENs. This is an expected increase of up to approximately % based on the number of our ordinary shares currently in issue and assuming all rights are exercised under the rights offering (other than the rights agreed by Lonmin and the Government of Ghana not to be exercised by them).

The rights offering is conditional upon:

o admission of the new ordinary shares "nil paid" (meaning without the subscription price being paid up for the shares), and the transferable rights to subscribe for new GDSs, to the Official List of the UK Listing Authority and to trading on the London Stock Exchange, or LSE, by not later than 8.00 am, London time, on , 2003, or at such other time or date as we may agree, being not later than , 2003, and

o authorization for listing the transferable rights to subscribe for new GDSs on the New York Stock Exchange, or NYSE, by not later than 9.30 am, New
     York City time, on   , 2003, or at such other time or date as we may agree,
     being not later than   , 2003.

Detailed timetables of the rights offering with respect to ordinary shareholders and holders of GDSs appear in this prospectus under the heading "The Rights Offering".

Rights Offering to Holders of GDSs

Rights offering                    You have the right to buy   new GDSs for
                                   every   GDSs you own.

                                   We have arranged for our GDS depositary, The
                                   Bank of New York, to send to each record holder of GDSs a GDS rights certificate showing the number of new GDSs the record holder is entitled to buy.

GDS rights agent and               The Bank of New York.
depositary

Record date                         , 2003.

Ex-rights date                     9.30 am, New York City time, on  , 2003. If
                                   you sell or otherwise transfer all of your existing GDSs before 9.30 am, New York City time, on , 2003, you will not be entitled to participate in the GDS rights offering.

GDS subscription price             You will need to pay the GDS rights agent the
                                   GDS subscription price of US$  for each new
                                   GDS that you want to subscribe for. The GDS subscription price may only be paid in US dollars. Payment in US dollars must be made by certified check, bank draft drawn on a US bank or US postal or express money order, made payable to "The Bank of New York".

Exercise period                    From  , 2003 through 3.00 pm, New York City
                                   time, on  , 2003.


Trading period in the              From  , 2003 through  , 2003 (on the NYSE)
GDS rights                         and  , 2003 (on the LSE).

Rights expiration date             3.00 pm, New York City time, on  , 2003.

Unexercised GDS rights             New GDSs representing unexercised GDS rights
                                   or new ordinary shares underlying unexercised
                                   GDS rights may be sold through arrangements with . If they are sold at a price above the aggregate of the new GDS subscription price and expenses of sale (including any tax), any premium attributable to the unexercizing GDS holders will be paid to the depositary. The depositary will pay any amounts received by it, net of expenses and any tax, to unexercizing holders of GDS rights pro rata to their unexercised GDS rights.

Delivery If you exercise your GDS rights, the depositary will provide you with global depositary receipts evidencing your new GDSs as soon as practicable after , 2003.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Listing GDSs trade on the NYSE under the symbol "ASL". We expect the GDS rights will trade on the NYSE under the symbol " ".

                                   GDSs trade on the LSE under the symbol
                                   "ASND". We expect the GDS rights will trade on the LSE under the symbol "ASNDN".

US Information Agent

Toll-free Helpline Number

Rights Offering to Holders of Ordinary Shares on the International Register

Rights offering                    You have the right to buy   new ordinary
                                   shares for every   ordinary shares you own.

                                   A provisional allotment letter, or PAL, which accompanies this document, shows the number of new ordinary shares you are entitled to buy.

Ordinary share subscription        US$  per ordinary share, payable in US
price                              dollars.

Record date                         , 2003.

Ex-rights date                     8.00 am, London time, on  , 2003. If you sell
                                   or otherwise transfer all of your existing ordinary shares before 8.00 am, London time, on , 2003, you will not be able to participate in the ordinary share rights offering.

Exercise period                    From  , 2003 through 10.00 am, London time,
                                   on , 2003.

Trading period in the nil          From  , 2003 through  , 2003 on the LSE.
paid rights

Rights expiration date             10.00 am, London time, on  , 2003.

Unexercised ordinary share         New ordinary shares relating to unexercised
rights                             share rights or new GDSs representing
                                   unexercised share rights may be sold through arrangements with . If they are sold at a price above the aggregate of the ordinary share subscription price and expenses of sale
                                   (including any tax), any premium will be paid to the unexercizing holders of share rights pro rata to their unexercised ordinary share rights. (Note that Lonmin and the Government of Ghana, who have undertaken not to deal in or take up approximately % of their rights, will not have shares representing this percentage of their unexercised rights sold for their benefit.)

Registrar                          Capita IRG plc, Bourne House, 34 Beckenham
                                   Road, Beckenham, Kent, UK, BR3 4TU.

Delivery We expect to mail definitive certificates for new ordinary shares subscribed for pursuant to the exercise of ordinary share rights by
                                    , 2003.

Listing Ordinary shares trade on the LSE under the symbol "ASN ". We expect the share rights will trade on the LSE under the symbol "ASNN".

Information Agent

Helpline Number

Rights Offering in Ghana

The rights offering is being extended to holders of ordinary shares on the Ghanaian (Principal) register by means of a separate prospectus complying with Ghanaian securities laws. Holders of our shares on this register will also be sent a separate Ghanaian provisional allotment letter. Neither this document, nor the PALs or GDS rights certificates, will be sent to such holders. The offer to holders on the Ghanaian register will differ from this offer in that it will be made at a fixed price in cedis (the currency of Ghana) referable to

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

the US dollar offer price. Such fixed price is   cedis (which represented US$
on , 2003). The Ghanaian offer will constitute an offer of an aggregate of
ordinary shares and will remain open for   days after the offer set out in this
document closes (to compensate for timing delays with distribution of documents in Ghana).

Issued share capital


We are offering a total of up to   new ordinary shares in the form of ordinary
shares or GDSs. At January 15, 2003, we had 126,893,915 ordinary shares issued and outstanding (and one special rights redeemable preference share, or golden
share) and we expect to have a maximum of approximately   ordinary shares issued
and outstanding after completion of the rights offering. (This includes ordinary shares which will be issued on exchange of the MENs, and assumes full take up under the rights offerings other than in respect of the rights which Lonmin and the Government of Ghana have agreed not to take up.) This is an expected maximum increase of approximately % based on the number of our ordinary shares currently outstanding.


                Summary Consolidated Financial and Operating Data

The following summary consolidated financial data presented below as of December 31, 2001, 2000 and 1999 and for each of the years then-ended have been derived from our audited consolidated financial statements and the notes thereto that are included elsewhere in this prospectus. The summary consolidated financial data presented below as of December 31, 1998 and 1997 and for the years then-ended have been derived from our audited consolidated financial statements and the notes thereto that are not included in this prospectus. The summary historical financial data as of September 30, 2002 and for each of the nine-month periods ended September 30, 2002 and 2001 have been derived from our unaudited interim financial information included elsewhere in this prospectus. We encourage you to read this summary in conjunction with the more detailed information contained in the financial statements that appear in this prospectus, including notes to the financial statements. We prepare our consolidated financial statements in accordance with UK GAAP, which differs in certain significant respects from US GAAP.

                                                 12 Months     12 Months     12 Months     12 Months    12 Months
                                                to Dec. 31,   to Dec. 31,   to Dec. 31,   to Dec. 31,    to Dec.
                                                    2001          2000          1999          1998         1997
-----------------------------------------------------------------------------------------------------------------
                                                                     (in US$ millions except
                                                                 dividend and per share numbers)
PROFIT AND LOSS ACCOUNT DATA(1)
Amounts in accordance with UK GAAP:
   Group revenue                                   477.7         582.2         582.1         600.3        531.3
   Total revenue                                   554.4         582.2         582.1         600.3        531.3
   Group operating profit/(loss)                    76.6        (126.1)         17.2          90.3         78.9
   Total operating profit/(loss)                    96.8        (126.1)         17.2          90.3         78.9
   Profit/(loss) attributable to shareholders       62.7        (141.1)       (183.9)         40.7         53.7
   Earnings/(loss) per share(2)                     0.56         (1.25)        (1.64)         0.37         0.50
   Diluted earnings/(loss) per share                0.55         (1.79)        (1.76)         0.37         0.50
   Dividends per share - (US$)(3)                     --            --            --          0.10        0.325
                       - (cedi)(3)                    --            --            --           233          730
Amounts in accordance with US GAAP:
   Revenue                                         474.5         582.2         582.1         600.3        531.3
   Operating profit/(loss)                          61.4        (407.9)       (254.4)        (74.2)        58.5
   Net profit/(loss) before extraordinary
      items and cumulative effect of an
      accounting change                             33.1        (349.1)       (336.2)          7.3         45.3
   Net profit/(loss) before extraordinary
      items                                         65.4        (349.1)       (336.2)          7.3         45.3
   Net profit/(loss)                                65.4        (349.1)       (335.4)         12.1         48.2
Earnings per share (US$):
   Basic:
   Earnings/(loss) per share before
      extraordinary items and cumulative
      effect of an accounting change                0.30         (3.11)        (3.02)         0.07         0.42
   Cumulative effect of an accounting change        0.28            --            --            --           --
   Extraordinary items                                --            --          0.01          0.04         0.02
   Earnings/(loss) per share                        0.58         (3.11)        (3.01)         0.11         0.44
Diluted:
   Earnings/(loss) per share before
      extraordinary items and cumulative
      effect of an accounting change                0.29         (3.11)        (3.02)         0.07         0.42
   Cumulative effect of an accounting change        0.28            --            --            --           --
   Extraordinary items                                --            --          0.01          0.04         0.02
   Earnings/(loss) per share                        0.57         (3.11)        (3.01)         0.11         0.44

=================================================================================================================

                                                Nine Months   Nine Months
                                                to Sep. 30,   to Sep. 30,
                                                  2002(4)        2001
-------------------------------------------------------------------------
PROFIT AND LOSS ACCOUNT DATA(1)
Amounts in accordance with UK GAAP:
   Group revenue                                   352.3         348.8
   Total revenue                                   419.3         405.6
   Group operating profit/(loss)                    44.4          47.7
   Total operating profit/(loss)                    53.4          65.3
   Profit/(loss) attributable to shareholders       35.3          37.6
   Earnings/(loss) per share(2)                     0.30          0.33
   Diluted earnings/(loss) per share                0.30          0.33
   Dividends per share - (US$)(3)                     --            --
                       - (cedi)(3)                    --            --
Amounts in accordance with US GAAP:
   Revenue                                         372.5         350.1
   Operating profit/(loss)                         (61.3)        (14.2)
   Net profit/(loss) before extraordinary
      items and cumulative effect of an
      accounting change                            (92.2)        (47.6)
   Net profit/(loss) before extraordinary
      items                                        (92.2)        (15.3)
   Net profit/(loss)                               (92.2)        (15.3)
Earnings per share (US$):
   Basic:
   Earnings/(loss) per share before
      extraordinary items and cumulative
      effect of an accounting change               (0.79)        (0.43)
   Cumulative effect of an accounting change          --          0.29
   Extraordinary items                                --            --
   Earnings/(loss) per share                       (0.79)        (0.14)
Diluted:
   Earnings/(loss) per share before
      extraordinary items and cumulative
      effect of an accounting change               (0.79)        (0.43)
   Cumulative effect of an accounting change          --          0.29
   Extraordinary items                                --            --
   Earnings/(loss) per share                       (0.79)        (0.14)
=========================================================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                            As of      As of      As of      As of      As of      As of
                                           Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,   Sep. 30,
                                             2001       2000       1999       1998       1997      2002(4)
----------------------------------------------------------------------------------------------------------
                                                               (in US$ millions except
                                                             dividend and share numbers)
BALANCE SHEET DATA(1)
Amounts in accordance with UK GAAP:
   Total assets                              890.8      936.2     1,337.4    1,489.3    1,359.3     874.6
   Long-term borrowings                      300.6      358.5       423.2      414.3      491.5     262.4
   Net assets                                340.3      278.8       392.3      553.2      521.1     419.0
   Equity shareholders' funds                338.3      274.7       391.2      549.4      520.2     416.6
   Stated capital                            545.2      544.3       544.3      518.6      515.6     588.2
   Number of ordinary shares as adjusted
      to reflect changes in capital
      (million shares)                       112.1      112.4       111.4      108.7      108.4     116.8
Amounts in accordance with US GAAP:
   Total assets                              887.3      878.0     1,560.3    1,876.9    1,821.7     719.0
   Long-term borrowings                      300.6      358.5       445.2      431.3      487.3     261.1
   Net assets                                310.5      182.4       528.4      845.9      839.8     217.3
   Shareholders' equity                      308.5      178.3       527.3      842.1      838.9     214.9
==========================================================================================================

NOTES:

(1) Our consolidated financial statements are prepared in accordance with UK GAAP, which differs in certain significant respects from US GAAP. Details of the principal differences between UK GAAP and US GAAP relevant to us are set out in note 31 to our audited consolidated financial statements and in note 11 to our unaudited interim financial information which are included elsewhere in this prospectus.

(2) Based on profit after tax and minority interests and weighted average number of shares outstanding of 112.1 million shares for the 12 months to December 31, 2001, 112.4 million for the 12 months to December 31, 2000,
     111.4 million for the 12 months to December 31, 1999, 108.7 million for the 12 months to December 31, 1998, 108.4 million for the 12 months to December 31, 1997 and 116.8 million for the nine months ended September 30, 2002, and 112.1 million for the nine months ended September 30, 2001.

(3) No interim dividend was paid in respect of the year ended December 31, 2001, 2000, 1999 and 1998 (1997: US$0.125) or the nine-month period ended
     September 30, 2002. No final dividend was paid for 2001 (2000: Nil, 1999:
     Nil, 1998: US$0.10, 1997: US$0.20). The local currency equivalents have been converted at the then prevailing cedi exchange rates.

(4) Amounts shown in accordance with US GAAP as of and for the nine months ended September 30, 2002 reflect the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). The effects of adoption of SFAS 142 are discussed in note 31 to our consolidated financial statements and note 11 to our unaudited interim financial information.

--------------------------------------------------------------------------------

RISK FACTORS

Because we have significant amounts of debt, our ability to exploit new business opportunities and to avail ourselves of other funding options may be constrained.

We remain highly leveraged. In our recent restructuring US$218.6 million exchangeable notes and the balance of US$48 million of the previous credit facility were replaced by an enlarged US$200 million credit facility, of which US$157.0 million was drawn as of September 30, 2002, and US$75.0 million of mandatorily exchangeable notes, or MENs. The MENs will be treated as debt until their exchange into our ordinary shares. The MENs automatically exchange into our ordinary shares upon the completion of this rights offering. If our leverage remains high, the availability of other financing options will be limited, our business will be vulnerable to shortfalls in production and we may be unable to pursue other business opportunities including further development of our existing properties. In addition, because we have replaced the fixed interest rate existing notes with variable rate bank debt and because of the fees payable pursuant to the early exercise of some of our warrants, we are more exposed to an increase in general interest rates than before that replacement. Furthermore, we have given our lenders security interests over substantially all our assets. If they become entitled to enforce these interests, they may liquidate our assets without our consent.

Because our business is tied to the international market price of gold, and that price has been volatile in the recent past, our success may fluctuate based upon this price. Fluctuations of the gold price are not within our control.

Our profitability, viability, cash flow, ability to make capital expenditure and carry out expansion plans can be significantly affected by changes in the market price of gold as our revenues from mining are a product of gold production and price.

Historically, gold prices have fluctuated and are affected by numerous industry factors, such as sales and purchases of gold by central banks, demand for precious metals, forward selling by producers, and production and cost levels in major gold-producing regions. Moreover, gold prices are also affected by macroeconomic factors such as expectations for inflation, interest rates, currency exchange rates and global or regional political and economic situations.

The price of gold is affected by supply and demand factors. However, these factors may not influence the price of gold as markedly as they do in other commodity markets owing to non-market related sales by central banks. The potential supply of gold consists of new mine production plus existing stocks of bullion and fabricated gold held by governments, central banks, financial institutions, industrial organizations and individuals. The demand for gold stems from jewelry demand, investment and industrial uses.

The price of gold has on occasion been subject to rapid short-term changes because of a number of factors including actions taken by central banks and financial institutions, economic conditions, announcements made by and in respect of gold producers, movements in US interest and gold lease rates, fluctuations in the US dollar, movements in stock market indices, speculative activities and market concerns about peace and stability. If gold prices should decline below our cash costs of production and remain at such levels for any sustained period, we could determine that it is not economically feasible to continue the commercial production of gold.

The following table sets forth the annual high, low and average of the afternoon gold price fixed by the London Gold Market for the previous six years.


                                                            High   Low   Average
Year                                                         US$   US$     US$
--------------------------------------------------------------------------------
1997                                                        368    281     330
1998                                                        313    273     294
1999                                                        326    253     279
2000                                                        313    264     279
2001                                                        293    256     271
2002                                                        350    278     311


We conduct hedging operations to reduce the risk associated with gold price volatility, but there is a risk that our hedging strategy will not be successful.

Our hedging operations, which are intended to protect us against falling gold prices, may cause us to lose the benefit of an increase in the price of gold.

We engage in hedging transactions. We use various types of instruments in our hedging activities, which include forward sales, options, and lease rate swaps. We may not fully participate in increases in the spot price of gold on the portion of our production that is hedged.

The cash flows from and marked-to-market values of our hedge book canbe affected by factors such as the market price of gold, gold price volatility, US interest rates and gold lease rates, which are not under our control.

Our hedging agreements can be terminated in limited circumstances. This could require us to make substantial cash payments.

Our hedging transactions are now entitled to continuing margin-free trading arrangements. Any existing rights to call for margin have been canceled and we have agreed that, subject to limited exceptions, no new hedging agreements will benefit from rights to call for margin. If these provisions and others are breached by us, or if we are no longer in compliance with the hedge policy which is currently in place or if the hedge policy is amended other than with the approval of an appropriate majority of our hedge counterparties, then our hedge counterparties will have a right to terminate their hedging agreements with us. We cannot assure you that our affairs can be managed to prevent an event in the future which gives rise to the right of the hedge counterparties to terminate the hedging agreements.

Our hedging agreements also contain, among other things, events of default and termination events which could lead to early close-outs of our hedges. These include failure to pay, breach of the agreement, misrepresentation, default under our loans or other hedging agreements, bankruptcy, merger without assumption of our obligations and merger where the creditworthiness of the resulting, surviving or transferee entity is materially weaker than us. Our hedging agreements do not make express provisions for who would determine whether the creditworthiness of the resulting, surviving or transferee entity in a merger was materially weaker than us or the factors that would be taken into consideration in such a determination. If we and the relevant hedge counterparty or counterparties were unable to agree in this respect, the issue would be decided by a court or arbitrator applying English law.

In the event of an early termination of our hedging agreements, the cash flows from the affected hedge instruments would cease and we and the relevant hedge counterparty would settle all of our obligations at that time. In that event, there could be a lump sum payment to be made either to or by us. The magnitude and direction of such a payment would depend upon, among other things, the characteristics of the particular hedge instruments that were terminated and the market price of gold and gold price volatility, US interest rates and gold lease rates at the time of termination. If we were required to make a sufficiently large payment, it could materially adversely affect our financial condition.

If the negative marked-to-market value of the Geita hedgebook exceeds a specified level, we will not be able to receive any cash from the Geita joint venture.


Our Geita joint venture also engages in hedging transactions in respect of production from the Geita mine. This hedging is carried out on a margin-free basis. However, if at any time the aggregate marked-to-market value of the Geita hedge book exceeds US $132.5 million (negative), then we will be restricted from receiving cash from the joint venture until the marked-to-market value reduces below that threshold. The hedging arrangements also provide for events of default and termination events which could lead to early close-outs or lead to a default in Geita's US$135.0 million project finance facility. The threshold of US $132.5 million will increase during the life of the Geita facility as principal repayments are made and additional coverage becoming available under the political risk insurance.


Our reserve estimates may be revised downward in the future, as a result of re-assessment or because of a fall in the price of gold, which would materially harm our business.

We have prepared the ore reserve figures presented in accordance with industry practice. However, these figures are estimates and there is a risk that the indicated amount of gold might not be recovered. Reserve estimates may require revisions based on, among other things, actual production experience, changes to mining methods or processing techniques and changes in costs. Further, a decline in the market price of gold may render ore reserves containing relatively lower grades of gold mineralization uneconomical to recover and could ultimately result in a restatement of our reserves. In recent years, we have restated our reserves as a result of the decrease in the gold price. There is a risk that we will have to restate our reserve estimates in the future as a result of further decreases in the gold price or increases in costs. A downward restatement of reserve estimates could have a negative impact on the lives of our mines, future production levels which in turn could reduce future income and our earnings.

Gold exploration is frequently unsuccessful, so we may not be able to discover and exploit new reserves to replace those we are currently mining.

To maintain gold production into the future beyond the life of the current reserves or to increase production materially above planned levels, we will be required to discover further reserves. Exploration for gold is speculative in nature, involves many risks and frequently is unsuccessful. Any gold exploration program entails risks relating to the location of economic orebodies, the development of appropriate metallurgical processes, the receipt of necessary governmental permits and the construction of mining and processing facilities at any site chosen for mining. There is a risk that our exploration efforts will not result in the discovery of gold mineralization or that any mineralization discovered will not result in an increase of our reserves. If we develop our reserves, it can take a number of years and substantial expenditures from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. There is a risk that we will not be able to fund future expenditure through debt or equity issues for major developments to maintain production levels in future years. Our current proven and probable contained gold reserves as at December 31, 2001 were approximately
26.1 million ounces, prior to making allowance for minority and joint venture interests. There is a risk that our exploration programs will not result in the replacement of current production with new reserves, or that our development programs will not be able to extend the life of our existing mining operations or result in any new commercial mining operations.

Our mines are subject to environmental and geological risks which could shut down our operations.

The business of gold mining is subject to risks, including environmental hazards (which could occur, for example, on the collapse of a tailings dam), geological uncertainties and operating issues (for example, the collapse of a pit wall as occurred at Obuasi and the collapse of the slope in the pit wall as occurred at Bibiani), industrial accidents, discharge of toxic chemicals (such as cyanide), fire, earthquakes and extreme weather conditions. At Obuasi, we are heavily reliant on the availability of the KMS shaft and to a lesser extent KRS and GCS shafts. Any serious damage to these shafts or any major mechanical failure would have a significant impact on our revenues and any repair work could also require significant expenditure. Any of these hazards could delay production, increase production costs and result in liability for us.

We may sustain expenses related to mining risks that either exceed the values of, or are outside the scope of, our current insurance policies.

We insure against certain risks of mining and processing. Our ability to continue to obtain insurance at an economic price is largely dependent on the state of the insurance market. Our insurance has monetary limits on the amount that can be claimed and the deductibles. We may not be able to maintain the current level of deductibles and may not be able to cover certain types of risk currently insured. We do not currently insure against non-accidental and some other environmental liabilities and are not able to obtain insurance for some movements of bullion. We may become subject to liability for pollution or other hazards against which we have not insured or cannot insure, including those in respect of past mining activities. Additionally, a large proportion of our insurance, including our main Property and Business Interruption policy, is placed in, and re-insured with, the African insurance market. These insurers may not have the same financial resources as our European or American insurers and so may not be able to pay a large claim in full. Additionally, if a Ghanaian insurance company was to become insolvent, then due to provisions of the Ghanaian insurance and insolvency laws, we may not be able to take full advantage of re-insurance placed in respect of our policies.

Because we use mining contractors, we may face delays or suspensions of mining activity that are beyond our control.

We use mining contractors to mine and deliver ore to the processing plants at a number of our mines. We do not own all the mining equipment at these sites. We may face disruption and incur costs and liabilities in the event any of the mining contractors has financial difficulties or should we encounter a dispute in renegotiating a mining contract or a delay in replacing an existing contractor.

Our actual gold production may be below target in any given year as a result of any one or more of numerous factors beyond our control.

Our gold production in any year will be affected by a number of factors, including:

o    our ability to produce the required tonnages of ore;

o    the grade and type of ore available to be mined;

o    our ability to control the grade of ore;

o    the amenability of the ore to processing methods;

o    our ability to obtain the required recovery from processing;

o    availability of power;

o disturbances affecting mining and processing (such as industrial strikes, fire, drought, floods and disturbances in fuel supply); and

o    delays in procurement of supplies and equipment and equipment failure.

In the past our annual gold production has been affected by these and other factors and, as a result, there is a risk that we will not be able to produce at budgeted levels in any financial year. In particular, a shortage of rainfall may impact on power supplies and also lead to insufficient water to maintain full production at our plants. Heavy rainfall, on the other hand, can adversely impact our heap leach operations, including those at Siguiri. We might also lose some gold through theft by employees and others. Production could be severely disrupted by the breakdown of, or where unscheduled maintenance is required on, certain items of mining or processing equipment.

Our power supplies are unreliable and have on occasion forced us to halt or curtail activities at our mines.

Substantial portions of our mining operations in Ghana are dependent for their electricity supply on hydroelectric power supplied by the Volta River Authority, or VRA, an entity controlled by the Government of Ghana, although we also have access to VRA electricity supply from a recently constructed smaller thermal plant. The VRA's principal electricity generating facility is the Akosombo Dam and during periods of below average inflows from the Volta reservoir electricity supplies from the Akosombo Dam may be curtailed, as occurred in 1998. In addition, this electricity supply has been subject to voltage fluctuations, which can damage our equipment. Other than short-term stand-by generators, which are not sufficient to allow us to continue mining operations, we have no means of obtaining alternative power in the event of a supply shortage from the VRA. The VRA also obtains power from neighboring Co^ te d'Ivoire, which has recently experienced some political instability and civil unrest. These factors may cause interruptions in our power supply or result in increases in the cost of power even if they do not interrupt supply.

Our mining operations in Guinea and Tanzania are dependent on power supplied by outside contractors and for supplies of fuel being delivered by road. Our power supply has been disrupted in the past and we have suffered resulting production loss as a result of equipment failure. At Geita we entered into agreements under which Rolls-Royce agreed to supply power to the mine and to sell generators to Geita and operate them. From inception, the generators proved unreliable, resulting in disruptions to the Geita operations and causing us to rely on Rolls-Royce's provision of alternative power generation, at their cost.

AIDS poses risks to us in terms of productivity and costs.

The incidence of AIDS in Africa poses risks to us in terms of potentially reduced productivity. The exact extent to which our workforce is infected is not known. Significant increases in the incidence of AIDS infection and AIDS-related diseases among members of our workforce in the future could adversely impact our operations and financial condition.

If Ghana's recent political and economic stability ends, our assets may be nationalized or our business may otherwise be harmed.

We are a Ghanaian company. Our principal operations and headquarters are in Ghana and a substantial portion of our gold production is mined in Ghana. Although political conditions in Ghana have been stable in comparison with those in many other African states, it has a history of instability in both the economy and the political system. Although presidential and parliamentary elections were conducted under the present constitution in 1992, 1996 and 2000, the possibility that a Ghanaian government may adopt substantially different policies in the future, which might extend to the renationalization of privatized assets and the adverse modification of the regulatory or fiscal regime governing mining companies in Ghana, cannot be ruled out.

Several other countries in Africa in which we operate are currently politically and economically unstable, which may result in sudden, unpredictable change that may be harmful to our business.

Outside Ghana, we are actively engaged in exploration projects throughout Africa and in mining and exploration projects in Zimbabwe, Tanzania, Guinea and the Democratic Republic of Congo. These countries may offer relatively high risk of political and economic instability. In these countries, government policy may be unpredictable, and the institutions of government may be unstable and may be subject to rapid and not necessarily peaceful change. Our activities in these countries might also be adversely affected by any sanctions against the country, new rules against foreign investors and worker unrest as a result of any political change. At the moment Zimbabwe is going through substantial political upheaval and economic difficulties. This upheaval may also affect us in another way. Over the last year our price realized on the sale of gold from our Freda-Rebecca mine to the Government of Ghana was substantially higher than the prevailing market price due to a price support mechanism set by the Government of Zimbabwe. If this price support mechanism were withdrawn or substantially reduced, the financial results of our Freda-Rebecca mine would be harmed. Due to conflict in the Democratic Republic of Congo, we are currently unable to access our mine site there.

Because several of our mines are located in countries which are either currently politically unstable, such as Zimbabwe, or which lack a long tradition of political stability, we face the risk that our property and equipment may be damaged or destroyed by general civil unrest or by sabotage, whether directed at us or not.

Any existing or new mining project carried on by us outside Ghana will be subject to various national and local laws, policies and regulations governing the prospecting, developing and mining of mineral resources, taxation, exchange controls, employee relations, health and safety, the environment and other matters. Any investment by us outside Ghana will also require approval under Ghanaian exchange control regulations. Any necessary permits, authorizations and agreements to implement planned projects, to remit monies and to maintain foreign currency in offshore accounts may not be obtained under conditions or within time frames that make such plans economical. Also, applicable laws or the governing political authorities may change, having a material adverse effect on us.

If current environmental regulations are made more stringent, we may incur expenses associated with remediation or may be prohibited from mining in some areas.

The countries in which we operate do not currently have fully developed systems of environmental regulation. These countries may adopt more stringent regulations in the future which could adversely affect our operational flexibility and costs. Additionally, we could be required to provide for reclamation in the form of a cash deposit or financial guarantee, as we have had to do at our Ghanaian mines, or new environmental rules could restrict us from mining certain areas, particularly mining in designated forest areas. Furthermore, our lenders are increasingly requiring us to comply with higher international environmental standards and practices.

If labor strikes are held again by our workforce or the workforce of our mining contractors, our business will be harmed.

We and our mining contractors rely to a large degree on a unionized work force. In 1999 we experienced strikes at our Obuasi mine, and in 2000 at our Freda-Rebecca mine, and there is a risk that strikes or other types of conflict with unions or employees may occur in the future.

Our principal shareholders have substantial control over us, which they may exercise in their own interests as opposed to those of all shareholders.

Approximately 28.4% of our current issued share capital is held by Lonmin and approximately 17.3% is held by the Government of Ghana. The Government of Ghana also has a veto right in respect of some specified changes regarding us. If Lonmin and the Government of Ghana vote in the same manner on any matter requiring approval of a simple majority of the outstanding ordinary shares, they will materially influence whether that matter will be approved or defeated. In addition, Lonmin and the Government of Ghana may be able to prevent any take-over of us. The interests that the Government of Ghana may seek to protect may at times differ from those of our other shareholders.

Additionally, through the Ghanaian Mining Law, the Government of Ghana has the power to object to any person becoming or remaining a "shareholder controller," "majority shareholder controller" or an "indirect shareholder controller" of us if they consider that the public interest would be prejudiced. Relations with the Government of Ghana were strained during the period of our liquidity crisis in late 1999 and early 2000. The Government of Ghana has had substantial influence over and continues to take a keen interest in us.


Following exchange of the MENs and as a result of outstanding put options entered into by Lonmin with warrantholders who agreed to exercise their warrants for our ordinary shares, there is a possibility that (if there is no take-up of rights under the rights issue) Lonmin's shareholding could rise to a maximum of approximately 37.0%. We have also entered into undertakings with Lonmin restricting our ability to complete some share issues without shareholder approval and restricting our ability to effect this rights issue at more than US$5.40 per share or, if the rights issue is effected at less than US$5.40 per share, at more than a 5% discount to the then-current market value of an ordinary share.


Following this rights issue, our directors will only have a maximum of   of our
ordinary shares authorized for issuance without the need for prior approval of our shareholders by means of a special resolution. To pass a special resolution, it must be approved by holders of three quarters of the shares voted on it.

If we are unable to attract and retain key personnel our business may be harmed.

Our ability to operate our mines and to explore our portfolio of mineral rights will depend upon the skills and efforts of a small group of management and technical personnel, including Sam Jonah, our Chief Executive and Group Managing Director. Factors critical to retaining our present staff and attracting additional highly qualified personnel include our ability to provide these individuals with competitive compensation arrangements and other benefits. If we are not successful in attracting highly qualified individuals in key management positions, or if we lose any of our key personnel, our business may be harmed. We do not maintain "key man" life insurance policies on members of our executive team.

The Ghana Company Law which regulates our activities and the Ghanaian courts that enforce this law may not yield results predictable by the standards of English or US law and these results may harm our business.

We are a Ghanaian company and thus regulated by Ghana law and subject to the jurisdiction of the Courts of Ghana. Although this law is based substantially on English company law, the decisions of the English Courts may not be followed in reaching the judgment of an issue in Ghana. In early 2000, a legal action was commenced against us with a view to a general meeting being convened at short notice so as to replace the then board of directors, an injunction was also sought to prevent us from, among other things, entering into a US$100 million bank financing. Although initial orders made by the Ghanaian High Court to convene an extraordinary general meeting and the grant of an injunction prohibiting us from entering into the bank financing were later withdrawn, rescinded and revoked by the Court, we cannot guarantee that a similar action might not be brought in the future. In the event that another similar action is brought, we cannot guarantee you that we will be able to defend it successfully.

If currently pending securities litigation in the US is resolved against us, our business will be harmed if we are forced to pay substantial sums in compensatory and punitive damages.

We are subject to litigation, including a consolidated class action lawsuit pending in the US alleging misstatements and non-disclosures in connection with SEC filings and other public statements made in 1999 concerning our hedging program. The plaintiffs are seeking unspecified damages. These matters may adversely affect our business and financial condition. The outcome of this litigation may not be known for some time.

Our ability to obtain desirable mineral exploration projects in the future will be adversely affected by competition from other exploration companies.

In conducting our exploration activities, we compete with other mining companies in connection with the search for and acquisition of properties producing or possessing the potential to produce gold. Many of these companies have significantly greater resources than us. Existing or future competition in the mining industry could materially and adversely affect our prospects for mineral exploration and success in the future.

We have not paid dividends for the last several years and may not do so in the future.

We did not pay dividends with respect to the financial years 1999, 2000 or 2001, and we currently have a substantial deficit on distributable reserves. In light of this deficit, we do not anticipate paying dividends for the foreseeable future.

In some cases, The Bank of New York may not make subsequent rights offerings or other distributions to GDS holders.

If we make a subsequent rights offering to holders of securities, The Bank of New York may make these rights available to you after we instruct it to do so and provide it with evidence that it is legal to do so. If we fail to do this and The Bank of New York determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case, you may receive no value for them.

Additionally, The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any GDS holder and we have no obligation to take any other action to permit a distribution. This means that you may not receive the distribution we make on ordinary shares or any value for it if it is illegal or impractical for us to make them available to you.

The consolidated net tangible book value of each ordinary share is substantially lower than the rights offering price.

The rights offering price is substantially higher than the consolidated net tangible book value per share after this rights offering. If you purchase our ordinary shares in this rights offering, you will experience immediate and substantial dilution in consolidated tangible book value per share with regard to your new investment. The ordinary shares owned by existing shareholders will receive an increase in the consolidated net tangible book value per share. Based on the rights offering price of US$ per share, the dilution to investors in this rights offering will be approximately US$ per share.

It may be difficult for you to effect service of process and enforce legal judgments against us or our affiliates.

We are incorporated in Ghana and our directors and senior executives other than two non-executive directors are not residents of the United States. Virtually all of our assets and the assets of those persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon those persons or us, although we have submitted to the jurisdiction of New York State and the United States federal courts sitting in New York City.

The principal statute governing proceedings before the Ghanaian courts is the Courts Act, 1993, which includes provisions relating to the enforcement of foreign judgments in Ghana. Under the Courts Act, it is possible to enforce a judgment obtained outside Ghana if, among other things, the courts of the country in which the judgment was given have been specifically recognized for the purposes of the Courts Act. The courts of the United States are not recognized for the purposes of the Courts Act. Apart from the legislative provisions, at common law a judgment obtained outside Ghana, not registrable under the Courts Act, may be enforced by bringing an action in Ghana based on that judgment. In that case, the right to bring the action would not depend on whether or not the foreign court in which the judgement was given has been specifically recognized under the Courts Act. However, we have been advised by our Ghanaian counsel that the Ghanaian courts would not directly enforce any judgment obtained before a court in the United States. A separate action must be brought before the Ghanaian courts in order to give effect to a United States judgement. Furthermore, it is doubtful whether you could bring an original action based on United States Federal securities laws in a Ghanaian court.

USE OF PROCEEDS

Assuming full take up of the rights offering (other than as to approximately % of their rights by Lonmin and the Government of Ghana, who have contractually committed not to take up these rights), we expect the net proceeds to us from the offering to be a maximum of US$ after deducting estimated offering expenses of US$ . We plan to use the net proceeds from this offering inititally to repay borrowings under our new US$200.0 million five year revolving credit facility dated June 28, 2002 and/or to repay in whole or in part several other loan facilities under which our subsidiaries Ghanaian-Australian Goldfields Limited and Teberebie Goldfields Limited are borrowers. On September 30, 2002, borrowings outstanding under the revolving credit facility were US$157.0 million. We have used these borrowed funds to refinance previously existing indebtedness. Interest accrues on amounts outstanding under the revolving credit facility for the first two years at the London Interbank Offer Rate plus 175 basis points (becoming 200 basis points after two years). We would use any additional net proceeds to finance exploration and development activities and to fund working capital requirements by re-drawing our revolving credit facility. We will only receive proceeds, however, to the extent that the share rights and the GDS rights are exercised or through the sale of new GDSs or new ordinary shares representing unexercised GDS or share rights.

DIVIDENDS

We are continuing to strengthen our financial position. However, we are unable to consider paying dividends until we have positive reserves on our balance sheet as determined under Ghanaian law. Our individual company accounts currently show a substantial deficit. Unless we are able to restructure our balance sheet, we will not be able to pay dividends in the foreseeable future.

The new ordinary shares and new GDSs, when issued and fully paid, will rank equally in all respects with the existing ordinary shares and GDSs, respectively, including the right to receive any dividends or other distributions made, paid or declared after the date of this prospectus.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization and indebtedness computed in accordance with UK GAAP, as of September 30, 2002: (i) on an actual basis and (ii) as adjusted for the rights offering and the application of the estimated net proceeds of US$ as described above under "Use of Proceeds."

You should read this information in conjunction with "The Rights Offering," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Our Share Capital."

                                                        As of September 30, 2002
                                                          Actual      Pro forma
---------------------------------------------------------------------------------
                                                        (amounts in US$ millions)
Short-term debt (including current maturities)(1)             6.7
---------------------------------------------------------------------------------
Long-term debt (excluding current maturities)
   US$200.0 million revolving credit facility(2), (4)       157.0
   Project finance loans(3)                                  21.8
   MENs                                                      75.0
   Other loans and overdrafts(1)                             12.4
---------------------------------------------------------------------------------
Total long-term debt                                        266.2
---------------------------------------------------------------------------------
Total debt                                                  272.9
---------------------------------------------------------------------------------
Capital and reserves
   Stated capital                                           588.2
   Reserves                                                (171.6)
---------------------------------------------------------------------------------
Equity shareholders' funds                                  416.6
---------------------------------------------------------------------------------
Total capitalization                                        689.5
=================================================================================

Amounts exclude unamortized issue costs.

Indebtedness excludes our 50% share of the US$113.4 million non-recourse Geita project finance loan.

Security

(1) Of the short term debt and other loans totaling US$19.1 million, US$6.4 million is secured over certain of our assets.

(2) The lenders under the revolving credit facility, or RCF, have security over all the hedging contracts entered into by ATS and GTS, gold refining and purchasing agreements, insurance contracts, gold in transit and bank accounts.

     Security has also been granted over substantially all the assets of Ashanti Goldfields Company Limited and Ashanti Goldfields (Bibiani) Limited located in Ghana including the mining leases relating to the Obuasi and Bibiani mines. We have also agreed to use our best endeavors to give security over our shares in Cluff Resources Limited, which owns the Geita Mine. In addition, we have effected a political risk insurance policy, or PRI, of up to US$131.0 million in relation only to Ghana for the benefit of the lenders who, prior to the closing of syndication, elected to take the benefit of PRI.

(3) The project finance loans are secured by fixed and floating charges over the related project assets.

Guarantees

(4) The RCF is guaranteed jointly and severally by us (as parent), Ashanti Treasury Services Limited, Geita Treasury Services Limited, Societe Ashanti Goldfields de Guinee S.A., and Ashanti Goldfields (Bibiani) Limited.

DILUTION

Our unaudited consolidated net tangible book value as of September 30, 2002 was US$416.6 million, or US$3.29 per ordinary share. Consolidated net tangible book value per share represents the total amount of our consolidated tangible assets reduced by the amount of our consolidated liabilities and divided by the number of ordinary shares outstanding on September 30, 2002. Our consolidated net tangible book value at September 30, 2002 after giving effect to the sale of ordinary shares, or their GDS equivalents, in this rights offering and exchange of the MENs at a price of US$ per ordinary share, and after deducting estimated offering expenses, would be US$ million, or US$ per share. This represents an immediate increase in pro forma net tangible book value of US$ per ordinary share to existing shareholders and an immediate dilution of US$ per ordinary share to purchasers of ordinary shares or GDSs in this offering.

Assuming all existing shareholders exercise 100% of their share or GDS rights (other than Lonmin and the Government of Ghana in respect of % of their rights), there will be no dilution per share to existing shareholders.

Dilution per share represents the difference between the price per share to be paid by new investors for the ordinary shares, or GDS equivalents, sold in this offering and the pro forma consolidated net tangible book value per share immediately after this offering and exchange of the MENs. The following table illustrates this per share dilution:

Price per share in this rights offering

Consolidated net tangible book value per share as of September 30, 2002

Increase in consolidated net tangible book value per share attributable to investors in this offering

Consolidated net tangible book value per share after this offering

Dilution per share to new purchasers in this offering

The following table presents the differences between the total consideration paid to us by investors purchasing ordinary shares and GDSs in this offering and the average price per share paid by shareholders:

                             Shares Purchased   Total Consideration   Avg. Price/
                             Number   Percent    Amount    Percent       Share
---------------------------------------------------------------------------------
Shareholders
Investors in this offering
---------------------------------------------------------------------------------
Total
=================================================================================

Between January 1, 1998 and the present, our directors and officers acquired our ordinary shares upon exercise of outstanding share purchase options at a weighted share purchase option exercise price of US$ .

Existing shareholders who do not subscribe to this offering will experience dilution. The following table illustrates that dilution for a shareholder holding 1% of our share capital prior to this offering:

Shareholding prior to this rights offering                                    1%

Shareholding following this rights offering                                    %

THE RIGHTS OFFERING

The discussion that follows is divided into four sections. The first section concerns subscription by holders of GDSs. The second section concerns subscription by holders of ordinary shares. The third section concerns exchange privileges. The last section concerns employee share plans. In this discussion, unless we state otherwise, references to global depositary securities, or GDSs, include direct registration statements in respect of those GDSs.

Introduction

We are offering up to new ordinary shares, in the form of new ordinary shares or new GDSs, in a pre-emptive rights offering to holders of our ordinary shares on our International Register and holders of our GDSs. The subscription price per new ordinary share (of no par value) held on our International Register and per new GDS is US$ .

We will, through our depositary and GDS rights agent, The Bank of New York, make available to holders of GDSs transferable rights to subscribe for new GDSs. The Bank of New York will send holders of record of GDSs transferable GDS rights certificates evidencing GDS rights and instructions relating to the exercise of these GDS rights. We will send eligible holders of ordinary shares (including those whose registered addresses are in the United States) a transferable provisional allotment letter, or PAL, evidencing ordinary share rights. Holders of GDSs or ordinary shares on , 2003 will be eligible to participate in the rights offering.

We expect that GDS rights certificates will be sent to holders of record of GDSs, and PALs will be sent to eligible holders of ordinary shares, on or about
  , 2003.

Position of Lonmin and the Government of Ghana

Lonmin and the Government of Ghana have contractually agreed not to take up or deal in approximately % of the rights offered to them in connection with the rights issue. Lonmin was issued with US$75.0 million of mandatorily exchangeable notes, or MENs, in connection with our recent financial restructuring. The Government of Ghana has a call option in respect of approximately US$28.4 million of those MENs. The MENs will automatically convert into of our ordinary shares upon completion of the rights issue, at the rights issue price of US$ . Lonmin and the Government of Ghana agreed at the time of the issue of the MENs that the MENs represented their entitlements under this rights issue to the extent that the number of shares offered to them under this offering equaled the number of shares to be issued to them on exchange of the MENs. Therefore, as the number of shares offered to Lonmin and the Government of Ghana under the rights issue (in accordance with their pro rata entitlements) is slightly larger than the number of shares into which the MENs exchange, Lonmin and the Government of Ghana are entitled to take up or otherwise deal in approximately % of their rights issue entitlements.

Subscription by Directors

Our directors intend to take up an aggregate of % of their entitlements to new ordinary shares in respect of their own beneficial holdings of ordinary shares.

Rights Offering in Ghana

The rights offering is being extended to holders of ordinary shares on the Ghanaian (Principal) register by means of a separate prospectus complying with Ghanaian securities laws. Holders of our shares on such register will also be sent a separate Ghanaian provisional allotment letter. Neither this document, nor the PALs or GDS rights certificates, will be sent to such holders. The offer to holders on the Ghanaian register will differ from this offer in that it will be made at a fixed price in cedis (the currency of Ghana) referable to the US dollar offer price. Such fixed price is cedis (which represented US$ on , 2003). The Ghanaian offer will constitute an offer of an aggregate of ordinary shares and will remain open for days after the offer set out in this document closes (this is to compensate for timing delays with distribution of documents in Ghana).

Issued share capital


We are offering a total of up to new ordinary shares in the form of ordinary shares or GDSs. At January 15, 2003, we had 126,893,915 ordinary shares issued and outstanding (and one special rights redeemable preference share, or golden
share) and we expect to have a maximum of approximately   ordinary shares issued
and outstanding after completion of the rights offering. (This includes ordinary shares which will be issued on exchange of the MENs and assumes full take up under the rights offerings other than in respect of the rights which Lonmin and the Government of Ghana have agreed not to take up.) This is an expected maximum increase of approximately % based on the number of our ordinary shares outstanding at , 2003.

Subscription by holders of GDSs

This section applies to you if you hold GDSs. If you are a holder of ordinary shares see "Subscription by Holders of Ordinary Shares" below.

The timetable below lists certain important dates relating to the rights offering to holders of GDSs, which may be adjusted upon public notice to the NYSE, the LSE, the GDS rights agent and, where appropriate, to our GDS holders.

All times referred to in this timetable and this section are New York City times unless stated otherwise.

Record date for GDS rights                                                12.00am on     , 2003

GDS rights certificates sent to eligible GDS holders                   Commencing on     , 2003

GDS ex-rights date                                                         9.30am on     , 2003

Trading in GDS rights on the NYSE commences                                9.30am on     , 2003

Trading in GDS rights on the LSE commences                                 8.00am on     , 2003
                                                                         London time

Latest time for exchanging GDS rights for share rights                    12.00pm on     , 2003

Trading in GDS rights on the NYSE ends                                     5.00pm on     , 2003

Trading in GDS rights on the LSE ends                              Close of Business     , 2003
                                                                         London time

Latest time to complete a transfer of an GDS right on the books
   of the GDS rights agent                                                 2.15pm on     , 2003

GDS rights expiration date (latest time for acceptance and
   payment and delivery of a notice of guaranteed delivery)                3.00pm on     , 2003

Latest date for delivery of GDS rights certificate pursuant to a
   notice of guaranteed delivery                                           3.00pm on     , 2003

Expected date for evidencing new GDSs                                  Commencing on
                                                                            or about     , 2003

The eligible holders of GDSs may subscribe for new GDSs representing new ordinary shares as follows:

GDS rights record date

The record date for determining those holders of GDSs who are eligible to participate in the GDS rights offering is 12.00am on , 2003. This date was announced on , 2003.

GDS rights certificates

GDS rights are evidenced by transferable GDS rights certificates. The GDS rights agent, The Bank of New York, will mail the GDS rights certificate together with a letter of instructions and this prospectus on or about , 2003, to all holders of record of GDSs.

Every   GDSs held of record on the GDS rights record date will entitle the
holder to   GDS rights. The holder of one GDS right is entitled to subscribe for one new GDS at the GDS subscription price.

The GDS rights are to be issued under the terms of a rights agency agreement relating to the rights offering between us and The Bank of New York. The Bank of New York is the GDS rights agent and the depositary for the GDSs. We have filed copies of both the GDS deposit agreement and the rights agency agreement as exhibits to this document and copies are available for inspection at the offices of The Bank of New York at .

If you lose your GDS rights certificate, please call The Bank of New York on . All other inquiries in relation to the GDS rights certificate or the rights
offering in relation to GDS rights should be addressed to   on  .

GDS ex-rights date

If you sell or otherwise transfer, or have sold or otherwise transferred, all of your existing GDSs between 12.00am on , 2003 and 9.30am on , 2003, (the GDS ex-rights date), you will not be entitled to participate in the GDS rights offering. The purchaser or transferee of your GDSs between 12.00am on , 2003 and 9.30am on , 2003 is entitled to participate in the rights offering in your place. Therefore, please send this document and accompanying documentation immediately to the purchaser or transferee or to the bank, broker or other agent through whom you sell or transfer, or have sold or transferred, your GDSs for delivery to the purchaser or transferee.

GDS rights agent

The Bank of New York, the depositary for our GDSs, is acting as GDS rights agent to accept subscriptions for new GDSs.

Fractional entitlements

The GDS rights agent will not allot GDS rights for fractions of new GDSs in making the initial allocations of GDS rights. These fractional GDS rights will be aggregated and the new GDSs or new ordinary shares underlying these GDS rights will be sold in the market through an arrangement with . If the GDSs/ordinary shares are sold at a price which, net of the expenses of sale, including any tax, is above the ordinary share subscription price, any premium will be paid to the GDS rights agent. The GDS rights agent will forward such premium for payment to each GDS holder entitled to the proceeds from such sale.

GDS subscription price

You will need to pay the GDS rights agent the GDS subscription price of US$ for each new GDS that you wish to subscribe for. For information on how to pay, see "Procedure for exercising GDS rights" below.

Procedure for exercising GDS rights

The exercise of GDS rights is irrevocable and may not be canceled or modified. You may exercise your GDS rights as follows:

Subscription by DTC participants:

If you hold GDS rights through The Depositary Trust Company, or DTC, you can exercise your GDS rights by delivering completed subscription instructions for new GDSs through DTC's PSOP Function on the "agent subscriptions over PTS" procedure and instructing DTC to charge your applicable DTC account for the GDS subscription payment for the new GDSs and to deliver such amount to the GDS rights agent. DTC must receive the subscription instructions and the payment of the GDS subscription payment for the new GDSs by the GDS rights expiration date.

Subscription by registered GDS holders:

If you are a registered holder of GDSs, you can exercise your GDS rights by delivering to the GDS rights agent a properly completed GDS rights certificate and paying in full the subscription payment for the new GDSs. You may make such payment by certified check or bank draft, payable to "The Bank of New York", as GDS rights agent.

The properly completed GDS rights certificate and payment should be delivered to:


               By Mail:                     By Hand or Overnight Courier:
         The Bank of New York                    The Bank of New York
       Tender & Exchange Dept.                  Tender & Exchange Dept.
            P.O. Box 11248                        101 Barclay Street
        Church Street Station                     New York, NY 10286
       New York, NY 10286-1248

                      For additional information, contact:
                              The Bank of New York
                         by telephone (800-507-9357) or
                              by fax (973-247-4077)


The GDS rights agent must receive the GDS rights certificate and payment of the GDS subscription price on or before the GDS rights expiration date. Deposit in the mail will not constitute delivery to the GDS rights agent. The GDS rights agent has discretion to refuse to accept any improperly completed or unexecuted GDS rights certificate.

Subscription by beneficial owners:

If you are a beneficial owner of GDSs and wish to subscribe for new GDSs, but are neither a registered holder of GDSs nor a DTC participant, you should timely contact the securities intermediary through which you hold GDS rights to arrange for their exercise and to arrange for payment of the GDS subscription payment in US dollars.

The GDS rights agent will determine all questions about the timeliness, validity, form and eligibility of exercising GDS rights. We, in our sole discretion, may waive any defect or irregularity, or permit you to correct a defect or irregularity within the time we determine. GDS rights certificates will not be considered received or accepted until we have waived all irregularities or you have cured them in time. Neither we nor the GDS rights agent has to notify you of any defect or irregularity in submitting GDS rights certificates. We and the GDS rights agent will not incur any liability for failing to do so.

You will elect the method of delivering GDS rights certificates and notices of guaranteed delivery and paying the subscription price to the GDS rights agent, and you will bear any risk associated with it. If you send GDS rights certificates, notices of guaranteed delivery or payments by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the GDS rights agent and clearance of payment before the appropriate time.

Guaranteed delivery procedures

If you desire to subscribe, but time will not permit your GDS certificate to reach the GDS rights agent before the time the GDS rights expire, you may still subscribe if, at or before the GDS rights expiration date, the GDS rights agent has received a properly completed and signed notice of guaranteed delivery, substantially in the form provided with the instructions distributed with the GDS rights certificates, from a financial institution that is a participant in the Securities Transfer Agents Medallion Program, or STAMP, the Stock Exchange Medallion Program, or SEMP, or the New York Stock Exchange Inc. Medallion Signature Program, or MSP. These institutions are commonly referred to as eligible institutions. Most banks, savings and loan associations and brokerage houses are participants in these programs and therefore are eligible institutions. The GDS rights agent must also receive payment in good funds of the GDS subscription payment on or before the GDS rights expiration date. The notice of guaranteed delivery must state your name and the number of new GDSs you are subscribing for and must irrevocably guarantee that the GDS rights certificate will be:

o    properly completed and signed, and

o delivered by one of the financial institutions listed above to the GDS rights agent before 3.00pm (New York City time) on , 2003.

You may deliver the notice of guaranteed delivery by hand, transmit it by facsimile or mail it to the GDS rights agent. If you hold your GDS rights through DTC, your DTC participant must deliver the notice of guaranteed delivery to the GDS rights agent through DTC's confirmation system. If the financial institution fails to deliver a properly completed and signed GDS rights certificate before 3.00pm on , 2003, the GDS rights agent will refund to you the total GDS subscription payment you paid to the GDS rights agent, without interest, after deducting any loss and expenses it incurred from the failed guarantee.

GDS rights expiration date

GDS rights will expire at 3.00pm on , 2003. If unexercised, your GDS rights will be void but you may receive net proceeds from the sale of the new GDSs or new ordinary shares representing your unexercised GDS rights as described below.

Dealings in GDS rights

We expect dealings on the NYSE and the LSE in the GDS rights to commence on , 2003.

Transfer and partial exercise of GDS rights

GDS rights may be exercised, sold, transferred or assigned to others. GDS rights may be bought or sold on the NYSE until 5.00pm (New York time) on , 2003 and on the LSE until close of business London time on , 2003, or through banks or brokers until close of business (London time) on , 2003.

If you wish to subscribe for a portion of your new GDSs or to transfer a portion of your GDS rights to more than one person, you must follow the instructions that will be included with your GDS rights certificate.

Non-US and non-UK holders of GDSs


Due to restrictions under the securities laws of Australia, France, Japan, Ghana, Zimbabwe, South Africa, and the ECOWAS countries, no prospectus or GDS rights certificate in relation to new GDSs will be sent to GDS holders with registered addresses in Australia, France, Japan, Ghana, Zimbabwe, South Africa or the ECOWAS countries. In addition, the new GDSs may not be transferred or sold to or delivered in any of these countries. Accordingly, no offer of new GDSs is being made under this prospectus to GDS holders with registered addresses in Australia, France, Japan, Ghana, Zimbabwe, South Africa, or the ECOWAS countries, and these GDS holders will be treated as unexercizing holders
and thus   will endeavor to procure, on behalf of such holders, subscribers for the new GDSs or the new ordinary shares underlying the new GDSs. Copies of the prospectus received by any of these GDS holders are for their information only.

For the purposes of this prospectus, the Economic Community of West African States, or the ECOWAS countries, comprises Benin, Burkino Faso, Cape Verde, Co te d'Ivoire, Gambia, Ghana, Guinea, Guinea-Bissau, Liberia, Mali, Niger, Nigeria, Senegal, Sierra Leone and Togo.


Unexercised GDS rights


If an entitlement to new GDSs is not validly taken up by 3.00pm on , 2003, that entitlement to new GDSs will be deemed to have been declined and will lapse. will use reasonable endeavors to procure, on behalf of the non-exercising holders, by not later than 4.30pm, London time, on , 2003, subscribers for the new GDSs or the new ordinary shares underlying the new GDSs, at a price at least equal to the subscription price per new ordinary share.


New GDSs or new ordinary shares for which subscribers are procured on this basis will be allotted to those subscribers. GDS holders who do not exercise all or part of their rights will be entitled to receive only the aggregate premium, if any, of the amount paid by the subscribers after deducting the GDS subscription price and the expenses of procuring the subscribers (including any tax). The aggregate premium will be paid (without interest) to those persons entitled to it in proportion to the relevant lapsed GDS rights.


Any transactions undertaken pursuant to unexercised GDS rights will be deemed to have been undertaken at the request of the persons whose rights have lapsed (if a premium to the subscription price plus costs of sale is achieved) and otherwise at our request. None of , the GDS depositary, the GDS rights agent, ourselves or any other person procuring new subscribers will be responsible for any loss arising from the terms or timing of the subscription or the failure to procure subscribers on the basis described above. Checks for the amount due will be sent at the risk of the entitled person(s) to their registered addresses (the registered address of the first named in the case of joint holders).


   may cease to use reasonable endeavors to procure subscribers as described above at any time after 9.30am, London time, on , 2003 if, in its opinion, there is no reasonable likelihood that any subscribers could be procured on the basis described above at a price at least equal to the subscription price per share, by not later than 4.30pm, London time, on , 2003.

   does not have any liability to you if new GDSs or new ordinary shares representing unexercised GDS rights are not sold, or with respect to the price at which they may be sold.


Delivery of GDSs

The depositary will be credited with fully paid rights to receive ordinary shares representing your entitlement to new GDSs on or about , 2003. The depositary will then provide you with new GDSs as soon as practicable thereafter, provided that your payment of the GDS subscription price has cleared.

We will announce the results of the rights issue, including the number of new securities taken up and the results of any sale of any unexercised rights, by , 2003.

Ranking

The new GDSs, when issued and fully paid, will rank equally in all respects with existing issued GDSs, including the right to receive dividends or other distributions made, paid or declared after the date of this prospectus.

The Information Agent and GDS Holder Helpline

   is acting as information agent for the rights offering. If you have any
questions about the offering of GDS rights, please telephone   at  . This
helpline is available from 8.30am to 11.00pm, Monday to Friday.

Please note that this helpline will only be able to provide you with information contained in this prospectus, and will not be able to give advice on the merits of the rights offering or to provide financial or investment advice.

Subscription by holders of Ordinary Shares

This section applies to you if you hold ordinary shares and not GDSs.

The timetable below lists certain important dates relating to the offering to holders of ordinary shares, which may be adjusted upon public notice to the UK Listing Authority and to the LSE.

All times referred to in this timetable and this section are London times unless stated otherwise.

Record date for ordinary share rights                              5.00 pm on       , 2003

Mailing of PALs                                                                     , 2003

Ordinary share ex-rights date                                       8.00am on       , 2003

Dealings in nil paid rights on the LSE expected to commence         8.00am on       , 2003

Latest time and date for exchanging a share right for an GDS
   right                                                            5.00pm on       , 2003

Latest time and date for splitting PALs                            10.00am on       , 2003

Dealings in nil paid rights on the LSE ends                          Close of       , 2003
                                                                  business on
Dealings in fully paid rights on the LSE expected to commence       8.00am on       , 2003

Ordinary share rights expiration date (latest time and date for
   acceptance and payment in full)                                 10.00am on       , 2003

Expected date for mailing of definitive certificates for new
   ordinary shares                                                              By  , 2003

The eligible holders of ordinary shares may subscribe for new ordinary shares as follows:

Ordinary share rights record date

The record date for determining which holders of ordinary shares are eligible to participate in the rights offering is 5.00pm on , 2003. This date was announced on , 2003.

PALs

Nil paid rights are evidenced by transferable provisional allotment letters, or PALs, which we will mail, together with this prospectus, to shareholders
eligible to participate in the rights offering. Every   ordinary shares held on
the share rights record date will entitle the holder to   ordinary share rights.

All inquiries in relation to the PALs or the rights offering in relation to
share rights should be addressed to  . If you lose your PAL, please call   on  ,
who will refer you, as necessary, to the shareholder helpline in the United Kingdom or the United States.

In the event there is a discrepancy between the terms of your PAL and this prospectus, you should refer to your PAL.

Ordinary share ex-rights date

If you sell or otherwise transfer, or have sold or otherwise transferred all of your existing ordinary shares between 5.00pm on , 2003 and 8.00am on , 2003 (the ordinary share ex-rights date), you will not be entitled to participate in the rights offering. The purchaser or transferee of your ordinary shares between 5.00pm on , 2003 and 8.00am on , 2003 is entitled to participate in the rights offering in your place. Therefore, please send this prospectus together with any accompanying PAL (with Form X completed), immediately to the purchaser or transferee or to the bank, broker or other agent through whom you sell or transfer, or have sold or transferred, your ordinary shares, for delivery to the purchaser or transferee.

Fractional entitlements

We will not issue fractions of new ordinary shares to holders of ordinary shares. The number of new ordinary shares available to holders of ordinary shares eligible to participate in the offering will be rounded down to the nearest whole number of new ordinary shares. We have made arrangements to aggregate and sell, on our behalf, any fractions of new ordinary shares (or GDSs representing such fractions of new ordinary shares). Any proceeds received from such sale will be retained for our benefit.

Ordinary share subscription price

The ordinary share subscription price is US$  per new ordinary share.

Ordinary share rights expiration date

Ordinary share rights will expire at 10.00am on , 2003. If you do not exercise your ordinary share rights by that time, you will not be able to take up new ordinary shares but you may receive proceeds from the sale of the new ordinary shares or GDSs attributable to your unexercised ordinary share rights.

Procedure for exercising share rights

The PAL will explain how to accept and pay for the new ordinary shares if you wish to take up part or all of your rights. To subscribe in whole or in part, you should send the PAL in accordance with its instructions, together with the full amount payable, as described below:

           By Mail Or By Hand                           By Hand Only
     During Normal Business Hours      OR      During Normal Business Hours
         to our Receiving Agent                    to our Receiving Agent


The PAL must be received no later than 10.00am on , 2003. If payment is not received in full by 10.00am on , 2003, the provisional allotment will be deemed to have been declined and will lapse.

We may, in our sole discretion, treat a PAL as valid and binding even if it is not submitted complete or in accordance with the relevant instructions or not accompanied by a valid power of attorney, where required. In addition, we reserve the right, but shall not be obliged, to treat as valid (1) PALs and accompanying payments which are received through the post not later than 10.00am on , 2003 (the cover bearing a legible postmark not later than 10.00am on , 2003) and (2) applications in respect of which payments are received prior to 10.00am on , 2003 from an authorized person, as defined in Section 31(2) of the UK Financial Services and Market Act 2000, specifying the number of new ordinary shares to be acquired and undertaking to submit the relevant PAL duly completed in due course.

If you have any further questions about completing the PAL, you may call   at  .


All subscription payments must be in US dollars and you should make your check or bank draft payable to "Capita IRG plc, New Issues re Ashanti Goldfields Company Limited" and crossed "A/C payee only." Checks or bank drafts must be drawn on a US dollar account at a bank or building society or branch of a bank or building society in the United States or the United Kingdom that falls into one of the following categories:


o is a settlement member of the Cheque and Credit Clearing Company Limited or the CHAPS Clearing Company Limited; or

o is a member of either of the committees of the Scottish or Belfast Clearing Houses; or

o has arranged for its checks and bank drafts to be cleared through the facilities provided by any of the companies or committees above.

In all cases, the checks or bank drafts must bear the appropriate sort code in the top right hand corner. Checks or bank drafts will be presented for payment upon receipt. We reserve the right to instruct Capita IRG plc to seek special clearance of checks or bank drafts to allow us to obtain the payments at the earliest opportunity. We will not pay interest if your payment is made early. Checks not honored on first presentation may be treated as invalid acceptances.

Dealings in nil paid rights

We expect dealings on the LSE in nil paid rights to commence at 8.00am on , 2003. Nil paid rights represent your entitlement to purchase new ordinary shares, subject to your paying for them, in accordance with the terms of the rights offering.

You can transfer nil paid rights by transferring your PAL in accordance with the instructions printed on it and delivering the PAL to the transferee. We expect dealings in nil paid rights to end on , 2003.

Dealings in fully paid rights

Once you have accepted the allotment of new ordinary shares allocated to you and paid in accordance with the applicable requirements, you will be able to deal in the fully paid rights. We expect dealings on the LSE in fully paid rights to commence by 8.00am on , 2003. A transfer of fully paid rights can be made by transferring your fully paid PAL in accordance with the instructions printed on it and delivering the PAL to Capita IRG plc at the above addresses by not later than 10.00am on , 2003. However, fully paid PALs will not be returned to subscribers unless such return is requested by ticking Box 4 on page 1 of the PAL. For further information regarding renunciation and transfer of fully paid rights, see the instructions printed on the PAL.

Transfer and partial exercise of PALs

You may transfer your share rights by properly executing your PAL in accordance with its instructions and delivering the PAL to the transferee.

If you wish to subscribe for only a portion of the new ordinary shares represented by your share rights or to transfer a portion of your share rights to one or more people, which we refer to as "splitting", you must first apply for split PALs by completing Form X on page 4 of the PAL and returning it to Capita IRG plc at the above addresses by 10.00am on , 2003. If you wish only to take up some of your rights, but not sell the rest yourself, you should also follow the procedure to apply for split PALs. The last time for splitting a PAL
is 10.00am on   2003.

Purchase and sale of share rights and new ordinary shares

Share rights may be exercised, sold or transferred to others in accordance with the terms of the PAL. New ordinary shares may be bought or sold through banks or brokers and will be traded on the LSE and the GSE.

Your exercise of share rights is irrevocable and may not be canceled or modified.

Ashanti Depositary Interests

The rights offering will be processed entirely outside CREST. Accordingly, those shareholders who hold ordinary shares as Ashanti Depositary Interests will receive a PAL in respect of the underlying shares. Those shareholders who hold ordinary shares both in certificated form and also in the form of Ashanti Depositary Interests will be sent a separate PAL in respect of each holding. The new ordinary shares will be initially in certificated form. Any person wishing to hold his new ordinary shares as Ashanti Depositary Interests following the rights offering will need to comply with the relevant procedure for the conversion of such shares into Ashanti Depositary Interests following receipt of his definitive share certificates.

Unexercised share rights


If an entitlement to new ordinary shares is not validly taken up by 10.00am on
 , 2003, that provisional allotment of ordinary shares will be deemed to have
been declined and will lapse.   will use reasonable endeavors to procure, by not
later than 4.30pm on , 2003, subscribers for those new ordinary shares (or GDSs representing such new ordinary shares), at a price at least equal to the subscription price per share. Lonmin and the Government of Ghana, who have undertaken not to deal in or take up approximately % of their rights, will not have shares representing this percentage of their unexercised rights sold for their benefit.


New ordinary shares or GDSs for which subscribers are procured on this basis will be re-allotted to those subscribers. Shareholders (other than Lonmin and the Government of Ghana in respect of % of their entitlements) who do not exercise part or all of their rights will be entitled to receive only the aggregate premium, if any, of the amount paid by the subscribers after deducting the ordinary share subscription price and the expenses of procuring the subscribers (including any tax). The aggregate premium will be paid (without interest) to those persons entitled to it in proportion to the relevant lapsed provisional allotments.


Any transactions undertaken pursuant to unexercised share rights will be deemed to have been undertaken at the request of the persons whose rights have lapsed (if a premium to the subscription price plus costs of sale is
achieved) and otherwise at our request. None of us,   or any other person
procuring new subscribers will be responsible for any loss arising from the terms or timing of the subscription or the failure to procure subscribers on the basis described above. Checks for the amount due will be sent at the risk of the entitled persons to their registered address (the registered address of the first named in the case of joint holders).

   may cease to use reasonable endeavors to procure subscribers as described above at any time after 9.30am on , 2003 if, in its opinion, there is no reasonable likelihood that any subscribers could be procured on the basis described above at a price at least equal to the subscription price per share, by not later than 4.30pm on , 2003.

   does not have any liability to you if new ordinary shares or new GDSs representing unexercised share rights are not sold, or with respect to the price at which they may be sold.


Ranking

When issued and fully paid, new ordinary shares will rank equally in all respects with existing issued ordinary shares including the right to receive all dividends or distributions made, paid, or declared after the date of this prospectus.

Money Laundering Regulations

If the value of your subscription exceeds US$ (or is one of a series of linked subscriptions, the aggregate value of which exceeds that amount) and either you do not pay by a check drawn on an account in your own name and/or the account from which payment is to be made is not held within an institution that is authorized in the United Kingdom by the Financial Services Authority under the UK Financial Services and Markets Act 2000 or by the Building Societies Commission under the UK Building Societies Act 1986 or that is a European Union authorized credit institution, then the verification of identity requirements of the UK Money Laundering Regulations 1993, or the Money Laundering Regulations, will apply. Capita IRG plc is entitled to require, at its absolute discretion, verification of identity from any person submitting a PAL including, without limitation, any person who appears to Capita IRG plc to be acting on behalf of some other person. Submission of a PAL will constitute a warranty and undertaking by you to provide promptly to Capita IRG plc such information as may be specified by Capita IRG plc as being required for the purpose of the applicable money laundering regulations. Pending the provision of evidence satisfactory to Capita IRG plc as to identity, Capita IRG plc may retain a PAL lodged by you for new ordinary shares and/or the check, bank draft or other remittance relating to it and/or not enter the new ordinary shares to which it relates on the register of members or issue any share certificate in respect of them. If satisfactory evidence of identity has not been provided within a reasonable time, then the acceptance will not be valid but will be without prejudice to our right to take proceedings to recover any loss suffered by us as a result of your failure to provide satisfactory evidence. In that case, the monies (without interest) will be returned to the bank or building society account from which payment was made.

The following guidance is provided in order to reduce the likelihood of difficulties, delays and potential rejection of an application (but does not limit the right of Capita IRG plc to require verification of identity as stated above).

o You are urged if possible to make your payment by your own check. If this is not practicable and you use a check drawn by a building society or other third party or a bank draft, you should:

     (i) write your name and address on the back of the building society check, bank draft or other third party check and, in the case of an individual record your date of birth against your name; and

     (ii) if a building society check or bank draft is used, ask the building society or bank to print on the check your full name and account number of the person whose building society or bank account is being debited or to write those details on the back of the check and add their stamp.

o If an application is delivered by hand you should ensure that you have with you evidence of identity bearing your photograph, for example, a valid full passport.

If you are making an application as agent for one or more persons and you are not a UK or European Union regulated person or institution (e.g. a UK financial institution), irrespective of the value of the application, Capita IRG plc is obliged to take reasonable measures to establish the identity of the person or persons on whose behalf the application is being made. Applicants making an application as agent should specify on the PAL if they are a UK or European Union regulated person or institution.

Delivery of new ordinary shares

We expect to dispatch all definitive certificates for new ordinary shares subscribed for pursuant to the exercise of ordinary share rights by , 2003. After such dispatch, PALs will cease to be valid for any purpose whatsoever. No temporary documents of title will be issued and, pending dispatch of definitive share certificates, instruments of transfer will be certified by Capita IRG plc against the register.

We will announce the result of the rights issue, including the number of new securities taken up and the results of any sale of unexercised rights, by , 2003.

Non-US and non-UK holders of ordinary shares


Due to restrictions under the securities laws of Australia, France, Japan, Ghana, Zimbabwe, South Africa, and the ECOWAS countries, no prospectus or PAL in relation to the new ordinary shares will be sent to shareholders with registered addresses in Australia, France, Japan, Ghana, Zimbabwe, South Africa, or the ECOWAS countries. In addition, the new ordinary shares may not be transferred or sold to or delivered in any of these countries. Accordingly, no offer of new ordinary shares is being made under this prospectus to our shareholders with registered addresses in Australia, France, Japan, Ghana, Zimbabwe, South Africa, or the ECOWAS countries, and these shareholders will be treated as unexercizing
holders and thus   will endeavor to procure, on behalf of such holders,
subscribers for the new ordinary shares or GDSs representing new ordinary shares. Copies of the prospectus received by any of these shareholders are for their information only.


Shareholder Helpline

If you are a holder of ordinary shares and you have any questions on the
offering of share rights, please phone   on  . This helpline is available from
 am to  pm, Monday to Friday.

Please note that the helpline will only be able to provide you with information contained in this prospectus and will not be able to give advice on the merits of the rights offering or to provide financial advice.

Exchange privilege

If you deliver a GDS rights certificate or a PAL pursuant to the exchange privilege, you must pay any associated taxes or levies.

Exchange of GDS rights for ordinary share rights

At any time prior to 12.00pm, New York City time, on , 2003, you may surrender a GDS rights certificate representing GDS rights to the GDS rights agent either by hand, courier or mail to The Bank of New York at , Attention: . No surrender will be deemed received by the GDS rights agent until it is actually received by it at the above address. You or your assignee will receive a PAL from Capita IRG plc. Your PAL will represent the right to subscribe for the appropriate number of new ordinary shares at the subscription price for new ordinary shares.

Exchange of ordinary share rights for GDS rights

At any time prior to 12.00pm, New York City time, on , 2003, you may surrender to the GDS rights agent a PAL representing any amount of rights to subscribe for new ordinary shares. The GDS rights agent will then deliver to you or your broker, agent or assignee, GDS rights representing the right to subscribe for the appropriate number of new GDSs at the GDS subscription price.

Share plans

The AGC Senior Management Share Option Scheme

Options granted under this plan will (subject to any local legal restrictions) be adjusted so that the number of ordinary shares in respect of which they may be exercised and the price at which those ordinary shares may be acquired takes account of the rights offering.

In addition, the class and/or number of shares which may be issued under this plan shall also be adjusted to take account of the rights offering. Any such adjustments shall be made by the Management, Development and Remuneration Committee and the plan provides that these adjustments are subject to written confirmation from our auditors that they are fair and reasonable.

The AGC 1994 Employee Share Scheme

The net proceeds of the sale, nil paid, of the rights attributable to the trustee in respect of a participant's award shall either (at the trustee's election):

o be retained in cash and invested in an interest-bearing account which will then be transferred to the awardholder when the award vests; or

o be invested in ordinary shares which will form part of the awardholder's award and will be deemed to have been awarded to him when his award was first made.

The Ashanti Goldfields Company Limited Bonus Co-Investment Plan

Invested Shares

Participants may instruct the trustee administering awards under this plan in respect of any rights to acquire new ordinary shares in respect of awards of invested shares as follows:

o to take up all of the rights, subject to the provision by the participant to the trustee of the necessary funds; or

o to sell so many of the rights nil paid as will enable the trustee to acquire the balance of the unsold rights; or

o to sell all of the rights nil paid and re-invest the proceeds of sale in ordinary shares.

In any case, the trustee shall hold the ordinary shares so acquired as part of the holding of invested shares to which they relate subject to the rules of this plan.

Matching Shares

The trustee may decide in its discretion whether to take up, sell or allow to lapse some or all of the rights granted to it to acquire ordinary shares in respect of any awards of matching shares. If the trustee decides to take up some or all of the rights, it shall have discretion as whether to hold the new ordinary shares acquired as part of the holding of matching shares to which they relate subject to the same rules as the relevant award of matching shares.

The Ashanti Performance Share Plan

Awards under this plan will be adjusted as the trustee deems to be appropriate. The plan provides that any of these adjustments are subject to our auditors confirming in writing that they are fair and reasonable.

LISTING AND PRICE HISTORY

Our ordinary shares and/or GDSs are listed on the following international stock exchanges and trade under the symbols shown:

     Ghana      AGC
     London     ASN (shares), ASND (GDSs)
     New York   ASL
     Zimbabwe   No symbol

Our shares and GDSs are traded on the London Stock Exchange, or LSE, and the New York Stock Exchange, or NYSE, by way of a sponsored global depositary receipt, or GDR, facility with the Bank of New York as depositary. The ratio of our GDSs to our ordinary shares is 1:1.

On the Zimbabwe Stock Exchange, our shares are also traded by way of a sponsored Zimbabwe depository receipt, or ZDR, facility. The ratio of ZDRs to our shares is 100:1.

The table below sets forth for the periods indicated, the reported high and low sales prices for our ordinary shares on the Ghana Stock Exchange.


                                                                      Average daily
                                    Cedis per      Translated into   trading volume
                                 ordinary share      US Dollars        (number of
                                 High     Low      High     Low     ordinary shares)
------------------------------------------------------------------------------------
Financial Year
1997
January 1 - March 31, 1997      22,500   20,510   11.89     10.84          234
April 1 - June 30, 1997         22,050   21,300   11.30     10.88          185
July 1 - September 30, 1997     22,050   19,900   10.08      9.10          418
October 1 - December 31, 1997   21,100   15,400    9.40      6.85          348
1998
January 1 - March 31, 1998      17,000   16,500    7.42      7.20          564
April 1 - June 30, 1998         18,000   18,000    7.80      7.80           70
July 1 - September 30, 1998     18,000   15,300    7.74      6.58           65
October 1 - December 31, 1998   18,000   16,500    7.73      7.03          150
1999
January 1 - March 31, 1999      19,000   18,000    7.45      7.86           57
April 1 - June 30, 1999         18,700   18,700    7.39      7.39           49
July 1 - September 30, 1999     18,700   18,700    7.00      7.00           --
October 1 - December 31, 1999   18,700   18,700    5.34      5.34           40
2000
January 1 - March 31, 2000      18,700   18,700    4.57      4.57           57
April 1 - June 30, 2000         18,700   18,600    3.46      3.44            6
July 1 - September 30, 2000     18,600   18,600    2.85      2.85           --
October 1 - December 31, 2000   18,600   18,600    2.76      2.69           --
2001
January 1 - March 31, 2001      18,600   18,500    2.67      2.60            2
April 1 - June 30, 2001         18,600   18,500    2.57      2.56           --
July 1 - September 30, 2001     18,800   18,500    2.60      2.57        2,805
October 1 - December 31, 2001   18,800   18,500    2.61      2.57        1,772
2002
January 1 - March 31, 2002      18,800   18,800    2.55      2.50           28
April 1 - June 30, 2002         18,800   18,800    2.46      2.40           22
July 1 - September 30, 2002     18,807   18,800    2.33      2.23           36
October 1 - December 31, 2002   18,807   18,807    2.28      2.28        2,764
------------------------------------------------------------------------------------


NOTES:

1. In April 1994, our ordinary shares and GDSs were listed in Ghana and London. In 1996, our ordinary shares and GDSs were listed in New York, and our ordinary shares were listed in Australia, Toronto and Zimbabwe. We delisted from Toronto and Australia in 2002. In 1997, we listed Zimbabwean depositary receipts on the Zimbabwe Stock Exchange, one hundred of which represent one ordinary share.

2. The cedi prices have been translated into US dollars using the average of the buy and sell rates of the Bank of Ghana on the date of each such high and low amount.

Our shares are traded on the NYSE in the form of global depository securities, or GDSs, which are evidenced by GDRs. Each GDS represents one share. The closing price of our GDSs on January 15, 2002, was US$5.70 per GDS. The table below sets forth, for the periods indicated, the reported high and low trading prices for our GDSs on the NYSE.




                                  Per GDS          Average daily
                                 High    Low      trading volume
Year                             US$     US$    (number of shares)
------------------------------------------------------------------
1997
January 1 - March 31, 1997      15.62   11.87        134,738
April 1 - June 30, 1997         15.25   12.69        114,648
July 1 - September 30, 1997     13.63   11.69         81,733
October 1 - December 31, 1997   11.44    9.50        131,061
1998
January 1 - March 31, 1998      10.00    6.68        120,164
April 1 - June 30, 1998         11.00    7.13        122,166
July 1 - September 30, 1998      9.03    5.03        187,466
October 1 - December 31, 1998   12.00    7.05        164,892
1999
January 1 - March 31, 1999      10.69    7.69        165,249
April 1 - June 30, 1999          9.69    6.69        192,506
July 1 - September 30, 1999     10.13    5.63        186,139
October 1 - December 31, 1999    9.38    2.44        380,128
2000
January 1 - March 31, 2000       3.75    1.63        183,578
April 1 - June 30, 2000          2.56    1.38         71,668
July 1 - September 30, 2000      3.06    1.50         74,890
October 1 - December 31, 2000    2.77    1.56         67,648
2001
January 1 - March 31, 2001       3.05    1.88         45,664
April 1 - June 30, 2001          3.31    1.93        108,537
July 1 - September 30, 2001      4.18    2.99        111,781
October 1 - December 31, 2001    4.25    3.10         49,642
2002
January 1 - March 31, 2002       5.45    3.52        250,628
April 1 - June 30, 2002          6.45    4.74        399,334
July 1 - September 30, 2002      6.11    3.99        244,373
October 1 - December 31, 2002    6.58    4.91        395,927
------------------------------------------------------------------

The table below sets forth the closing midmarket quotations for a GDS as derived from the Daily Official List as published by the LSE for the first dealing day in each of the six months prior to the date of this prospectus and for the last dealing day before the announcement of the rights issue.


                               Ordinary share price
Date                                  (US$)
---------------------------------------------------
September 2, 2002                      4.88
October 1, 2002                        5.55
November 1, 2002                       5.50
December 2, 2002                       5.25
January 2, 2003                        5.60

SELECTED FINANCIAL DATA

The selected consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our historical consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

The selected consolidated financial data presented below as of December 31, 2001, 2000 and 1999 and for each of the years then-ended, December 31, 2001, have been derived from our audited consolidated financial statements and the notes thereto that are included elsewhere in this prospectus. The selected consolidated financial data presented below as of December 31, 1998 and 1997 and for the years then-ended December 31, 1998 and 1997 have been derived from our audited consolidated financial statements and the notes thereto that are not included in this prospectus. The selected consolidated financial data presented below does not constitute statutory accounts within the meaning of section 240 of the Companies Act 1985 in the United Kingdom. We prepare our consolidated financial statements in accordance with UK GAAP, which differs in certain significant respects from US GAAP.

The selected historical financial data as of September 30, 2002 and for each of the nine-month periods ended September 30, 2002 and 2001 have been derived from our unaudited interim financial information included elsewhere in this prospectus. In the opinion of management, our unaudited September 30, 2002 consolidated financial statements have been prepared on the same basis as our audited December 31, 2001 consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for the fair statement of our financial data as of September 30, 2002 and for the nine-month periods ended September 30, 2002 and 2001. The consolidated results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year, or any future period.

                                                                                                           Nine        Nine
                                         12 Months    12 Months    12 Months    12 Months    12 Months   months to  months to
                                        to Dec. 31,  to Dec. 31,  to Dec. 31,  to Dec. 31,  to Dec. 31,   Sep. 30,   Sep. 30,
                                           2001        2000          1999         1998         1997       2002(4)     2001
-----------------------------------------------------------------------------------------------------------------------------
                                                                    (in US$ millions except
                                                                 dividend and per share numbers)
PROFIT AND LOSS ACCOUNT DATA(1)
Amounts in accordance with UK GAAP:
   Group revenue                           477.7        582.2        582.1        600.3        531.3       352.3      348.8
   Total revenue                           554.4        582.2        582.1        600.3        531.3       419.3      405.6
   Group operating profit/(loss)            76.6       (126.1)        17.2         90.3         78.9        44.4       47.7
   Operating profit/(loss)                  96.8       (126.1)        17.2         90.3         78.9        53.4       65.3
   Profit/(loss) attributable to
      shareholders                          62.7       (141.1)      (183.9)        40.7         53.7        35.3       37.6
   Earnings/(loss) per share(2)             0.56        (1.25)       (1.64)        0.37         0.50        0.30       0.33
   Diluted earnings/(loss) per share        0.55        (1.79)       (1.76)        0.37         0.50        0.30       0.33
   Dividends per share - (US$)(3)             --           --           --         0.10        0.325          --         --
                       - (cedi)(3)            --           --           --          233          730          --         --
Amounts in accordance with US GAAP:
   Revenue                                 474.5        582.2        582.1        600.3        531.3       372.5      350.1
   Operating (loss)/profit                  61.4       (407.9)      (254.4)       (74.2)        58.5       (61.3)     (14.2)
   Net (loss)/profit before
      extraordinary items and cumulative
      effect of an accounting change        33.1       (349.1)      (336.2)         7.3         45.3       (92.2)     (47.6)
   Net profit/(loss) before
      extraordinary items                   65.4       (349.1)      (336.2)         7.3         45.3       (92.2)     (15.3)
   Net profit/(loss)                        65.4       (349.1)      (335.4)        12.1         48.2       (92.2)     (15.3)

                                                                                                           Nine         Nine
                                   12 Months     12 Months      12 Months     12 Months     12 Months    months to   months to
                                  to Dec. 31,   to Dec. 31,    to Dec. 31,   to Dec. 31,   to Dec. 31,    Sep. 30,    Sep. 30,
                                     2001         2000            1999          1998          1997        2002(4)      2001
------------------------------------------------------------------------------------------------------------------------------
                                                                (in US$ millions except
                                                           dividend and per share numbers)
Earnings per share (US$):
   Basic:
   Earnings/(loss) per share before
      extraordinary items and
      cumulative effect of an
      accounting change              0.30          (3.11)        (3.02)          0.07          0.42        (0.79)      (0.43)
   Cumulative effect of an
      accounting change              0.28             --            --             --            --           --        0.29
   Extraordinary items                 --             --          0.01           0.04          0.02           --          --
   Earnings/(loss) per share         0.58          (3.11)        (3.01)          0.11          0.44        (0.79)      (0.14)

   Diluted:
   Earnings/(loss) per share
      before extraordinary items and
      cumulative effect of an
      accounting change              0.29          (3.11)        (3.02)          0.07          0.42        (0.79)      (0.43)
   Cumulative effect of an
      accounting change              0.28             --            --             --            --           --        0.29
   Extraordinary items                 --             --          0.01           0.04          0.02           --          --
   Earnings/(loss) per share         0.57          (3.11)        (3.01)          0.11          0.44        (0.79)      (0.14)
=============================================================================================================================

                                         As of      As of      As of      As of     As of      As of
                                        Dec. 31,   Dec. 31,   Dec. 31,   Dec.31,   Dec. 31,   Sep. 30,
                                          2001       2000       1999       1998     1997       2002(4)
------------------------------------------------------------------------------------------------------
                                                        (in US$ millions except
                                                      dividend and share numbers)
BALANCE SHEET DATA(1)
Amounts in accordance with UK GAAP:
   Total assets                          890.8       936.2    1,337.4    1,489.3   1,359.3     874.6
   Long-term borrowings                  300.6       358.5      423.2      414.3     491.5     262.4
   Net assets                            340.3       278.8      392.3      553.2     521.1     419.0
   Equity shareholders' funds            338.3       274.7      391.2      549.4     520.2     416.6
   Stated capital                        545.2       544.3      544.3      518.6     515.6     588.2
   Number of ordinary shares as adjusted
      to reflect changes in capital
      (million shares)                   112.1       112.4      111.4      108.7     108.4     116.8
Amounts in accordance with US GAAP:
   Total assets                          887.3       878.0    1,560.3    1,876.9   1,821.7     719.0
   Long-term borrowings                  300.6       358.5      445.2      431.3     487.3     261.1
   Net assets                            310.5       182.4      528.4      845.9     839.8     217.3
   Shareholders' equity                  308.5       178.3      527.3      842.1     838.9     214.9
======================================================================================================

NOTES:

(1) Our consolidated financial statements are prepared in accordance with UK GAAP, which differs in certain significant respects from US GAAP. Details of the principal differences between UK GAAP and US GAAP relevant to us are set out in note 31 to our audited consolidated financial statements and in note 11 to our unaudited interim financial information, which are included elsewhere in this prospectus.

(2) Based on profit after tax and minority interests and weighted average number of shares outstanding of 112.1 million shares for the 12 months to December 31, 2001, 112.4 million for the 12 months to December 31, 2000,
     111.4 million for the 12 months to December 31, 1999, 108.7 million for the 12 months to December 31, 1998, 108.4 million for the 12 months to December 31, 1997, 116.8 million for the nine months ended September 30, 2002, and
     112.1 million for the nine months ended September 30, 2001.

(3) No interim dividend was paid in respect of the years ended December 31, 2001, 2000, 1999 and 1998 (1997: US$0.125) or the nine-month period ended
     September 30, 2002. No final dividend was paid for 2001 (2000: Nil, 1999:
     Nil, 1998: US$0.10, 1997: US$0.20). The local currency equivalents have been converted at the then-prevailing cedi exchange rates.

(4) Amounts shown in accordance with US GAAP as of and for the nine months ended September 30, 2002 reflect the adoption of SFAS No. 142. The effects of adoption of SFAS 142 are discussed in note 31 to our consolidated financial statements and note 11 to our unaudited interim financial information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis together with our consolidated financial statements and the interim financial information including in each case the related notes, appearing elsewhere in this prospectus.


We are engaged in the mining and processing of gold ores and the exploration and development of gold properties in Africa and in hedging activities in connection with our gold production. We have interests in major gold mines in Ghana, Guinea, Tanzania and Zimbabwe. For the first nine months of 2002, our gold production was 1.22 million ounces. In 2001, we produced a total of 1.66 million ounces of gold. As at December 31, 2001, we had proven and probable contained gold reserves of approximately 26.1 million ounces, before making any allowance for minority and joint venture interests.


We occupy a position of strategic significance within the Ghanaian economy. We are a major contributor of foreign exchange earnings to Ghana, Guinea, Tanzania and Zimbabwe. In addition, we are one of the largest companies listed on the Ghana Stock Exchange and a major employer, particularly in the Ashanti region of Ghana.

Our History

In 1897, an English company named Ashanti Goldfields Corporation Limited, or Ashanti Goldfields, was founded and began to develop a mining concession in the area of our current operations at Obuasi. Several years later, underground mining began at the site and has continued to the present. In 1969, Ashanti Goldfields became a wholly owned subsidiary of Lonrho Plc, now called Lonmin Plc, or Lonmin, a UK listed company which at that time had interests in mining, hotels and general trade in Africa. Following the Lonmin acquisition in 1969, the Government of Ghana acquired 20% of Ashanti Goldfields from Lonmin in exchange for the Government of Ghana's agreement to extend the term of Ashanti Goldfields' mining lease over the concession area.

In 1972, the Government of Ghana formed us as a Ghanaian company to take over the assets, business and functions formerly carried out by Ashanti Goldfields. The Government of Ghana then held 55% of our outstanding shares, with Lonmin holding the remaining 45%.


In 1994, as part of its divestiture policy, the Government of Ghana sold part of its holding in us in a global offering. In connection with that offering, we were reorganized as a Ghanaian public limited company. As at January 15, 2003, the Government of Ghana owned approximately 17.3% and Lonmin owned approximately 28.4% of our outstanding shares.


In 1996, we expanded our operations through the acquisition of companies holding interests in the Ayanfuri, Bibiani, Iduapriem, Siguiri, and Freda-Rebecca properties, which were already or were subsequently developed as mines, and acquired an interest in what was then the Geita exploration concession in Tanzania. In 1998, we acquired SAMAX Gold Inc., the principal asset of which was the other part of the interest in the Geita exploration concession adjacent to our existing license area. In 1999 and 2000, we developed the Geita mine and in 2000 sold a 50% equity interest in it to AngloGold Limited. In 2000, we acquired our interest in the Teberebie mine, which is adjacent to the Iduapriem mine.

Through the period from the end of 1999 to June 2002, commencing with a sharp rise in the price of gold which led initially to a liquidity crisis, we were engaged in a process of financial restructuring with our banks, hedge counterparties and noteholders.

Recent restructuring

In June 2002, we completed a financial restructuring which involved:

     o entering into a new enlarged revolving credit facility of US$200 million;

     o raising approximately US$41.8 million from the early exercise of 70.3% of our warrants (which were previously issued to some of our banks and hedge counterparties and which were exchangeable for our shares);

     o agreement with our hedge counterparties for continued margin-free trading; and

     o raising US$75.0 million through the issue to our largest shareholder, Lonmin, of mandatorily exchangeable notes, or MENs, which convert into our ordinary shares upon the completion of this rights issue.

The Government of Ghana has a call option in respect of approximately US$28.4 million of these MENs. Lonmin and the Government of Ghana have both contractually agreed that the MENs represent approximately % of their entitlements under the rights issue and neither party will be exercising or dealing in this percentage of their rights.

Current trading and prospects

Our total gold production for the year ending December 31, 2002 is expected to exceed 1.57 million ounces, despite the shortfalls in gold production in the nine months ended September 30, 2002 at Obuasi and Siguiri.


At Obuasi, the mine's full year production target of 530,000 ounces at a cash operating cost per ounce of US$190 may be difficult to achieve due to the shortfall in production in the first nine months of 2002. At Iduapriem/Teberebie, we started commissioning of the CIL expansion in the fourth quarter of 2002 and anticipate that it will be completed by the end of the third quarter of 2003. The Bibiani mine experienced a slope failure on the western wall of the pit at the beginning of the fourth quarter of 2002. This is not expected to impact gold production materially but will add approximately US$3 million to costs for the period until the end of the first quarter of 2003. At Siguiri, we have completed a feasibility study to assess the viability of converting the mine's processing plant to a hybrid combining CIP and heap leach and made a decision to proceed with the development project. It is scheduled to be completed in the first quarter of 2004. At the Geita mine, we anticipate that production will be lower for the three quarters beginning October 1, 2002, due to lower mined grades as waste stripping continues in cut 3 at Nyankanga.


Impact of sale of 50% interest in Geita

In December 2000, we sold 50% of our interest in the Geita joint venture to AngloGold Limited for US$335 million (including US$130 million from the project financing loan). The cash received from this disposal enabled us to restructure our balance sheet and repay some of our loans. The impact of the disposal is that we will now only share in 50% of the profits and surplus cash flows from Geita and we have a joint venture partner who will share the cost of funding any further Geita expansion projects.

General

We earn all of our revenues in US dollars and the majority of our transactions and costs are denominated in US dollars or based on US dollars. We also have cedi and other currency denominated costs, primarily wages and local material purchases.

Impact of economic and political environment in main countries in which we operate

Our current significant operations are primarily located in Ghana, Tanzania and Guinea, and are therefore subject to various economic, fiscal, monetary and political factors that affect companies operating in Ghana, Tanzania and Guinea, as discussed elsewhere in this prospectus.

Changes in Accounting Policy

We adopted Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets, or SFAS 142, with effect from January 1, 2002. SFAS 142 requires that goodwill and other intangible assets that have an indefinite useful life no longer be amortized but rather be tested at least annually for impairment. SFAS 142 also required us to perform a transitional assessment of whether there is an indication that goodwill was impaired at the date of initial application, January 1, 2002. We are also required to review other intangible assets for impairment and to reassess the useful lives of such assets and make necessary adjustments. No write-down of goodwill has been made following the completion of the transitional impairment test. Pro forma disclosures of the effects of SFAS 142 in comparative periods are provided in note 31 to our consolidated financial statements and in note 11 to our interim financial information, included elsewhere in this filing.

We adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," or SFAS 144, effective January 1, 2002. SFAS 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," or SFAS 121, for long-lived assets to be disposed of by sale, resolves significant implementation issues related to SFAS 121 and establishes new rules for reporting of discontinued operations. We did not recognize any impairments as a result of the adoption of SFAS 144.

Recent Accounting Pronoucements

In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations, or SFAS 143, which is effective for financial statements issued for fiscal years beginning after June 15, 2002. The pronouncement addresses the recognition and remeasurement of obligations associated with the retirement of a tangible long-lived asset. We are currently reviewing this statement to determine its impact on future financial statements.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. While the technical corrections to existing pronouncements are not substantive in nature, in some instances, they may change accounting effective for transactions occurring after May 15, 2002. All other provisions of this standard must be applied for financial statements issued on or after May 15, 2002, with early application encouraged. We do not believe the adoption of SFAS 145 will have a material impact on our financial position, results of operations or cash flows.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Disposal or Exit Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities initiated after December 31, 2002 and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. This statement provides that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3 until a liability has been incurred and establishes that fair value is the objective for initial measurement of the liability. However, this standard does not apply to costs associated with exit activities involving entities acquired under business combinations or disposal activities covered under SFAS 144. The adoption of SFAS 146 will not have an impact on previous results reported.

In November and December 2000 respectively, the UK Accounting Standards Board issued FRS 17, Retirement Benefits and FRS 19, Deferred Tax. FRS 17 will have no significant impact on our financial statements. Under FRS 19, which is effective for accounting periods ending on or after January 23, 2002, a basis of 'full' rather than 'partial' provision should be adopted for all deferred tax liabilities and assets, with assets being recognized where it is considered more likely than not that they will be recovered. This will bring UK GAAP broadly into line with current US GAAP. We will implement FRS 19 in our 2002 annual accounts. Adoption of FRS 19 will require the comparative figure for the tax on operating profit on ordinary activities for 2001 to be restated from the previously reported amount of US$6.8 million to US$9.6 million. This adjustment will be reflected in the 2002 annual accounts. For the nine months to September 30, 2002, there would have been a tax credit under FRS 19 of US$4.0 million compared to zero.

Critical Accounting Policies and Estimates

This discussion is based upon our consolidated financial statements and our interim financial information. These financial statements are prepared in accordance with UK GAAP and are reconciled to US GAAP both of which require us to make estimates about the effect of matters that are uncertain and to make difficult, subjective and complex judgements. These estimates and assumptions affect the reported amounts in the financial statements and disclosure of contingent assets and liabilities. We evaluate all these estimates on an ongoing basis. Actual results could differ from estimates.

We believe the following represent our critical accounting policies and estimates having considered both UK and US GAAP.

o Revenue Recognition. We recognize revenue when gold is produced in the form of dore in the gold room, and is based on the quantity and spot price at that date. Gold is a liquid commodity that is dealt with on the international markets, and we have refining and purchase agreements with several international banks. These provide that the actual sale price is the spot price on the first working day after the date of delivery to the refiner and the actual quantity invoiced is the quantity after the gold is refined usually within one day. Consequently we process an adjustment on completion of the refining process to adjust revenues recognized at the time of producing dore to actual revenues. While this adjustment has historically been de minimis, any significant reduction in the spot price or reduction in quantity of gold before and after refining may have a material adverse impact on our operating results.

o Environmental Liabilities. We are required by environmental regulations in the jurisdictions in which we operate and the terms of our mining licenses to restore mining sites to their original condition. The expected cost of any decommissioning or other site restoration programs incurred during the construction of the mine as determined by independent environmental experts is discounted at the weighted average cost of capital and capitalized at the beginning of each project and amortized over the life of the mine using the unit of production method. In determining these costs, assumptions are made based on current mining methods, statutory regulations, scope of work to be performed and related costs. We regularly review the adequacy of closure and reclamation accruals based on current estimates of future costs. A significant change in the assumptions underlying the estimate of the expected cost of decommissioning or other site restoration programs may result in a material adverse impact on our operating results.

o Impairment of Long-lived Assets. Our long-lived assets include long-term investments, goodwill and other tangible assets. In assessing the potential for impairment of its long-lived assets we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. Effective January 1, 2001, under US GAAP, expected future cash flows from derivative instruments are not included in asset impairment tests. If these estimates or their related assumptions change in future, we may be required to record impairment charges for these assets not previously recorded and this may have a material adverse impact on our operating results.

o Life of Mines. At least annually, we review mining schedules, production levels and asset lives in our life of mine planning for all of our operating development properties. Significant changes in the life of mine plans may occur as a result of mining experience, new ore discoveries, changes in mining methods and rates, process changes, investment in new equipment and technology and gold prices. Based on the analysis we review our accounting estimates and adjust depreciation, amortization, deferred mining and reclamation costs and evaluation of each mine for impairment where necessary. Accordingly, such adjustments may have a material adverse impact on our operating results.

o Deferred Tax. Deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. When a deferred tax asset arises we review the asset for recoverability and establish a valuation allowance where we determine it is more likely than not that such an asset will not be realized. If we determine that additional valuation allowance is required, or there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, an additional tax charge may arise that will increase our effective tax rate and result in a material adverse impact on our operating results.

o Foreign Exchange. We earn all of our revenues in US dollars and the majority of our transactions and costs are denominated in US dollars or based on US dollars. As a result, we do not believe that inflation, either cedi or US dollar inflation, has had a material effect on our operations. However, any significant changes in the transactions and costs that are not denominated in US dollars, or based on US dollars, may have a material adverse impact on our operating results.

o Ore Reserves. We estimate on an annual basis our ore reserves at our mining operations. There are a number of uncertainties inherent in estimating quantities of reserves, including many factors beyond our control. Ore reserve estimates are based upon engineering evaluations of assay values derived from samplings of drill holes and other openings. Additionally, declines in the market price of gold may render certain reserves containing relatively lower grades of mineralization uneconomic to mine. Further, availability of permits, changes in operating and capital costs, and other factors could materially and adversely affect ore reserves. We use our ore reserve estimates in determining the unit basis for mine depreciation and closure rates, as well as in evaluating mine asset impairments. Changes in ore reserve estimates could significantly affect these items.

Cash Operating Costs

Operating costs before corporate administration, exploration and other costs are referred to as "cash operating costs." Cash operating costs per ounce are calculated by dividing cash operating costs by ounces of gold produced. Cash operating costs have been calculated on a consistent basis for all periods presented.

Cash operating costs should not be considered by investors as an alternative to operating profit or net profit attributable to shareholders, as an alternative to other GAAP measures or as an indicator of our performance, and may not be comparable to other similarly titled measures of other companies. However, we believe that cash operating costs in total by mine and per ounce by mine are useful indicators to investors and management of a mine's performance as they provide:

o    an indication of a mine's profitability and efficiency;

o    the trend in costs as the mine matures;

o a measure of a mine's gross margin per ounce, by comparison of the cash operating costs per ounce by mine to the price of gold; and

o an internal benchmark of performance to allow for comparison against other mines.

A reconciliation of cash operating costs to total operating costs, as included in our audited financial statements for each of the three years in the period ending December 31 and in our unaudited interim financial information for the nine-month periods ended September 30, 2002 and 2001, is presented below. In addition, we have also provided below details of the ounces of gold produced by mine for each of those periods.

                                      12 months to December 31,                            Nine months to September 30,
                          2001                  2000                  1999                   2002                 2001
                    Total   Production    Total   Production    Total   Production   Total    Production   Total    Production
                   (US$m)    (Ounces)    (US$m)    (Ounces)    (US$m)    (Ounces)    (US$m)    (Ounces)    (US$m)    (Ounces)
------------------------------------------------------------------------------------------------------------------------------
Mine
Obuasi              101.4      528,451    133.5      640,988    164.6      743,111     77.7      386,398     76.1      394,028
Ayanfuri              2.8       11,517      8.9       36,316      9.0       44,424       --           --      2.8       11,517
Iduapriem            44.0      205,130     43.2      193,868     40.6      163,700     29.1      139,456     32.2      149,687
Bibiani              43.1      253,052     36.8      273,711     42.4      261,899     34.1      182,217     32.0      186,355
Siguiri              62.2      283,199     54.8      303,381     44.3      239,218     44.2      209,159     45.6      220,648
Freda-Rebecca        22.8      102,654     22.2      112,164     18.9      109,184     16.5       75,065     17.7       81,594
Geita                38.9      272,781     25.7      176,836       --           --     34.8      228,151     28.4      203,738
                    -----    ---------    -----    ---------    -----    ---------    -----    ---------    -----    ---------
Total cash operating
costs               315.2    1,656,784    325.1    1,737,264    319.8    1,561,536    236.4    1,220,446    234.8    1,247,567
                             ---------             ---------             ---------                                   ---------
Corporate
administration costs 21.2                  25.3                  25.8                  12.5                  15.0
Exploration costs     6.5                  14.2                  12.4                   3.4                   4.3
Other                 6.8                    --                   0.7                   6.7                    --
                    -----                 -----                 -----                 -----                 -----
Operating costs     349.7                 364.6                 358.7                 259.0                 254.1
Exceptional operating
costs                  --                 215.2                  79.1                  32.3                    --
Royalties            13.0                  13.7                  12.2                  10.8                   9.6
Depreciation and
amortisation         94.9                 114.8                 114.9                  72.6                  76.6
                    -----                 -----                 -----                 -----                 -----
Total costs         457.6                 708.3                 564.9                 374.7                 340.3
                    -----                 -----                 -----                 -----                 -----

Our average cash operating costs in 2001 were US$190 per ounce, up US$3 per ounce on 2000 due primarily to lower production at Bibiani and Siguiri.

Results of Operations

Nine Months Ended September 30, 2002 Compared to Nine Months Ended September 30, 2001

Revenue


Total revenue, including our share of the Geita joint venture, for the nine-month period ended September 30, 2002 of US$419.3 million was 3.4% higher than the US$405.6 million during the same period in the prior year, due to a higher spot gold price during this period compared with that in the prior year's period. The average gold price realized during the period of US$344 per ounce was higher than the price realized in the corresponding period in 2001 of US$325 per ounce. Total revenue, including our share of the Geita joint venture, for the three-month period ended September 30, 2002 of US$141.2 million was 3.7% higher than the US$136.2 million during the same period in the prior year.


Hedging


Spot revenue generated for the nine-month period amounted to US$375.4 million, compared with US$340.5 million in the corresponding period in 2001. Hedging income for the nine-month period totaled US$35.3 million, of which US$12.0 million was realized from the close-out of maturing hedging contracts and US$23.3 million was released from deferred hedging income (i.e. income from previously closed-out hedging contracts). For the three-month period ended September 30, 2002, hedging income was US$10.1 million, which is lower than the figure for the corresponding three-month period in 2001 due to higher spot prices. In accordance with our accounting policy, income from early close-outs is credited to revenue for the originally designated delivery period. At September 30, 2002, deferred hedging income totaled US$38 million (compared with US$82.9 million at September 30, 2001), of which US$11 million will be credited to revenue in the fourth quarter of 2002 and US$14 million will be credited to revenue in 2003.


The table below shows the movement in fair value of the hedge book and its component parts:

                                September 30,      December 31,
As at                              2002                2001          Movement
-----------------------------------------------------------------------------
                                (in US$ millions except valuation spot price)
Forward Sales                         6.3             117.6          (111.3)
Puts: Bought                         31.4              52.7           (21.3)
      Sold                             --              (1.7)            1.7
Calls: Sold                         (88.4)            (53.7)          (34.7)
      Bought                          7.7               5.4             2.3
Convertible Structures                 --              10.5           (10.5)
Lease Rate Swaps                     (3.0)            (42.0)           39.0
-----------------------------------------------------------------------------
Total                               (46.0)             88.8          (134.8)
-----------------------------------------------------------------------------
Valuation Spot Price (US$)            323               277              46

The fair value of each component is based on the prevailing gold spot price, US interest rates, gold forward rates and volatilities. The net decrease in fair value of the hedge book is owing to increased spot prices and was partially mitigated by lower US interest rates and time decay.

We account for derivative contracts using hedge accounting and therefore these instruments are not marked-to-market on the balance sheet. The accounting treatment of these instruments under US GAAP differs from that under UK GAAP. Details of this differnece are set out in note 31e to our consolidated financial statements included elsewhere in this prospectus.

Costs

   Cash Operating Costs


Total cash operating costs, including our share of the Geita joint venture's costs, were US$194 per ounce for the nine months to September 30, 2002 as compared to US$188 per ounce in the corresponding period in 2001. The increase of US$6 per ounce is due to lower production primarily at Obuasi, Iduapriem and Siguiri. For the three months to September 30, 2002, total cash operating costs were US$199 per ounce as compared to US$189 per ounce in the corresponding period in 2001.

Obuasi Cash operating costs at Obuasi rose by 4.1% to US$201 per ounce in the nine-month period ended September 30, 2002, from US$193 per ounce in the corresponding period in 2001, due to lower mill grades and lower metallurgical recoveries. For the three months to September 30, 2002, cash operating costs per ounce were US$211 per ounce as compared to US$196 in the corresponding period in 2001. Underground production fell marginally during the nine-month period to 346,529 ounces in 2002 from 360,676 in 2001. Tailings retreatment produced 30,275 ounces for the nine-month period ended September 30, 2002, compared with 33,352 ounces in the corresponding period in 2001. Obuasi commenced surface mining during 2002 at its Homase concession resulting in production of 9,399 ounces (compared with zero ounces for the period in 2001).


Ayanfuri Gold production at Ayanfuri ceased in June 2001. In the nine months ended September 30, 2001, production at Ayanfuri was 11,517 ounces.


Bibiani Bibiani produced 182,217 ounces during the nine-month period ended September 30, 2002 at a cash operating cost of US$187 per ounce, compared to 186,355 ounces at a cash operating cost of US$172 per ounce in the corresponding period in 2001. For the three-month period ended September 30, 2002, cash operating costs were US$193 per ounce as compared to US$189 in the corresponding period in 2001. The reduction in gold production was due principally to reduced mill feed grade and reduced recoveries which, with increased operating costs, resulted in higher cash operating costs per ounce.

Iduapriem and Teberebie Gold production for the nine-month period ended September 30, 2002 was 139,456 ounces of gold, less than the 149,687 ounces of gold produced in the corresponding period in 2001. Cash operating costs were reduced to US$208 per ounce during this period in 2002 from US$215 per ounce during the period in 2001. For the three-month period ended September 30, 2002, cash operating costs were US$209 per ounce as compared to US$222 in the corresponding period in 2001. On May 17, 2002, a fire at the Iduapriem plant site caused damage to the elution circuit, including the carbon regeneration kiln. The repairs, costing some US$200,000, were completed on June 17, 2002. Production was affected for a 30 day period and dropped during that time by some 6,500 ounces.

Siguiri Siguiri produced 209,159 ounces at a cash operating cost of US$211 per ounce during the nine-month period in 2002, compared to 220,648 ounces at a cash operating cost of US$207 per ounce in the corresponding period in 2001. For the three-month period ended September 30, 2002, cash operating costs were US$226 as compared to US$185 in the corresponding period in 2001. Production for the nine-month period was impacted by lower feed grades and heavy rainfalls. The lower production and the cost of mining increased volumes of waste resulted in higher cash operating costs per ounce.

Freda-Rebecca Production for the nine-month period ended September 30, 2002 was 75,065 ounces at a cash operating cost of US$220 per ounce, compared to 81,594 ounces at US$217 per ounce in the corresponding period in 2001. Cash operating costs for the three-month period ended September 30, 2002 were US$212 per ounce as compared to US$225 in the corresponding period in 2001.
Production was down due to planned and unplanned maintenance downtime on the SAG mill and lower metallurgical recovery resulting from fluctuating throughput rates and reduced heap leach tank capacity.

Geita At the Geita mine total production for the nine-month period ended September 30, 2002 was 456,301 ounces, of which 50% is attributable to us, at a cash operating cost of US$153 per ounce, compared to 407,476 ounces at a cash operating cost of US$139 per ounce during the corresponding period in 2001. For the three-month period ended September 30, 2002, cash operating costs were US$155 per ounce as compared to US$140 in the corresponding period in 2001. Production for the nine-month period increased by 12% compared to the same period in 2001 due to increased plant throughput and higher grades. Cash operating costs were higher principally due to increased mining costs resulting from an increased strip ratio following a re-design and enlarging of the Nyankanga pit.


   Exploration and Corporate Administration

Exploration expenditure outside the mine sites during the nine-month period ended September 30, 2002 was lower at US$3.4 million, compared with US$4.3 million for the corresponding period in 2001, due to continued rationalization of non-mine site exploration expenditure. Corporate administration expenditure for the period was also lower at US$12.5 million during the nine-month period ended September 30, 2002, compared to US$15.0 million for the corresponding period in 2001.

   Depreciation

Total depreciation and amortization charges for the nine-month period ended September 30, 2002 were lower at US$72.6 million, compared with US$76.6 million during the same period in 2001, due to lower production in the nine months to September 30, 2002 compared to the corresponding period in 2001.

   Total Costs

Total costs before exceptional items but including depreciation and amortization for the nine-month period ended September 30, 2002 amounted to US$342.4 million, compared with US$340.3 million during the same period in 2001. The total costs per ounce increased from US$273 per ounce for the period in 2001 to US$281 per ounce for the same period in 2002, due to lower production.

   Exceptional Items

Exceptional items for the nine-month period to September 30, 2002, which were identified separately in the profit and loss account for the period, comprised the following:

     o Refinancing and restructuring costs of US$23.5 million incurred in refinancing our debt in June 2002 .

     o As provided for in the sale and purchase agreement entered into in 2000 in respect of the Geita mine, AngloGold transferred the neighboring Ridge 8 property to Geita in September 2002. The consideration of US$17.6 million will be left outstanding until the project finance loans are fully repaid by Geita. AngloGold has transferred to us, for no consideration, our 50% share of the receivable, which resulted in an exceptional gain of US$8.8 million. We have written down the value of this property to nil, thereby recording a compensating exceptional loss of US$8.8 million.

   Financing Costs

Net interest charges fell by 25% from US$23.5 million during the nine-month period ended September 30, 2001 to US$17.7 million during the same period in 2002. This significant reduction was due primarily to lower debt levels and lower interest rates compared to 2001.

   Taxation

The tax charge for the nine-month period ended September 30, 2002 was zero, which compares with a tax charge of US$4.2 million in the corresponding period in 2001.

Earnings

Earnings for the nine-month period ended September 30, 2002 before exceptional items were US$58.8 million, US$21.2 million higher than in the corresponding period in 2001. This increase was due to higher spot prices, lower interest charges and write-back of certain tax provisions no longer required. After exceptional items, earnings were US$35.3 million for the period compared to US$37.6 million in the corresponding period in 2001. Earnings per share were US$0.30 per share, compared with earnings per share of US$0.33 per share for the corresponding period in 2001.

Cash Flow

Cash inflow from operating activities for the nine months to September 30, 2002 was US$58.2 million, compared to US$66.6 million in the corresponding period in 2001. The reduction was due principally to the payment of refinancing and restructuring costs. Net interest payments in the period of US$17.5 million were US$1.9 million lower than the same period in 2001.

Capital expenditure for the nine months to September 30, 2002 was US$46.1 million, up US$11.1 million on the corresponding period in 2001 due to construction work at the Iduapriem CIL plant and increased expenditure at the Freda-Rebecca mine in respect of mining equipment and plant.

12 Months Ended December 31, 2001 Compared to 12 Months Ended December 31, 2000

Revenue

Total revenue for the year of US$554.4 million was 5% lower than last year's level of US$582.2 million, due to lower production. Spot revenue generated amounted to US$455.8 million (2000: US$485.2 million), and hedging income totaled US$98.6 million (2000: US$97.0 million). The average gold price realized during the year of US$335 per ounce was in line with the price realized in 2000.

Hedging

Hedging income for the year totaled US$98.6 million, of which US$41.6 million was realized from the closeouts of maturing hedging contracts and US$57.0 million was released from deferred hedging income i.e. income from previously closed-out hedging contracts.

In accordance with our accounting policy, income from early close-outs is credited to revenue for the originally designated delivery period. At December 31, 2001, deferred hedging income totaled US$65.6 million, compared to US$120.0 million for the corresponding period in 2000, of which US$35.0 million will be credited to revenue in 2002.

The table below shows the movement in fair value of the hedge book and its component parts:

                                             As at December 31,
                                               2001    2000     Movement
                                  (in US$ millions except valuation spot price)
-------------------------------------------------------------------------------
Forward Sales                                 117.6    93.3       24.3
-------------------------------------------------------------------------------
Puts:  Bought                                  52.7    24.5       28.2
       Sold                                    (1.7)   (1.6)      (0.1)
-------------------------------------------------------------------------------
Calls: Sold                                   (53.7)  (55.0)       1.3
       Bought                                   5.4     6.5       (1.1)
-------------------------------------------------------------------------------
Convertible Structures                         10.5    22.4      (11.9)
-------------------------------------------------------------------------------
Lease Rate Swaps                              (42.0)  (61.0)      19.0
-------------------------------------------------------------------------------
Total                                          88.8    29.1       59.7
-------------------------------------------------------------------------------
Valuation Spot Price (US$)                      277     273          4
-------------------------------------------------------------------------------

The fair value of each component is based on the prevailing gold spot price, US interest rates, gold forward rates and volatilities. The net increase in fair value of the hedge book in the period was primarily attributable to the reduction in US interest rates and time decay of the book.

We account for derivative contracts using hedge accounting and therefore these instruments are not marked-to-market on the balance sheet. The accounting treatment of these instruments under US GAAP differs from that under UK GAAP. Details of this difference are set out in note 31e to our consolidated financial statements included elsewhere in this prospectus.

Costs

   Cash Operating Costs

Total cash operating costs were US$190 per ounce as compared to US$187 per ounce in 2000, due to lower production primarily at Siguiri and Bibiani. Obuasi's cash operating costs however fell by 8% from US$208 per ounce in 2000 to US$192 per ounce in 2001.

Obuasi Cash operating costs at Obuasi decreased from US$208 per ounce in 2000 to US$192 per ounce in 2001, a drop of 8% due to the closure of high cost surface operations as well as cost control measures and re-engineering of mining and processing operations. Underground production fell marginally from 493,926 ounces in 2000 to 485,452 ounces in 2001. Tailings retreatment produced 42,999 ounces for the year ended December 31, 2001, compared to 43,756 ounces for the corresponding period in 2000.

Ayanfuri Gold production at Ayanfuri was 11,517 ounces in 2001, compared to 36,316 ounces in 2000, as the mine ceased operations in June 2001. Cash operating costs per ounce in 2001 were US$243 per ounce (2000: US$245 per ounce).

Bibiani Bibiani produced 253,052 ounces, compared to 273,711 ounces in 2000, at a cash operating cost of US$170 per ounce, compared to US$134 per ounce in 2000. The reduction in gold production was due to the reduced mill feed grade and lower recovery. This also resulted in higher cash operating cost per ounce.

Iduapriem and Teberebie Gold production for 2001 was 205,130 ounces, exceeding 193,868 ounces in 2000. Cash operating costs were reduced to US$214 per ounce from US$223 per ounce in 2000.

Siguiri Siguiri produced 283,199 ounces, compared to 303,381 ounces in 2000, at a cash operating cost of US$220 per ounce, compared to US$181 per ounce in 2000. Production and cash operating costs were impacted by lower than expected metallurgical recovery from the material stacked during the year.

Freda-Rebecca Full year production in 2001 was 102,654 ounces at a cash operating cost of US$222 per ounce, compared to 112,164 ounces at US$198 per ounce in 2000.

The economic and political situation in Zimbabwe during 2001 continued to pose a series of difficult problems for the management team. The lack of foreign exchange and the fixed exchange rate coupled with high inflation put severe pressure on the supply function, causing delays in receiving supplies.

Geita The Geita mine, in its first full year of production, produced a total of 545,562 ounces at a cash operating cost of US$143 per ounce, of which 50% is attributable to us. Following the sale of a 50% interest in Geita in December 2000, the Geita joint venture in 2001 is accounted for using the gross equity method of accounting.

   Exploration and Corporate Administration

Exploration expenditure during the year was lower at US$6.5 million, compared to US$14.2 million in 2000, due to rationalization of non-mine site exploration expenditure. Corporate administration expenditure for the year was also lower by 16% at US$21.2 million, compared to US$25.3 million in 2000, due to our cost reduction efforts.

   Depreciation

Total depreciation and amortization charges (before exceptional items) for the year were lower at US$94.9 million, compared to US$114.8 million in 2000, due to the asset impairment recorded at the end of 2000.

   Total Costs

Total costs before exceptional items but including depreciation and amortization for the year amounted to US$457.6 million, compared to US$493.1 million in 2000. The total costs per ounce fell from US$284 per ounce in 2000 to US$276 per ounce in 2001.

   Redundancy Costs

Total costs in 2000 included redundancy costs at Obuasi of US$3.0 million. In 2001 no further employees were made redundant and no further costs were charged.

   Financing Costs

Net interest charges fell by 43% from US$51.3 million in 2000 to US$29.4 million in 2001. This significant reduction was due primarily to lower debt levels as compared to 2000.

   Taxation

Total taxation charged to the profit and loss account amounted to US$6.8 million, compared to US$8.8 million in 2000. This included US$6.6 million of corporate tax for the current year, US$8.2 million in respect of prior years and a release of deferred tax of US$8.0 million.

Earnings

Earnings for the year more than doubled the level recorded in 2000, at US$62.7 million, compared to earnings before exceptional items in 2000 at US$30.5 million. This was due to lower depreciation and interest charges partly off-set by lower production. Earnings per share was US$0.56, compared to US$0.27 per share before exceptional items in 2000.

Dividend

The banking covenants under our then-existing revolving credit facility prohibited the payment of cash dividends at all times while our gross borrowings exceeded US$300.0 million. In light of these factors and the deficit on our reserves, we were unable to pay dividends for the year ended December 31, 2000. These covenants, which restricted our ability to pay dividends, were released when this revolving credit facility was refinanced on June 28, 2002. Our current revolving credit facility dated June 28, 2002 no longer restricts our ability to pay dividends. However, we did not pay a dividend for the year ended December 31, 2001 and will not for the year ended December 31, 2002 because of the deficit on our reserves.

Cash Flow

The net cash inflow from operating activities was US$95.4 million, compared to US$149.4 million in 2000. The reduction in 2001 was due principally to the non-consolidation of Geita following the sale of a 50% interest in December 2000 and lower cash flows from other operations.

Net interest paid decreased to US$22.4 million, compared to US$56.4 million in 2000, following the reduction in amounts outstanding on our then-existing revolving credit facility in December 2000. Capital expenditure reduced to US$49.6 million, compared to US$145.6 million in 2000, after the completion of the Geita project in 2000. Expenditure in 2001 comprised US$30.1 million invested at the Obuasi mine and US$19.5 million at other mines.

Cash inflows from management of liquid resources of US$9.7 million, compared to US$13.3 million in 2000, primarily resulted from a reduction in funds on deposit as collateral for a loan to Ashanti Goldfields Zimbabwe Limited.

Cash outflows relating to financing activities decreased to US$40.6 million, compared to US$186.3 million in 2000, primarily representing repayments on our then-existing revolving credit facility, together with repayments on other loans.

Capital Expenditure

Our capital expenditure decreased from US$145.6 million in 2000 to US$49.6 million in 2001, primarily due to the completion of the Geita project in 2000. Our capital expenditure during 2001 included US$30.1 million at Obuasi and US$19.5 million at the other mines, excluding Geita. Ashanti's 50% share of Geita's 2001 capital expenditure amounted to US$7.5 million.

12 Months Ended December 31, 2000 Compared to 12 Months Ended December 31, 1999

Revenue

Total revenue for the year was maintained at US$582.2 million, compared to US$582.1 million in 1999, despite the lower average realized gold price of US$335 per ounce, compared to US$372 per ounce in 1999. This was due to an 11% increase in production in 2000, to 1,737,264 ounces from 1,561,536 ounces in 1999.


Spot revenue generated amounted to US$485.2 million, compared to US$438.1 million in 1999.


Hedging


Hedging income totalled US$97.0 million, of which US$54.4 million was realized from the close-outs of maturing hedging contracts and US$42.6 million was released from deferred hedging income i.e. income from previously closed-out hedging contracts.

In accordance with the Company's accounting policy, income from early close-outs is credited to revenue in the originally designated delivery period. At December 31, 2000, deferred hedging income totalled US$120 million of which US$54 million will be credited to revenue in 2001.

At December 31, 1999, deferred hedging income totaled US$157 million.


The table below shows the movement in fair value of the hedge book and its component parts:


                                           As at December 31,
                                        2000    1999    Movement
                             (in US$ millions except valuation spot price)
--------------------------------------------------------------------------
Forward Sales                           93.3     48.8     44.5
--------------------------------------------------------------------------
Puts: Bought                            24.5     16.7      7.8
      Sold                              (1.6)    (1.3)    (0.3)
--------------------------------------------------------------------------
Calls: Sold                            (55.0)  (129.5)    74.5
       Bought                            6.5     47.4    (40.9)
--------------------------------------------------------------------------
Convertible Structures                  22.4     (9.5)    31.9
--------------------------------------------------------------------------
Lease Rate Swaps                       (61.0)  (203.8)   142.8
--------------------------------------------------------------------------
Total                                   29.1   (231.2)   260.3
--------------------------------------------------------------------------
Valuation Spot Price (US$)               273      290      (17)
--------------------------------------------------------------------------



The fair value of each component is based on the prevailing gold spot price, US interest rates, gold forward rates and volatilities. The net increase in fair value of the hedge book in the period was primarily attributable to the reduction in US interest rates, spot price and time decay of the book.


We account for derivative contracts using hedge accounting, and therefore these instruments are not marked-to-market on the balance sheet. The accounting treatment of these instruments under US GAAP differs from that under UK GAAP. Details of this difference are set out in Note 31e to our consolidated financial statements included elsewhere in this filing.

Costs

   Cash Operating Costs

Obuasi Cash operating costs at Obuasi decreased from US$222 per ounce in 1999 to US$208 per ounce in 2000, a drop of 6.3%, due to improved costs control and the closure of high cost surface mining. Underground production increased marginally from 490,013 ounces in 1999 to 493,926 ounces in 2000, at a cash operating cost of US$204 per ounce compared to US$206 per ounce in 1999. Surface gold production declined from 209,797 ounces in 1999 to 103,306 ounces at a cash operating cost of US$267 per ounce in 2000, compared to US$277 per ounce in 1999, due to the phasing out of surface mining in 2000. Tailings retreatment produced 43,756 ounces for the year ended December 31, 2000, compared to 43,301 ounces in 1999, at a cash operating cost of US$114 per ounce, compared to US$144 per ounce in 1999.

Ayanfuri Gold production at Ayanfuri fell by 18% to 36,316 ounces in 2000, compared to 44,424 ounces in 1999, as ore reserves were gradually depleted. Consequently cash operating costs increased from US$202 per ounce in 1999 to US$245 per ounce in 2000 on the lower level of gold production.

Bibiani Bibiani achieved another year of record gold production of 273,711 ounces, compared to 261,899 ounces in 1999, at a cash operating cost of US$134 per ounce, compared to US$162 per ounce in 1999, maintaining its position as our lowest cash cost producer during this period. The fall in cash operating costs was due to continuing efficiencies and increased production.

Iduapriem and Teberebie Production at Iduapriem and Teberebie was 193,868 ounces for 2000, compared to 163,700 ounces in 1999, at a cash operating cost of US$223 per ounce, compared to US$248 per ounce in 1999. Higher throughput grades achieved during the year accounted for the increase in production and lower cash operating costs. In June 2000 we acquired the adjacent Teberebie mine from Pioneer Goldfields.

Production for the period to December 2000 was 26,976 ounces at a cash operating cost of US$161 per ounce.

Siguiri Siguiri produced a record 303,381 ounces, compared to 239,218 ounces in 1999, at a cash operating cost of US$181 per ounce, compared to US$185 per ounce in 1999. Cash operating costs were adversely affected by lower mined and stacked grades, and a 50% increase in the price of diesel fuel.

Freda-Rebecca Production at Freda-Rebecca in 2000 was 112,164 ounces, at a cash operating cost of US$198 per ounce as against 109,184 ounces at US$174 per ounce in 1999. The economic and political situation in Zimbabwe during the year, particularly the lack of foreign exchange and fixed exchange rate, coupled with high inflation, accounted for the increase in cash operating costs during the year.

Geita Geita mine was commissioned in June 2000, and produced a total of 176,836 ounces during the year at a cash operating cost of US$145 per ounce.

   Exploration and Corporate Administration

Exploration expenditure for the year was higher at US$14.2 million, compared to US$12.4 million in 1999. This was primarily due to increased drilling exploration at the mines and on the Pangea property in Tanzania. Corporate administration expenditure for the year totaled US$25.3 million, compared to US$25.8 million in 1999.

   Depreciation

Depreciation and amortization charges (excluding exceptionals) were maintained at US$114.8 million, compared to US$114.9 million in 1999.

   Total Costs

Total costs (before exceptional items) including depreciation and amortization amounted to US$493.1 million, compared to US$485.8 million in 1999. The total costs per ounce fell from US$311 per ounce in 1999 to US$284 per ounce in 2000.

   Exceptional Items

Exceptional items in 2000, which were identified separately in the profit and loss account for the period, comprised the following:

   Exceptional gain:

o Profit arising from the disposal of 50% interest in the Geita mine amounting to US$51.2 million

   Exceptional charges:

o In view of the then-continued low gold price environment, an impairment review was carried out in 2000. This resulted in the reduction in the carrying value of the mining assets at Obuasi, Freda-Rebecca and Kimin totaling US$193.5 million.

o We agreed, as part of our negotiations with our banks and hedge counterparties, during the period leading up to the Geita sale, to close out certain hedge positions which resulted in an exceptional loss of US$14.7 million. In connection with this closeout, we settled US$6.9 million in cash, and the remaining US$7.8 million was treated as a borrowing under our then-existing revolving credit facility.

o Included in operating expenses for the year ended December 31, 1999 was a charge of US$17 million for redundancy costs associated with the decision to close the surface mining operations, certain treatment plants, and low capacity shafts at the Obuasi mine. A further charge of US$3 million for redundancy costs was included in operating expenses for the year in respect of these closures.

o Loss on the sale of a 50% interest in Carmeuse Lime Products (Ghana) Limited of US$4.6 million.

o In 1999 a write down of US$171.1 million was made against the carrying value of assets at Obuasi following the decision to cease surface mining, to close low capacity shafts and to close a treatment plant.

   Financing Costs

Net interest costs charged to the profit and loss account for the year totaled US$51.3 million, compared to US$29.9 million in 1999. During the year US$4.4 million (compared to US$1.8 million in 1999) was capitalized in respect of interest costs incurred during the development of the Geita mine. The increased interest charges were due to increased debt levels and higher interest rates.

   Taxation

Total taxation charged to the profit and loss account amounted to US$8.8 million, compared to US$2.7 million in 1999. Taxation recorded in 2000 includes tax relating to the adjustment of prior year tax amounting to US$4.5 million and a provision for taxes arising from the disposal of 50% interest in Geita of US$3.0 million.

Earnings

Earnings before exceptional operating costs, provision for loss on disposal of fixed assets and profit on sale of business were US$30.5 million, compared to US$66.1 million in 1999. The reduction in earnings was due to lower realized gold prices and higher interest charges, off-set by increased production and reduced cash operating costs. After exceptional items we incurred a loss of US$141.1 million, compared to a loss of US$183.9 million in 1999.

Dividend

The banking covenants in our then-existing revolving credit facility prohibited the payment of cash dividends unless gross borrowings were less than or equal to US$300.0 million. In the light of these factors, and the deficit on reserves, no dividend was paid for 2000.

Cash Flow

The net cash inflow from operating activities was US$149.4 million, compared to US$120.3 million in 1999. Net interest paid was US$56.4 million, compared to US$28.8 million in 1999, and US$145.6 million was invested in completing the Geita mine and developing our other mines.

In June 2000, we acquired the Teberebie mine in Ghana for a purchase consideration of US$18.8 million plus assumption of US$8.3 million of debt. US$5.0 million was paid on completion and the balance of US$13.8 million is payable over the following five years. In August 2000 we sold certain assets (which formed part of the Teberebie acquisition) for US$5.0 million.

Our sale of a 50% interest in the Geita mine was completed on December 15, 2000. The cash consideration from the sale totaled US$335.0 million (including $205.0 million of cash consideration and $130.0 million of project financing proceeds) and was applied to reduce debt, after meeting disposal costs. An additional consideration of US$2.8 million was received from AngloGold in accordance with the terms of the sale agreement in respect of certain items of capital expenditure and interest.

Capital Expenditure

Capital expenditure decreased to US$145.6 million (compared to US$189.0 million in 1999) as a result of reduced spending across our companies, particularly at Obuasi where the capital expenditure fell from US$59.2 million in 1999 to US$32.6 million. The expenditure in 2000 included payments incurred in respect of the development of the Geita mine totaling US$85.7 million.

Differences between UK GAAP and US GAAP

The net profit for the nine months ended September 30, 2002 of US$35.3 million (compared to a 2001 net profit of US$37.6 million) under UK GAAP compares with a net loss of US$92.2 million (compared to a 2001 net loss of US$15.3 million) under US GAAP. Shareholders' equity as of September 30, 2002 of US$416.6 million under UK GAAP compares with shareholders' equity of US$214.9 million under US GAAP.

The net profit for 2001 of US$62.7 million, net loss for 2000 of US$141.1 million and net loss for 1999 of US$183.9 million, under UK GAAP, compare with net income of US$65.4 million, a net loss of US$349.1 million and a net loss of US$335.4 million, respectively, under US GAAP. Shareholders' equity for 2001 of

US$338.3 million and shareholders' equity for 2000 of US$274.7 million, under UK GAAP, compare with shareholders' equity of US$308.5 million and shareholders' equity of US$178.3 million, respectively, under US GAAP.

The differences arise principally from the differing accounting treatment for amortization of goodwill and other intangible assets, impairment of long-lived assets, deferred income taxes, capitalized interest, financial instruments, warrants, write-down of non-recourse loans, asset write-back, prepaid forward gold facility, pensions, environmental provisions and minority interest. Details of the reconciling differences are given in note 31 to our consolidated financial statements and note 11 to our unaudited interim financial information included elsewhere in this filing.

Liquidity and Capital Resources

Our net debt level as at December 31, 2001, was US$270.7 million. Our net debt level (including the MENs) as at September 30, 2002, was US$232.3 million. These amounts exclude our 50% share of the US$113.4 million non-recourse Geita project finance loan, which is fully drawn.

We also secured an extension of our working capital facilities on a voluntary basis from our then-existing lending banks by way of extension, to December 30, 2002, of the drawdown period in our then-existing revolving credit facility in respect of US$25.4 million of that credit facility. No drawings were made under our then-existing revolving credit facility during 2001. The amounts outstanding under that facility fell from US$88.8 million in 2000 to US$55.0 million in 2001. This working capital facility was cancelled in June 2002 when we entered into our current revolving credit facility described below.

On January 25, 2002, we announced a proposed restructuring of our then-existing exchangeable notes through a scheme of arrangement under which the exchangeable notes would be canceled and exchanged for approximately 14.8 million ordinary shares and US$163 million of new exchangeable guaranteed notes.

On June 28, 2002, we announced that we had withdrawn the proposed restructuring described above and that we had effected a refinancing of the then-existing revolving credit facility and then-existing exchangeable notes using the proceeds arising from an alternative cash redemption financing plan. We also reached agreement with our hedge counterparties for continued margin-free trading.

The cash redemption plan, which was implemented on June 28, 2002, involved the repayment of the credit facility and the notes from the proceeds of:

     o    an enlarged US$200 million, five year revolving credit facility;

     o the early exercise of 70.3% of our warrants previously issued to certain of our lenders and hedge counterparties, which raised approximately US$41.8 million; and

     o US$75.0 million mandatorily exchangeable notes, which where issued to Lonmin at par and for cash.


The proceeds of this financial restructuring were used to repay US$219 million of our then-existing notes, repay US$48 million of our then-existing revolving credit facility and meet refinancing costs with the balance being used to fund ongoing operations.

The US$75 million of MENs convert into equity on completion of this rights issue. As at September 30, 2002, the new enlarged US$200 million facility has been drawn down as to US$157 million.



Our recent refinancing is further detailed in "Additional Information" below.

   Working Capital

Management believes that our working capital resources, by way of internal sources and banking facilities, are sufficient to fund our currently foreseeable future business requirements.

   Significant Change

There has been no significant change in the financial or trading position of our group since September 30, 2002, being the date of our unaudited third quarter results.

Contractual Obligations and Commercial Commitments

Our contractual obligations and commercial commitments consist primarily of credit facilities, as described above. The related obligations as at September 30, 2002 are set out below:

                                                Payments due by period (US$ million)
                                                     Less than   1 - 2   2 - 5   After 5
Contractual Obligations                      Total    1 year     years   years   years
----------------------------------------------------------------------------------------
Debt (including capital lease obligations)   272.9      6.7       3.0    147.2    116.0
Capital commitments                            4.4      4.4        --       --       --
Deferred purchase consideration                8.8      3.0       3.0      2.8       --
----------------------------------------------------------------------------------------
Total Contractual Cash Obligations           286.1     14.1       6.0    150.0    116.0
----------------------------------------------------------------------------------------

Off Balance Sheet Financing Arrangements

We have not entered into any off balance sheet transactions, arrangements or other relationships with unconsolidated special purpose entities or other persons that are reasonably likely to affect materially liquidity or the availability of or requirements for capital resources.

Capital Expenditures

The following table sets forth our expenditures (including capitalized exploration) on our properties for the last three years.

                                      2001           2000           1999
                                      US$m           US$m           US$m
------------------------------------------------------------------------
Obuasi                                30.1           32.6           59.2
Bibiani                                1.0            2.8            6.9
Siguiri                                7.0           11.6           21.2
Freda-Rebecca                          6.8            4.8           10.2
Geita mine construction                 --           85.7           82.5
Iduapriem                              3.6            2.6            2.1
Others                                 1.1            5.5            6.9
------------------------------------------------------------------------
                                      49.6          145.6          189.0
========================================================================

Capital expenditure at Obuasi related principally to the mechanization of transportation, hoisting processes and development expenditure for the underground operations in order to increase ore production as the high cost surface operations were phased out.

Siguiri expenditure in 1999 included US$9.8 million on the completion of the expansion and US$6.6 million on heap leach development.

Expenditure at Geita reflects the construction of the mine which was completed in June 2000. Following the disposal of 50% of Geita, it is no longer our subsidiary.

Exploration and New Business Expenditures

Our expenditures on exploration, development and new business activities for the past three years are as follows:

                                      2001          2000           1999
                                                   (US$m)
-----------------------------------------------------------------------
Burkina Faso                           0.2           0.3            0.9
Mali                                   0.4           1.6            0.5
Ghana                                  1.4           3.4            3.9
Guinea                                  --            --             --
Tanzania                               0.8           5.6            2.5
Cote d'Ivoire                          0.7           0.5            0.5
Zimbabwe                               0.4           0.7            1.5
Democratic Republic of Congo           1.4           1.5            0.9
Other Countries                        1.2           0.6            1.7
-----------------------------------------------------------------------
Total Exploration Cost                 6.5          14.2           12.4
=======================================================================


Realization of current assets

Under UK GAAP, ore in stockpiles of US$16.2 million and US$17.3 million as at December 31, 2001 and 2000 respectively, are recorded in current assets, within stocks, while under US GAAP, ore in stockpiles is included in non-current assets. Under US GAAP the classification of ore in stockpile in non-current assets is appropriate given that, while it is management's intention to process the stockpiled ore prior to the end of the mine life, there is not reasonable certainty that that ore will be processed within the next 12 months.

There is an estimation involved in the assessment of ore in stockpiles, particularly as to the period in which ore in stockpiles will be processed. There is also a possibility that changes in the economic or operating environment as well as future changes in the mine plan could result in ore in stockpiles never being processed. However, it is our intention to process all of our stockpiled ore that is included in stocks before the end of the life of the mine to which the ore relates.


Quantitative and Qualitative Disclosures About Market Risk

Gold Price Risk

Our principal business is the mining and processing of gold. Our revenues and cash flows are therefore strongly influenced by the price of gold, which can fluctuate widely and over which we have no control.

Our principal market risk exposure relates to changes to the market price of gold and gold lease rates. We also have limited exposure to currency risk and interest rate risk.

Like many other gold producers, we engage in hedging activities to protect our cashflows against the risk of decreases in the gold price. Prior to its amendment in February 2000, our previous revolving credit facility required us to hedge certain amounts of gold. Whilst this requirement was deleted as part of an amendment in February 2000, our new revolving credit facility and margin-free trading letter require us to comply with our strategies outlined in the current hedging policy. The hedging instruments employed by us are discussed in more detail below.

   Objectives

Our gold hedging program has the primary objective of providing us with sufficient gold price protection to enable us to meet our cashflow obligations as they fall due. This objective takes into account the level of commitments, in terms of operating costs, capital expenditure and debt service obligations, relative to the potential fluctuations in the gold price. We pursue our objective in a manner that is intended to preserve, to the extent that is reasonably possible, our ability to benefit from potential increases in the gold price.

   Strategy and Policy

The major goals of our hedging policy, which will be monitored and reviewed by our Risk Management Committee, will be to:

o limit our commitments to a maximum of 50% of attributable production. Attributable production normally includes all the proven and probable reserves of mines in which we or our subsidiaries hold an interest of more than 50% and otherwise the relevant percentage of proven and probable reserves where we or our subsidiaries hold at least a 20% interest in the relevant mine. However, there will be excluded from this calculation production from certain project financed assets (although, with the approval of the relevant majority of hedge counterparties, production following the planned date for repayment of such project financing may be included) and, subject to certain exceptions, production from other mines where the physical assets of the mine are secured in favor of our senior lenders,

o limit our aggregate commitments and those of our project financed entities (for so long as any person has recourse to us in relation to a project financing) to a maximum of 75% of attributable production (excluding any production attributable to such project financed entities),

o for so long as any person has recourse to us in relation to a project financing, limit (without the approval of the relevant majority of hedge counterparties) the aggregate commitments relating to all project financed entities (where there is a recourse to us in respect of such entities) to not more than 4.50 million ounces, and

o ensure that all hedging transactions (other than hedging transactions of project financed entities) are entered into so as to move towards certain defined target limits for (i) "protection" contracts (being hedging contracts providing us with the right or obligation to sell gold at set prices e.g. by use of forward contracts or put options); (ii) "commitment" contracts (being hedging contracts which commit us to provide gold or cash equivalent at an agreed price as a contractual obligation or at the counterparty's option e.g. by use of forward contracts, sold call options or other cash settlement arrangements) and (iii) gold lease rate exposures.

The table below compares, as at December 31, 2001, the contents of the hedge book with the goals set by our current hedge policy.

                           Existing Hedge Book             Hedge Policy
                           --------------------   ------------------------------
                              % of                                    (Outside)/
                            forecast    million             million     within
                           production   ounces              ounces      policy
     ---------------------------------------------------------------------------
     Committed ounces          61%        7.5     Maximum     6.0        (1.5)
     Protected ounces          41%        5.1     Minimum     3.5         1.6
     Lease rate swaps          41%        5.0     Maximum     2.9        (2.1)

Forecast gold production over the life of the hedge book
(excluding Geita production for the period of the
project finance i.e. 2002-2007):                             12.3 million ounces
Total proven and probable reserves (including Geita at 50%): 22.3 million ounces

The table below compares, as at September 30, 2002, the contents of the hedge book with the goals set by our current hedge policy.

                           Existing Hedge Book             Hedge Policy
                           --------------------   ------------------------------
                              % of                                    (Outside)/
                            forecast    million             million     within
                           production   ounces              ounces      policy
     ---------------------------------------------------------------------------
     Committed ounces          60%        6.7     Maximum     5.7        (1.0)
     Protected ounces          44%        5.0     Minimum     3.3         1.7
     Lease rate swaps          24%        2.8     Maximum     2.9         0.1

The existing hedge book column shows the number of committed ounces, protected ounces and lease rate swap ounces of the hedge book as at September 30, 2002, both in ounces and as a percentage of forecast production. The hedge policy column shows the amount of committed ounces, protected ounces and lease rate swap ounces, which would be called for by the target limits of our current hedge policy. The final column shows the difference between the contents of the hedge book and the revised policy's target limits as at September 30, 2002.

The table above shows that protection levels are fully implemented as set out in the hedging policy. As at September 30, 2002, notional lease rate swap volumes are implemented as set out in the hedging policy. However, owing to differing amortization profiles between lease rate swaps and protection contracts, lease rate swap volumes are not fully implemented over the life of the hedge book. A further notional reduction of 250,000 ounces of lease rate swaps is required for full hedge policy implementation. Commitment ounces need to be reduced by the amount shown on the table for full implementation. There are no set deadlines for compliance with these goals, as our ability to affect restructurings is dependant upon market conditions.

   Margin-Free Arrangements

   Hedging other than Geita

Under our previous margin-free trading letter we would have benefited from margin-free trading with our hedge counterparties until December 31, 2002 and from increased margin thresholds until December 31, 2004, subject in each case to compliance with covenants and no event of default being declared. However, in order to implement the refinancing, we needed to enter into appropriate continuing margin free arrangements in respect of our hedging activities for the period after December 31, 2002. We achieved this by the execution of the interim margin-free agreements (which have now terminated) and the new margin-free trading letter which has now become effective and replaces the interim margin-free arrangement.

The new margin-free trading letter provides for margin-free trading on an ongoing basis. The existing counterparties have agreed that, amongst other things, any rights to call for margin are canceled and that no new hedging agreements will benefit from rights to call for margin. If these provisions and other provisions are breached, or if we are no longer in compliance with the hedge policy which is currently in place or if the hedge policy is amended other than with the approval of an appropriate majority of the hedge counterparties, then the hedge counterparties will have a right to terminate their hedging agreements with us.

   Geita hedging


Our Geita joint venture also engages in hedging transactions in respect of its production. The hedges are carried out on a margin-free basis. However, if at any time the aggregate marked-to-market value of the Geita hedge book exceeds US$132.5 million (negative), we will be restricted from receiving cash from the joint venture until the marked-to-market value of the hedge book reduces below that threshold. The hedging arrangements also provide for events of default and termination events which could lead to early close-outs or lead to a default in Geita's US$135.0 million project finance facility. The threshold of US$132.5 million will increase during the life of the Geita facility as principal repayments are made and additional coverage becoming available under the political risk insurance. While we have not directly guaranteed the Geita joint venture's obligations under either the hedges or the project finance facility, any early close-outs of the hedges or a default under the project finance would reduce revenues to us from the Geita joint venture and/or reduce the value of its assets as stated in our balance sheet.


   Hedging as at September 30, 2002:

As at September 30, 2002, our hedge book had a negative marked-to-market value of US$46.0 million based on a spot price of US$323 per ounce and our 50% share of the Geita hedge book had a negative marked-to-market value of US$32.6 million.

As at September 30, 2002, we had 5.05 million ounces of protection at an average rate of US$358 per ounce, with commitments to deliver 6.77 million ounces at an average price of US$345 per ounce. Over the life of the hedge book (excluding Geita's production for the period of the project finance 2002-2007), we had 44% of forecast production protected and 60% of forecast production committed.


During the three-month period ended September 30, 2002, we effected a significant reduction in our floating lease rate exposure. The total floating lease rate exposure was reduced by 1.6 million ounces from 4.38 million ounces to 2.78 million ounces.

The following table sets out our hedge portfolio as at September 30, 2002:

                                                                                                                   Marked-to-
                                                                                                                  market Value
                                                                                                                    Sept 02
                         2002      2003       2004       2005       2006       2007     Thereafter    Totals      (US$million)
------------------------------------------------------------------------------------------------------------------------------
Forward Sales (ounces)   132,299     754,392     529,992     520,996     410,000     340,000    1,587,688   4,275,367      6.3
(US$/ounce)                  334         345         352         347         355         357          365         355
------------------------------------------------------------------------------------------------------------------------------
Puts:
Bought (ounces)           37,500      50,000     111,200     111,200     111,200     111,200      237,600     769,900     31.4
(US$/ounce)                  385         354         370         370         370         370          378         372
------------------------------------------------------------------------------------------------------------------------------
Calls:
Sold (ounces)            323,175     640,692     628,972     425,528     312,056     391,076      747,193   3,468,692    (88.4)
(US$/ounce)                  331         337         339         344         377         372          380         355
------------------------------------------------------------------------------------------------------------------------------
Bought (ounces)           45,000     240,000     280,000      60,000     172,996     172,996            0     970,992      7.7
(US$/ounce)                  336         429         444         380         418         418            0         422
------------------------------------------------------------------------------------------------------------------------------
Subtotal (ounces)        278,175     400,692     348,972     365,528     139,060     218,080      747,193   2,497,700    (80.7)
------------------------------------------------------------------------------------------------------------------------------
Summary:
Protected (ounces)       169,799     804,392     641,192     632,196     521,200     451,200    1,825,288   5,045,267
------------------------------------------------------------------------------------------------------------------------------
Committed (ounces)       410,474   1,155,084     878,964     886,524     549,060     558,080    2,334,880   6,773,066
------------------------------------------------------------------------------------------------------------------------------
Lease Rate Swap
(ounces)                       0   2,412,000   2,272,000   2,374,500   2,038,500   1,702,500    1,441,500                 (3.0)
------------------------------------------------------------------------------------------------------------------------------

Expected gold production as at December 31, 2001 (excluding Geita production for the period of the project finance i.e. 2002-2007), less production for the nine-month period
ended September 30, 2002                                                                       11,347,000
                                                                                               ----------
Total committed ounces as a percentage of total expected production (excluding Geita
production for the period of the project finance i.e. 2002-2007)                                                            60%
-------------------------------------------------------------------------------------------------------------------------------

NOTES:

Under US GAAP, following the implementation of SFAS 133 during 2001, these instruments are all marked-to-market and reported at fair market value.

Protected ounces include net bought put options plus forward sales.

Committed ounces include net call options sold plus forward sales (and so there is some overlap between the figures for 'protected' and 'committed' ounces).

Details of Hedging Contracts outstanding at September 30, 2002:

Forward Sales:

Forward sales contracts are entered into to lock in the future price of gold for the anticipated sale of our production. Since we are exposed to the risk of fluctuations in the future price of gold, forward sales contracts are employed as part of our hedging strategy to minimize the risk of future gold prices falling. A total of 4.28 million ounces have been sold forward at an average price of US$355 per ounce.

Put Options:

We have purchased 769,900 ounces of put options that give us the right, but not the obligation, to sell gold at certain strike prices. The average strike price is US$372 per ounce.

Call Options:

We have sold 3.47 million ounces of call options at an average strike price of US$355 per ounce. As a partial offset, we have bought 970,992 ounces of call options at an average strike price of US$422 per ounce.

Gold Lease Rate Swaps:

A gold lease rate swap is a contract whereby we and a counterparty select a notional amount of gold, and thereafter over the life of the contract one party pays a fixed lease rate based on that amount of gold and the other party pays a floating lease rate based on the same amount of gold.

Lease rate swaps are entered into in conjunction with forward sales contracts to hedge the anticipated sales of our gold production. The forward price for gold is derived, in part, from the current spot rates plus a premium derived from LIBOR-based interest rates less the fixed gold lease rates for a term consistent with the term of the forward contract. Lease rate swaps alter the fixed gold lease rate in the gold forward price to a floating gold lease rate. The combination of a lease rate swap and a forward contract creates a forward contract with a floating forward rate that adjusts for changes in the short term gold lease rates.

As of September 30, 2002, a maximum of approximately 2.41 million ounces of our hedged production will be exposed to the floating three-month lease rate at any one time.

The lease rate swaps can be broken down into the following types (under all of these contracts we receive a lease rate income, which can be regarded as compensation for the lease rate exposure that we take on):

                                                               Volume     Fixed
Description                                                     (ozs)      Rate
--------------------------------------------------------------------------------
Ashanti pays a quarterly floating rate and receives a
quarterly weighted average fixed rate of 1.80%                2,437,000    1.80%
--------------------------------------------------------------------------------
Ashanti pays a quarterly floating rate and receives a
fixed amount of dollars at maturity. The quarterly amount
is rolled until maturity of each forward contract. The
fixed amount for each contract is calculated using the
formula:
Volume*Years To Maturity*US$302*2.00%. The next rate set
is in 2004                                                      340,000    2.00%
--------------------------------------------------------------------------------
TOTAL                                                         2,777,000
--------------------------------------------------------------------------------

   Marked-to-market Valuations

On September 30, 2002, the portfolio had a negative marked-to-market value of US$46.0 million. This valuation was based on a spot price of $323 and the then prevailing applicable US interest rates, gold forward rates, volatilities and guidelines provided by the Risk Management Committee of the Board. The delta at that time was 5.87 million ounces negative. This implies that a US$1 increase in the price of gold would have a US$5.9 million negative impact (approximate) on the marked-to-market valuation of the hedge book. Movements in US interest rates, gold lease rates, volatilities and time will also have a sizeable impact on the marked-to-market. All these variables can change significantly over short time periods and can consequently materially affect the marked-to-market valuation of the hedge book.

The approximate breakdown by type of the marked-to-market valuation at September 30, 2002 was as follows:

                                                                     US$ million
--------------------------------------------------------------------------------
Forward contracts                                                           6.3
European Put options (net bought)                                          31.4
European Call options (net sold)                                          (80.7)
Lease rate swaps                                                           (3.0)
--------------------------------------------------------------------------------
                                                                          (46.0)
================================================================================

Under US GAAP, following the implementation of SFAS 133 during 2001, these instruments are all marked-to-market and reported at fair market value. The related net unrealized gains or losses are reported as a component of net income, except for the transitional adjustment at January 1, 2001, which is reported as accumulated other comprehensive income.

   Hedge Book Sensitivities

All of the projections set out below are forward looking statements and have been prepared to provide supplementary information, based on the assumptions and sensitivities set out below and the hedge book as at September 30, 2002. Accordingly, the actual realized prices, cash flows, marked-to-market values and portfolio sensitivities could differ materially from those set out below as a result of a number of factors including changes in market conditions and active management of the hedge book.

   Marked-to-market Projections

The following table shows projected marked-to-market values of the portfolio for specified dates at specified spot gold prices. These marked-to-market values are calculated based on market conditions at September 30, 2002 using mid-market rates and no volatility skew for options is assumed. Note also that there is one lease rate swap that is not paid out immediately but is paid out in line with forward sales - for this a fixing rate of two percent is assumed. All amounts are in US$ millions.

Spot     US$250/oz   US$275/oz   US$300/oz   US$325/oz   US$350/oz   US$375/oz   US$400/oz
------------------------------------------------------------------------------------------
Dec-02    356.06      232.86      103.99      (32.26)    (176.09)     (325.54)    (478.02)
Dec-03    323.23      221.79      116.45        5.74     (111.03)     (232.67)    (356.89)
Dec-04    290.66      205.90      118.66       27.94      (66.66)     (164.40)    (264.13)
Dec-05    252.72      183.72      113.12       40.39      (34.79)     (112.33)    (191.72)
Dec-06    217.44      161.31      103.99       44.88      (16.57)      (80.49)    (146.52)
Dec-07    183.85      138.74       92.98       46.15       (2.26)      (52.61)    (104.89)
Dec-08    152.63      116.11       79.19       41.76        3.71       (35.03)     (74.47)
Dec-09    114.10       87.65       60.89       33.66        5.86       (22.49)     (51.38)
Dec-10     74.42       57.44       40.29       22.78        4.72       (14.06)     (33.62)
Dec-11     45.51       35.21       24.87       14.38        3.62        (7.57)     (19.25)
Dec-12     20.33       15.49       10.64        5.78        0.87        (4.12)      (9.26)
Dec-13        --          --          --          --          --           --          --

   Cash Flow Projections

The following table shows a breakdown of the cash flows that would be received or paid under specified spot and lease rate assumptions. The specified lease rates are used for all resets, i.e., one month, three months and six months. The specified spot price is used to cash-settle all contracts. All amounts are in US$ millions.

Spot                  US$250/oz                  US$275/oz                 US$300/oz
Lease Rate     1%       2%       3%       1%       2%       3%       1%       2%       3%
-------------------------------------------------------------------------------------------
2002          22.97    22.97    22.97    18.85    18.85    18.85    14.73    14.73    14.73
2003          80.14    77.38    74.63    60.25    57.22    54.19    40.36    37.06    33.76
2004          72.32    66.46    60.59    56.76    50.31    43.86    41.20    34.17    27.13
2005          68.37    62.94    57.52    52.98    47.02    41.05    37.60    31.09    24.58
2006          60.04    55.26    50.47    47.37    42.10    36.83    34.69    28.94    23.20
2007          52.93    48.79    44.64    41.94    37.37    32.81    30.94    25.96    20.98
2008          45.73    42.09    38.46    36.99    32.99    29.00    28.25    23.89    19.53
2009          48.62    45.54    42.45    38.44    35.04    31.65    28.25    24.55    20.85
2010          46.12    43.65    41.18    36.62    33.90    31.18    27.11    24.14    21.17
2011          32.67    30.80    28.93    25.97    23.92    21.86    19.27    17.03    14.78
2012          27.49    26.06    24.63    22.04    20.48    18.91    16.60    14.89    13.18
2013          21.79    20.51    19.23    17.03    15.62    14.21    12.27    10.73     9.19
-------------------------------------------------------------------------------------------
Total        579.19   542.45   505.70   455.24   414.82   374.40   331.27   287.18   243.08
-------------------------------------------------------------------------------------------

Spot                US$325/oz                 US$350/oz
Lease Rate     1%       2%       3%      1%       2%       3%
---------------------------------------------------------------
2002           9.80     9.80     9.80    0.82     0.82     0.82
2003          19.03    15.45    11.87   -8.15   -12.00   -15.86
2004          24.39    16.76     9.14    2.98    -5.23   -13.44
2005          22.22    15.17     8.12    2.01    -5.59   -13.18
2006          22.01    15.79     9.56    9.09     2.38    -4.32
2007          19.94    14.55     9.15    7.91     2.10    -3.71
2008          19.51    14.79    10.06   10.06     4.98    -0.11
2009          18.07    14.06    10.05    7.89     3.57    -0.75
2010          17.60    14.39    11.17    8.10     4.63     1.17
2011          12.57    10.14     7.71    5.87     3.25     0.63
2012          11.16     9.31     7.45    5.72     3.72     1.72
2013           7.50     5.84     4.17    2.74     0.94    -0.85
---------------------------------------------------------------
Total        203.80   156.05   108.25   55.04     3.57   -47.88
---------------------------------------------------------------

Spot                  US$375/oz                   US$400/oz
Lease Rate      1%        2%        3%        1%        2%        3%
----------------------------------------------------------------------
2002          -11.12    -11.12    -11.12    -22.71    -22.71    -22.71
2003          -42.62    -46.75    -50.88    -76.08    -80.48    -84.89
2004          -27.13    -35.92    -44.72    -54.63    -64.01    -73.39
2005          -20.85    -28.99    -37.13    -43.09    -51.77    -60.45
2006           -4.74    -11.92    -19.10    -19.13    -26.80    -34.46
2007           -5.22    -11.45    -17.67    -19.72    -26.36    -33.00
2008           -0.84     -6.29    -11.74    -13.91    -19.73    -25.54
2009           -3.00     -7.63    -12.26    -12.90    -17.84    -22.77
2010           -2.12     -5.83     -9.54    -10.55    -14.51    -18.46
2011           -1.54     -4.34     -7.15     -8.95    -11.94    -14.93
2012           -0.25     -2.39     -4.53     -6.23     -8.51    -10.79
2013           -2.03     -3.95     -5.87     -6.79     -8.84    -10.89
----------------------------------------------------------------------
Total        -121.46   -176.58   -231.71   -294.69   -353.50   -412.28
----------------------------------------------------------------------

   Portfolio Sensitivities

The following table shows the sensitivity of the portfolio to certain market rate movements as at September 30, 2002. A description of each sensitivity is given below.

Delta              (5.9)   (Ounces million)
Gold Rho            8.6       (US$ million)
US Rho            (18.0)      (US$ million)
Gold Vega          (3.9)      (US$ million)
Theta (per day)     0.2       (US$ million)

Delta The delta shows the gold ounces that we would have to buy to neutralize the hedge book position. The delta could also be interpreted as the change in marked-to-market value for a US$1 move in the spot gold price, i.e., a US$1 increase in spot would result in a negative US$5.9 million move in the marked-to-market value.

Gold Rho The gold rho figure shows the change in marked-to-market value for a 25 basis point parallel shift in the gold interest rate curve, i.e., a 0.25 per cent rise in gold interest rate across the gold curve would increase the marked-to-market value by US$8.6 million.

US Rho The US rho figure shows the change in the marked-to-market value for a 25 basis point parallel shift in US interest rates, i.e., a
            0.25 per cent rise in US interest rates across the US interest rate curve would decrease the marked-to-market value by US$18.0 million.

Gold Vega   The gold vega figure shows the change in marked-to-market value for a 1 per cent parallel shift in the gold volatility curve, i.e., a 1 per cent rise in the gold volatility curve would decrease the marked-to-market value by US$3.9 million.

Theta The theta figure shows the change in marked-to-market value owing to the passing of one day, with everything else remaining constant, i.e., if all market parameters stay the same, the marked-to-market value would increase by US$0.2 million for the next day.

The table below shows Ashanti's portion of hedging commitments for Geita as at September 30, 2002. This represents half of Geita's hedge commitments.

                                           2002      2003      2004      2005      2006      2007     Total
------------------------------------------------------------------------------------------------------------
Forward Sales (ounces)                    62,221   189,598   195,558   174,828    94,576   120,938   837,718
              (US$/ounce)                    283       285       289       294       296       298       291
------------------------------------------------------------------------------------------------------------
Puts Bought (ounces)                       5,034    26,735    25,586    24,350    18,115    23,390   123,210
            (US$/ounce)                      292       291       291       291       291       292       291
------------------------------------------------------------------------------------------------------------
Summary:
------------------------------------------------------------------------------------------------------------
Protected (ounces)                        66,948   216,333   221,144   199,178   112,691   144,328   960,621
Committed (ounces)                        61,914   189,598   195,558   174,828    94,576   120,938   837,411
------------------------------------------------------------------------------------------------------------
Total committed ounces as a percentage of total forecast production                                       56%
------------------------------------------------------------------------------------------------------------
Lease Rate Swap                          200,964   156,301   116,774    76,301    41,420        --   200,964
Lease Rate Proceeds                          307
------------------------------------------------------------------------------------------------------------

Mark-to-market Valuation

On September 30, 2002, the Geita portfolio had a negative mark-to-market value of US$65.2 million (Ashanti's portion -- US$32.6 million). This valuation was based on a spot price of US$323 per ounce and the then prevailing US interest rates, gold forward rates, volatilities and guidelines provided by the Risk Management Committee of the Board.

Hedging as at December 31, 2001

As at December 31, 2001, our hedge book had a positive marked-to-market value of US$88.8 million based on a spot price of US$277 per ounce (2000: positive marked-to-market value of US$29.1 million based on a spot price of US$273 per ounce). Our 50% share of the Geita hedge book had a negative marked-to-market value of US$2.4 million at the year end.

As at December 31, 2001, we had 5.14 million ounces of protection at an average rate of US$362 per ounce at December 31, 2001. As at December 31, 2001, over the life of the hedge book (excluding Geita's production for the period of the project finance 2002-2007), we had 41% of forecast production protected and 61% of total forecast production committed.

Our hedge book's marked-to-market value benefited significantly over the past two years from a lower US interest rate environment and the time decay of the book. The lease rate spike during April/May 2001 did not have a material impact on cashflows and cashflows generated from lease rate swaps over the year were positive.

During 2001, two significant restructurings on the hedge book led to an improvement in committed levels and the simplification of the lease rate swaps. The first entailed the forced conversion of a convertible structure, which led to a reduction of 554,400 ounces of commitments. The second restructuring entailed the removal of the spot indexing feature of one of the gold lease rate swaps, which would benefit us at higher spot prices.

The following table sets out our hedge portfolio as at December 31, 2001:


                                                 2002        2003        2004        2005        2006
-------------------------------------------------------------------------------------------------------
Forward Sales                   (ounces)        607,500     718,746     529,996     464,996     248,000
                                (US$/ounce)      335.14      351.14      355.18      353.14      349.35
-------------------------------------------------------------------------------------------------------
Puts:
Bought                          (ounces)        270,000      50,000      79,200      79,200      79,200
                                (US$/ounce)      349.54      354.00      377.50      377.50      377.50
-------------------------------------------------------------------------------------------------------
Sold                            (ounces)         50,000      50,000      50,000          --          --
                                (US$/ounce)      270.00      270.00      270.00          --          --
-------------------------------------------------------------------------------------------------------
Subtotal                        (ounces)        220,000          --      29,200      79,200      79,200
-------------------------------------------------------------------------------------------------------
Calls:
Sold                            (ounces)        712,700     665,092     628,972     425,528     212,056
                                (US$/ounce)      336.39      338.72      342.44      344.19      365.58
-------------------------------------------------------------------------------------------------------
Bought                          (ounces)         60,000     240,000     280,000      60,000     173,000
                                (US$/ounce)      380.00      429.13      444.43      380.00      418.44
-------------------------------------------------------------------------------------------------------
Subtotal                        (ounces)        652,700     425,092     348,972     365,528      39,056
-------------------------------------------------------------------------------------------------------
Convertible Structures:
Put Protection                  (ounces)             --          --          --          --     100,000
                                (US$/ounce)          --          --          --          --      400.75
-------------------------------------------------------------------------------------------------------
Forward
Commitment                      (ounces)             --          --          --          --     200,000
                                (US$/ounce)          --          --          --          --      400.75
-------------------------------------------------------------------------------------------------------
Call Commitment                 (ounces)             --          --          --          --          --
                                (US$/ounce)          --          --          --          --          --
-------------------------------------------------------------------------------------------------------
Lease Rate ounces due                             2,085          --          --          --          --
Summary:
-------------------------------------------------------------------------------------------------------
Protected                       (ounces)        825,415     718,746     559,196     544,196     427,200
-------------------------------------------------------------------------------------------------------
Committed                       (ounces)      1,258,115   1,143,838     878,968     830,524     487,056
-------------------------------------------------------------------------------------------------------
Lease Rate Swap
notional                        (ounces)      4,981,625   5,044,125   4,466,400   3,765,200   3,089,400
-------------------------------------------------------------------------------------------------------
Expected gold production (excluding Geita Production for the period of the project finance i.e., 2002-2007)
-------------------------------------------------------------------------------------------------------
Total committed ounces as a percentage of total expected production (excluding Geita
Production for the period of the project finance i.e., 2002-2007)
-------------------------------------------------------------------------------------------------------
Total committed ounces as a percentage of total proven and probable reserves
(excluding Geita Production for the period of the project finance i.e., 2002-2007)
-------------------------------------------------------------------------------------------------------

                                                                         Marked-     Marked-
                                                                        to-market   to-market
                                                                          value       value
                                                                           2001        2000
                                                There-                     (US$        (US$
                                                after        Total       million)    million)
---------------------------------------------------------------------------------------------
Forward Sales                   (ounces)      1,095,000    3,664,238      117.6        93.3
                                (US$/ounce)      347.24       348.04
---------------------------------------------------------------------------------------------
Puts:
Bought                          (ounces)        316,800      874,400       52.7        24.5
                                (US$/ounce)      377.50       367.52
---------------------------------------------------------------------------------------------
Sold                            (ounces)             --      150,000       (1.7)       (1.6)
                                (US$/ounce)          --       270.00
---------------------------------------------------------------------------------------------
Subtotal                        (ounces)        316,800      724,400
---------------------------------------------------------------------------------------------
Calls:
Sold                            (ounces)        887,956    3,532,304      (53.7)      (55.0)
                                (US$/ounce)      356.06       346.55
---------------------------------------------------------------------------------------------
Bought                          (ounces)        173,000      986,000        5.4         6.5
                                (US$/ounce)      418.42       423.74
---------------------------------------------------------------------------------------------
Subtotal                        (ounces)        714,956    2,546,304
---------------------------------------------------------------------------------------------
Convertible Structures:
Put Protection                  (ounces)        650,000      750,000       10.5        22.4
                                (US$/ounce)      400.77       400.77
---------------------------------------------------------------------------------------------
Forward
Commitment                      (ounces)        839,000    1,039,000
                                (US$/ounce)      400.76       400.76
---------------------------------------------------------------------------------------------
Call Commitment                 (ounces)        252,000      252,000
                                (US$/ounce)      400.78       400.78
---------------------------------------------------------------------------------------------
Lease Rate ounces due                                --        2,085
Summary:
---------------------------------------------------------------------------------------------
Protected                       (ounces)      2,061,800    5,136,553
---------------------------------------------------------------------------------------------
Committed                       (ounces)      2,900,956    7,499,457
---------------------------------------------------------------------------------------------
Lease Rate Swap
notional                        (ounces)      2,470,735    5,044,125      (42.0)      (61.0)
---------------------------------------------------------------------------------------------
Expected gold production (excluding Geita Production
for the period of the project finance i.e., 2002-2007)    12,295,000
---------------------------------------------------------------------------------------------
Total committed ounces as a percentage of total
expected production (excluding Geita Production for the
period of the project finance i.e., 2002-2007)                               61%         75%
---------------------------------------------------------------------------------------------
Total committed ounces as a percentage of total proven
and probable reserves (excluding Geita Production for
the period of the project finance i.e., 2002-2007)                           41%         47%
---------------------------------------------------------------------------------------------

NOTES:

Under US GAAP, following the implementation of SFAS 133 during 2001, these instruments are all marked-to-market and reported at fair market value.

Protected ounces include net bought put options plus forward sales.

Committed ounces include net call options sold plus forward sales (there is thus some overlap between the figures for 'protected' and 'committed' ounces).

Convertible structures in the hedgebook are represented as either protection and/or commitments as defined above.

Details of Hedging Contracts outstanding at December 31, 2001

   Forward Sales:

Forward sales contracts are entered into to lock in the future price of gold for the anticipated sale of our production. Since we are exposed to the risk of fluctuations in the future price of gold, forward sales contracts are employed as part of our hedging strategy to minimize the risk of future gold prices falling. A total of 3.66 million ounces were sold forward at an average price of US$348 per ounce.

   Put Options:

We purchased 874,400 ounces of put options that gave us the right, but not the obligation, to sell gold at certain strike prices. The average strike price was US$368 per ounce. We also sold 150,000 ounces of put options at an average strike price of US$270 per ounce.

   Call Options:

We sold 3.53 million ounces of call options at an average strike price of US$347 per ounce. As a partial offset, we bought 986,000 ounces of call options at an average strike price of US$424 per ounce which began maturing in 2002.

   Convertible Structures:

The portfolio contained two types of convertible structures:

o We owned 300,000 ounces of put options for the period March 2006 to December 2008 with strike prices of US$401 per ounce. Each option had a conversion level and a strip of conversion dates associated with it. If the conversion had occurred the put options would have converted into 589,000 ounces of forward sales at the same strike price.

o We owned 450,000 ounces of put options for the period March 2009 to December 2013 with strike prices of US$401 per ounce. Each option had a conversion level and a strip of conversion dates associated with it. If the conversion had occurred each put option would have converted into 1 ounce of forward sales and 0.56 ounces of (sold) call options.

The average conversion level for convertibles 1 and 2 was US$363 per ounce.

The hedge table breaks the above structures into protected and committed ounces. The "Put Protection" represents the amount of ounces that may be sold should gold continue trading at current levels. Under certain conditions (given above) these puts may cease to exist and may be replaced by forward sales and/or calls sold ("Forward Commitment" and "Call Commitment").

   Gold Lease Rate Swaps:

A gold lease rate swap is a contract whereby we and a counterparty select a notional amount of gold, and thereafter over the life of the contract one party pays a fixed lease rate based on that amount of gold and the other party pays a floating lease rate based on the same amount of gold.

Lease rate swaps are entered into in conjunction with forward sales contracts to hedge the anticipated sales of our gold production. The forward price for gold is derived, in part, from the current spot rates plus a premium derived from LIBOR-based interest rates less the fixed gold lease rates for a term consistent with the term of the forward contract. Lease rate swaps alter the fixed gold lease rate in the gold forward price to a floating gold lease rate. The combination of a lease rate swap and a forward contract creates a forward contract with a floating forward rate that adjusts for changes in the short term gold lease rates.

As of December 31, 2001, a maximum of approximately 5.0 million ounces of our hedged production were exposed to the floating one, three and six month lease rate at any one time.

The lease rate swaps can be broken down into the following types (under all of these contracts we received a certain lease rate income, which can be regarded as compensation for the lease rate exposure that we took on).

                                                                                    Fixed     Volume
Description                                                                          Rate    (ounces)
-----------------------------------------------------------------------------------------------------
We pay a monthly floating rate and receive a monthly fixed rate of 2.00%             2.00      25,625
-----------------------------------------------------------------------------------------------------
We pay a semi-annual floating rate and receive a semi-annual fixed rate of 1.90%     1.90   1,546,000
-----------------------------------------------------------------------------------------------------
We pay a quarterly floating rate and receive a quarterly fixed rate of 1.80%.The
fixed amount of ounces is converted to dollars at a fixed spot price of US$300       1.80   1,920,000
-----------------------------------------------------------------------------------------------------
We pay a quarterly floating rate and receive a fixed amount of dollars at maturity. The quarterly amount is rolled until maturity of each forward contract.
The fixed amount for each contract is calculated using the formula:
Volume*YearsToMaturity*302*2.00%. The next rate set is in 2002                       2.00     920,000
-----------------------------------------------------------------------------------------------------
We pay a quarterly floating rate and receive a fixed rate of 1.75%                   1.75     880,000
-----------------------------------------------------------------------------------------------------
Total                                                                                       5,291,625
-----------------------------------------------------------------------------------------------------

   Marked-to-market Valuations

On December 31, 2001, the portfolio had a positive marked-to-market value of US$88.8 million. This valuation was based on a spot price of US$277 per ounce and the then prevailing applicable US interest rates, gold forward rates, volatilities and guidelines provided by our Risk Management Committee. The delta at that time was 6.0 million ounces negative. This implies that a US$1 increase in the price of gold would have had a US$6.0 million negative impact (approximate) on the marked-to-market valuation of the hedge book. Movements in US interest rates, gold lease rates, volatilities and time will also have a sizeable impact on the marked-to-market. All these variables can change significantly over short time periods and can consequently materially affect the marked-to-market valuation of the hedge book.

The approximate breakdown by type of the marked-to-market valuation at December 31, 2001 and 2000 was as follows:

                                                               2001(1)   2000(2)
                                                                US$m      US$m
--------------------------------------------------------------------------------
Forward contracts                                               117.6      93.3
European Put options (net bought)                                51.0      22.9
European Call options (net sold)                                (48.3)    (48.5)
Convertible structures                                           10.5      22.4
Lease rate swaps                                                (42.0)    (61.0)
--------------------------------------------------------------------------------
                                                                 88.8      29.1
--------------------------------------------------------------------------------

(1) Under US GAAP, following the implementation of SFAS 133 during 2001, these instruments are all marked-to-market and reported at fair market value. The related net unrealized gains or losses are reported as a component of net income, except for the transitional adjustment at January 1, 2001, which is reported as accumulated other comprehensive income.

(2) Under US GAAP, prior to the implementation of SFAS 133, forward contracts and lease rate swaps were designated as hedging instruments as we utilized them to manage our exposure to the risks associated with fluctuations in the price of gold. Gains and losses on these instruments were recognized as income when the underlying hedged gold sales were recorded. All other instruments were not designated as hedging instruments and, accordingly were marked-to-market and reported at fair market value with the net unrealized gains or losses reported as a component of net income.

   Hedge Book Sensitivities

All of the projections set out below are forward-looking statements and have been prepared to provide supplementary information, based on the assumptions and sensitivities set out below and the hedge book as at December 31, 2001. Accordingly, the actual realized prices, cash flows, marked-to-market values and portfolio sensitivities could differ materially from those set out below as a result of a number of factors including changes in market conditions and active management of the hedge book.

   Projected Realized Prices

The following summary table shows, as at December 31, 2001, the ounces delivered and average prices at the assumed spot price indicated. A quarterly lease rate of 2% is assumed throughout.

                                                        Ounces     Average Price
                                                       delivered      US$ per
Spot Price                                              million        Ounce
--------------------------------------------------------------------------------
US$250                                                    5.2           359
US$300                                                    5.4           353
US$350                                                    7.1           349
US$400                                                    8.1           348
--------------------------------------------------------------------------------

The number of ounces delivered in this table indicates how many ounces we would sell through forward sales, as well as calls and puts, bought and sold, which would be exercised under the various assumed spot prices. The effects of all lease rate swap rate-sets have been included in the average price.

   Marked-to-market Projections

The following table shows projected marked-to-market values of the portfolio for specified dates at specified spot gold prices. These marked-to-market values were calculated based on then-current market conditions using mid-rates and no volatility skew for options was assumed. Note also that there is one lease rate swap that is not paid out immediately but is paid out in line with forward sales
- for this a fixing rate of 2% is assumed. All amounts are in US$ millions.

 Spot    US$250/oz   US$275/oz   US$300/oz   US$325/oz   US$350/oz   US$375/oz   US$400/oz
------------------------------------------------------------------------------------------
Dec 02    247.79      129.51        4.04     (130.08)     (273.01)    (422.35)    (575.38)
Dec 03    225.62      128.97       27.58      (80.00)     (194.80)    (316.96)    (442.75)
Dec 04    206.17      125.96       42.97      (43.96)     (135.43)    (234.45)    (336.24)
Dec 05    185.01      119.56       52.23      (17.55)      (90.03)    (169.17)    (251.71)
Dec 06    166.00      112.03       56.70       (0.66)      (60.63)    (127.08)    (197.58)
Dec 07    147.77      103.47       58.44       12.21       (35.80)     (88.93)    (146.55)
Dec 08    121.49       86.93       52.00       16.52       (19.71)     (59.41)    (103.07)
Dec 09     93.10       67.65       41.94       15.88       (10.62)     (39.56)     (73.08)
Dec 10     63.90       46.67       29.24       11.55        (6.47)     (26.01)     (50.30)
Dec 11     41.06       30.21       19.22        7.98        (3.55)     (15.71)     (30.82)
Dec 12     17.35       12.51        7.61        2.57        (2.73)      (8.33)     (14.97)
Dec 13        --          --          --          --           --          --          --
------------------------------------------------------------------------------------------

   Cash Flow Projections

The following table shows a breakdown of the cash flows that would be received or paid under specified spot and lease rate assumptions. The specified lease rates are used for all resets, i.e. one month, three month and six month. The specified spot price is used to cash-settle all contracts. All amounts are in US$ millions.

   Spot               US$250/oz                     US$275/oz                     US$300/oz
Lease Rate     1%        2%         3%       1%        2%         3%       1%        2%         3%
----------------------------------------------------------------------------------------------------
   2002       83.79     79.33      74.88    62.73     57.84      52.94    40.68     35.34      30.00
   2003       87.55     76.81      66.06    69.33     57.51      45.69    50.11     37.22      24.32
   2004       74.57     64.80      55.02    60.32     49.57      38.82    45.07     33.34      21.61
   2005       66.55     57.99      49.44    52.91     43.50      34.10    39.27     29.01      18.75
   2006       56.96     49.69      42.41    46.22     38.22      30.22    35.48     26.75      18.03
   2007       49.37     43.17      36.97    40.05     33.23      26.41    30.73     23.29      15.85
   2008       50.55     45.22      39.90    40.83     34.98      29.12    31.12     24.73      18.35
   2009       46.23     41.72      37.20    37.12     32.15      27.18    28.00     22.58      17.16
   2010       41.88     37.84      33.81    33.73     29.30      24.86    25.59     20.75      15.92
   2011       31.20     27.47      23.74    24.98     20.88      16.87    18.77     14.30       9.82
   2012       28.90     25.34      21.77    23.14     19.22      15.30    17.38     13.10       8.82
   2013       20.91     17.43      13.96    16.34     12.52       8.70    11.78      7.61       3.44
----------------------------------------------------------------------------------------------------
Total        638.46    566.81     495.16   507.70    428.92     350.21   373.98    288.02     202.07
----------------------------------------------------------------------------------------------------

   Spot                US$325/oz                        US$350/oz
Lease Rate      1%        2%          3%         1%         2%         3%
---------------------------------------------------------------------------
2002           17.88     12.09        6.31     (12.83)   (19.06)     (25.29)
2003           28.93     14.96        0.99       1.81    (13.23)     (28.28)
2004           28.56     15.85        3.15       7.46     (6.23)     (19.91)
2005           25.63     14.52        3.40       7.16     (4.81)     (16.78)
2006           24.74     15.28        5.83      13.75      3.57       (6.61)
2007           21.41     13.35        5.29      11.06      2.38       (6.30)
2008           21.41     14.49        7.57      10.99      3.54       (3.92)
2009           18.88     13.01        7.13       9.76      3.43       (2.89)
2010           17.45     12.21        6.97       9.31      3.67       (1.98)
2011           12.55      7.71        2.86       6.34      1.12       (4.10)
2012           11.62      6.98        2.35       5.86      0.86       (4.13)
2013            7.22      2.70       (1.82)      2.66     (2.21)      (7.08)
---------------------------------------------------------------------------
Total         236.28    143.15       50.03      73.33    (26.97)    (127.27)
---------------------------------------------------------------------------

   Spot                US$375/oz                        US$400/oz
Lease Rate      1%        2%          3%         1%         2%         3%
---------------------------------------------------------------------------
2002          (47.40)   (54.07)     (60.75)    (80.57)   (87.69)     (94.81)
2003          (30.63)   (46.75)     (62.87)    (64.02)   (81.22)     (98.41)
2004          (21.15)   (35.82)     (50.48)    (49.15)   (64.79)     (80.43)
2005          (14.75)   (27.58)     (40.40)    (36.05)   (49.73)     (63.41)
2006            3.64     (7.27)     (18.18)    (12.13)   (23.76)     (35.40)
2007            1.38     (7.92)     (17.22)    (14.73)   (24.65)     (34.57)
2008            1.05     (6.94)     (14.92)    (15.58)   (24.10)     (32.61)
2009           (0.77)    (7.55)     (14.32)    (10.32)   (17.54)     (24.77)
2010           (0.24)    (6.29)     (12.34)     (8.02)   (14.47)     (20.92)
2011           (1.29)    (6.88)     (12.47)     (8.92)   (14.88)     (20.84)
2012           (1.32)    (6.67)     (12.01)     (8.49)   (14.20)     (19.90)
2013           (3.32)    (8.53)     (13.75)     (9.30)   (14.86)     (20.42)
---------------------------------------------------------------------------
Total        (114.80)  (222.27)    (329.71)   (317.28)  (431.89)    (546.49)
---------------------------------------------------------------------------

   Portfolio Sensitivities

The following table shows the sensitivity of the portfolio to certain market rate movements as at December 31, 2001. A description of each sensitivity is given below.

Delta                       (6.0)  (Ounces million)
Gold Rho                     0.9      (US$ million)
US Rho                     (17.6)     (US$ million)
Gold Vega                   (3.9)     (US$ million)
Theta (per day)              0.4      (US$ million)

Delta The delta shows the gold ounces that we would have to buy to neutralize the hedge book position. The delta could also be interpreted as the change in marked-to-market value for a US$1 move in the spot gold price, i.e. a US$1 increase in spot would result in a negative US$6.0 million move in the marked-to-market value.

Gold Rho The gold rho figure shows the change in marked-to-market value for a 25 basis point parallel shift in the gold interest rate curve, i.e. a 0.25 per cent rise in gold interest rate across the gold curve would increase the marked-to-market value by US$0.9 million.

US Rho The US rho figure shows the change in the marked-to-market value for a 25 basis point parallel shift in US interest rates, i.e. a
             0.25 per cent rise in US interest rates across the US interest rate curve would decrease the marked-to-market value by US$17.6 million.

Gold Vega    The gold vega figure shows the change in marked-to-market value for a 1 per cent parallel shift in the gold volatility curve, i.e. a 1 per cent rise in the gold volatility curve would decrease the marked-to-market value by US$3.9 million.

Theta The theta figure shows the change in marked-to-market value owing to the passing of one day, with everything else remaining constant, i.e. if all market parameters stay the same, the marked-to-market value would increase by US$0.4 million for the next day.

   Geita Hedging

The table below shows our portion of hedging commitments for Geita as at December 31, 2001. The table represents half of Geita's hedge commitments.

                                      2002      2003      2004      2005      2006      2007      Total
---------------------------------------------------------------------------------------------------------
Forward Sales         (ounces)      225,350   238,681   195,558   125,744    94,576   120,938   1,000,847
                      (US$/ounce)    282.07    285.78    288.53    294.33    296.05    298.49      289.06
---------------------------------------------------------------------------------------------------------
Puts: Bought          (ounces)       25,170    26,735    25,586    24,350    18,115    23,390     143,346
                      (US$/ounce)    291.03    291.19    291.29    291.19    291.03    291.66      291.23
---------------------------------------------------------------------------------------------------------
Summary:
Protected             (ounces)      250,520   265,416   221,144   150,094   112,691   144,328   1,144,193
Committed             (ounces)      225,350   238,681   195,558   125,744    94,576   120,938   1,000,847
---------------------------------------------------------------------------------------------------------
Total committed ounces as a percentage of total forecast production                                  60%
---------------------------------------------------------------------------------------------------------
Lease Rate Swap                     233,316   200,964   156,301   116,774    76,301    41,420     233,316
---------------------------------------------------------------------------------------------------------

   Marked-to-market Valuation

On December 31, 2001 the Geita portfolio had a negative marked-to-market value of US$4.7 million (our portion: US$2.35 million). This valuation was based on a spot price of US$277 and the then prevailing US interest rates, gold forward rates, volatilities and guidelines provided by our Risk Management Committee.

Currency Risk

We earn all of our revenue in US dollars and the majority of our costs, including capital expenditure, are based in US dollars. We have some local denominated costs, principally in Ghana, Guinea, Tanzania and Zimbabwe. Although these countries have recently experienced high inflation, this has been offset by the devaluation of the respective currencies against the US dollar. Movements in exchange rates should therefore not have any significant impact on earnings.


Our total borrowings at September 30, 2002 (excluding the 50% share of the US$113.4 million Geita project finance loan) were US$268.1 million, compared to US$303.9 million at June 30, 2002, which was predominately US dollar denominated. An analysis of the maturity of the borrowings as at December 31, 2001 is set out in Note 19 to the financial statements. Cash at September 30, 2002 totaled US$35.8 million, of which approximately US$33.8 million was US dollar denominated. Cash is held in other currencies for local payments, principally in Ghana, Guinea, Tanzania and Zimbabwe.


Our reporting currency is the US dollar. In all locations in which we operate, including Ghana, Guinea, Tanzania and Zimbabwe, substantially all revenues are billed in US dollars and predominantly all expenses are incurred in or indexed to the US dollar.

The table below provides an analysis between US dollars and other currencies of revenues and expenses together with borrowings and cash as at and for the nine-month period ended September 30, 2002:

                                                                        Other
                                                          US Dollar   Currencies
--------------------------------------------------------------------------------
% of revenues                                               100%         --
% of expenditures                                            80%         20%
% of borrowings                                              99%          1%
% of cash                                                    95%          5%
--------------------------------------------------------------------------------

We settle expenses in local currencies through the conversion of US dollar revenues into such local currencies. In several countries in which we operate, existing mining agreements mandate the remittance by us of certain revenues back to the country of operation for conversion into the local currency. Once converted, these funds are used to settle, in local currency, certain expenditures which are primarily wages. These wages are, however, generally indexed to the US dollar.

Interest Rate Risk

Following the completion of the recent restructuring in June 2002, our debt position has changed significantly. The table below shows our debt position by maturity excluding unamortized issue costs of US$4.8 million as at September 30, 2002:

                                       Fixed Rate    Floating Rate      Total
                                       US$ million    US$ million    US$ million
--------------------------------------------------------------------------------
Borrowings                                 --          272.9            272.9
Repayments falling due:
Between one and two years                  --            3.0              3.0
Between two and five years                 --          147.2            147.2
After five years                           --          116.0            116.0
--------------------------------------------------------------------------------
After more than one year                   --          266.2            266.2
Within one year                            --            6.7              6.7
--------------------------------------------------------------------------------
Gross debt                                 --          272.9            272.9
Cash                                       --          (35.8)           (35.8)
--------------------------------------------------------------------------------
Net debt                                   --          237.1            237.1
--------------------------------------------------------------------------------

The table shows that our debt position floats completely, and therefore increases in US interest rates (LIBOR) will lead to higher interest costs to us. Conversely, decreases in US interest rates will lead to lower interest costs to us. Currently, we do not hedge this exposure, but are considering alternatives for hedging this exposure in the future.

Based on our net debt position at September 30, 2002, the effect on earnings of a 1% change in US dollar LIBOR interest rates would result in a decrease or increase in profit/(loss) attributable to shareholders of approximately US$2.4 million per annum.

DESCRIPTION OF BUSINESS

General


We are engaged in the mining and processing of gold ores and the exploration and development of gold properties in Africa and in hedging activities in connection with our gold production. We have interests in major gold mines in Ghana, Guinea, Tanzania and Zimbabwe. For the first nine months of 2002, our gold production was 1.22 million ounces. In 2001, we produced a total of approximately 1.66 million ounces of gold. As at December 31, 2001, we had proven and probable contained gold reserves of approximately 26.1 million ounces, before making any allowance for minority and joint venture interests.


We occupy a position of strategic significance within the Ghanaian economy. We are a major contributor of foreign exchange earnings to Ghana, Guinea, Tanzania and Zimbabwe. In addition, we are one of the largest companies listed on the Ghana Stock Exchange and a major employer, particularly in the Ashanti region of Ghana.

Our priority is to explore for, develop and operate gold mines in Africa and to remain a leading mining company in Africa, managed largely by Africans. We are currently focusing on developing the potential of our existing mines and increasing the efficiency of their operations. As part of this strategy, we are engaged in development projects to be completed over the next 18 months at three of our existing mines, Geita, Iduapriem/Teberebie and Siguiri, each of which will be funded from internal resources or through our revolving credit facility. At Geita and Iduapriem/Teberebie, processing throughput is planned to be increased by 40% and 50% respectively to between 5.6 million and 6.0 million tonnes per year and 4.0 million tonnes per year. At Siguiri, the current heap leach operation has a capacity of 9.0 million tonnes per year (with a metallurgical recovery of some 80%). It is planned to construct an 8.0 million tonnes per year CIP plant which will have a metallurgical recovery of some 93% and to continue to use the heap leach plant but at a reduced rate of around 1.5 million tonnes per year.

We also continue to explore consolidation opportunities in the gold sector. As a leading mining company operating solely in Africa we are offered the opportunity to participate in a number of projects and properties throughout Africa, such as the platinum group metal project in which we recently acquired an exploration interest. We will continue to review opportunities which have low entry costs and high expected returns and allow us to apply our technical expertise.

                                      [MAP]


We produced a total of 1,656,784 ounces of gold in the 12 month period ended December 31, 2001, from our gold mining operations at Obuasi, Bibiani, Iduapriem and Ayanfuri in Ghana, Siguiri in Guinea, Geita in Tanzania and Freda-Rebecca in Zimbabwe, compared to 1,737,264 ounces in 2000.

Our oldest mine and largest reserve is located at Obuasi in the Ashanti region of Ghana. We have a 100% interest in Obuasi. Gold mining has been conducted at this site for over 100 years and during that period, records show that Obuasi has produced approximately 28 million ounces of gold. Obuasi produced 528,451 ounces of gold, principally from underground, in the 12 month period ended December 31, 2001.

The Bibiani mine, in which we have a 100% interest, located in the Western Region of Ghana, was an old redundant underground mine upon which we commissioned a major open pit mine with a new CIL plant in the first quarter of 1998. Gold production for the 12 month period ended December 31, 2001 was 253,052 ounces compared to 273,711 ounces for the 12 month period ended December 31, 2000.

We have an 80% interest in the Iduapriem gold mine, owned by Ghanaian-Australian Goldfields Limited, in the Western Region of Ghana. In June 2000, we acquired a 90% interest in the Teberebie gold mine, which is adjacent to Iduapriem. In the 12 month period ended December 31, 2001, Iduapriem/Teberebie produced 205,130 ounces of gold compared with 193,868 ounces of gold for the 12 month period ended December 31, 2000.


The Ayanfuri mine, in which we have a 100% interest, located in central Ghana, commenced operations in 1994. Ayanfuri had exhausted substantially all of its gold reserves by December 31, 2000. We are currently implementing a mine closure plan under Obuasi mine management control.


The Siguiri mine, located in the north-eastern part of Guinea, commenced operations in the first quarter of 1998 and up until the end of 2001 had produced a total of 1.02 million ounces of gold. We have an 85% interest in the Siguiri mine. Production for the 12 month period ended December 31, 2001 was 283,199 ounces of gold compared to 303,381 ounces of gold for the 12 month period ended December 31, 2000.


The Geita mine in Tanzania was commissioned in June 2000 and produced a total of 176,836 ounces of gold during the year 2000. On December 15, 2000, we completed the sale to AngloGold Limited of 50% of our interest in the Geita Mine pursuant to both a sale and purchase agreement and a joint venture agreement signed between the parties. In 2001, the Geita mine produced a total of 545,562 ounces of gold.

The Freda-Rebecca gold mine, in which we have a 100% interest, began operations in 1988. In 2001, Freda-Rebecca produced 102,654 ounces of gold, compared to 112,164 ounces of gold in the previous 12 month period ended December 31, 2000.


Our History

In 1897, an English company named Ashanti Goldfields Corporation Limited, or Ashanti Goldfields, was founded and began to develop a mining concession in the area of our current operations at Obuasi. Several years later, underground mining began at the site and has continued to the present. In 1969, Ashanti Goldfields became a wholly owned subsidiary of Lonrho Plc, now called Lonmin Plc, or Lonmin, a UK listed company which at that time had interests in mining, hotels and general trade in Africa. Following the Lonmin acquisition in 1969, the Government of Ghana acquired 20% of Ashanti Goldfields from Lonmin in exchange for the Government of Ghana's agreement to extend the term of Ashanti Goldfields' mining lease over the concession area.

In 1972, the Government of Ghana formed us as a Ghanaian company to take over the assets, business and functions formerly carried out by Ashanti Goldfields. The Government of Ghana then held 55% of our outstanding shares, with Lonmin holding the remaining 45%.


In 1994, as part of its divestiture policy, the Government of Ghana sold part of its holding in us in a global offering. In connection with that offering, we were reorganized as a Ghanaian public limited company. As at January 15, 2003, the Government of Ghana owned approximately 17.3% and Lonmin owned approximately 28.4% of our outstanding shares.


In 1996, we expanded our operations through the acquisition of companies holding interests in the Ayanfuri, Bibiani, Iduapriem, Siguiri, and Freda-Rebecca properties, which were already or were subsequently developed as mines, and acquired an interest in what was then the Geita exploration concession in Tanzania. In 1998, we acquired SAMAX Gold Inc., the principal asset of which was the other part of the interest in the Geita exploration concession adjacent to our existing license area. In 1999 and 2000, we developed the Geita mine and in 2000 sold a 50% equity interest in it to AngloGold Limited. In 2000, we acquired our interest in the Teberebie mine, which is adjacent to the Iduapriem mine.

Through the period from the end of 1999 to June 2002, commencing with a sharp rise in the price of gold which led initially to a liquidity crisis, we were engaged in a process of financial restructuring with our banks, hedge counterparties and noteholders.

Recent restructuring

In June 2002, we completed a financial restructuring which involved:

o    entering into a new enlarged revolving credit facility of US$200 million;

o raising approximately US$41.8 million from the early exercise of 70.3% of our warrants (which were previously issued to some of our banks and hedge counterparties and which were exchangeable for our shares);

o    agreement with our hedge counterparties for continued margin-free trading;
     and

o raising US$75.0 million through the issue to our largest shareholder, Lonmin, of mandatorily exchangeable notes, or MENs, which convert into our ordinary shares upon the completion of this rights issue.

The Government of Ghana has a call option in respect of approximately US$28.4 million of these MENs. Lonmin and the Government of Ghana have both contractually agreed that the MENs represent approximately % of their entitlements under the rights issue and neither party will be exercising or dealing in this percentage of their rights.

Current trading and prospects


Our total gold production for the year ending December 31, 2002 is expected to exceed 1.57 million ounces, despite the shortfalls in gold production in the nine months ended September 30, 2002 at Obuasi and Siguiri.

At Obuasi, the mine's full year production target of 530,000 ounces at a cash operating cost per ounce of US$190 may be difficult to achieve due to the shortfall in production in the first nine months of 2002. At Iduapriem/Teberebie, we started commissioning of the CIL expansion in the fourth quarter of 2002 and anticipate that it will be completed by the end of the third quarter of 2003. The Bibiani mine experienced a slope failure on the western wall of the pit at the beginning of the fourth quarter of 2002. This is not expected to impact gold production materially but will add approximately US$3 million to costs for the period until the end of the first quarter of 2003. At Siguiri, we have completed a feasibility study to assess the viability of converting the mine's processing plant to a hybrid combining CIP and heap leach and made a decision to proceed with the development project. It is scheduled to be completed in the first quarter of 2004. At the Geita mine, we anticipate that production will be lower for the three quarters beginning October 1, 2002, due to lower mined grades as waste stripping continues in cut 3 at Nyankanga.


Gold Production Summary


The following chart details the operating and production results from operations for the years ended December 31, 2001, 2000 and 1999 as well as for the nine-month period ended September 30, 2002.




                                          9 months        Year to December 31,
                                      to Sep 30, 2002   2001      2000      1999
--------------------------------------------------------------------------------
Obuasi
Underground Mining
Ore production ('000 tonnes)                 1,827     2,507     2,348     2,348
Ore grade (g/t)                               7.52      7.90      7.87      7.86
Surface Mining
Ore production ('000 tonnes)                   192        --       891     3,035
Ore grade (g/t)                               2.76        --      4.20      3.03
Waste mined ('000 tonnes)                    1,136        --     8,907    21,513
Strip ratio(1)                                 5.9        --      10.0       7.1
--------------------------------------------------------------------------------
Sulfide Treatment Plant
Ore processed ('000 tonnes)                  1,758     2,394     2,466     2,322
Head grade (g/t)                              7.23      7.53      6.32      4.97
Recovery (%)                                  84.9      83.5      82.1      76.9
Gold produced (ounces)                     346,529   482,982   412,824   285,842
--------------------------------------------------------------------------------
Pompora Treatment Plant
Ore processed ('000 tonnes)                     --        --       787     1,611
Head grade (g/t)                                --        --      8.01      8.31
Recovery (%)                                    --        --      82.4      83.0
Gold produced (ounces)                         195     2,470   167,725   357,542
--------------------------------------------------------------------------------
Oxide Treatment Plant
Ore processed ('000 tonnes)                    184        --       245     1,343
Head grade (g/t)                              1.98        --      2.85      1.77
Recovery (%)                                  80.1        --      74.2      73.9
Gold produced (ounces)                       9,399        --    16,683    56,344
--------------------------------------------------------------------------------


                                          9 months            Year to December 31,
                                        to Sep 30, 2002    2001      2000      1999
-----------------------------------------------------------------------------------
Tailings Treatment Plant
Ore processed ('000 tonnes)                    1,326      1,666     1,831     1,765
Head grade (g/t)                                2.29       2.46      2.39      2.31
Recovery (%)                                    31.0       32.7      31.1      33.1
Gold produced (ounces)                        30,275     42,999    43,756    43,301
-----------------------------------------------------------------------------------
Obuasi Total Processed
Ore processed ('000 tonnes)                    3,268      4,060     5,329     7,043
Head grade (g/t)                                4.93       5.45      5.06      4.46
Recovery (%)                                    74.6       74.3      73.9      73.5
Gold produced (ounces)                       386,398    528,451   640,988   743,111
-----------------------------------------------------------------------------------
Distribution of Obuasi Production (ounces)
Underground                                  346,529    485,452   493,926   490,013
Surface                                        9,399         --   103,306   209,797
Tailings                                      30,275     42,999    43,756    43,301
Total                                        386,398    528,451   640,988   743,111
-----------------------------------------------------------------------------------
Ayanfuri
Mining
Ore production ('000 tonnes)                      --        332       884     1,293
Ore grade (g/t)                                   --       1.50      1.50      1.33
Waste mined ('000 tonnes)                         --      1,059     2,988     1,606
Strip ratio                                       --        3.2       3.4       1.2
-----------------------------------------------------------------------------------
Heap Leach
Ore stacked ('000 tonnes)                         --        329     1,121     1,392
Head grade (g/t)                                  --       1.20      1.21      1.16
Recovery (%)                                      --       90.8      83.3      85.3
Gold produced (ounces)                            --     11,517    36,316    44,424
-----------------------------------------------------------------------------------
Iduapriem/Teberebie
Mining
Ore production ('000 tonnes)                   3,339      4,852     4,824     5,901
Ore grade (g/t)                                 1.63       1.58      1.25      1.15
Waste mined ('000 tonnes)                     11,920     13,839    14,954    13,019
Strip ratio                                      3.6        2.9       3.1       2.6
-----------------------------------------------------------------------------------
CIL Plant
Ore processed ('000 tonnes)                    1,966      2,731     2,691     2,929
Head grade (g/t)                                1.96       1.92      1.58      1.46
Recovery (%)                                    92.5       94.6      93.4      93.7
Gold produced (ounces)                       110,945    158,103   128,374   128,865
-----------------------------------------------------------------------------------
Heap Leach
Ore stacked ('000 tonnes)                      1,301      2,633     2,264     2,817
Head grade (g/t)                                1.12       0.91      0.78      0.77
Recovery (%)                                    60.9       61.7      67.5      53.8
Gold produced (ounces)                        28,511     47,027    38,518    34,835
Total gold produced (ounces)                 139,456    205,130   193,868   163,700
-----------------------------------------------------------------------------------
Bibiani
Mining
Ore production ('000 tonnes)                   1,873      2,560     2,368     3,014
Ore grade (g/t)                                 3.29       3.58      3.38      3.65
Waste mined ('000 tonnes)                      8,721     13,981    15,223    12,240
Strip ratio                                      4.7        5.5       6.4       4.1
-----------------------------------------------------------------------------------


                                   9 months to         Year to December 31,
                                  Sep 30, 2002      2001        2000       1999
--------------------------------------------------------------------------------
CIL Plant
Ore processed ('000 tonnes)             1,891      2,769       2,761       2,481
Head grade (g/t)                         3.75       3.46        3.70        3.82
Recovery (%)                             81.2       83.7        86.7        85.9
Gold produced (ounces)                182,217    253,052     273,711     261,899
--------------------------------------------------------------------------------
Siguiri
Mining
Ore production ('000 tonnes)           6,609       8,517      10,804       6,832
Ore grade (g/t)                         1.19        1.34        1.33        1.86
Waste mined ('000 tonnes)              6,080       5,268       5,333       3,370
Strip ratio                             0.92         0.6         0.5         0.5
--------------------------------------------------------------------------------
Heap Leach
Ore stacked ('000 tonnes)              6,956       9,064       8,878       6,341
Head grade (g/t)                        1.14        1.33        1.34        1.73
Recovery (%)                            81.7        73.1        79.3        67.8
Gold produced (ounces)               209,159     283,199     303,381     239,218
--------------------------------------------------------------------------------
Freda-Rebecca
Underground Mining
Ore production ('000 tonnes)             832       1,156       1,042       1,030
Ore grade (g/t)                         3.00        3.56        3.69        3.78
--------------------------------------------------------------------------------
Surface Mining
Ore processed ('000 tonnes)              110          56          --          --
Ore grade (g/t)                         2.52        2.10          --          --
Waste mined ('000 tonnes)                 81
Strip ratio                              0.7
--------------------------------------------------------------------------------
Processing
Ore processed ('000 tonnes)              845       1,121       1,003       1,141
Head grade (g/t)                        3.36        3.30        3.89        3.32
Recovery (%)                            82.4        86.4        89.8        89.6
Gold produced (ounces)                75,065     102,654     112,164     109,184
--------------------------------------------------------------------------------
Geita Joint Venture (JV)
Mining
Ore production ('000 tonnes)           4,306       4,522       1,240          --
Ore grade (g/t)                         3.60        3.80        3.00          --
Waste mined ('000 tonnes)             27,503      27,215      11,852          --
Strip ratio                              6.4         6.0         9.6          --
--------------------------------------------------------------------------------
Processing
CIL Plant
Ore processed ('000 tonnes)            3,718       4,582       2,075          --
Head grade (g/t)                        4.10        3.91        2.94          --
Recovery (%)                            93.0        93.0        92.0          --
Gold produced (ounces)               456,301     545,562     176,836          --
Ashanti's share (ounces)             228,151     272,781     176,836          --
--------------------------------------------------------------------------------
Managed gold production (ounces)     992,295   1,384,003   1,737,264   1,561,536
Geita joint venture 50% (ounces)     228,151     272,781          --          --
--------------------------------------------------------------------------------
Total managed gold production      1,220,446   1,656,784   1,737,264   1,561,536
================================================================================


Regarding "strip ratio" as used in the table above, for our open pit mines, each commercially mineable deposit has an overall design strip ratio based on the economically optimized and fully engineered pit layout. This strip ratio changes from period to period depending upon the configuration of the ore body and mining and production considerations. It is usually necessary to mine at varying strip ratios each year in order to excavate the tonnage of ore required to be sent to the processing plant for that period.

The following chart details operating and production results for the three-month period ended September 30, 2002 and 2001, the nine-month period ended September 30, 2001 and the three months ended December 31, 2001.



                                     3 months to    3 months to     9 months to     3 months to
                                    Sep 30, 2002   Sep 30, 2001    Sep 30, 2001    Dec 31, 2001
-----------------------------------------------------------------------------------------------
Obuasi
Underground Mining
Ore production (000 tonnes)               627            648           1,889             619
Ore grade (g/t)                          7.60           7.82            7.82            8.10
-----------------------------------------------------------------------------------------------
Surface Mining (Homase)
Ore production (000 tonnes)               163             --              --              --
Ore grade (g/t)                          2.81             --              --              --
Waste mined (000 tonnes)                1,063             --              --              --
Strip ratio                               6.5             --              --              --
-----------------------------------------------------------------------------------------------
Sulphide Treatment Plant
Ore processed (000 tonnes)                593            629           1,784             610
Head grade (g/t)                         6.80           7.27            7.51            7.59
Recovery (%)                             82.6           82.8            83.3            84.0
Gold produced (ounces)                107,097        121,675         358,518         124,464
-----------------------------------------------------------------------------------------------
Pompora Treatment Plant
Ore processed (000 tonnes)                 --             --              --              --
Head grade (g/t)                           --             --              --              --
Recovery (%)                               --             --              --              --
Gold produced (ounces)                     --             71           2,158             312
-----------------------------------------------------------------------------------------------
Oxide Treatment Plant
Ore processed (000 tonnes)                184             --              --              --
Head grade (g/t)                         1.98             --              --              --
Recovery (%)                             80.1             --              --              --
Gold produced (ounces)                  9,399             --              --              --
-----------------------------------------------------------------------------------------------
Tailings Treatment Plant
Ore processed (000 tonnes)                453            414           1,236             430
Head grade (g/t)                         2.27           2.47            2.50            2.32
Recovery (%)                             29.5           32.1            33.5            30.2
Gold produced (ounces)                  9,755         10,561          33,352           9,647
-----------------------------------------------------------------------------------------------
Obuasi Total Processed
Ore processed (000 tonnes)              1,230          1,043           3,020           1,040
Head grade (g/t)                         4.41           5.36            5.46            5.41
Recovery (%)                             72.4           73.5            74.4            74.3
Total gold produced (ounces)          126,251        132,307         394,028         134,423
-----------------------------------------------------------------------------------------------
Distribution of Obuasi Production
(ounces)
Obuasi underground                    107,097        121,746         360,676         124,776
Obuasi surface                          9,399             --              --              --
Obuasi tailings                         9,755         10,561          33,352           9,647
Obuasi total                          126,251        132,307         394,028         134,423
-----------------------------------------------------------------------------------------------
Ayanfuri
Mining
Ore production (000 tonnes)                --             --             332              --
Ore grade (g/t)                            --             --            1.50              --
Waste mined (000 tonnes)                   --             --           1,059              --
Strip ratio                                --             --             3.2              --
-----------------------------------------------------------------------------------------------
Heap Leach
Ore stacked (000 tonnes)                   --             --             329              --
Head grade (g/t)                           --             --            1.20              --
Recovery (%)                               --             --            90.8              --
Gold produced (ounces)                     --             --          11,517              --
-----------------------------------------------------------------------------------------------
Iduapriem/Teberebie
Mining
Ore production (000 tonnes)             1,238          1,215           3,441           1,411
Ore grade (g/t)                          1.65           1.57            1.61            1.49
Waste mined (000 tonnes)                3,632          3,460          10,127           3,712
Strip ratio                               2.9            2.8             2.9             2.6
-----------------------------------------------------------------------------------------------
CIL Plant
Ore processed (000 tonnes)                668            704           2,045             686
Head grade (g/t)                         2.01           1.84            1.88            2.03
Recovery (%)                             96.0           94.2            94.5            95.0
Gold produced (ounces)                 41,444         38,168         116,743          41,360
-----------------------------------------------------------------------------------------------
Heap Leach
Ore stacked (000 tonnes)                  496            861           1,995             638
Head grade (g/t)                         1.16           0.97            0.90            0.87
Recovery (%)                             56.2           55.8            57.4            77.0
Gold produced                          10,399         14,994          32,944          14,772
Iduapriem/Teberebie total (ounces)     51,843         53,162         149,687          55,444
-----------------------------------------------------------------------------------------------

                                     3 months to    3 months to    9 months to   3 months to
                                    Sep 30, 2002   Sep 30, 2001   Sep 30, 2001  Dec 31, 2001
--------------------------------------------------------------------------------------------
Bibiani
Mining
Ore production (000 tonnes)               882            796          1,748           811
Ore grade (g/t)                          3.95           3.24           3.56          3.24
Waste mined (000 tonnes)                2,717          3,151         10,964         3,017
Strip ratio                               3.3            4.0            6.3           3.7
--------------------------------------------------------------------------------------------
CIL Plant
Ore processed (000 tonnes)                680            714            618           688
Head grade (g/t)                         3.64           3.27           3.87          3.89
Recovery (%)                             79.7           82.2           81.4          81.4
Gold produced (ounces)                 61,192         65,338        186,335        66,697
--------------------------------------------------------------------------------------------
Siguiri
Mining
Ore production (000 tonnes)             2,231          2,139          6,512         2,006
Ore grade (g/t)                          1.13           1.26           1.32          1.39
Waste mined (000 tonnes)                2,052            422          3,531         1,737
Strip ratio                               0.9            0.2            0.5           0.9
--------------------------------------------------------------------------------------------
Heap Leach
Ore stacked (000 tonnes)                2,101          1,827          6,894         2,170
Head grade (g/t)                         1.09           1.26           1.32          1.36
Recovery (%)                             82.9           86.2           75.4          65.9
Gold produced (ounces)                 60,940         63,813        220,648        62,551
--------------------------------------------------------------------------------------------
Freda-Rebecca
Underground Mining
Ore production (000 tonnes)               286            327            913           243
Ore grade (g/t)                          2.84           3.34           3.52          3.68
--------------------------------------------------------------------------------------------
Surface Mining
Ore production (000 tonnes)                --             --             --            51
Ore grade (g/t)                            --             --             --          2.13
Waste mined (000 tonnes)                   --             --             --            --
Strip ratio                                --             --             --            --
--------------------------------------------------------------------------------------------
Processing
Ore processed (000 tonnes)                274            277            844           277
Head grade (g/t)                         3.40           3.24           3.43          2.89
Recovery (%)                             82.5           88.0           87.7          81.6
Gold produced (ounces)                 24,765         25,354         81,594        21,060
--------------------------------------------------------------------------------------------
Geita Joint Venture
Surface Mining
Ore mined (000 tonnes)                  1,466            966          3,123         1,399
Grade (g/t)                              3.80           4.07           3.82          3.74
Waste mined (000 tonnes)               12,269          7,517         20,021         7,194
Strip ratio                               8.4            7.8            6.4           5.1
--------------------------------------------------------------------------------------------
Processing
CIL Plant
Ore processed (000 tonnes)              1,280          1,067          3,389         1,193
Head grade (g/t)                         4.30           4.50           4.02          3.89
Recovery (%)                             93.0           93.0           93.0          93.1
Gold produced (ounces)                164,673        143,116        407,476       138,085
--------------------------------------------------------------------------------------------
Ashanti's 50% share (ounces)           82,337         71,558        203,738        69,043
--------------------------------------------------------------------------------------------
Group Summary
Managed gold production (000 tonnes)  324,991        339,974      1,043,829       340,174
Geita JV 50% (ounces)                  82,337         71.558        203,738        69,043
--------------------------------------------------------------------------------------------
Sub-total (ounces)                    407,328        411,532      1,247,567       409,217
Less minority interests (ounces)       16,917         17,546         55,550        17,699
--------------------------------------------------------------------------------------------
Group Attributable Total (ounces)     390,410        393,985      1,192,017       391,518
--------------------------------------------------------------------------------------------

Total Revenues by Country


                             Year to Dec 31,                Nine months to Sept 30,
                     2001          2000          1999         2002          2001
                     US$m          US$m          US$m         US$m          US$m
------------------------------------------------------------------------------------
Ghana            271.1    49%  320.1    55%  340.4    58%  217.6    52%  200.1    49%
Isle of Man(1)    98.6    18%   97.0    17%  143.0    25%   38.6     9%   63.1    16%
Guinea            76.6    14%   85.2    15%   67.3    12%   64.3    15%   59.4    15%
Tanzania          74.1    13%   48.6     8%     --    --    67.0    16%   56.8    14%
Zimbabwe          34.0     6%   31.3     5%   31.4     5%   31.8     8%   26.2     6%
------------------------------------------------------------------------------------
Total Revenues   554.4   100%  582.2   100%  582.1   100%  419.3   100%  405.6   100%
====================================================================================


NOTES:

1.   Revenues from the Isle of Man relate solely to hedging activities.

Operating and Production Information Before Exceptional Items


                                                   Year to Dec 31,           Nine months to Sept 30,
                                                   2001        2000       1999         2002       2001
---------------------------------------------------------------------------------------------------------
Total gold produced (ounces)                    1,656,784   1,737,264   1,561,536   1,220,446   1,247,567
Average realized price per ounce (US$)                335         335         372         344         325
Average spot price per ounce (US$)                    275         279         281         308         273
Cash operating costs of production
per ounce (US$)                                       190         187         205         194         188
Royalties per ounce (US$)                               8           8           8           9           8
Corporate administration cost
per ounce (US$)                                        13          15          17          10          12
Depreciation, depletion and amortisation
per ounce (US$)                                        55          65          72          59          61
Total cost of gold production per ounce (US$)         266         275         302         272         269
---------------------------------------------------------------------------------------------------------


Cash operating costs are operating costs before corporate administration, exploration and other costs, which we discuss more fully under "Management's Discussion and Analysis of Financial Condition and Results of Operation".

Reserves


The summary of proven and probable contained gold reserves at our major mining properties at the end of each of the last two annual reporting periods is set out in the table below. Individual proven and probable contained gold reserve tables for each mine are set out in Mining Operations.



                                          As at December 31, 2001
------------------------------------------------------------------------------------------------------------
                                         Estimated                            Total           %
                                           Average                        Contained    of Total      Gold in
                                     Metallurgical          Ore                Gold   Contained   Stockpiles
                                          Recovery       Tonnes   Grade      Ounces        Gold       Ounces
Location                                 per cont.   (millions)     g/t   (millions)     Ounces   (millions)
------------------------------------------------------------------------------------------------------------

Ghana Obuasi
      Underground                               84         42.3     8.0        10.9          42           --
      Surface                                   90          1.3     5.2         0.2           1           --
      Tailings                                  29         20.4     2.1         1.3           5           --
------------------------------------------------------------------------------------------------------------
        Sub-total
        Obuasi                                             64.0     6.0        12.4          47           --
------------------------------------------------------------------------------------------------------------
Ghana Induapriern (80%)/
 Teberebie (90%) -- Surface                     94         38.6     1.7         2.1           8           --
Ghana Bibiani -- Surface                        86         12.3     2.2         0.9           3          0.1
Ghana Siguiri (85%) -- Surface                  80         56.7     1.2         2.1           8           --
Zimbabwe Freda-Rebecca --
 Underground                                    90          5.4     2.5         0.4           2           --
Tanzania Geita (50%) -- Surface                 90         62.7     3.8         7.7          29          0.1
Burkina Faso Youga (45%) --
 Surface                                        85          5.0     3.2         0.5           2           --
------------------------------------------------------------------------------------------------------------
Total                                                     244.6     3.3        26.1         100          0.2
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

                                                   As at December 31, 2000
----------------------------------------------------------------------------------------
                                                          Total           %
                                                      Contained    of Total      Gold in
                                        Ore                Gold   Contained   Stockpiles
                                     Tonnes   Grade      Ounces        Gold       Ounces
Location                         (millions)     g/t  (millions)      Ounces   (millions)
----------------------------------------------------------------------------------------
Ghana Obuasi
     Underground                       41.8     7.9        10.7          42           --
     Surface                             --      --          --          --
     Tailings                           5.3     2.6         0.4           2           --
----------------------------------------------------------------------------------------
      Sub-total
      Obuasi                           47.1     7.3        11.1          44           --
----------------------------------------------------------------------------------------
Ghana Induapriern (80%)/
 Teberebie (90%) -- Surface            40.0     1.7         2.2          --           --
Ghana Bibiani -- Surface               13.9     2.3         1.0           4          0.1
Ghana Siguiri (85%) -- Surface         60.4     1.2         2.3           9          0.1
Zimbabwe Freda-Rebecca --
 Underground                            5.8     2.4         0.4           2           --
Tanzania Geita (50%) -- Surface        63.6     3.8         7.8          32           --
Burkina Faso Youga (45%) --
 Surface                                5.0     3.2         0.5           2           --
----------------------------------------------------------------------------------------
Total                                 235.8     3.3        25.3         100          0.2
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

Data in the above reserves table may not compute exactly due to rounding.


These reserves have been estimated in compliance with the United States Securities and Exchange Commission Industry Guide 7 and do not take into account metallurgical losses.

For economic studies and the determination of cut-off grades, we assumed a gold price of US$300 per ounce.

The grade estimate is inclusive of adjustments for mining dilution and ore losses during mining.

The reserves reported represent 100% of the reserves at the respective properties. No allowance has been made for minority or joint venture interests. Ashanti has 100% ownership in all its properties except:

o    Iduapriem, in which it has an 80% interest,

o    Teberebie, in which it has a 90% interest,

o    Siguiri, in which it has an 85% interest,

o    Geita, in which it has a 50% interest and

o    Youga, in which it has a 45% interest.

Cut-off grades are applied to geological data when assessing mineralized material in order to ensure that material never likely to be economic is not included in the reserves. The tonnage, grade and contained gold profiles for each deposit are interrogated at various cut-off grades to enable the engineers to clearly understand the characteristics of the mineralization and to focus on developing exploitation strategies that will optimize the net present value of the deposits. The cut off grade that we have chosen for reporting purposes is the lowest grade that can be exploited at break even for the highest envisaged gold price.

Classification of proven and probable reserves is based on a number of criteria including drill density, geological continuity, integrity of the data, ore accessibility and economic parameters.

The costs used in evaluating the economic operating profile for each ore block are based on actual costs incurred in the operation over the past year adjusted wherever appropriate for any inflation and exchange rate variances forecast for the coming year or cost decreases due to productivity improvements. Where new projects are concerned, the costs are based on actual materials prices, labor costs and engineering feasibility design parameters and are benchmarked wherever practical with similar operations elsewhere within our group or with peer operators nationally or internationally.

The bulk of the mining and processing consumables used in our operations is imported and is costed in United States dollars based on world market or contracted prices. At Obuasi and some other operations, we have a policy of fixing our wage packages in US dollars and paying in local currency at the ruling exchange rate. To this effect, operations are costed in US dollars. There are certain areas where imports and costs are in other currencies such as Pounds sterling, Deutschmarks and Australian dollars, which may affect ultimate costs since our revenue stream is from gold sold in US dollars. Trends in variances between these currencies are periodically analyzed by management which examines the cost implications and then ensures that supply orders are placed on the most cost efficient source wherever possible and advantageous. Wherever significant and relevant, local currency conversion factors are applied to cost projections, but in general these are not significant.

Future metal prices used for estimating purposes are decided upon by us, based on information taken from internationally respected gold price analysts.


At a gold price of US$275 per ounce, we estimated that the total 2001 ore reserve of 26.1 million ounces of gold would decrease by approximately 5%.

Gold in stockpiles is processed during the life of a mining operation and will be processed completely by the time the operations cease. Amounts shown under "Gold in stockpiles" are included in amounts shown under "Total contained gold".


Mining Operations

Obuasi - Ghana

   Introduction

The Obuasi mine conducts underground mining of gold and until recently conducted surface mining of gold at Obuasi in Ghana. Obuasi has historically been an underground mine although large scale surface mining was undertaken between 1990 and 2000. The Sulfide Treatment Plant, or STP, and the Oxide Treatment Plant, or OTP, were commissioned during this period to cater for increased tonnage from surface operations. During the period of surface mining, there were four treatment plants to treat oxide ore, sulfide ore, transition ore and tailings. In 2000, when surface operations ceased due to poor economics and a low gold price, the OTP and the Pompora Treatment Plant, or PTP, were closed down and put on care and maintenance. Prior to its closure, PTP processed the bulk of the underground ore. STP is now the sole processing plant for underground ore at Obuasi. The PTP SAG mill has been commissioned. Tailings are treated through the Tailings Treatment Plant, or TTP. We are currently evaluating surface deposits within a 50 kilometer radius and if economically viable will be considered for mining and processing at the OTP and STP plants. A small amount of such material has been processed through OTP during 2002.

The restructuring of the ore sourcing during 2000 has resulted in a smaller operation. Redundancies of some 1,340 workers during that year were necessary due to the closure of the surface mining operations. The underground operation is forecast to continue to produce at a rate of 2.5 million tonnes per annum, or mtpa. Based on the information currently available, annual gold production from underground mining is forecast to remain at around 500,000 ounces for in excess of ten years, whilst tailings retreatment is forecast to provide an additional 30,000 ounces per annum over the same period. We may not be able to achieve or maintain these production levels. Encouraging exploratory drilling results at the lowest levels of the underground workings have outlined the extension in depth of high grade mineralized material. The mine plan, based on current reserves, is expected to sustain production at a rate of 2.5 mtpa to at least 2012.

Over the two years ended December 31, 2001, the Obuasi mine made progress in reducing costs. We achieved an improvement in costs in 2000 and 2001 through closure of the high cost surface operations as well as cost control measures and the re-engineering of mining and processing operations, showing a reduction of approximately 14%. The cash operating cost at Obuasi in 2001 was US$192 per ounce as compared to the 2000 cost of US$208 per ounce and the 1999 cost of US$222 per ounce. However in 2002, the improvements that Obuasi made were more than offset by lower gold production due to lower than planned mill grades and metallurgical recovery.

   Reserves


The proven and probable contained gold reserves at Obuasi as at December 31, 2001 and 2000 are set out below:



                                                   As at December 31, 2001
-------------------------------------------------------------------------------
                                Estimated
                                 Average                              Contained
                              Metallurgical      Ore                       Gold
                                 Recovery      Tonnes                    Ounces
                                    %        (millions)   Grade g/t   (millions)
-------------------------------------------------------------------------------
UNDERGROUND
Proven reserves                     84            5.0         7.9          1.3
Probable reserves                   84           37.3         8.0          9.6
-------------------------------------------------------------------------------
Total underground reserves          84           42.3         8.0         10.9
-------------------------------------------------------------------------------
SURFACE
Proven reserves                     90            1.3         5.2          0.2
Probable reserves                   90             --          --           --
-------------------------------------------------------------------------------
Total surface ore reserves          90            1.3         5.2          0.2
-------------------------------------------------------------------------------
TAILINGS
Proven reserves                     29           15.1         2.0          1.0
Probable reserves                   29            5.3         2.2          0.3
-------------------------------------------------------------------------------
Total tailings ore reserves         29           20.4         2.1          1.3
-------------------------------------------------------------------------------
TOTAL ORE RESERVES                               64.0         6.0         12.4
===============================================================================

                                    As at December 31, 2000
-----------------------------------------------------------------

                                                       Contained
                                 Ore                      Gold
                                Tonnes                   Ounces
                              (millions)   Grade g/t   (millions)
-----------------------------------------------------------------
UNDERGROUND
Proven reserves                   5.1         7.6          1.4
Probable reserves                36.7         7.9          9.3
-----------------------------------------------------------------
Total underground reserves       41.8         7.9         10.7
-----------------------------------------------------------------
SURFACE
Proven reserves                    --          --           --
Probable reserves                  --          --           --
-----------------------------------------------------------------
Total surface ore reserves         --          --           --
-----------------------------------------------------------------
TAILINGS
Proven reserves                   4.0         2.5          0.3
Probable reserves                 1.3         2.9          0.1
-----------------------------------------------------------------
Total tailings ore reserves       5.3         2.6          0.4
-----------------------------------------------------------------
TOTAL ORE RESERVES               47.1         7.3         11.1
=================================================================


For economic studies and the determination of cut-off grades, we assumed a gold price of US$300 per ounce.

The grade estimate is inclusive of adjustments for mining dilution and ore losses during mining. Metallurgical losses are excluded from the calculation of contained gold ounces.

The tailings proven reserves are those which have been drilled. The probable reserves are based on plant information from the time the tailings were deposited.

   Geology

The gold deposits at Obuasi are part of a prominent gold belt of Proterozoic (Birimian) volcano-sedimentary and igneous formations which extend for a distance of approximately 300 kilometers in a northeast-southwest trend in south western Ghana. Obuasi mineralization is shear zone related and there are three main structural trends hosting gold mineralization: the Obuasi trend, the Gyabunsu trend and the Binsere trend, which contribute to the ounces produced at Obuasi.

In general, there are two main ore types at Obuasi which are being mined:

Quartz veins - Quartz veins consist mainly of quartz with free gold in association with lesser amounts of various metal sulfides such as iron, zinc, lead and copper. The gold particles are generally fine grained and occasionally, are visible to the naked eye. This ore type is generally non-refractory.

Sulfide ore - Sulfide ore is characterized by the inclusion of gold in the crystal structure of a sulfide material. The gold in these ores is fine grained and often locked in arsenopyrite . Higher gold grades tend to be associated with finer grained arsenopyrite crystals. Other prominent minerals include quartz, chlorite and sericite. Sulfide ore is generally refractory.

   Underground Mining Operations

Mining operations began at Obuasi in 1897. Since 1907, the underground mine has been in almost continuous production. Over the years, underground mining at Obuasi has expanded, and underground operations are currently conducted along a strike length of 8 kilometers and to a depth of 1,600 meters below the surface.

The underground mine at Obuasi expanded from a production rate of 4,500 tonnes of ore per year in 1907 to approximately 800,000 tonnes of ore per year in the early 1980s. The tonnage from underground mining has more than doubled within a seven year period from 1.14 mtpa achieved in 1994 to 2.5 mtpa achieved in 2001. In the same period the grade has reduced from 10.5 g/t to 7.9 g/t. The grade reduction is due to the increase in production from the lower grade more refractory sulfide ore blocks.

The mining operations at Obuasi are split into three operating sections:

o The Northern Section of the mine is the oldest and the workings are the deepest. The ore type is predominantly quartz. A project to recover ore from the high grade Adansi shaft pillar began in 2000. The production rate in the north part of the mine averages from 35,000 to 40,000 tonnes per month.

o The Central Section is serviced by the Kwesi Mensah Shaft, or KMS, which accesses a depth of 1,500 meters. The ore type is predominantly made up of lower grade sulfide material and generally the mining blocks are wide ranging from 6 meters to 20 meters. Production ranges from 80,000 to 85,000 tonnes per month. The 41 level haulage system (at a depth of 1,230 meters below surface), serves the central mining blocks with all rock hoisted at KMS.

o The South Section is the newest mining area, and is the section from which the majority of Obuasi mine's ore will be sourced over the coming years. The ore type is generally sulfide in nature, but is often associated with quartz material. The ore structure is complex with up to four different ore zones running parallel to each other. In the past, the predominant mining method has been cut and fill, but safety and cost considerations have resulted in a change to open stoping methods in recent years. The section is served by Kwesi Renner Shaft, or KRS, and Sansu Shaft for hoisting of rock and George Cappendell Shaft, or GCS, for men and material. The Brown Sub Vertical Shaft, or BSVS, which has been sunk to 52 level, is currently being equipped (which will continue to be equipped in 2003) to provide rock, men and material handling services to the lower levels of the South Section of the mine.

   Infrastructure

                             SHAFTS/RAMPS AT OBUASI

                                                                   Current Hoisting Capacity
                                                                            Ore/Waste
Shafts                                           Service               (tonnes per month)
--------------------------------------------------------------------------------------------
Kwesi Mensah Shaft ("KMS")                Men, material and rock             140,000
Kwesi Renner Shaft ("KRS")                Rock                                90,000
Adansi Shaft                              Men, material and rock              32,000
Timber Shaft                              Men, material and rock              15,000
Ellis Shaft                               Rock                                52,000
Sansu Ventilation Shaft ("Sansu Shaft")   Men, material and rock              22,000
Brown Sub Vertical Shaft ("BSVS")         Men, material and rock                  --
West Shaft                                Men and material                        --
Waley Shaft                               Men and material                        --
Outen Shaft                               Men and material                        --
George Cappendell Shaft ("GCS")           Men and material                        --
Blackies Ventilation Shaft                Ventilation                             --
Kwesi Mensah Ventilation Shaft ("KMVS")   Ventilation                             --
Central Ventilation Shaft ("CVS")         Ventilation
Eaton Turner Shaft ("ETS")                (Decommissioned)                       n/a
--------------------------------------------------------------------------------------------
Total Hoisting Capacity (tonnes/month)                                       351,000
============================================================================================
Total Hoisting Capacity (tonnes/year)                                      4,212,000

                                                                            Ore/Waste
Ramps                                            Service               (tonnes per month)
--------------------------------------------------------------------------------------------
Sansu Ramp                                Men, material                           --
Cote d'Or Ramp                            Men, material and rock              10,000
Timber Shaft Access Decline ("TSAD")      Men, material and rock              10,000

The major underground project work in 2001 included further development, support and track installation on the high volume railway system at the 41 level main haulage. Development was completed from KMS through to the BSVS in the south of the mine and to Blocks 5 and 6 in the north. The Sansu Shaft was commissioned and surface foundations for the 300 south ventilation airway were completed in preparation for raise-boring operations in 2002. The development of the decline to the bottom of KMS to facilitate the removal of rock spillage was completed. At KRS, excavation of the crusher station was also completed. A new pump station was constructed and commissioned on 8 level in the north of the mine to significantly improve mine pumping capacity and water control.

In the past 12 years, the Obuasi mine has spent over US$1 billion on its investment program principally comprising new shafts, processing plants and underground mechanization. Completed capital expenditure projects have been financed from the cash flow from operations at Obuasi and from internal and external funding. The Obuasi mine expects that future capital expenditure on various projects (other than significant expenditure on projects below the 50 level) will be financed from the cash flows generated from operations at Obuasi. In the event that such projects are not completed on schedule, the Obuasi mine may not be able to maintain its underground production of ore as is currently planned.

   Mining Methods

The range of mining methods currently employed includes mechanized open stoping (60% of total); mechanized cut and fill (10% of total); sub-level retreat and reclamation (12% of total); and stope preparation (16% of total).

   Surface Mining Operations

Apart from on-going surface rehabilitation work on landscaping and re-vegetating the old pits and waste dumps, there was no production from surface mining activity on the Obuasi concession in 2001. Obuasi has US$5.2 million accrued for mine closure and a component of this relates to clean up and land restoration. However, work undertaken to date has in the past been expensed to operating costs over the years and has averaged approximately US$0.5 million per year. Obuasi is currently mining an open pit on the Homase concession located to the north of the Obuasi concession. This property was acquired in 2001.

   Processing Operations

The Obuasi mine has two normally active treatment plants: the STP to process underground ore and the TTP to handle tailings reclamation operations. The PTP has been closed and the OTP has been retained on a care and maintenance basis to batch process oxide ore from the Homase satellite surface mine deposit which will be mined in 2002 and 2003.

Gold recoveries in different processing facilities depend in a large measure on the type of ore being processed. The underground ores at Obuasi are generally refractory and metallurgically more difficult to treat than non-refractory ores. In the refractory component of the ore, the gold is bonded with sulfide minerals and is not optimally recoverable by either gravity or direct cyanide leaching without additional processing. At Obuasi, the minerals associated with gold in the refractory ore are arsenopyrite, pyrite and pyrrhotite. The gold is encapsulated within the crystal structure of these minerals. In order to recover the gold, these sulfide minerals are pre-concentrated and then broken down by the BIOX'r' process, as discussed below, before the gold can be extracted through conventional cyanide leaching.

The gold concentrate, either in the form of gravity concentrates or gold-plated electro-winning cathodes, is sent to a smelting facility, where it is heated with a fluxing agent in smelting furnaces and poured into briquette moulds. The gold bars are weighed, assayed, stamped and shipped to the refiner for refinement into gold bullion.

Water used in the processing plants is sourced from local rivers. A significant amount of the water used in the treatment process is recycled.

   Processing Plant Capacities

                                                 2001 Capacity    2000 Capacity
Plant                                            (tonnes/month)   (tonnes/month)
--------------------------------------------------------------------------------
Sulphide Treatment Plant (STP)                       210,000          210,000
Tailings Treatment Plant (TTP)                       160,000          160,000
--------------------------------------------------------------------------------
Total tonnes per month                               370,000          370,000
================================================================================
Total tonnes per year                              4,440,000        4,440,000
================================================================================

   Sulfide Treatment Plant

STP uses the BIOX'r' process patented by Gencor for the treatment of its sulfide ores. BIOX'r' is a continuous bacterial leaching process that oxidizes sulfide ore to enable it to be leached by conventional cyanidation techniques.

The BIOX'r' plant is arranged into trains of six tanks each. Each tank contains a solution containing bacteria known as thiobacillus ferro-oxidans and thiobacillus thio-oxidans. The bacteria oxidizes the sulfide ore by consuming the elemental sulfur in the material leaving the encapsulated gold within the material amenable to recovery by cyanide leaching.

The BIOX'r' treatment process takes four days, during which time more than 90% of the sulfur material in the ore is oxidized. The pulp, which contains dissolved sulfur and arsenic and gold-bearing solids, is then "washed" in counter-current decantation thickeners to separate out the gold-bearing solids. The gold-bearing solids are then cyanide-leached in a carbon-in-leach, or CIL, circuit, and the gold solution is pumped to the OTP where it is electro-won onto steel wool cathodes and smelted. The tailings residue from STP, which also contains arsenic, is ph neutralized by the addition of lime prior to being pumped to the Sansu tailings dam.

During the BIOX'r' process, the arsenic is fixed with iron to become ferric arsenate, a stable compound, making it safe to deposit the tailings in the dam without risk to the environment. The bacteria used in the BIOX'r' process require particular conditions in which to operate. The BIOX'r' process requires fresh water and cannot use water recycled from processing operations. The benefits of the BIOX'r' process include high overall gold recovery and improved environmental controls, particularly with regard to the efficient and safe treatment and disposal of the arsenic content of the ore. Gold production from the STP in 2001 was 482,982 ounces from the processing of 2.39 million tonnes of ore at a grade of 7.53 g/t and a plant recovery of 83.5%. This compares with 412,824 ounces from 2.47 million tonnes at a grade of 6.32 g/t and a recovery of 82.1% in 2000. Gold production from the STP in the nine months ended September 30, 2002 was 346,529 ounces from the processing of 1.76 million tonnes of ore at a grade of 7.23 g/t and a plant recovery of 84.9%. Gold production was lower than planned principally due to lower than usual head grades and SAG mill liner problems which impacted mill throughput. In addition, CIL recoveries were impacted by the unavailability of the oxide plant tanks for extended leach. Biox'r' recoveries were affected by draining of the Biox'r' tanks in an attempt to recover gold lock-up. Measures taken during the three-month period ended September 30, 2002 included a management change, ordering of new SAG mill liners and re-filling of three Biox'r' tanks. We implemented further steps to improve sampling and control in the three-month period ended September 30, 2002.


   Tailings Treatment Plant

TTP was commissioned in 1988 to reprocess tailings from previous processing operations. The TTP uses carbon-in-pulp, or CIP, technology. TTP is a relatively simple operation, consisting of high pressure water monitoring stations to reclaim the tailings from the dumps and pump the resulting slurry to the plant. The material is then re-ground using ball mills and the pulp is leached by cyanide and the gold collected by activated carbon. Loaded carbon is stripped of gold by elution with caustic cyanide and electro-won onto steel wool cathodes that are smelted into dore bars.


In the financial year 2001, ore throughput at the TTP was 1.67 million tonnes at a grade of 2.46 g/t compared with 1.83 million tonnes in 2000 at a grade of 2.39 g/t. The average recovery rate in 2001 was at 32.7%, an increase as compared to 31.1% achieved in 2000. Despite the 9% reduction in processed tonnage, 42,999 ounces were recovered compared to 43,756 ounces the previous year because of improved recovery. The reduced tonnage throughput resulted from mechanical problems with pumps and excavators in the second half of the year. At the end of 2001, the tailings reserve increased to 1.3 million ounces of gold following test drilling and metallurgical testwork on the Kokorteasua tailings dam which demonstrated that the re-treatment of this material would be economic.


In the nine months ended September 30, 2002, ore throughput was 1.33 million tonnes at a grade of 2.29 g/t. The average recovery rate was 31.0%.

   Exploration and Development

At Obuasi a team has been set up to undertake conceptual engineering work on a project to evaluate the options for exploitation of the recently intersected mineralized material extending to depth below 50 level, currently the deepest level accessible from existing mine infrastructure.

The main objectives of the underground diamond drilling program are to improve the definition of mineralized material across the mine and the delineation of new mineralized material in the South Section above 41 level, the North Section of the mine above 20 level and below 50 level across the base of the mine between the northern and southern limits of existing development.

In 2002 and 2003 the BSVS shaft will be equipped to provide efficient access and hoisting capacity for operations below 26 level in the south of the mine where a significant portion of the mine's ore reserves are located. The shaft has already been sunk and offshaft development is currently being undertaken while the shaft steelwork and winders are being procured. A total of US$13 million has been budgeted for 2002 and 2003 for the equipping of the BSVS.

Drilling below 50 level has provided consistently good results, with several intersections above 20 grams per tonne over mineable widths being made down to 66 level in the vicinity of the KMS, confirming the extension of good grade mineralization to at least 400 meters below the 1,600 meters elevation, currently the deepest level of the existing mine infrastructure.

The table below provides recent uncut drill intersection information for Obuasi below the 50 level.

                                          Intersected   True Width
Location         BH NO.     Grade (g/t)    Width (m)        (m)         Level
---------------------------------------------------------------------------------
50S -- 131W    UD50131W04      177.5          2.1          1.5           56 level
               UD50131W05       19.2          2.4          2.0           56 level
               UD50131W06       55.3          5.8          5.0           54 level
50S -- 173E    UD50173E12       39.5          9.0          5.5           66 level
50S -- 187E    UD50187E13       10.1          1.5          1.5           54 level
               UD50173E14       10.6          7.3          5.0           56 level
50S -- 206W   UD50206W43A       41.1         13.2          7.5       56 1/2 level

   Power Supply

The Obuasi mine obtains power from the Volta River Authority, or VRA, which is in turn controlled by the Government of Ghana. Power supplies have in the past been subject to outages and voltage fluctuations. The Obuasi mine also obtains some power from the VRA that is supplied from Cote d'Ivoire, which has recently experienced some political instability and civil unrest. We have emergency generator sets available at Obuasi which are capable of supplying adequate power to operate the mine's essential winder and ventilation services in the event of a major disruption of power supply. We also have generator sets that are capable of maintaining the BIOX'r' plant in the event of loss of normal power supplies.

   Health, Safety and Environment

Obuasi mine was awarded a four star rating by NOSA, the South African National Occupational Safety Association in 2001. NOSA is a private association devoted to occupational health, safety and environmental risk management concerns. A NOSA five-star rating is the highest rating achievable in the NOSA system. NOSA ratings are determined on the basis of annual audits which examine the safety, health and more recently the environmental status of the operations. NOSA audits worldwide and is a non-profit organization.

Bibiani -- Ghana

   Introduction

Bibiani is located in the Western Region of Ghana, 90 kilometers west of Kumasi. We acquired Bibiani in 1996 when we acquired International Gold Resources Corporation, or IGR, a Canadian-listed company, and Ghana Libyan Arab Mining Company Limited, or GLAMCO.

The first records of gold mining at the Bibiani site date from 1902. The mine, however, closed in 1913 after approximately 70,000 ounces of gold had been recovered. Mining activities resumed in 1927 during the second "gold rush" and
2.2 million ounces of gold were produced between 1927 and 1961. In 1961, the property was sold to State Gold Mining Corporation and was shut down in 1968 due to lack of economically recoverable ore. During the period from 1927 to 1968, approximately 8.2 million tonnes of ore were treated at an average grade of 9.5 g/t. In 1987, GLAMCO undertook a drilling program on the old tailings ponds. The first results showed the potential to recover gold on an economic basis and a pilot plant was commissioned. Production of gold started in 1989 but due to difficulties in obtaining spares for plant maintenance, the plant shut down two years later. During this period, 104,000 tonnes of gold tailings from past mining were processed In 1991, IGR applied for an extension of the original concession and joined up with GLAMCO in an exploration program.

In 1996, we purchased the entire share capital of IGR and GLAMCO and commenced the development of the Bibiani open pit mine.

The mine was fully commissioned on February 8, 1998 and the first gold was poured on February 24, 1998. The main open pit operations are scheduled to be completed in 2004 although mining operations could be further extended by the introduction of underground operations or the acquisition of adjacent deposits.


In 2001, 253,052 ounces of gold were produced at a cash operating cost of US$170 per ounce, compared to 273,711 ounces of gold at a cash operating cost of US$134 per ounce the previous year. The reduction in gold production at Bibiani in 2001 was due to the reduced mill feed grade and lower metallurgical recovery and resulted in the higher cash operating cost per ounce produced. In the nine months ended September 30, 2002 182,217 ounces of gold were produced at a cash operating cost of US$187 per ounce.

Milled throughput for the year was 2.77 million tonnes at a feed grade of 3.46 g/t compared to 2.76 million tonnes at 3.70 g/t the previous year. As was the case in the previous years, the reconciliation between the reserve model and the actual mined grade and tonnage showed a more positive variance than expected and the operation continued to exceed performance levels predicted in the feasibility study and mine plan. Metallurgical recovery in 2001 decreased to 83.7% from 86.7% in 2000 due to the mining and processing of more refractory type ore during the second half of the year. This decrease has continued in 2002. Milled throughput for the nine months ended September 30, 2002 was 1.891 million tonnes at a feed grade of 3.75 g/t. Metallurgical recoveries were 81.2%. The lower recoveries were due to the preg-robbing nature of the ore. We are carrying out pressure jigging trials to seek to overcome this issue.


   Reserves

The proven and probable contained gold reserves at Bibiani as at December 31, 2001 and December 31, 2000 are set forth in the table below:


                                             As at December 31, 2001
                              ---------------------------------------------------
                               Estimated
                                Average                                Contained
                             Metallurgical      Ore                      Gold
                               Recovery        Tonnes                    Ounces
                                   %         (millions)   Grade g/t   (millions)
---------------------------------------------------------------------------------
Proven reserves surface            86           1.4         1.9
Proven reserves tailings           60           4.4          1.1
Proven reserves total                           5.8          1.3          0.2
Probable reserves surface          86           6.1          3.2
Probable reserves tailings         60           0.4          1.0
Probable reserves total                         6.5          3.1          0.7
---------------------------------------------------------------------------------
Total ore reserves                             12.3          2.2          0.9
=================================================================================

                                 As at December 31, 2000
                             -------------------------------
                                                  Contained
                                Ore                  Gold
                               Tonnes     Grade     Ounces
                             (millions)    g/t    (millions)
------------------------------------------------------------
Proven reserves surface          1.2       1.8
Proven reserves tailings         4.4       1.1
Proven reserves total            5.6       1.3        0.2
Probable reserves surface        7.9       3.2
Probable reserves tailings       0.4       0.9
Probable reserves total          8.3       3.2        0.8
------------------------------------------------------------
Total ore reserves              13.9       2.3        1.0
============================================================


For economic studies and the determination of cut-off grades, we assumed a gold price of US$300 per ounce.

The grade estimate is inclusive of adjustments for mining dilution and ore losses during mining. Metallurgical losses are excluded from the calculation of contained gold ounces.

   Geology

The Bibiani gold deposit lies within Birimian metasediments and related rocks which occur in the Proterozoic Sefwi Belt of southern Ghana. Gold and gold-bearing sulfide mineralization occurs in quartz filled shear zones and in altered rocks adjacent to those shears. The full strike of the Bibiani structure is at least 4 kilometers.

For metallurgical classification there are three main ore types at Bibiani: primary, transition and oxide. Further lithological classification gives four ore types: quartz (generally high grade), stockwork (medium-high grade), phyllites and porphyry (both low grade).

   Mining Methods

We conduct conventional open pit mining at Bibiani using a mining contractor. Mining is carried out using conventional drill and blast techniques and excavators and dump trucks. In line with the life of the open pit reserve, the mining contract comes to an end in 2004. No additional amounts are payable by us on termination.

   Processing Methods

Ore is processed using a conventional CIL processing system. Currently the plant is handling 2.7 mtpa of mainly primary ore with the potential to add 0.6 mtpa of tailings.

   Exploration and Development

We have continued the evaluation of a trackless underground mining operation to exploit extensions of the open pit mineralization to depth, with a limited diamond drilling program and geotechnical investigations. In

2001, we acquired a small satellite deposit, Mpasatia, containing 30,000 reserve ounces and commenced mining there in the first quarter of 2002. The ore is trucked to Bibiani.

We have also taken steps to provide the mine with more water by constructing catchment ponds to provide backup to the reducing levels returning from the tailings dam.

   Power Supply

Bibiani mine obtains power from the VRA. We have very limited back-up power available and so our operations are dependent on power supplied by the VRA. In 1998 a severe drought drastically reduced the hydro-electric power produced by the VRA, which in turn resulted in a severe disruption of our operations. Processing was affected in the third quarter of 2002 due to persistent short duration power outages.

   Health, Safety and Environment

Bibiani maintained its NOSA five-star rating during 2001 and a program is in place intended to upgrade the mine's rating to become a five star operation under the more comprehensive fully integrated audit which now covers environmental performance as well as safety and health aspects. As part of an ongoing commitment to the local community and the environment, Bibiani has initiated an award winning program of revegetation at a former open pit mine site that was first re-filled, provided micro finance for a variety of community business projects, sponsored education programs and assisted in the health sector by supporting local hospitals and clinics as well as promoting HIV/AIDS awareness and prevention programs for both employees and the local community.

Iduapriem/Teberebie -- Ghana

   Introduction

The Iduapriem mine, which is owned by Ghanaian Australian Goldfields Limited, or GAG, is located in the Western Region of Ghana some 70 kilometers north of the coastal city of Takoradi, and 10 kilometers south west of Tarkwa. We acquired an 80% interest in the Iduapriem mine in 1996 when we acquired GAG's holding company.

Mining operations at Iduapriem commenced in June 1992 with the first gold poured in September 1992. A review of the economics of the mine was carried out in 1998 resulting in an anticipated closure of the mine at the end of 1999.

In June 2000, we acquired the entire issued share capital of Pioneer Goldfields Limited which owns 90% of Teberebie Goldfields Limited, or TGL (being the company which owns the mining lease to the Teberebie mine located adjacent to Iduapriem), together with inter-company loans which amounted to an aggregate of approximately US$20 million. The consideration was satisfied by us as an initial cash payment of US$5 million on completion and deferred cash payments of US$13.8 million payable in installments over a five year period. The terms of the agreement also include the potential for contingent consideration cash payments of up to US$5 million dependant upon minimum gold prices and production levels. On August 23, 2000, Pioneer Goldfields Limited sold certain of the assets of TGL to Gold Fields Ghana Limited for US$5 million in cash.

The acquisition of the Teberebie reserves thereby extended the Iduapriem mine's life to approximately 2012. The ore from Teberebie is processed through the CIL plant at Iduapriem.


Gold production for 2001 was 205,130 ounces of gold, exceeding the 193,868 ounces of gold produced in 2000. Cash operating costs were reduced to US$214 per ounce from US$223 per ounce in 2000.

At 4.85 million tonnes, the quantity of ore mined in 2001 was approximately the same as the previous year. However, the mined grade at 1.58 g/t was higher than the 1.25 g/t achieved in 2000 due to the mining of higher grade material from the Teberebie ore blocks.


In the nine months ended September 30, 2002, ore mined was 3.34 million tonnes at a grade of 1.63 g/t.

   Reserves

The proven and probable contained gold reserves at Iduapriem and Teberebie as at December 31, 2001 and December 31, 2000 are set forth in the table below:



                                      As at December 31, 2001
               ---------------------------------------------------
                Estimated
                  Average                               Contained
              Metallurgical      Ore                      Gold
                 Recovery        Tonnes                  Ounces
                    %          (millions)   Grade g/t   (millions)
------------------------------------------------------------------
Proven
Reserves            94            31.4         1.7          1.7
Probable
Reserves            94             7.2         1.7          0.4
------------------------------------------------------------------
Total Ore
Reserves            94            38.6         1.7          2.1
==================================================================

                     As at December 31, 2000
               -----------------------------------
                                        Contained
                  Ore                      Gold
                 Tonnes                   Ounces
               (millions)   Grade g/t   (millions)
--------------------------------------------------
Proven
Reserves          24.9         1.8         1.5
Probable
Reserves          15.1         1.4         0.7
Total Ore
Reserves          40.0         1.7         2.2
==================================================


For economic studies and the determination of cut-off grades, we assumed a gold price of US$300 per ounce.

The grade estimate is inclusive of adjustments for mining dilution and ore losses during mining. Metallurgical losses are excluded from the calculation of contained gold ounces.

During 2002, the proven and probable contained gold reserves at Iduapriem / Teberebie were re-estimated on the basis of new cost parameters based on the upgraded and expanded CIL plant which is to be commissioned shortly. These are summarized in the table below.

                                          As at September 30, 2002
                         ------------------------------------------------------
                           Estimated
                            Average
                         Metallurgical                               Contained
                           Recovery      Ore Tonnes                 Gold Ounces
                              %          (millions)   Grade (g/t)    (millions)
-------------------------------------------------------------------------------
Proven Reserves               95            35.9         1.70          1.96
Probable Reserves             95            13.9         1.72          0.77
Total Ore Reserves            95            49.8         1.70          2.73

   Geology

The Iduapriem and Teberebie gold mines are located along the southern end of the Tarkwa basin. The mineralization is contained in the Banket Series of rocks within the Tarkwaian System of Proterozoic age.

The outcropping Banket Series of rocks in the mine area form prominent, arcuate ridges extending southwards from Tarkwa, westwards through Iduapriem and northwards towards Teberebie.

   Mining Methods

We conduct conventional open pit mining methods at Iduapriem and Teberebie.

From March 1998, ore and waste mining has been undertaken using a contract mining company.

   Processing Methods

The open pit ore is treated at Iduapriem / Teberebie using either CIL plant or heap leach processing technologies. A total of 205,130 ounces of gold was produced in 2001 from the Iduapriem CIL, Iduapriem heap leach and the Teberebie east heap leach plants. In 2002 a decision was taken to optimize the combined Iduapriem / Teberebie properties by expanding the capacity of the main processing plant.

   CIL Plant

The CIL plant in its present configuration is composed of a primary jaw crusher followed by a secondary crusher and then a conveyor to transfer ore to the SAG mill. The SAG mill normally operates in open circuit and the mill discharge is pumped to a hydro cyclone circuit. The cyclone underflow is used as ball mill feed to allow finer grinding of the ore. The discharge from the ball mill is pumped to the hydro cyclone unit from where the cyclone underflow is transferred to leach and adsorption tanks, with a nominal residence time of 16 hours.




In 2001, the CIL mill throughput was 2.73 million tonnes of ore at a grade of
1.92 g/t. Gold produced from the CIL plant in 2001 was 158,103 ounces compared with 128,374 ounces in 2000. This compares with CIL mill throughput of 2.69 million tonnes at a grade of 1.58 g/t in 2000. In the nine months ended September 30, 2002, the CIL mill throughput was 1.97 million tonnes of ore at a grade of 1.96 g/t. Gold produced was 110,945 ounces. CIL production in 2002 was affected by a fire which extensively damaged the elution section of the processing plant and resulted in the silting up of several leach tanks.


The processing plant is currently being upgraded to increase throughput capacity to in excess of 4.0 million tonnes per annum with a view to increasing production to some 220,000 ounces per annum at cash operating costs below US$200 per ounce. The project includes the installation of an additional SAG mill, upgrading of the leach and elution circuits, conversion from CIL to CIP, construction of a new crushed ore stockpile and reclaim conveyor system, the relocation of crushing activities to a larger, already operational crusher which is located adjacent to the Teberebie pits and the installation of an overland conveyor to transfer the crushed product to Iduapriem processing plant. During the three-month period ended September 30, 2002, civil works on the stockpile reclaim conveyor were completed and the leach tanks and SAG mill were erected. The capital cost of the upgrade, including the overland conveyor between the Teberebie crusher and the Iduapriem CIL plant, is estimated at US$13 million, which will be principally funded out of cash flow from the mine. We started commissioning of the CIL expansion in the fourth quarter of 2002 and anticipate that it will be completed by the end of the third quarter of 2003.


   Heap Leach

The Iduapriem heap leach plant was commissioned in November 1996 and shut down in mid 2002 as feed material stocks were depleted. For the heap leach operation at Iduapriem, ore feed was either direct tipped or reclaimed from the heap leach stockpile to a primary jaw crusher crushing at a rate of 2.4 mtpa. The product was then either hauled or conveyed to the active cells constructed on 10 meter high pads designed to contain 200,000 tonnes of crushed ore in each cell.

The solution from the cells was gravity fed to a series of ponds where a three stage upgrade of the solution occurred. At Iduapriem, the solution was then pumped to the CIL leach/adsorption tanks as process feed water solution or to the heap leach carbon columns where gold could eventually be recovered. The plant is currently on care and maintenance pending decommissioning and the heap leach stacks are being rehabilitated.

Heap leach operations are now focused on the Teberebie East plant where it is planned to continue operations until the end of 2003. At an average throughput of 1.6 million tonnes, the plant is presently being operated well below its design capacity. Solution is processed through the existing Teberebie gold recovery plant.

During 2001, some 2.63 million tonnes of ore were stacked at a grade of 0.91 g/t on the heap leach pads compared with 2.26 million tonnes of ore at a grade of
0.78 g/t in 2000. Gold recovered from the heap leach operation was 47,027 ounces compared to 38,518 ounces in 2000. The heap leach metallurgical recovery in 2001 was 61.7% compared to 67.5% in 2000, reflecting the harder and less leachable nature of the ore coming from the Teberebie pits. In the nine months ended September 30, 2002, some 1.30 million tonnes of ore was stacked at a grade of
0.90 g/t. Gold recovered from the heap leach operation in this period was 32,944 ounces.

   Exploration and Development

Following on from the upgrade, a new life of mine plan has been prepared for the Iduapriem / Teberebie mines which includes the exploitation of the previously uneconomic old Iduapriem Blocks 3W, and 5 together with the inclusion of the Ajopa deposit. In 2002, exploration focused on the Ajopa concession and infill drilling between Blocks 7 and 8. In 2003, a review of mineralization below the present economic pit


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


designs will be undertaken to assess the overall longer term potential of the underlying banket reefs across the Iduapriem and Teberebie properties.

   Power Supply

Iduapriem mine obtains power from the Electricity Company of Ghana, or ECG, which is controlled by the Government of Ghana and receives its supply from the Volta River Authority, or VRA. Power supplies have in the past been subject to outages and voltage fluctuations. We have very limited back-up power available and so our operations are dependent on power supplied by the VRA. In 1998 a severe drought drastically reduced the hydro-electric power produced by the VRA, which in turn resulted in a severe disruption of our operations. As part of the ongoing upgrade of the processing plant, a new 33KV transmission line has been installed to deliver the power required for the additional SAG mill.

   Health, Safety and Environment

Iduapriem was awarded a four-star NOSA rating during 2001 and, as with the other mines, is undertaking a program targeting a five star integrated NOSA rating and ISO 14001 accreditation. Rehabilitation work on the spent heap leach pads, the old tailings dam and disused waste dumps have been prioritized. The main focus of the rehabilitation program has been the planting of a variety of species of trees germinated in the mine's nursery. Iduapriem provides community assistance by supporting local education and medical facilities and a variety of community projects such as the provision of boreholes and pumps for clean water. There are programs in place to promote HIV / AIDS awareness and prevention for both employees and the local community.

Ayanfuri -- Ghana

We acquired the Ayanfuri mine, located in the Central Region of Ghana in 1996 from Cluff Resources. Exploration leading to the establishment of the Ayanfuri mine commenced in 1988 and following the preparation of a feasibility study, project construction started in 1994. Construction was completed at the beginning of October 1994 with the first gold bar poured at the end of November. Production since start-up to December 31, 2001 has been approximately 0.32 million ounces of gold. Mining was by open pit methods and the operation utilized heap leach processing technology in the treatment of the oxide ores.

In 2001, 329,000 tonnes at a grade of 1.2 g/t, compared with 1.12 million tonnes in 2000 at a grade of 1.21 g/t, were processed. As at December 31, 2001, 11,517 ounces of gold were produced at a cash operating cost of US$243 per ounce compared to 36,316 ounces in 2000 at a cash operating cost of US$245 per ounce. The reduction in gold output was due to the depletion of the mine's ore reserves. At the end of the second quarter of 2001, the mining operations ceased and the mine closure plan, which is estimated to cost approximately US$3 million, is currently being implemented.

Siguiri -- Guinea

   Introduction

The Siguiri gold mine is located in the Siguiri District in the northeast of the Republic of Guinea, West Africa, approximately 850 kilometers from the capital city of Conakry. The nearest important town is Siguiri (approximately 50,000 inhabitants), located on the banks of the Niger River. We own 85% of the Siguiri gold mine and the Government of Guinea owns the remaining 15%. We acquired our interest in Siguiri in 1996.

In 1985, Societe Aurifere de Guinee S.A. -- now called Societe Ashanti Goldfields de Guinee S.A., or SAG -- was formed under the laws of the Republic of Guinea to explore the gold resources of the Siguiri concession. Initially, SAG was owned 51% by Chevaning Mining Company Limited, or CMC, and 49% by the Government of Guinea. In 1993, Golden Shamrock Mines Ltd of Australia acquired 100% of CMC and also renegotiated the terms of the agreement with the Government of Guinea such that the Government's equity interest in Siguiri was reduced from 49% to 15%.

SAG carried out alluvial gold mining operations in a small part of the concession between 1988 and mid-1992 and built substantial infrastructure in the area, including a town site now known as Koron. After modest gold production, these operations were discontinued. Following our acquisition of Siguiri, we began


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


the development of a US$55 million heap leach mine and processing facility and the improvement of the access road to Siguiri. Operations began at Siguiri in 1998. The life of mine plan currently projects mining until approximately 2007.


In 2001, Siguiri produced a total of 283,199 ounces of gold at a cash operating cost of US$220 per ounce compared with 303,381 ounces of gold at a cash operating cost of US$181 per ounce in 2000. Production and cash operating costs were impacted by lower than expected metallurgical recovery from the material stacked during the year as well as by higher haulage and rehandling unit costs as a result of a decision to mine material of a higher grade than planned from the mine.

A total of 8.52 million tonnes of ore were mined in 2001 compared to 10.8 million tonnes in 2000 and the heap leach plant processed a total of 9.06 million tonnes grading at 1.33 g/t compared with 8.88 million tonnes grading at
1.34 g/t the previous year. In the nine months ended September 30, 2002, a total of 6.61 million tonnes of ore were mined and the heap leach plant processed a total of 6.96 million tonnes grading 1.14 g/t.


   Reserves


The proven and probable contained gold reserves at Siguiri as at December 31, 2001 and December 31, 2000 are set forth in the table below:




                                           As at December 31, 2001                As at December 31, 2000
                       Estimated     -----------------------------------   -----------------------------------
                        Average                               Contained                             Contained
                     Metallurgical      Ore                      Gold         Ore                      Gold
                       Recovery        Tonnes                   Ounces       Tonnes                   Ounces
                          %          (millions)   Grade g/t   (millions)   (millions)   Grade g/t   (millions)
--------------------------------------------------------------------------------------------------------------
Proven Reserves            80           20.9         1.1          0.7         22.5         1.1          0.8
Probable Reserves          80           35.8         1.2          1.4         37.9         1.3          1.5
--------------------------------------------------------------------------------------------------------------
Total Ore Reserves         80           56.7         1.2          2.1         60.4         1.2          2.3
==============================================================================================================


For economic studies and the determination of cut-off grades, we assumed a gold price of US$300 per ounce.

The grade estimate is inclusive of adjustments for mining dilution and ore losses during mining. Metallurgical losses are excluded from the calculation of contained gold ounces.

Following the completion in July 2002 of a feasibility study for a hybrid CIP/Heap Leach processing operation described below, the proven and probable contained gold reserves at Siguiri as at September 30, 2002 have been re-evaluated and are set forth in the table below:

                                               As at September 30, 2002
--------------------------------------------------------------------------------
                                   Estimated
                                    Average                           Contained
                                 Metallurgical      Ore                  Gold
                                   Recovery        Tonnes     Grade     Ounces
                                      %          (millions)    g/t    (millions)
--------------------------------------------------------------------------------
Proven Reserves total                 90            18.0      1.24       0.72
Probable Reserves                     90            38.8      1.18       1.47
--------------------------------------------------------------------------------
Total Ore Reserves                    90            56.8      1.20       2.19
================================================================================

   Geology

The SAG concession is dominated by Proterozoic Birimian rocks which consist of turbidite facies sedimentary sequences.

Two main types of gold deposits occur in the Siguiri basin and are mined by SAG. These are :

o Laterite or CAP mineralization which occurs as aprons of colluvial or as palaeochannels of alluvial lateritic gravel adjacent to and immediately above in-situ mineralization


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


o Quartz vein related mineralization hosted in meta-sediments with the better mineralization associated with vein stockworks that occur preferentially in the coarser, brittle siltstones and sandstones. The mineralized rocks have been deeply weathered to over 100 meters in places to form saprolite or SAP mineralization.

The CAP and SAP ore types are currently blended and processed using the heap leach method.

   Mining Method

All ore and waste is mined using a mining contractor in a conventional open pit mining operation Due to the weathering profile of the mineralized and associated waste zones, extensive areas can be freely dug by hydraulic excavators, with light blasting operations conducted where required.

The primary material movement fleet is a combination of 160 tonne and 100 tonne hydraulic excavators and 85 tonne trucks. The mining fleet includes auxiliary equipment (dozers, graders, water carts, etc) for haul and pit access road construction, maintenance and rehabilitation work.

Ore is hauled directly to the primary crusher or to run-of-mine stockpiles adjacent to the primary crusher. Crushed ore from the primary crusher is delivered by conveyor to the treatment facilities for processing. In the event of conveyor failure, ore can be hauled to the original stockpile and crushing facilities and fed by front end loaders as part of the ore processing operation.

   Processing Method

Ore is currently processed using the heap leach method. The heap leach facility has a capacity of 9.0 mtpa. The facility includes the heap leach pad area, ore crushing, agglomeration and stacking system, solution ponds and gold extraction plant.

The CAP and SAP ores are blended, crushed and mixed with a cement binder to agglomerate the material, which aids percolation and pH-control and gives stability to the stacked ore. The material is then stacked in 10 meter lifts on large plastic sheeted pads. The stack is then sprayed with a dilute cyanide solution which percolates through the agglomerated ore, leaching out the gold in the process. The plastic sheeting prevents the cyanide solution from contaminating the ground and allows the gold-bearing solution to be gravitated to collection ponds. The solution is then either re-sprayed back onto heaps or pumped to the gold recovery section of the plants. Activated carbon is then added to adsorb the gold from solution. This is then eluted and the gold electro-won onto cathodes. The cathodes are smelted to produce dore bars.

Plant recovery for the year reduced to 73.1% from 79.3% in 2000. This was largely due to solution reticulation and third layer stacking problems which resulted in lower than anticipated leach rates. During 2001, considerable work was undertaken to solve these problems. The third layer stacking was suspended while the solution management system was upgraded and the controls on blending the lateritic and saprolitic ore types improved. In 2002, solution reticulation capacity and the area under irrigation were increased and the locked up gold is presently being recovered. In the nine months ended September 30, 2002 recovery was 81.7%.

   Siguiri CIP Expansion Plan

We have concluded a feasibility study to provide for the processing of predominantly SAP ores through a CIP processing plant and our Board authorized us to proceed with the project in October 2002. We expect the CIP facility to have a capacity of 9.0 mtpa and to produce approximately 300,000 ounces of gold per year. The CIP plant will consist of a primary crusher followed by a scrubber where the plus 10mm fraction will be separated and re-directed to the heap leach agglomeration plant. The minus 10mm product (scrubbed slurry) will go through a classifying cyclone and the underflow will be ground in a ball mill. The milled product and cyclone overflow will be leached through seven mechanically agitated CIP tanks and the loaded carbon will be washed and eluted prior to electro-winning and smelting.

Competitive tenders have been requested for the engineering design and construction management of the project. The expansion is expected to cost approximately US$32 million (excluding the cost of the new power plant which will be owned and operated by a third party) and we are planning for it to be operational by the end of the first quarter of 2004. We plan to fund the capital costs out of cashflow from Siguiri and the rest


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


through corporate funding. Although we expect cash operating costs to decrease at Siguiri as a result of this expansion, the principal advantage of the CIP plant is that we will be able to treat SAP ores alone. Currently the SAP ores must be blended with CAP ores in the appropriate proportions to be processed at our current facility. As the mine life for Siguiri has extended, and the CAP deposits in the area have been mined, there has been a gradually reducing ratio of CAP to SAP ores available to be treated through the heap leach facility. The change in the ratio of CAP to SAP ores has resulted in increased processing costs and less certainty over metallurgical recoveries because we have had to add more cement in order to stabilize the heaps. Once the CIP plant is commissioned, heap leach processing will be reduced to approximately 15% of the total tonnage processed, this tonnage representing the coarser and harder fraction of the ore being screened for grinding and CIP processing. We therefore expect production from the heap leach plant throughput to reduce to around 1.5 million tonnes per year and gold production to be around 50,000 ounces per year.

   Exploration and Development

In 2001, our exploration around the Siguiri mine site was mainly targeted at locating and defining CAP mineralization. Reserves were also outlined at Sintroko, 4 kilometers south of the Kosise pit and at Sokunu. During 2002 a new saprolite deposit was discovered at Bidini near Eureka Hill. Now that we have decided to construct the CIP plant to treat SAP ore, we will increasingly target future exploration for additional SAP mineralization.

   Power Supply

Siguiri mine is supplied with its power from diesel generating sets operated by a power provider. There is no access to the national power grid at Siguiri. Monthly consumption is presently around 3.7 million kilowatt hours and the reliability of supply is dependent upon timely deliveries of diesel. Following commissioning of the CIP plant, power requirements will increase to around 10 million kilowatt hours per month and a new and more efficient power station is to be constructed, rated at approximately 20 megawatt capacity, to meet this power requirement. The new power plant, which will be owned and operated by a power provider, will use heavy fuel oil. The existing power plant will be maintained as a back up facility. The cost of power is presently US$0.134 per kilowatt hour while power from the new station is expected to cost around US$0.10 per kilowatt hour, at current oil prices.

   Health, Safety and Environment

Siguiri was awarded a five-star NOSA rating during 2001 and, as with some of our other mines, is undertaking a training and work program targeting a five star integrated NOSA rating and ISO 14001 accreditation. There is a comprehensive environmental monitoring system at Siguiri in respect of dust, noise and effluent control. A program of land restoration is in place with emphasis on re-grassing disused dumps and the planting of a variety of indigenous trees. Siguiri mine provides community assistance by supporting local education and medical facilities and a variety of community projects such as the provision of boreholes and pumps for clean water. There are programs in place to promote HIV/AIDS awareness and prevention for both employees and the local community.

Geita -- Tanzania

   Introduction

The Geita mine is situated in northwestern Tanzania approximately 90 kilometers from the regional capital of Mwanza and 20 kilometers south of Lake Victoria in an area known as the Lake Victoria Goldfields. The operation is currently owned and operated jointly by us and AngloGold Limited in a joint venture following the purchase of a 50% interest in the project by AngloGold Limited in December 2000.

Geita covers some 373 square kilometers of prospecting licenses with the inclusion of the AngloGold Limited Nyamulilima Hill license into the joint venture. Within this area a special mining license has been granted covering 114 square kilometers.

The Geita deposit was first mined as an underground operation between 1938 and 1966 and it is estimated some 940,000 ounces of gold were produced at a mean recovered grade of approximately 5.3 g/t. At this time Geita was the largest operating gold mine in East Africa. In the late 1980s, the area became the focus of artisanal mining. In 1991 Cluff Resources Plc, or Cluff, acquired the Geita East and Geita West prospecting licenses, SAMAX acquired the Kukuluma prospecting licenses and, in 1994, Cluff acquired the Geita Hill prospecting license. Both companies commenced exploration soon after obtaining their respective license areas. Cluff and SAMAX were acquired by us in 1996 and 1998 respectively.

A feasibility study for the project was completed by us in November 1998 which detailed the construction of a CIL processing plant, fuel fired power plant, mine village, services, related infrastructure and initial open pit mining activity. Extension and infill drilling continued during the construction period and the reserves and mine life were significantly increased with an improvement in overall economics.


The construction of the US$165 million Geita mine began in 1999 and was completed in 2000 on budget and ahead of schedule with gold production commencing in June 2000. A total of 1.24 million tonnes of ore at a grade of
3.00 g/t were mined at a strip ratio of 9.6:1 in the seven months ended December 31, 2000. By the end of 2000, 176,836 ounces of gold were produced at a cash operating cost of US$145 per ounce. In 2001, a total of 4.58 million tonnes were processed at a grade of 3.91 g/t and a recovery of 93.0%.


In the nine months ended September 30, 2002, a total of 456,301 ounces of gold were produced at a recovery of 93.0%. Gold production attributable to us in this period was 228,151 ounces. We anticipate that production will be lower for the next three quarters due to lower mined grades as waste stripping continues in cut 3 at Nyankanga.

The Geita mine was completed at an approximate cost of US$165 million. The total ore reserve at Geita increased during our period of exclusive ownership from zero ounces at the time of purchase in early 1996 to 7.8 million ounces at the end of 2000 when 50% of the project was acquired by Anglogold. We raised approximately US$335 million (prior to costs of disposal) on the sale in December 2000 of 50% of our interest in the Geita mine to AngloGold Limited.

In the last quarter of 2001, the haul road between the Kukuluma deposit and the processing plant was completed and a haulage contract was signed to commence production from that deposit in the first quarter of 2002.

In 2002, a decision was taken to upgrade the crushing system and leaching tank circuits in order to increase plant throughput capacity and gold production to between 5.6 and 6.0 million tonnes and 600,000 ounces per year respectively.

   Reserves

The proven and probable contained gold reserves at the Geita mine as at September 30, 2002, December 31, 2001 and 2000 are set forth in the table below:


                                            As at September 30, 2002
----------------------------------------------------------------------------
                      Estimated
                        Average                                Contained
                     Metallurgical           Ore                  Gold
                        Recovery           Tonnes     Grade     Ounces
                           %             (millions)    g/t    (millions)
----------------------------------------------------------------------------
Proven Reserves           90                32.0       3.62       3.80
Probable Reserves         90                40.0       4.53       5.80
----------------------------------------------------------------------------
Total Ore Reserves        90                72.0       4.13       9.60*
============================================================================

                         As at December 31, 2001           As at December 31, 2000
--------------------------------------------------------------------------------------
                                          Contained                         Contained
                        Ore                  Gold         Ore                  Gold
                       Tonnes     Grade     Ounces       Tonnes     Grade     Ounces
                     (millions)    g/t    (millions)   (millions)    g/t    (millions)
--------------------------------------------------------------------------------------
Proven Reserves         37.7       3.4        4.1         41.3       3.5        4.6
Probable Reserves       25.0       4.5        3.6         22.3       4.5        3.2
--------------------------------------------------------------------------------------
Total Ore Reserves      62.7       3.8        7.7         63.6       3.8        7.8
======================================================================================


*50% of which is attributable to us.

For economic studies and the determination of cut-off grades, we assumed a gold price of US$300 per ounce.

The grade estimate is inclusive of adjustments for mining dilution and ore losses during mining. Metallurgical losses are excluded from the calculation of contained gold ounces.

   Geology

Geita is found within the Archaean Greenstone belt terrain of Northern Tanzania and consists of a series of Banded Ironstone Formations, or BIF, within a generally poorly exposed sequence of felsic/intermediate volcanics. This sequence overlies mafic volcanics. The BIF, often in the form of distinct ridges, are complexly folded and thrust. Nearly all the gold mineralization is found within or in close proximity to the BIF.

A number of mineralized trends occur on the Geita concessions. The five kilometer long Nyankanga -- Lone Cone -- Geita Hill mineralized trend contains the bulk of Geita's reserves. The western portion of the

Nyankanga deposit is hosted predominantly in an altered diorite while further east gold mineralization is associated with the more typical BIF units. Gold is associated with pyrite and silicic alteration and dips at 25-35 degrees to the north. At Geita Hill and Lone Cone, gold mineralization is associated with pyrite and silicic alteration with BIF units dipping 45-55 degrees to the north and north-west. The Kukuluma -- Matandani --Area3 West deposits are located in topographic lows incised into the ancient (Cretaceous) hill-top ferricrete plateau. Mineralization is related to sheared and folded BIF sequences within carbonaceous mudstones and felsic tuffs. Oxide gold mineralization extends up to 100 meters below surface while the primary gold ores are associated with pyrite and arsenopyrite sulfides.

In the far west of the Geita concessions, Nyamulilima Hill rises above the surrounding plains and comprises a BIF sequence flanked by felsic volcanics that have been intruded by silicified quartz felspar porphyry (QFP). The Ridge 8, Star and Comet and Roberts deposits are hosted in BIF and/or at the BIF/QFP contact. Gold is associated with disseminated pyrite and silicic and sericitic alteration.

   Mining Methods

The Geita Mine is an open pit operation with mineralized material extending below the lowest depth of all the pits. At present there are three pits in operation:

o    Nyankanga (the largest);

o    Lone Cone; and

o    Kukuluma:

Other pits to be mined in the future include Geita Hill, Chipaka, Matandani, Roberts and Area 3 West.

Mining of the ore and waste is carried out using conventional open pit techniques and is undertaken using a mining contractor. The key terms of the contract are the quantities to be mined over the life of the mine as engineered at the time of contract agreement and the termination agreement in which the parties can give each other notice, subject to compensation reflecting payment for capital spent by the contractor on plant and demobilization. At any one time, a number of pits will be in operation to provide mining flexibility and a blend of oxidized, transition and primary ores. The ore is hauled to the crusher where it is either tipped directly into the crusher or placed on the Run of Mine, or ROM, stockpile and rehandled later by front end loaders. All technical services, mine planning, mining contract management, survey control and geotechnical support functions are carried out by Geita mine staff.

Over the next five years the ore and waste mining rate is programmed to be close to 50 mtpa at a strip ratio of approximately 9:1. At the end of 2001, the mining contractor was changed following a re-tender of the contract to accommodate an increase in the mining rate.

The primary material movement fleet consists of a combination of Komatsu 785 and Caterpillar 77 trucks and a combination of Komatsu PC1100 and PC1800 excavators. The fleet comprises auxiliary equipment (dozers, graders, water carts, etc) for haul and pit access, road construction, maintenance and rehabilitation. The equipment is owned by the mining contractor.

   Processing Method

The Geita processing plant has a name plate capacity of approximately 4.5 mtpa. The ore is crushed and then fed into a SAG and ball mill grinding circuit with a recycle crushing system. The material is passed through a gravity circuit comprising two Knelson concentrators and a "Gekko" in line leach reactor which treats the concentrate via an intensive cyanidation process. The pulp is thickened and then pumped into the leach tanks for leaching in cyanide. The loaded carbon is recovered and washed before being sent to the elution section of the plant for gold stripping and final conversion into dore. The stripping plant includes a 14 tonne capacity elution circuit with electro-winning (using stainless steel cathodes) and direct smelting of the calcined sludge.

In 2002, a decision was taken to upgrade the crushing system and leaching tank circuits in order to increase plant throughput capacity and gold production to between 5.6 and 6.0 million tonnes and 600,000 ounces per year respectively.

   Exploration and Development

During 2002, drilling continued on a number of deposits to outline additional reserves. Drilling was undertaken at Nyankanga, Geita Hill, Lone Cone, Roberts, Chipaka, Kukuluma, Matandani and Area 3 West. This additional drillhole information was incorporated into the assessment of the reserves as at September 30, 2002, which resulted in Geita mine ore reserves increasing by 24% to 9.6 million ounces (our share being 4.8 million ounces). This increase resulted primarily from increases at Nyankanga and Geita Hill where infill drilling has established a continuous five kilometer mineralized trend from Nyankanga-Lone Cone to Geita Hill. New reserves were also included for Chipaka, Roberts and Area 3 West.

   Power Supply

Power is supplied by generators. In 2001, mechanical failures occurred on the prime generators at the Geita power plant necessitating the importation by the manufacturer of additional generator sets to secure power supplies. The manufacturers of the engines used in the power plant are in the process of rectifying the problems with these machines. Throughout this problem period, no significant material interruptions to processing resulted from the generator failure.

   Health, Safety and Environment

The Geita mine has been certified with an ISO1400 health and safety rating and has been awarded a NOSA four-star integrated rating during 2001. A training and work program is being implemented to improve safety, health and environmental standards and to upgrade the mine's NOSA rating to five star integrated.

There is a comprehensive environmental monitoring system at Geita in respect of dust, noise and effluent control. A program of land restoration is in place with emphasis on re-grassing disused dumps and the planting of a variety of indigenous trees. The Geita mine provides community assistance by supporting local education and medical facilities and a variety of community projects such as the provision of boreholes and pumps for clean water and financial and technical support for local micro business enterprises. There are programs in place to promote HIV/AIDS awareness and prevention for both employees and the local community.

Freda-Rebecca -- Zimbabwe

   Introduction

We acquired the Freda-Rebecca mine in 1996 with the acquisition of Cluff Resources. The mine is located at Bindura in Zimbabwe. We now conduct underground mining operations at Freda-Rebecca as the open pits were mined out in 1998. The ore is processed by means of a conventional CIL plant which was designed to treat open pit sulfide ore. The life of mine plan currently projects mining until approximately 2005 at current production rates.


In 2000 a total of 112,164 ounces was recovered from the processing of 1.0 million tonnes of ore grading 3.89 g/t at a metallurgical recovery of 89.8%. In 2001, a total of 1.156 million tonnes of ore was mined from underground. In the 12 months ended December 31, 2001, Freda-Rebecca mine produced 102,654 ounces of gold at a cash operating cost of US$222 per ounce compared to 112,164 ounces at US$198 per ounce in 2000. The head grade was 3.30 g/t, whilst the metallurgical recovery was 86.4%. Over the past few years the robust, higher grade, easier production ore blocks have been mined, resulting in production being at a higher than average reserve grade. In 2002, metallurgical recovery continued to be impacted upon by mechanical problems in the milling and leach tanks sections of the processing plant as well as the processing of ores emanating from the western extremity of the mine. In the nine months ended September 30, 2002 a total of 832,000 tonnes of ore was mined from underground and we produced a total of 75,065 ounces of gold. The head grade was 3.36 g/t and the metallurgical recovery was 82.4%. The lower production was due to planned and unplanned maintenance down time on the SAG mill and lower metallurgical recovery that resulted from fluctuating throughput rates and reduced leach tank capacity. Over the last year, due to the support price mechanism set by the Government of Zimbabwe, the price realized per ounce on the sale of gold to the Government of Zimbabwe, when translated at the official exchange rate, has been higher than the prevailing market price.

   Reserves


The proven and probable contained gold reserves of Freda-Rebecca as at December 31, 2001 and December 31, 2000 are set out in the table below.



                                            As at December 31, 2001
-----------------------------------------------------------------------
                       Estimated
                        Average                              Contained
                     Metallurgical          Ore                 Gold
                       Recovery           Tonnes     Grade     Ounces
                           %            (millions)    g/t    (millions)
-----------------------------------------------------------------------
Proven Reserves           90               4.3        2.5       0.3
Probable Reserves         90               1.1        2.4       0.1
-----------------------------------------------------------------------
Total Ore Reserves        90               5.4        2.5       0.4
=======================================================================

                         As at December 31, 2000
----------------------------------------------------
                                          Contained
                        Ore                 Gold
                       Tonnes     Grade    Ounces
                     (millions)    g/t    (millions)
----------------------------------------------------
Proven Reserves          4.1       2.4       0.3
Probable Reserves        1.7       2.4       0.1
----------------------------------------------------
Total Ore Reserves       5.8       2.4       0.4
====================================================


For economic studies and the determination of cut-off grades, we assumed a gold price of US$300 per ounce.

The grade estimate is inclusive of adjustments for mining dilution and ore losses during mining. Metallurgical losses are excluded from the calculation of contained gold ounces.

   Geology

Freda-Rebecca mine is situated approximately in the middle of the Harare-Shamva Archaean Greenstone Belt. Gold mineralization is controlled by both lithology and structure and is associated with sulfides. The sulfides exhibit two styles. The older style is of a disseminated nature and is the primary auriferous phase. The younger style is shear-hosted and occurs in narrower widths. This style, especially where fine-grained, is associated with higher grades. In both styles, sulfides are fine to coarse grained. Primary sulfides are pyrite, arsenopyrite, pyrrhotite and chalcopyrite. Mineralization is also associated with chlorite, silicic and carbonate alteration.

   Mining Methods

In the initial phase of development, Freda-Rebecca was an open pit operation with two pits. The Rebecca pit was mined down to a depth of 100 meters by open pit method. We now utilize open-stoping with subsequent fill at the Rebecca pit for underground mining. This is used to exploit the Rebecca Upper East and Lower East. Four underground mining methods: sub-level stoping, room and pillar, ramp in stope and panel stoping, are used at the Freda-Rebecca mine. Sub-level stoping with troughs is now the dominant mining method.

   Processing Methods

Crushed material is conveyed into two separate milling modules, each consisting of a SAG mill in closed circuit with a 750mm diameter cyclone (one standby) to produce an overflow of 80%. About 30% of primary cyclone underflow is bled off into Knelson concentrators for coarse gold recovery while the overflow is dewatered in two cluster cyclone sets to 48-50% solid prior to gravitation into the leach circuit. The leach train consists of three mechanically agitated pre-leach tanks in series and nine CIL tanks providing a total residence time of about 48 hours.

   Exploration and Development

Exploration continued to focus around the 16 square kilometer Freda-Rebecca mining lease. At the mine site, exploratory drilling was principally directed at the up dip extension of the Freda shear towards the old Promoter pit. Surface extensions to the Phoenix Prince deposit are also being evaluated. On the two square kilometers of claims on the RAN mine, which is located to the east of the Freda-Rebecca mine, drilling intersected copper/gold mineralization over a strike length of 500 meters and we are currently undertaking a feasibility study to determine the economic viability of processing this copper/gold mineralization through the Freda-Rebecca plant. We have an option to acquire any reserves found on the RAN claims by completing a feasibility study and paying an upfront royalty on any gold reserves delineated. Limited exploration has also been undertaken on the Mazoe EPO which surrounds the Freda-Rebecca mining lease where we are in joint venture with a third party.

   Economic/Political Situation

The economic and political situation in Zimbabwe during 2001 continued to pose a series of difficult problems for the management team. The foreign exchange constraint and the fixed exchange rate coupled with high inflation put severe pressure on the supply function causing delays in receiving supplies. Additionally, prices being quoted by suppliers increased, resulting in higher operating costs. However, we have the approval of the Reserve Bank of Zimbabwe, or RBZ, to retain a portion of our gold production offshore to meet foreign currency operating and capital expenditure payments and to repay our debt. Pursuant to this approval, during 2001 the Freda-Rebecca mine utilized approximately US$7.1 million to meet overseas supplier payments and US$6.9 million was repatriated to settle debt. Towards the end of the year, in response to a request by the Chamber of Mines, RBZ increased the allocation of foreign exchange in respect of gold mining companies, which will benefit the mine.

Revenue from Freda-Rebecca benefited in 2001 and 2002 from a support price set by the Zimbabwean Government. This support price is set at a higher level than the prevailing open market gold price as a concession for gold mining companies receiving a substantial part of their bullion sales in Zimbabwe dollars and to help counteract the high cost of operating in Zimbabwe.

   Power Supply

Freda-Rebecca mine obtains power from the Zimbabwe Electrical Supply Authority which is in turn supplied principally from the Kariba and Cahora Bassa hydro electric power stations in Zambia and Mozambique respectively. The Zimbabwe national grid is however also linked into other sources including the coal fired thermal plant at the Wankie colliery in Zimbabwe, and interconnectors to South Africa and the Democratic Republic of Congo. In recent years the shortage of foreign exchange has resulted in the Zimbabwe Electrical Supply Authority accumulating significant debt to its suppliers resulting in possible future insecurity of supply. Power supplies are sometimes unreliable with severe voltage fluctuations and a relative high incidence of disruptions due to equipment failures or lightning hits on sub-stations.

   Health, Safety and Environment

Freda-Rebecca was awarded a four-star integrated NOSA rating during 2001 and, as with the other mines, is undertaking a training and work program targeting a five star integrated NOSA rating and ISO 14001 accreditation. Rehabilitation works on the spent heap leach pads, the tailings dam and disused waste dumps have been prioritized. The main focus of the rehabilitation program has been the planting of a variety of species of trees germinated in the mine's nursery. The Freda-Rebecca mine provides community assistance by supporting local education and medical facilities and a variety of community projects such as small scale farming enterprises. There are programs in place to promote HIV/AIDS awareness and prevention for both employees and the local community.

Ownership of Mines and Subsidiaries

We operate our business through various subsidiary and affiliated companies located in several countries.

Subsidiary undertakings and other interests

The following table contains a list of our principal subsidiary undertakings as at January 15, 2003:

                                                         Class of
                                             Relevant   principal    Interest in
Company and country of incorporation           mine     activities   shares held   Percent
------------------------------------------------------------------------------------------
Ghana
Ashanti Goldfields (Bibiani) Limited          Bibiani         Gold      Ordinary     100
Gold House                                                  Mining        No par
Patrice Lumumba Road                                                       value
Roman Ridge
PO Box 2665
Accra

Ghanaian-Australian Goldfields Limited      Iduapriem         Gold      Ordinary      80
Gold House                                                  Mining        No par
Patrice Lumumba Road                                                       value
Roman Ridge
PO Box 2665
Accra

Teberebie Goldfields Limited                Teberebie         Gold      Ordinary      90
Gold House                                                  Mining        No par
Patrice Lumumba Road                                                       value
Roman Ridge
PO Box 2665
Accra
------------------------------------------------------------------------------------------
Guinea
Societe Ashanti Goldfields de Guinee S.A.     Siguiri         Gold      Ordinary      85
c/o Societe Ashanti Goldfields de Guinee                    Mining
KM 4 Cameroon
PO Box 1006
Conakry

------------------------------------------------------------------------------------------
Zimbabwe
Ashanti Goldfields Zimbabwe Limited            Freda-         Gold      Ordinary     100
4 Cork Road                                   Rebecca       Mining
Belgravia
Harare
Zimbabwe

------------------------------------------------------------------------------------------
Isle of Man
Ashanti Treasury Services Limited                 N/A     Treasury      Ordinary     100
Geita Treasury Services Limited                   N/A     Treasury      Ordinary     100

3rd Floor
12-14 Ridgeway Street
Douglas
Isle of Man IM1 1EN

------------------------------------------------------------------------------------------
Cayman Islands

                                                   Class of
                                       Relevant   principal    Interest in
Company and country of incorporation     mine     activities   shares held   Percent
------------------------------------------------------------------------------------
Ashanti Capital Limited                  N/A      Financing     Ordinary       100
Ashanti Capital (Second) Limited         N/A      Financing     Ordinary       100
Ashanti Finance (Cayman) Limited         N/A      Financing     Ordinary       100

M & C Corporate Services Limited
c/o Ugland House
South Church Street
PO Box 309
George Town

------------------------------------------------------------------------------------
Grand Cayman
Cayman Islands
------------------------------------------------------------------------------------

Supplementary information on joint venture companies

The following table contains information on our Geita joint venture companies.

                                                            Proportion of capital
Company and registered office address   Field of activity       held percent
---------------------------------------------------------------------------------
Cluff Resources Limited                       Gold Mining           50
Masters House
107 Hammersmith Road
London W14 0QH
---------------------------------------------------------------------------------
Geita Management Company Limited        Mining Management           50
3rd Floor                                        Services
12-14 Ridgeway Street
Douglas
Isle of Man
IM1 1EN
---------------------------------------------------------------------------------

                                                            As at September 30, 2002
                                                                 Cluff
                                                               Resources
                                                              Limited and      Geita
                                                            its subsidiary   Management
                                                             undertakings     Company
                                                                 US$m           US$m
---------------------------------------------------------------------------------------
Issued share capital                                             34.9            --
Reserves                                                         21.4          (1.2)
Profit/(loss) after tax (period ended September 30, 2002)        29.8          (6.6)
Inter-company loan owed to us                                    31.1            --
Net book value shown in our accounts                             96.0          (0.6)

Exploration

   General

Our exploration strategy to date has been to focus on gold projects only in Africa. We have projects in the major prospective gold belts of West, Southern and East Africa. Exploration at our existing mines is conducted by personnel at the mine sites whereas exploration around the mines and elsewhere in Africa is conducted by staff from Ashanti Exploration, a division of our company.

We believe that the African continent offers a wide range of exploration and development opportunities, and that we are particularly well positioned to take advantage of these opportunities because of our operational base in the region and our position as an African gold mining company.

Many countries in which we are conducting exploration operations, or are considering conducting operations, are characterized by political instability and economic uncertainty. When deciding whether to pursue an exploration project, we assess its geological potential, current and future political stability of the country in which a potential project is located, its regulatory and fiscal regime, security of title to property and economic conditions, as well as the project area's access to infrastructure such as roads and power.

During 2001, our exploration focus continued to be on and around our existing mining operations where the full benefit of additional reserves could be more rapidly realized, as discussed for each mine site above. However, whilst focusing on gold production, we would also consider significant exploration and development opportunities in Africa in precious metals outside our current mine sites and outside our core business area should they arise.

All mine development expenditure at existing mines was provided from working capital and cash revenues from the mines. However, we also have exploration activities proceeding outside our existing mines.

Set out below are details of exploration at sites other than the mine sites.

   Tanzania

Outside the Geita concessions we have continued our regional assessment of the Lake Victoria Goldfields during the year and have applied for a number of prospecting licenses.

   Cote d'Ivoire

Two gold soil anomalies were defined on permits held in joint venture with Rio Tinto and will require follow up.

   Mali

Four new Exploration Authorizations were acquired in southern Mali during 2002 and will be evaluated.

   D.R.Congo

During 2001, we increased our Kimin concession by 6,000 square kilometers to 8,000 square kilometers to cover most of the historically productive Kilo greenstone gold belt of northeastern D.R.Congo. A deterioration in the security situation in the general vicinity of this concession has delayed the commencement of exploration activities.

   Burkina Faso

At our Youga project where we are in a 50-50 joint venture with Echo Bay Mines, a probable open pit reserve of 5.0 million tonnes grading 3.2 grammes per tonne (equivalent to 0.5 million ounces) has been outlined.

   South Africa

During 2002, we acquired our first non-gold exploration project in South Africa. Tameng Mining and Exploration (Pty) Limited in which we have a 40% equity interest was awarded through competitive bidding Platinum Group Metal, or PGM, mineral exploration rights were acquired on the farm M'phatlele's Location 457 KS in the northeastern limb of the Bushveld Igneous Complex. The sub-outcrops of the Merensky and UG2 reefs, which are the principal mineralized horizons for PGM's in the Bushveld Igneous Complex, have been mapped on M'phatlele's Location over a strike length of eight kilometers. Exploration of this site is expected to commence next year.

Refining Contracts and Marketing

We derive the majority of our income from the sale of gold produced by our mines which we sell under agreements with gold refiners.

We have separate gold refining and purchasing arrangements for each of our mining properties. While these have recently been re-awarded and with effect from January 1, 2003, as of the date of this prospectus they are as follows:

Mine                     Refiner
--------------------------------------------------------------------------------
Obuasi:                  N.M. Rothschild & Sons and Commerzbank International SA
Bibiani:                 UBS AG
Iduapriem:               UBS AG, Zurich
Siguiri:                 Credit Suisse First Boston
Freda-Rebecca:           Reserve Bank of Zimbabwe
Geita:                   Societe Generale de Paris

Gold is shipped to a refiner and upon receipt the relevant company is normally credited with funds representing the value of 99% of the gold received within three business days. The remaining 1% balance is credited after adjusting for any differences between our assay and the refiner's assay and refining charges. These amounts are paid directly into accounts in London, with the exception of those payable to Freda-Rebecca of which approximately 80% is paid within Zimbabwe. For our Ghanaian mines, portions of these receipts are repatriated to Ghana through the Bank of Ghana. Risk passes to the refiner either on delivery to the designated airport or to the refiner, depending on the contract. Currently, like many other Ghanaian gold mining companies, we cannot obtain insurance coverage for the transported gold until it reaches the airport.

Gold bars produced by mining companies can be of any size and we typically produces bars averaging about 800 ounces in weight. It is general practice for the refiner to recognize the value of the silver contained in the gold bar and we are credited accordingly. The refinement process upgrades the gold to 99.99% purity by a process of electrolysis.

The Gold Market

Gold is used primarily for fabrication and bullion investment. Fabricated gold has a wide variety of uses including jewelry (the largest fabrication use for gold), electronics, dentistry, decorations, medals, medallions and official coins. Some purchasers of official gold coins and of high-carat, low mark-up jewelry may be motivated by investment, so that the net private gold bullion purchases alone do not necessarily represent the total investment activity in gold. Central banks buy, sell and hold gold bullion as part of their national investment strategies.

The gold bullion market is deep and liquid. Purchase and sales of gold take place around the globe in all sizes and forms. In London, gold trading is conducted by a number of bullion houses, with prices set twice daily by the five members of the "ring". The ring was originally established to determine the price that represents the benchmark for trades and contracts. The price set is the one at which orders to buy and sell are perfectly matched. Prices are determined in the morning and afternoon, the so called A.M. and P.M. fixes, for each trading day.

This market provides the foundation for many derivative instruments, including futures, options, warrants and swaps. Substantial producers and purchasers use these markets to hedge their respective positions. The process for a producer involves the use of forward contracts and derivative instruments to hedge part of the production against falls in the gold price. Although hedging exposes us to risks, it is intended to help us secure a predictable cash flow which assists in planning and forecasting future revenues, therefore helping to ensure that financial commitments and other undertakings can be met.

Ghana

   Introduction

Ghana is located in West Africa and covers an area of approximately 238,000 square kilometers with a population of approximately 20 million. The State of Ghana was created in 1957, when it became the first of the former colonies in West Africa to gain independence. The official language of Ghana is English and the country is located between the French-speaking countries of Cote d'Ivoire and Togo.

   Political Background

The period from the granting of independence in 1957 to 1981 was turbulent in the political history of Ghana. During this time, Ghana's governments alternated periodically between military and civilian rules. After the military coup which brought him into power the second time, Flight Lieutenant Jerry Rawlings and his Provisional National Defence Council government ruled the country for 11 years, during which time relative political stability and economic progress was achieved. In November 1992, Jerry Rawlings was elected President in the first democratic election in over a decade.

The principal step in the transition to the current level of democratic rule was a referendum in April 1992 which endorsed a new constitution. The new constitution gives the President supreme executive power in both civil and military matters. It also provides for a fixed presidential term of office of four years, with a maximum of two terms for any one person, and created a 200 member parliament to oversee the day-to-day functions of the Government. While independent international observers declared that the presidential election was fairly decided, opposition parties claimed that the election had been rigged and boycotted the subsequent legislative elections held in December 1992.

Presidential and parliamentary elections took place in December 1996. Both elections this time were contested and President Rawlings won again with 57.5% of the total votes and the ruling NDC party took 132 of the 200 seats in parliament. Elections were held again in December 2000. Jerry Rawlings was unable to stand for President, having completed his two terms, and there were seven new candidates contesting the presidential election. The first round was inconclusive, with no candidate achieving the required 50% majority. A second round was conducted in early January 2001 between Professor J.E.A. Mills of the National Democratic Congress and Mr. J.A. Kufuor of the New Patriotic Party, which was won by Mr. J.A. Kufuor with 56.9% of the votes cast. The 2000 parliamentary elections also resulted in a defeat for the ruling NDC party, with the NPP winning a total of 99 seats to the NDC's 92 seats. Smaller parties and independent candidates hold the other nine seats. The next elections in Ghana are scheduled for 2004.

   Political Structure

The Constitution, which came into force on January 7, 1993, and is the supreme law of Ghana, establishes the political structure of the government and enshrines a number of fundamental human rights and freedoms (for example, personal liberty, non-discrimination, freedom of expression and concepts of natural justice). The Constitution specifically preserves as current law the written and unwritten laws of Ghana as they existed before the date of the Constitution (except that they are to be construed in conformity with the Constitution) and provides that, as a general matter, other than as provided in the Constitution, the existing law is not to be affected by the adoption of the Constitution. For this reason, and due to the different manifestations of the Government over the years, the principal legislation includes decrees and legislation promulgated by previous governments.

The Constitution establishes an executive branch headed by a President, a Parliament and an independent judiciary. The President of the Republic of Ghana acts as head of State, head of Government and commander-in-chief of the armed forces. In determining Government policy, the President is assisted by the Cabinet (which consists of the Vice President and between 10 and 19 Ministers of State), as well as by non-Cabinet ministers and other senior advisers in the office of the President. The President is also advised in relation to legislative matters by a Council of State (which comprises a mix of presidential appointees, representatives from the different regions of Ghana and former holders of high office).

Parliament holds the legislative authority in Ghana. Matters are generally decided by a simple majority vote, subject to a quorum of at least half the members of Parliament being present. The power of Parliament to make laws is exercised by passing the relevant bill and obtaining Presidential assent.

The judiciary is independent from the President, the legislature and the executive and subject only to the terms of the Constitution. The judicial branch consists of a Supreme Court, the Court of Appeal, the High Court, Regional Tribunals, and such lower courts or tribunals as Parliament establishes.

   Economy

Ghana is comparatively well-endowed with natural and human resources. It has a good supply of fertile land suitable for growing a broad range of agricultural commodities, and considerable forestry, fishing and mineral resources, as well as hydro-electric power resources. Agriculture accounts for approximately 50% of its gross domestic product, with cocoa being the most important crop.

The unit of currency in Ghana is the cedi. The cedi has been characterized by continuous depreciation against the US dollar over the last decade. The exchange rate was determined by auction until 1992. Currently the exchange rate is set by an interbank market for foreign exchange and the rates are now largely determined on the basis of market forces. During 2000 the cedi experienced rapid depreciation.

However, in 2001, mainly through the exercise of more prudent fiscal and monetary policies by the new Government, the cedi was relatively stable against almost all the major currencies with depreciation against the US dollar of only 3.7% for the year, compared with 49.5% for the corresponding period in 2000. Inflation, which stood at 40.5% at the end of 2000 and peaked at about 42% in March 2001, was down to 21.3% in December 2001.

As part of the measures to promote capital and investment growth and to assist the development of venture capital companies the Government, in its 2002 budget, has reduced stamp duty on stated capital from 2.0% to 0.5%.

   Economic Recovery Program

Ghana experienced a protracted economic decline in the mid 1970s and early 1980s. The decline was marked by high and accelerating inflation resulting in overvaluation of the Cedi with the trade account moving into deficit in 1981 after several years in surplus. Lack of foreign investment, emigration of skilled labor and Government policies favoring rapid industrialization through import substitution all weakened the productive base of the economy. Faced with sharply rising inflation, an economic slump and a mounting external deficit, the Government sought outside assistance.

In April 1983, the Government introduced the Economic Recovery Programme, or ERP. The ERP incorporated recommendations of the International Monetary Fund, or IMF, and World Bank. The main elements of the ERP were to reduce inflation and achieve equilibrium, to reduce the mounting budget deficit and to promote economic growth and export recovery through a realignment of incentives towards productive activities. The program also highlighted the need for structural reform, economic liberalization and improving the availability of essential consumer goods.

The ERP, and subsequent actions by the government, are widely considered to have been generally successful in restoring Ghana's economic health. The economy is still dependent on aid but Ghana ceased in 1991 to rely on IMF balance of payments support, following a period of rapid economic adjustment financed by concessional loans from the IMF. By Sub-Saharan African standards, Ghana has achieved an impressive growth performance.

A Value Added Tax, or VAT, was successfully introduced at the end of 1998. During 1999 and 2000, the Ghanaian economy was negatively affected as a result of low prices for gold and cocoa, and high prices for imported crude oil.

The newly elected Government is currently in the process of implementing various measures including fiscal reforms, designed to improve the economic situation.

   Highly Indebted Poor Country Initiative

With the large infusion of external loans to finance the ERP, the country's debt carrying capacity was overstretched without achieving the expected corresponding export recovery. Therefore, in March 2001, the new Government decided to take advantage of the Highly Indebted Poor Country initiative, which provides debt relief from both bilateral and multilateral creditors. This initiative is aimed at restoring the country to a sustainable debt carrying capacity and to free resources for a poverty reduction program in the near-term of 2002 to 2004.

   Mining

After going through a period of contraction for many decades, the Ghanaian mining sector grew markedly during the 1990s. Since 1983, the Government has introduced a number of incentives for mining companies, with the result that new investment has increased. Encouraged by support from the World Bank, together with the provision of debt and guarantee facilities from the International Finance Corporation, gold mining has enjoyed a renaissance, with output more than quadrupling since 1987. The vast majority of the output comes from underground and open pit mines in the Western and Ashanti regions.

Regulations and Leases

   Ghana

   Minerals and Mining Law

   General

Mining activities in Ghana are primarily regulated by the Minerals and Mining Law 1986 (P.N.D.C.L. 153), or the Mining Law.

Under the Constitution and the Mining Law, all minerals in Ghana in their natural state are the property of the state and title to them is vested in the President on behalf of and in trust for the people of Ghana, with rights of prospecting, recovery and associated land usage being granted under licenses or leases.

A license is required for the export or disposal of such minerals and the Government has a right of preemption over all such minerals. The Government of Ghana shall acquire, without payment, a 10% interest in the rights and obligations of the mineral operations in relation to a mineral right to reconnaissance, prospecting or mining, and shall have the option to acquire a further 20% interest where any mineral is discovered in commercial quantities, on terms agreed between the Government and the holder of the mining lease subject to arbitration if the parties fail to agree.

A license or lease granting a mineral right is required to reconnoiter or prospect for or mine a mineral in Ghana, and the Minister of Energy and Mines has power to negotiate, grant, revoke, suspend or renew any mineral right, subject to a power of disallowance exercisable within 30 days of such grant, revocation, suspension or renewal by the Cabinet. The powers of the Minister of Mines are to be exercised on the advice of the Minerals Commission, which is responsible for regulating and managing the utilization of natural resources and co-ordinating policies relating to them. The grant of a mining lease by the Minister of Mines is normally subject to parliamentary ratification unless specifically exempted.

A mineral right is deemed a requisite and sufficient authority over the land in respect of which the right is granted, although a separate license is required for some other activities, including the diversion of water, and additional consents may be required for certain developments. A mineral right or interest therein may not be transferred, assigned or otherwise dealt with in any other manner without the Minister of Mines' prior written approval.

   Control of Mining Companies

The Minister of Mines has the power to object to a person becoming or remaining a "shareholder controller", a "majority shareholder controller" or an "indirect controller" of a company which has been granted a mining lease if he considers that the public interest would be prejudiced by the person concerned becoming or remaining such a controller. In this context:

o "shareholder controller" means a person who, either alone or with certain others, is entitled to exercise, or control the exercise of, 20% or more of the voting power at any general meeting of a mining company or of any other company of which it is a subsidiary,

o "majority shareholder controller" means a shareholder controller in whose case the percentage referred to above also exceeds 50%, and

o "indirect controller" means a person in accordance with whose directions or instructions the directors of a mining company, or of another company of which it is a subsidiary, or the shareholder controllers of that mining company are accustomed to act.

A person may not become a shareholder controller, a majority shareholder controller or an indirect controller of a mining company unless he has served written notice on the Minister of Mines of his intention to that effect and the Minister of Mines consents to his becoming such a controller or does not object within a period of six months.

Where a person becomes or continues to be a controller of the relevant description after a notice of objection has been served on him, or is otherwise in contravention of the procedures prescribed by the Mining Law, the Minister of Mines may notify the controller that, until further notice, any specified shares are subject to restrictions. The relevant restrictions include restrictions on transfer, voting rights, receipt of further shares and distributions. The Minister of Mines may apply to the High Court to order the sale of any shares which are the subject of such a restriction. There is no legal restriction on the foreign ownership of a mining company.

Where a person, either alone or with others, acquires an interest in 5% or more of the voting power of a mining company he is required to notify the Minister of Mines.

A person who is a controller of a mining company must give notice of his ceasing to be such a controller before he disposes of his interest. In addition, the mining company itself has to give notice to the Minister of Mines of the fact that any person has become or ceased to be a controller. Violation of these provisions of the Mining Law is a criminal offence. The law also gives the Minister of Mines power to investigate and report on the ownership and control of any mining company.

The Mining Law also gives the Government the right to acquire a special share in a mining company in order to protect the assets of the relevant company and to reflect and further the intentions of the provisions of the Mining Law relating to control of a mining company. The Government holds such a share in us, called the Golden Share.

Our Regulations also require us and our directors to comply with any order made by the Minister of Mines under the provisions of the Mining Law and provide that any action taken by us or our directors in pursuance of any such order shall be final and conclusive and binding on all persons.

   Payments

The Mining Law provides that royalties are payable by the holder of a mining lease to the State at rates of between 3% and 12% of total minerals revenue, depending on a formula set out in mineral royalty regulations. The formula is determined by calculating the ratio of revenue minus operating costs, interest and capital allowances to total revenue. A ratio of 30% or lower will attract a royalty of 3%. For every 1% that the ratio exceeds 30%, the amount of the royalty will increase by 0.0225% up to a maximum of 12%. The laws of Ghana currently provide for income tax at a rate of 30%. The Mining Law provides for an entitlement to certain specified capital allowances and various additional fiscal and other benefits.

   Retention of Foreign Earnings

Holders of mining leases have certain limited rights to retain foreign exchange earnings overseas and to use such earnings for the acquisition of machinery and equipment as well as for certain other payments such as debt service payments and dividends. Where the net earnings of a holder of a mining lease are in foreign currency, the holder is permitted to retain not less than 25% of foreign exchange earnings in an external account for acquiring machinery and equipment, spare parts and raw materials as well as for certain other payments, such as dividend and debt service payments. Our operations in Ghana are permitted to retain 60% to 80% of its foreign exchange earnings in such an account.

   Leases

Mining leases may be applied for either by a prospecting license holder who has established the existence of minerals in commercial quantities or by others who do not hold such licenses, who establish the same to the satisfaction of the Minister of Mines. Mining leases are normally granted for a period not exceeding 30 years and the holder may apply to the Minister of Mines for renewal, on such conditions as the Minister of Mines may determine, for up to another 30 years. They are to have a maximum size (subject to derogation by the President where it is considered to be in the national interest) of 50 km2 for any grant and 150 km2 in aggregate. A holder may apply for an enlargement of the mining area, which, subject to the Mining Law, the Minister of Mines may grant if satisfied that such approval is in the national interest. The rights conferred by mining leases include those to take all reasonable measures on or under the surface to mine the mineral to which the mining lease relates, to erect necessary equipment, plant and buildings, to prospect within the


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mining area and to stack or dump mineral waste in an approved manner.
Reconnaissance and prospecting licenses are normally granted for up to 12 months and three years respectively, subject to renewal.

A detailed program must be submitted for the recruitment and training of Ghanaians with a view to achieving "localization", being the replacement of expatriate personnel by Ghanaian personnel. In addition, the holder must give preference to Ghanaian products and personnel, to the maximum extent possible, consistent with safety, efficiency and economy.

Prior notification to the Minister of Mines is required for ceasing, suspending or curtailing production. Approval to such actions may be given, subject to conditions determined on the advice of the Minerals Commission.

There are also provisions relating to surrender, suspension and cancellation of mineral rights in certain circumstances. The Minister of Mines may suspend or cancel a mineral right if, among other things, the holder: fails to make payments under the Mining Law when due; is in breach of any provisions of the Mining Law or of the conditions of the mineral right or the provisions of any other enactment relating to mines and minerals; becomes insolvent or bankrupt; makes a statement to the Minister of Mines in relation to the mineral right which he knows, or ought to have known to be false; or for any reason becomes ineligible to apply for a mineral right under the provision of the Mining Law. Except as otherwise provided in a specific mining lease, all immovable assets of the holder under the mining lease vest in the state on termination, as does all moveable property that is fully depreciated for tax purposes. Moveable property that is not fully depreciated is to be offered to the state at the depreciated cost.

The holder must exercise his rights subject to such limitations relating to surface rights as the Minister of Mines may prescribe. Subject to the proper conduct of the mining operations, the holder must affect as little as possible the interest of any lawful occupier, whose grazing rights are retained but who is precluded from erecting any building without the consent of the holder (or, if such consent is unreasonably withheld, without the consent of the Minister). An owner or occupier of any land subject to a mineral right may apply to the holder for compensation and the amount of the compensation shall, subject to the approval of the land valuation board, be determined by agreement between the parties concerned (or, if they are unable to reach agreement, by the Minister of Mines in consultation with the land valuation board). The land valuation board has in the past increased amounts of compensation payable to owners and occupiers.

The holder, in the exercise of his rights, is required to have due regard to the effect of the mineral operations on the environment and is to take such steps as may be necessary to prevent pollution of the environment as a result of such operations. A range of activities and breaches of the Mining Law including obstructing the Government from exercising its pre-emption right and conducting mining, prospecting or related activities otherwise than in accordance with the Mining Law, constitute offences punishable by fine or imprisonment. The maximum fine is 500,000 cedis (at current exchange rate, approximately US$70), and the maximum term of imprisonment is two years.

   Proposed amendment to Mining Law

A bill has been drafted which, if enacted, will replace and repeal the existing Minerals and Mining Law 1986 and all other regulations under it. The bill may never be enacted or, if enacted might be enacted with substantial modifications. For the most part the bill consolidates with minor modifications the existing law.

The key material modifications to the current regime contained in the current draft are:

o the right of the government to acquire a 10% "free carried" interest in a mining company is to be amended so that in future it will be acquired on terms prescribed or on terms to be agreed; the bill does not currently prescribe any terms. In addition the right of the government to acquire a further 20% interest in the rights and obligations of the mineral operations in relation to mineral rights is to be deleted;

o the are provisions for stability agreements to be entered into by the Minister of Mines, on behalf of the Republic, with approval of parliament to ensure that the holders of mining rights are not adversely affected by changes in law for a period of 15 years and for development agreements to be entered into with approval of parliament between the Minister of Mines, on behalf of the Republic, and a mining


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


     company where the proposed investment is greater than US$100 million to deal with in addition matters relating to environmental liabilities; the exercise of discretion and settlement of disputes; and

o the bill sets out the compensation principles for disturbance of an owner's surface rights.

   Mining Properties

   Obuasi Mining Lease

Our current mining lease for the Obuasi area was granted by the Government of Ghana on March 5, 1994. It grants to us the mining rights to land with an area of approximately 334 square kilometers in the Amansie East and Adansi West districts of the Ashanti region for a term of 30 years from the date of the agreement. In addition, the application for a mining lease over the adjacent 140 square kilometers has also been granted resulting in the total area under mining lease conditions increasing to 474 square kilometers, the Lease Area. We may, not less than one year before expiry of the relevant lease, apply for an extension and if we are not in default at the time we shall be entitled to an extension upon such terms and conditions as the parties may then agree. The Government of Ghana also granted to us the exclusive rights to work, develop and produce gold in the Lease Area (including the processing, storing and transportation of ore and materials) together with the rights and powers reasonably incidental thereto subject to the provision of the relevant lease for that term.

We are required to pay to the Government of Ghana rent (subject to review every five years, when the rent may be increased by up to 20%) at the rate of approximately US$5 per square kilometer and such royalties as are prescribed by legislation, including royalties on timber felled within the Lease Area. We are required to pay tax and effect foreign exchange transactions in accordance with the laws of Ghana.

Upon the termination or expiration of the agreement, immovable assets in the lease area and all other appurtenances in pits, trenches and boreholes shall become the property of the Government of Ghana without charge. All materials, supplies, vehicles and other moveable assets that are fully depreciated for tax purposes shall become the property of the Government of Ghana without charge. Other such property shall be offered to the Government of Ghana at the depreciated value within 60 days. If the Government of Ghana does not accept the offer within a period of 60 days we may sell, remove or otherwise dispose of the property during a period of 180 days after expiry of the offer. All such property not sold, removed or otherwise disposed of shall become the property of the Government of Ghana without charge. Upon termination or expiry of the agreement, we shall leave the Lease Area and everything therein in a good and safe condition and, unless the Chief Inspector of Mines otherwise directs, shall take all reasonable measures to leave the surface of the Lease Area in good and usable condition.

The agreement is not assignable in whole or in part by us without the consent of the Government of Ghana. The Government of Ghana may impose such conditions precedent to the giving of consent as it may deem appropriate in the circumstances. No assignment however may relieve us of our obligations under the agreement except to the extent that such obligations are actually assumed by the assignee. When new laws and conditions coming into existence subsequent to the date of the agreement unfairly affect interests of either party to the agreement, the agreement may be renegotiated at the request of the unfairly affected party. The agreement is governed by and construed in accordance with the laws of Ghana. Security over the Obuasi mining lease has been granted to the lenders under the enlarged revolving credit facility by way of a fixed charge over the Obuasi mining lease. The Government of Ghana (acting through the Ministry of Mines) granted its consent to the creation of such security pursuant to section 19 of the Mining Law, on June 21, 2002.

   Ayanfuri Mining Leases

We have title to the Ayanfuri and Nanankaw mining leases covering an aggregate area of 100 square kilometers, granted on June 7, 1994 for a period of 10 years. The terms and conditions of the lease are consistent with similar leases granted by the Government of Ghana as detailed in the discussion above of the Obuasi mining lease.

   Bibiani Mining Lease

Bibiani had title to a 50 square kilometer mining lease for a period of 30 years to May 18, 2027. The terms and conditions of the lease are consistent with similar leases granted by the Government of Ghana as detailed


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in the discussion above of the Obuasi mining lease. With effect from October 1,
2001, the Bibiani mining lease was transferred to Ashanti Goldfields Company Limited from Ashanti Goldfields (Bibiani) Limited. Security over the Bibiani mining lease has been granted to the lenders under the enlarged revolving credit facility by way of a fixed charge over the Bibiani mining lease. The Government of Ghana (acting through the Ministry of Mines) granted its consent to the creation of such security pursuant to section 19 of the Mining Law, on June 21, 2002.

   Iduapriem Mining Lease

We have title to the 33 square kilometer Iduapriem mining lease granted on April 19, 1989 for a period of 30 years. The terms and conditions of the lease are consistent with similar leases granted by the Government of Ghana, as detailed in the discussion above of the Obuasi mining lease.

   Teberebie Mining Leases

Teberebie has two leases, one granted in February 1998 for a term of 30 years and another granted in June 1992 for a term of 26 years. The terms and conditions of these leases are consistent with similar leases granted by the Government of Ghana as detailed in the discussion above of the Obuasi mining lease.

   Zimbabwe

   General

All rights to minerals in Zimbabwe are vested in the President of Zimbabwe. Issues relating to the acquisition of mining rights and operation of mines falls under the jurisdiction of the Ministry of Mines, Environment and Tourism and are regulated by the Mines and Minerals Act, 1996.

Applications for the acquisition of mining and exploration rights must be made through the office of the Mining Commissioner. The application must be made by a company registered in Zimbabwe which may be foreign owned.

All gold extracted in Zimbabwe has by law to be delivered to Fidelity Refinery, a section of the Reserve Bank of Zimbabwe where gold is further smelted and refined.

The holder of a mining lease may abandon his holding by applying in writing to the Mining Commissioner and obtaining a certificate of abandonment. Forfeiture may be enforced by the Mining Commissioner if the owner fails to obtain an annual inspection certificate which certifies that the owner has met certain production and development criteria.

Environmental issues are subject to the Environment Act which requires among other things that an Environmental Impact Assessment be undertaken on the commencement of new mining projects. At the termination of the lease the owner has the right to freely dispose of his assets and to obtain a quittance certificate from the Mining Commissioner.

   Freda-Rebecca Mining Leases

We have a mining lease for our Freda-Rebecca operation. The application was originally approved in 1994 and is renewed on an annual basis with no specific term though it may be terminated by the Government of Zimbabwe if we fail to obtain an annual inspection certificate from the Mining Commissioner certifying that we have met production and development criteria.

   Guinea

   General

In Guinea, all mineral substances are the property of the state. Mining activities are primarily regulated by the Mining Code, 1995. The right to undertake mining operations can only be acquired by virtue of one of the following mining titles: surveying permit, small-scale mining license, mining prospecting license, mining license or mining concession.

The holders of mining titles are guaranteed the right to dispose freely of their assets and to organize their enterprises as they wish, the freedom to engage and discharge staff in accordance with the regulations in


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force, free movement of their staff and their products throughout Guinea and freedom to dispose of their products in international markets.

   Siguiri Mining Leases

Our Guinea subsidiary, Societe Ashanti Goldfields de Guinee S.A., has title to the Siguiri mining concession area which was granted on November 11, 1993 for a period of 25 years. The agreement provides for an eventual extension/renegotiation after 23 years for such periods as may be required to exhaust economic ore reserves.

The original area granted encompassed 8,384 square kilometers which our subsidiary was required to reduce to five or fewer single blocks of not less than 250 square kilometers per block totaling not more than 1,500 square kilometers by November 11, 1996. The retrocession actually reduced the Siguiri concession area to four blocks totaling 1,495 square kilometers.

SAG has the exclusive right to explore and mine in the remaining Siguiri concession area for a further 22 year period from November 11, 1996 under conditions detailed in a Convention de Base predating the new Guinea Mining Code.

Key elements in the Convention de Base are:

o the Government of Guinea holds a 15% free-carried or non-contributory interest: a royalty of 3% is payable on the value of gold exported; a local development tax of 0.4% is payable on the gross sales revenues; salaries of expatriate employees are subject to a 10% income tax; mining goods imported into Guinea are exempt from all import taxes and duties for the first two years of commercial production;

o our subsidiary is committed to adopt and progressively implement a plan for effective rehabilitation of the mining areas disturbed or affected by operations.

The Convention de Base is subject to early termination if both parties formally and expressly agree to do so, if all project activities are voluntarily suspended for a continuous period of eight months or are permanently abandoned by our subsidiary, or if our subsidiary goes into voluntary liquidation or is placed into liquidation by a court of competent jurisdiction.

   Tanzania

A special mining license of 114 square kilometers for the development of the Geita mine was issued by the Minister for Energy and Minerals of Tanzania in June 1999, expiring in 2024. The mine is now the subject of a joint venture in which we have a 50% interest.


Under the Tanzanian Mining Act 1998, during the period of a license, a licensee is obliged to follow the proposals in relation to prospecting, mining and the environment as set out in their original license application approved by the Minister for Mining Affairs. Holders of special mining leases must develop the mining area in compliance with the programme of mining operations and environmental management plan approved by the Minister for Mining Affairs. The prospecting, special mining or mining license can, by notice in writing, be suspended or cancelled if the holder of such license fails to comply with the Act (and any applicable regulations), the conditions of the license, a development agreement (if applicable) or fails to pay any amount payable under the Act. A license will not be renewed at the end of the license period if the holder is in default of his license (which includes being declared bankrupt or insolvent).

Current government fiscal policies are regarded as internationally competitive, and include reasonable depreciation provisions and exemption from VAT and customs duties. Royalties on mineral production are levied at the rate of 3% of the net back value of the minerals. The net back value is the market value of the minerals at the point of delivery within Tanzania. There is also a 10% withholding tax levied on the transfer of branch profits or dividends overseas.


   Exploration Properties

In general, the exact conditions of the tenements of our exploration properties vary depending on the country in which the tenement is located and the historical background to the tenement application. Generally, however, the tenements extend to us (or our joint venture partner) the right to explore for gold (and other


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minerals) for a period of time which may or may not be renewable during which time we are able to establish the existence or not of economic mineralization, and to complete any feasibility studies, obtain any environmental approvals and to submit an application for a mining lease.

   Royalty Payments and Terms

Following are royalty payments and related rates for the past three years:

                                      Year ended December 31,
                             2001               2000               1999
-----------------------------------------------------------------------------
                       Royalties          Royalties          Royalties
Country    Property      US$m      Rate      US$m     Rate      US$m     Rate
-----------------------------------------------------------------------------
Ghana      Obuasi         4.3      3.0%       5.4     3.0%       6.2     3.0%
Ghana      Ayanfuri       0.1      3.0%       0.3     3.0%       0.4     3.0%
Ghana      Iduapriem      1.7      3.0%       1.4     3.0%       1.4     3.0%
Ghana      Bibiani        2.1      3.0%       2.3     3.0%       2.2     3.0%
Guinea     Siguiri        2.6      3.4%       2.9     3.4%       2.0     3.0%
Tanzania   Geita          2.2      3.0%       1.4     3.0%        --      --
-----------------------------------------------------------------------------
Total                    13.0                13.7               12.2
-----------------------------------------------------------------------------

   Stripping Ratios and Related Information

The following table presents strip ratios and related information for our open pit mines:

                               Obuasi(*)   Ayanfuri   Iduapriem   Bibiani   Siguiri    Geita
--------------------------------------------------------------------------------------------
1999 Strip ratio                    7.1        1.2         2.6        4.1       0.5      n/a
Waste mined ('000 tonnes)        21,513      1,606      13,019     12,240     3,370      n/a
Ore grade (g/t)                    3.03       1.33        1.15       3.65      1.86      n/a
Ore production ('000 tonnes)      3,035      1,293       5,901      3,014     6,832      n/a
--------------------------------------------------------------------------------------------
2000 Strip ratio                   10.0        3.4         3.1        6.4       0.5      9.6
Waste mined ('000 tonnes)         8,907      2,988      14,954     15,223     5,333   11,852
Ore grade (g/t)                    4.20       1.50        1.25       3.38      1.33      3.0
Ore production ('000 tonnes)        891        884       4,824      2,368    10,804    1,240
--------------------------------------------------------------------------------------------
2001 Strip ratio                    n/a        3.2         2.9        5.5       0.6      6.0
Waste mined ('000 tonnes)           n/a      1,059      13,839     13,981     5,268   27,215
Ore grade (g/t)                     n/a       1.50        1.58       3.58      1.34     3.80
Ore production ('000 tonnes)        n/a        332       4,852      2,560     8,517    4,522
--------------------------------------------------------------------------------------------

(*) Obuasi had both underground and open pit mining operations in 1999 and 2000. Data relates to the open pit mining operations of Obuasi.

Each commercially mineable deposit has an overall design strip ratio based on the economically optimized and fully engineered pit layout. The strip ratio changes from period to period depending upon the configuration of the ore body, mining and production considerations. It is usually necessary to mine at varying strip ratios each year in order to excavate the tonnage of ore required to be sent to the processing plant for that period.

   Environmental Matters

   General

Our processing activities involve the use of substances, and generate by-products, which can be harmful to the environment. For example, cyanide is used in the treatment processes.


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   Ghana

In 1999, the Environmental Assessment Regulations, LI 1652, were adopted in Ghana to regulate environmental matters. These include the issue of an environmental permit or environmental certificate and submission of reports in respect of ongoing or proposed mining or related activities. Violations are punishable upon summary conviction by a fine or imprisonment not exceeding one year and a daily fine for continuing violations.

   Environmental Permit and Report

Under the Instrument no mining operation or other activity likely to affect the environment or public health adversely may be undertaken without a permit. An existing mining operation must similarly obtain a permit upon notification by the Environmental Protection Agency, or EPA, that its activity has or is likely to have such effect. Upon receipt of an application the EPA will conduct an initial screening and inform the applicant within 25 days of the grant or refusal of the application or the need for the applicant to submit an environmental impact statement or a preliminary environmental report for consideration. Where the application is refused the activity shall not be commenced or continued, subject to the period of public hearing or the time for the submission of a Statement or where only a preliminary environmental report is required by the Agency. A holder of a permit is required to submit an environmental report covering each 12 months' operation.

   Public Hearing

The Instrument provides for a public hearing of an application for a permit in respect of an undertaking that has generated adverse public reaction or the undertaking is likely to result in the settlement, or dislocation of a community or otherwise have extensive and far reaching effect on the environment.

   Validity of Permit

A permit is valid for 18 months from the date of issue after which it shall become invalidated unless the applicant commences operations within the period or applies for renewal.

   Environmental Certificate and Management Plan

Within 24 months of commencement of business of an undertaking for which an environmental impact statement or a preliminary environmental report is approved, the person responsible for such undertaking shall obtain a Certificate. An environmental management plan of operations must also be submitted within 18 months of commencement of operations and every three years thereafter in respect of existing or proposed undertakings.

   Reclamation Bond

Where the EPA requires an undertaking to submit a reclamation plan for approval, such undertaking shall post a reclamation bond in the way of a cash deposit in support of the approved reclamation work plan. Pursuant to an agreement reached with the Ghanaian EPA, we have posted cash deposits of US$0.3 million to date and have undertaken to place additional deposits of US$0.8 million by December 31, 2002.

   Withdrawal of Permits and Certificates

The EPA is empowered to suspend, revoke or cancel a permit or certificate where the holder defaults in obtaining the required authorization for the undertaking or violates any provision in the Instrument or any other environmental regulation or defaults in prompt payment of a required fee; or violates a condition imposed in a permit or certificate or defaults in the mitigation commitments in his report or management plan. Additionally the EPA may suspend and modify a permit or certificate where a fundamental change in the environment occurs during the implementation of such a permit or certificate.

   Grievance Procedure

A person aggrieved by a decision or act of the Agency may file a complaint with the Minister of Environment, Science and Technology within 30 days in the specified form. Within 14 days of receipt of the complaint, the Minister shall refer the complaint to a five-member board of inquiry. The board is required to give a fair


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hearing and determine the matter within 60 days. It may alter the decision in issue or request the EPA to determine the application, if applicable within a specified period or give such direction as it deems just.

   Codes of Practice, Standard and Guidelines

The EPA may publish codes of practice, standards and guidelines for any matter contained in the Instrument or relating to the protection, development and rehabilitation of the environment.

   Environmental Operations

We believe that we are in material compliance with applicable environmental regulations in the jurisdictions in which we operate mines. Compliance with these regulations in recent years has not had, and is not currently expected to have, a material impact on our operations or capital expenditures.

Full time environmental officers are located at each of our mines. These officers conduct regular environmental audits, training of site personnel and the compilation of environmental impact assessments and action plans.

In 2001, integrated NOSA audits, which now include environmental monitoring as well as the previous health and safety inspections, were undertaken at all of our mines.

Implementation of the Ayanfuri mine closure plans commenced in 2001. The major components of the rehabilitation program were prioritized, allocated, costed and scheduled.

At Obuasi, a new system of cyanide detoxification was successfully installed and tested in 2001 and it is planned to expand the capacity of the system in 2002. Also, residual arsenic previously recovered is now being disposed of through the BIOX'r' plant where it is re-dissolved and converted into ferric arsenite which is stable and can be safely disposed of into the tailings dam.

In 2000 and 2001, we participated in the drafting and submission of proposed guidelines for mining in forest reserve areas in Ghana to the relevant government authorities for review.

   Employees

At the end of each of the past three years, the breakdown of our employees by main categories of activity was as follows:

Category of Activity                  December 31, 1999   December 31, 2000   December 31, 2001
-----------------------------------------------------------------------------------------------
Mining and related engineering                5,952              5,937               5,905
Processing and related engineering            1,724              1,715               1,647
Management and technical                        332                309                 306
Exploration                                     176                157                 138
Administration                                1,975              1,701               1,924

The "Administration" category in the table above includes environmental, finance, human resources, purchasing, stores, general administration and mine village services departments.

In the table above, the Geita joint venture employees are not included in the breakdowns for dates after December 31, 2000.

   Compliance with Environmental Regulations

We have obtained environmental permits for all our operating mines and are in compliance with these permits. We are not a party to any litigation or administrative proceedings instituted by the EPA of Ghana or equivalent agencies in Guinea, Tanzania or Zimbabwe, nor have any such actions by these bodies been threatened in respect of breaches of environmental compliance or requirements.

   Property, plants and equipment

Obuasi. Obuasi mine covers a strike length of 8 kilometers over which surface mining activities have been extensive and the underground has been worked to depths of up to 1500 meters below surface. The concession covers an area of 632 square kilometers inclusive of 114 square kilometers at Homase. At present


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almost all surface mining activities on the Obuasi mining concession have been shut down. Currently there are two active processing plants, the STP, a BIOX'r' plant for processing sulfide ore in the south and the TTP, a tailing reprocessing plant in the north. There are currently three major active tailings dams: the Sansu dam in the south and the Pompora and Korkoteasua dams in the north.

Iduapriem/Teberebie. The Iduapriem and Teberebie properties have a combined total of 110 square kilometers. The Iduapriem mine has five open pits and the Teberebie mine two. There are three processing facilities: the CIL plant, and a heap leach plant at Iduapriem and a heap leach plant at Teberebie.

Bibiani. The Bibiani property has a total lease area of 49 square kilometers. The mine is an open pit operation constructed on top of an old underground mine which was worked until closure in 1966. The processing plant is CIL plant.

Siguiri. The Siguiri mine has a concession of 1,495 square kilometers. There are multiple open pits on the property. The processing is currently being carried out using heap leach technology.

Freda-Rebecca. The Freda-Rebecca mine has a concession of 16 square kilometers. The operation is an underground operation with a CIP processing plant and a tailings dam. Recent exploration has led to the discovery of satellite mineralization on the RAN property.

Geita. The Geita mine has a total lease area of 373 square kilometers in which there is a special mining license of 114 square kilometers. The mine is a multiple open pit operation constructed on top of an old underground mine which was worked until the late 1960s. Open pit mining and gold production restarted in 2000 with the commissioning of the new Geita mine complex consisting of a mine, a township and a processing plant and associated service infrastructure. The processing plant is a CIL facility. There is a major tailings dam located approximately northeast of the main open pit, Nyankanga.

   Legal Proceedings

Save as disclosed below, we have not been involved in any legal or arbitration proceedings, nor, so far as our directors are aware, are there any such proceedings pending or threatened involving us or any member of our group, which may have or have had in the previous 12 months, a significant effect on us or our group's financial position.

   US Class Action

Ashanti, Sam Jonah, and Mark Keatley (our former Chief Financial Officer) have been named as defendants in a consolidated class action under the United States federal securities laws in the United States District Court for the Eastern District of New York alleging nondisclosures and misstatements concerning our hedging position and program. The plaintiffs contend that Ashanti's and individual defendants' actions violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under that Act. Two of the proposed class actions that were consolidated purported to be brought on behalf of investors who purchased our shares during the period July 28, 1999 through October 5, 1999, the 1999 Class Period, while the third purported to be brought on behalf of investors who purchased our shares during the period April 21, 1997 through October 5, 1999, the 1997-1999 Class Period. The plaintiffs seek unspecified damages, attorneys' and experts' fees and other relief.

The three actions were consolidated for all purposes by the Court and the court appointed lead plaintiffs and lead counsel under the US Private Securities Litigation Reform Act of 1995. A consolidated amended class action complaint was filed on October 27, 2000. Pursuant to a Stipulation and Order signed by the Court, the claims in the 1997-1999 Class Period have been stayed.

We are vigorously defending the claims and moved to dismiss the consolidated amended class action complaint. In a decision dated February 13, 2002, the Court granted in part and denied in part that motion. Following that decision, the plaintiffs filed a second consolidated amended class action complaint, which we answered and discovery has recently commenced. The Court has ordered that witness depositions be taken by both sides by the end of January 2003 and had directed the plaintiffs to provide us with an initial settlement offer. Although we cannot make any assurances regarding the ultimate outcome of this litigation, we believe that the outcome will have no material adverse affect on our financial position.


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


   Kimin

A number of expatriate employees instituted an action against Kilo-Moto Mining Company, a subsidiary of ours, and against us in the Brussels Labor Court for arrears of salary, severance payments and payment in lieu of holiday. On November 16, 1999, the Brussels Labor Court upheld the claims of four of the ex-employees against Kimin for arrears of salary incurred up to October 1, 1997. The Brussels Labor Court also held that we were jointly and severally held liable with Kimin for the claimants' salaries and severance payments as from October 1, 1997. Kimin and we appealed against the judgment. In October 2000, the plaintiffs unsuccessfully instituted proceedings in Kinshasa, to enforce the provisional judgment against Kimin in the Democratic Republic of Congo. The Brussels Labor Court of Appeal issued its judgment on March 13, 2002. The Court awarded a total sum of 1,501,870.34 euros (approximately US$1.35 million) plus 7% interest, in favor of the affected ex-employees as against the total amount claimed by them of US$2.2 million plus interest.

Our liability for a further claim for payment in lieu of holiday was to be decided later this year. However, in July 2002, we and Kimin fully and finally settled the claims of the four ex-employees for a total sum of 2.1 million Euros. In addition, the settlement has effectively terminated the two unadjudicated claims of the ex-employees and has also rendered the judgements of the Brussels Labour Court and the Brussels Labour Court of Appeal dated 15 November 1999 and 13 March 2002 respectively void and of no legal effect. Other claims have been made against us and Kimin by several other ex-employees, consultants and third party creditors. We are currently evaluating these claims. Based on information currently available to us, we believe that this potential liability has been reasonably provided for in our financial statements.

GLOSSARY OF DEFINED TERMS

BIOX'r' Gencor's registered name for its bio-oxidation leaching process.

bio-oxidation The use of bacterial activity to oxidize sulphide minerals.

carbon-in-leach (CIL) process A modification of CIP whereby carbon is added directly into the slurry during leaching as opposed to CIP where carbon is added after leaching is complete.

carbon-in-pulp (CIP) process A process used to recover dissolved gold from a cyanide leach slurry. Coarse activated carbon particles are moved counter-current to the slurry, absorbing the gold as it passes through the circuit. Loaded carbon is removed from the slurry by screening. The gold is recovered from the loaded carbon by stripping in a caustic cyanide solution followed by electrolysis or by zinc precipitation.

cash operating cost A measure of the average cost of producing an ounce of gold, calculated by dividing the total working costs in a period by the total gold production over the same period. Working costs represent total operating costs less royalties and depreciation and are before corporate administration and exploration costs.

committed ounces With regard to hedging, committed ounces represent future obligations of the Company to deliver gold at a pre-agreed maximum price. This includes obligations arising from sold call options and forward contracts. Sold call options are netted against bought call options in calculating committed ounces. Committed ounces therefore totals net call options and forward sales.

cyanide leaching The extraction of a precious metal from an ore by its dissolution in a cyanide solution.

decline An inclined underground access way.

delta Delta is the change in the price of a derivative instrument as the price of the underlying asset changes. Delta can practically be interpreted as the amount of gold that would need to be bought (negative delta) or sold (positive delta) in order to neutralize the change in the marked-to-market value of the hedge book for a small change in the price of gold; this number can be used to calculate the approximate change in the marked-to-market price of the hedge book for a given change in the price of gold (assuming no other changes in the other factors, such as volatility, lease and interest rates, that influence the marked-to-market value of the hedge book).

diamond drilling or core drilling A drilling method, where the rock is cut with a diamond bit to produce a core sample of rock.

dilution Rock that is of necessity moved along with ore in the mining process, consequently lowering the grade of the ore.

electrowinning The process of depositing metals present in solution onto a cathode by application of a direct electric current.

feasibility study A detailed technical and economic analysis of the viability of a project covering all aspects from geology, environmental and legal matters to mining, processing and operations.

forward sales The sale of a commodity for delivery at a specified future date and price.

geochemical sampling Samples of soils, stream sediments or rock chips taken to determine the quantities of trace and minor elements.

gold lease rate swaps A gold lease rate swap is a contract whereby a company and its counterparty select a notional amount of gold, and thereafter over the life of the contract one party pays a fixed gold lease rate based upon that amount of gold and the other party pays a floating gold lease rate based on the same amount of gold. The Gold Lease Rate is the deposit or borrowing rate for gold.

gold rho Gold rho is the change in the price of a gold derivative instrument as the gold interest rate changes.

gold vega Gold vega is the change in the price of a volatility based derivative instrument as the volatility of gold changes.

grade The relative quality or percentage of ore metal content.

heap leaching A low-cost technique for extracting metals from ore by percolating leaching solutions through heaps of ore placed on impervious pads. Generally used on low-grade ores.

igneous Rocks formed by the solidification of molten material from deep below the Earth's surface.

laterite Residual soil found in tropical countries out of which silica has been leached.

marked-to-market The marked-to-market value of a hedge portfolio is the estimated value of the hedge portfolio at a specific point in time. The calculation of the marked-to-market value involves the present value of cash flows and valuations of all instruments in the hedge portfolio at the current relevant market rates. Marked-to-market values vary according to the market rates and valuation model used in the calculation. Marked-to-market value is influenced by market rate assumptions.

milling/mill The commination of the ore, although the term has come to cover the broad range of machinery inside the treatment plant where the gold is separated from the ore.

mineralized zone Any mass of host rock which contains minerals, at least one of which has commercial value occur.

mtpa Million tonnes per annum.

open pit/open cut Surface mining in which the ore is extracted from a pit. The geometry of the pit may vary with the characteristics of the orebody.

ore Material that contains one or more minerals, at least one of which has commercial value and which can be recovered at a profit.

orebody A continuous well defined mass of material of sufficient ore content to make extraction economically feasible.

oxide That portion of a mineral deposit within which sulphide minerals have been oxidized, usually by surface weathering processes.

plunge The virtual angle a linear geological feature makes with the horizontal plane.

pre-stripping Removal of overburden in advance of beginning operations to remove ore in an open pit operation.

probable ore reserve Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

prospect A mineral deposit with insufficient data available on the mineralization to determine if it is economically recoverable, but warranting further investigation.

prospecting license An area for which permission to explore has been granted.

protected ounces With regard to hedging protected ounces represent future sales of gold for which the future price has either been fixed with a forward contract or where a company has ensured a minimum sales price through its net bought option position. The net bought put option position is the net of purchased put options and sold put options. Protected ounces therefore totals net bought put options combined with forward sales.

proven ore reserve Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size shape, depth and mineral content of reserves are well-established.

reclamation The process by which lands disturbed as a result of mining activity are reclaimed back to a beneficial land use.

recovery A term used to indicate the proportion of valuable material obtained during the mining or processing of an ore. The recovery is generally expressed as a percentage of the material recovered compared to the total material present.

SAG Semi-autogenous grinding

saprolite Soft partially decomposed rock rich in clay and remaining in its original place.

sedimentary Secondary rock formed from materials derived from other rocks and laid down under water. Examples are limestone, shale and sandstone.

spot price The current price of a metal for immediate delivery.

stope The underground excavation from which ore is extracted.

strike length Horizontal distance along the direction that a structural surface takes as it intersects the horizontal.

stripping The process of removing overburden to expose ore.

strip ratio The ratio of overburden and segregable waste to ore in an open pit operation.

sulphide A mineral characterized by the linkages of sulfur with a metal or semi-metal, like iron sulphide. Also a zone in which sulphide minerals occur.

tailings The waste material from ore after the economically recoverable metals or minerals have been extracted. Changes in the metal prices and improvements in technology can sometimes make the tailings economic to reprocess at a later date.

theta The change in the marked-to-market value of a derivative based investment or hedge book as a result of a one day passage of time, with all other market factors remaining the same.

transaction risk The risk of an increase or decrease in price or cash flows relating to a particular asset, liability, or committed or anticipated transaction.Transaction risk is reduced by a hedging transaction if an instrument used is expected to offset the risk of such increase or decrease on the hedged item, regardless of the impact on the enterprise as a whole.

trenching Making elongated surface excavations for the purposes of mapping and sampling.

US rho US rho is the change in the price of a derivative instrument as the US interest rate.

waste Rock lacking sufficient grade and/or other characteristics of ore to be economic.

Metric Conversion
1 tonne              = 1 t     = 1.10231 tons
1 gramme             = 1 g     = 0.03215 ounces
1 gramme per tonne   = 1 g/t   = 0.02917 ounces per ton
1 hectare            = 1 ha    = 2.47105 acres
1 kilometer          = 1 km    = 0.621371 miles
1 meter              = 1 m     = 3.28084 feet

Tons are short tons of 2,000 pounds
All ounces are troy ounces

PRINCIPAL SHAREHOLDERS


As of January 15, 2003, our issued capital consisted of 126,893,915 ordinary shares and one special rights redeemable preference share or golden share.


Lonmin is the beneficial owner of 28.4% of our outstanding ordinary shares and the Government of Ghana owns 17.3% of our outstanding ordinary shares. The Government of Ghana has been issued with the golden share entitling it to the following rights which no other shareholder possesses:

o The holder is entitled to receive notice of and to attend and speak at any general meeting of the members or at any separate meeting of the holders of any class of shares, although without the right to vote the "golden share".

o The golden share may only be issued to, held by or transferred to a Minister of the Government of Ghana or any person acting on behalf of the Government and authorized in writing by such Minister.

o On a return of assets in a winding-up or liquidation of us, the holder of the golden share is entitled to the sum of one thousand cedis in priority to any payment to other members, but the golden share confers no further right to participate in our profits or assets. The golden share has no right to dividend and no right to participate in any offer of securities to existing shareholders or in any capitalization issue.

o The holder of the golden share may require us to redeem it at any time in consideration of the payment of one thousand cedis. The golden share is not redeemable at our option.

o Each of the following matters are accordingly only effective upon the written consent of the holder of the golden share:

          (i)  any amendment to or removal of the rights of the golden share,

          (ii) a voluntary winding-up or voluntary liquidation of us,

          (iii) the redemption of or purchase by us of the golden share,

          (iv) the disposal of any mining lease held by us or any subsidiary, and

          (v) any disposal (other than a disposal in the ordinary course of the business) which, alone or when aggregated with any other disposal or disposals forming part of, or connected with, the same or a connected transaction, constitutes a disposal of the whole or a material part of our assets taken as a whole.

Additionally, pursuant to the Mining Law, the Ghanaian Minister of Mines has the power to object to a person becoming or remaining a "shareholder controller", a "majority shareholder controller" or an "indirect controller" of us.


Based on information available to us, on January 15, 2003, there were 48 record holders of our ordinary shares in the United States, who held approximately 0.4% of our ordinary shares then issued and outstanding.

The following sets forth information regarding the beneficial ownership of our ordinary shares as of January 15, 2003, by:



o any person whom the directors are aware as at January 15, 2003, who is interested directly or indirectly in 3% or more of our ordinary shares;

o    each of our directors; and

o    all of our executive officers and directors as a group.


Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and generally includes voting or investment power with respect to securities. Ordinary shares issuable pursuant to the exercise of options, to the extent the options are currently exercisable or are exercisable within 60 days of January 15, 2003, are treated as outstanding for computing the percentage of the person holding these securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Unless otherwise indicated, the address of each of the parties listed in the table below is our registered office which is Gold House, Patrice Lumumba Road, Roman Ridge, P.O. Box 2665, Accra, Ghana.

                                       Shares Owned Prior to the Offering   Shares Owned After the Offering
                                       ----------------------------------   -------------------------------
Holder                                          Number     Percent                 Number   Percent
------------------------------------          ----------   -------                 ------   -------
Sam Esson Jonah                                         *       *
Srinivasan Venkatakrishnan                              *       *
Michael Ernest Beckett                                  *       *
Merene Botsio-Phillips                                  *       *
Eleanor Darkwa Ofori Atta                               *       *
Trevor Stanley Schultz                                  *       *
Theophilus Ernest Anin                                  *       *
The Rt. Hon. The Baroness Chalker of
Wallasey PC                                             *       *
Dr. Chester Arthur Crocker                              *       *
Thomas Richard Gibian                                   *       *
Gordon Edward Haslam                                    *       *
Dr. Michael Peter Martineau                             *       *
Nicholas Jeremy Morrell                                 *       *
Lonmin plc
4 Grosvenor Place
London SW1X 7YL                               36,000,000    28.4
Government of Ghana
Room 403, Ministry of Finance
Accra, Ghana                                  21,978,104    17.3
M&G Investment Managers
Laurence Pountney Hill
London EC4R 0MM                               10,270,760     8.1
Genesis Asset Managers Limited
21 Knightsbridge
London SW1X 7LY                                8,878,164     7.0
All directors and executive officers                    *       *

* = less than 1%

The "Shares Owned After the Offering" column in the table above assumes that there is full take up in the rights issue (other than by Lonmin and the Government of Ghana as to % of their rights) and that all US$75.0 million of the MENs convert into ordinary shares and are held by Lonmin.



BNY (Nominees) Limited holds of 61,068,713 of our ordinary shares in their capacity as depositary under our GDR program. Capita IRG Trustees Limited is the registered holder of 62,498,053 of our ordinary shares in its capacity as trustee under our Ashanti Depositary Interest program.
Neither of these parties fulfil the SEC's requirements for "beneficial ownership" as they do not hold voting or investment power with respect to the relevant shares.

Save for the interests set out above, our directors are not aware of any person who, as at January 15, 2003, and immediately following the completion of the rights issue, will be interested directly or indirectly in 3% or more of our issued share capital.

Lonmin is not a controlling shareholder of ours for the purposes of the UK Listing Rules. If, however, (i) there was no exercise of rights by our shareholders under this rights issue; and (ii) all $75.0 million of MENs were exchanged for our ordinary shares and held by Lonmin; and (iii) all the put options currently outstanding and granted by Lonmin to certain of our warrantholders were exercised, then Lonmin would hold approximately 37.0% of our ordinary shares. Apart from the Chief Executive, Lonmin has no entitlement to appoint additional directors to the Board. Currently there are only two directors out of 13 who are employees and/or directors of Lonmin who are on the Board. Consequently, we are satisfied that we are capable of carrying on our business independently of Lonmin and have no transactions or relationships with Lonmin other than in respect of the Replacement Technical Services Agreement and the MENs. All transactions and relationships between Lonmin and us are, and will be, conducted on arm's length terms and on a normal commercial basis.

MANAGEMENT

Directors and Senior Management

The minimum number of directors is three and there is no maximum. The Companies Code of Ghana requires that at least one director is at all times present in Ghana. A director may hold any office or position (except that of auditor) in conjunction with his or her office of director, for any period, any compensation and otherwise as approved by the Board.

Our charter documents provide that directors may be appointed by ordinary resolution of shareholders or by the Board. At each annual general meeting of our shareholders, as near as possible to one-third of the directors will retire by rotation and be eligible for re-election. The directors to retire will be those who have been longest in office since their last election, but as between those who have been in office for an equal length of time, those to retire shall (unless they otherwise agree) be determined by lot. If appointed by the Board, a director holds office only until the next annual general meeting and is not taken into account in determining the directors who are to retire by rotation. Any director appointed to the office of managing director shall not, however, while holding that office, be subject to retirement by rotation or be taken into account in determining the rotation of retirement of directors.

A director may be removed by ordinary resolution of our shareholders before the expiration of his period of office, but without prejudice to any claim which such director might have for damages or compensation for breach of any service agreement between him and us.

The business address of each of our directors and officers is our registered office which is Gold House, Patrice Lumumba Road, Roman Ridge, P.O. Box 2665, Accra, Ghana.

Directors


Sam Esson Jonah (age 53). Mr. Jonah is our Chief Executive and Group Managing Director. He joined us in 1969 and was appointed Managing Director in 1986. He is a director of Lonmin Plc and Commonwealth Africa Investment Fund Limited and is also Chancellor of the University of Cape Coast, Ghana. He is a member of the UN Global Compact on Governance, and is also a Member of the Advisory Committee, Termite Fund. Mr. Jonah is also a Member of the International Investment Advisory Council of the President of South Africa and a Fellow of the Ghana Institute of Engineers.

Merene Botsio-Phillips (age 45). Mrs. Botsio-Phillips is our General Counsel and substitute director for Eleanor Darkwa Ofori Atta. She joined us in 1995 and was appointed to the Board in October 1996. Prior to joining us, she was director of Legal Services and Company Secretary of Ghana Airways Limited. She is a member of the board of The Air Transport Licensing Authority of Ghana, the International Bar Association, the Ghana Bar Association and the English Bar.


Eleanor Darkwa Ofori Atta (age 58). Mrs. Ofori Atta was appointed to the Board in March 1994. She is our Executive Director responsible for Corporate Relations including corporate services and human resources. She joined us in 1977.


Trevor Stanley Schultz (age 61). Mr. Schultz joined the Board in October 1996 and is our Chief Operating Officer. He was formerly Senior Vice President and Chief Operating Officer of Pegasus Gold, and also held senior positions at BHP Minerals.

Srinivasan Venkatakrishnan (age 37). Mr. Venkatakrishnan is our Chief Financial Officer. He joined the Board in July 2000 from Deloitte & Touche in the United Kingdom, where he was employed as a director in the Re-organization Services Division. He is a member of the Institute of Chartered Accountants of India.


Non-executive Directors


Michael Ernest Beckett (age 66). Mr. Beckett has been non-executive Chairman of the Board since June 1, 2001. He joined the Board in March 1994. Formerly managing director of Consolidated Gold Fields, and a director of Gold Fields of South Africa and Renison Gold Fields in Australia. He is Chairman of Clarkson PLC and Watts Blake Bearne and Company P.L.C. and a director of other public companies.


Theophilus Ernest Anin (age 70). Mr. Anin joined our Board in July 2001. He is a professional banker and solicitor with over 30 years' experience in banking, financial management, and consulting in the public and private sectors. He is also a director of the Bank of Ghana. He is a member of the Law Society of England and Wales and is also a Fellow of the Chartered Institute of Bankers.

The Rt. Hon. The Baroness Chalker of Wallasey PC (age 60). Baroness Chalker joined our Board in March 2000. Baroness Chalker is an advisory director of Unilever PLC & NV, non-executive director and President of The South African Business Initiative, President and Chairman of the Boards of Management of the British Executive Service Overseas and the London School of Hygiene and Tropical Medicine, and a director of other public companies. She is also a member of the Institute of Directors.

Dr. Chester Arthur Crocker (age 61). Dr. Crocker joined our Board in February 2000. Dr. Crocker is a professor of strategic studies at Georgetown University's School of Foreign Service. He is also the Chairman of the Board of the United States Institute of Peace and adviser on strategy and negotiations to a number of US and European companies. He served as a US Assistant Secretary of State for African Affairs between 1981 and 1989. He is also a member of the Council on Foreign Relations, the American Academy of Diplomacy and the International Institute of Strategic Studies.

Thomas Richard Gibian (age 49). Mr. Gibian joined our Board in March 2000. He is Managing Director of Emerging Markets Partnership and Chief Operating Officer of AIG, African Infrastructure Fund. He is also a director of InterWave Communications.

Gordon Edward Haslam (age 58). Mr. Haslam was appointed to our Board in March 2002. Mr Haslam is a director and Chief Executive of Lonmin plc and a director of other public companies.

Dr. Michael Peter Martineau (age 58). Dr. Martineau joined our Board in February 2000. He is the Executive Deputy Chairman of Eurasia Mining plc. He has served as a director of several mining and exploration companies in Africa, Australia, Canada and the United Kingdom, including Cluff Resources Plc and SAMAX Resources Limited. He is also a Fellow of each of the Institute of Mining and Metallurgy, the Society of Economic Geologists and the Society of Geologists.

Nicholas Jeremy Morrell (age 55). Mr. Morrell joined the Board in February 1997. He was a former director and Chief Executive of Lonmin plc.


Other and former directorships of our directors

The following table shows, in respect of each of our directors, the names of all companies and partnerships outside of our group of which he or she has, at any time in the five years prior to the date of this prospectus, been a director or partner, as appropriate (excluding subsidiaries of any such companies):

   Director                        Company Name                          Status
--------------------------------------------------------------------------------
Michael Beckett              Clarkson PLC                                Current
                             Watts Blake Bearne and Company P.L.C.       Current
                             Oxus Resources Corporation                  Current
                             London Clubs International plc              Current
                             BPB Public Limited Company                  Current
                             Queens Moat Houses plc                      Current
                             F & C Income Growth Investment Trust plc    Current
                             Egypt Trust Limited                         Current
                             Northam Platinum Ltd                        Current
                             Orica Ltd                                   Current
                             Endeavour Financial Corporation             Current
                             Learning Technology Plc                    Resigned
                             Greycoat Limited                           Resigned
                             British Borneo Oil & Gas plc               Resigned
                             Viglen Technology plc                      Resigned
                             Costain Group PLC                          Resigned
                             Monarch Resources Ltd                      Resigned
                             North Limited                              Resigned
--------------------------------------------------------------------------------

   Director                        Company Name                          Status
--------------------------------------------------------------------------------
Theophilus Anin              Bank of Ghana                               Current
--------------------------------------------------------------------------------
Merene Botsio-Phillips       Ghana Airways Limited                      Resigned
                             Air Transport Licensing
                             Authority of Ghana                         Current
--------------------------------------------------------------------------------
The Rt. Hon. The Baroness
Chalker of Wallasey PC       Africa Matters Limited                      Current
                             Group Five (Pty) Limited                    Current
                             DCI Limited                                 Current
                             Freeplay Foundation                         Current
                             Freeplay Energy P.L.C.                      Current
                             London School of Hygiene and Tropical
                                Medicine                                 Current
                             The South African Business Initiative       Current
                             African Medical And Research Foundation
                                (United Kingdom)                         Current
                             Landell Mills Limited                       Current
                             Ditchley Foundation (The)                   Current
                             British Executive Service Overseas          Current
                             Capital Shopping Centres Plc               Resigned
--------------------------------------------------------------------------------
Dr Chester Crocker           ASA Limited                                 Current
                             US Institute of Peace                       Current
                             Crocker Group                               Current
                             First Africa Holding Limited                Current
                             Minorco SA                                 Resigned
--------------------------------------------------------------------------------
Thomas Gibian                Interwave Communications                   Current
--------------------------------------------------------------------------------
Gordon Edward Haslam         Lonmin Plc                                  Current
                             Furuya Metals Company Limited               Current
                             International Platinum Association         Resigned
--------------------------------------------------------------------------------
Sam Jonah                    Lonmin Plc                                  Current
                             Commonwealth Africa Investment Fund
                                Limited                                  Current
                             African Banking Corporation                 Current
                             Ecobank Transnational Incorporated         Resigned
                             Ghana Airways Limited                      Resigned
                             First Atlantic Bank                        Resigned
                             Metropolitan Insurance Company Ltd         Resigned
                             African Selection Mining Corporation       Resigned
                             New African Investment Limited             Resigned
--------------------------------------------------------------------------------
Dr Michael Martineau         Carpathian Gold Limited                     Current
                             Eurasia Mining plc                          Current
                             Axmin Inc.                                  Current
                             Angus and Ross plc                          Current
                             Adryx Mining & Metals Limited              Resigned
                             SAMAX Gold Inc                             Resigned
                             Rayrock Resources Inc.                     Resigned
--------------------------------------------------------------------------------
Nicholas Morrell             Lonmin plc                                 Resigned
--------------------------------------------------------------------------------
Eleanor Ofori Atta           Nil                                             Nil
--------------------------------------------------------------------------------
Trevor Schultz               Diamond Fields International Limited        Current
                             BHP Minerals International                 Resigned
                             Autex                                      Resigned
                             Newcrest Mining Limited                    Resigned
--------------------------------------------------------------------------------
Srinivasan Venkatakrishnan   Nil                                             Nil
--------------------------------------------------------------------------------



None of our directors has:

o    any unspent convictions in relation to indictable offences;

o been declared bankrupt or has entered into any individual voluntary arrangement;

o been a director with an executive function of any company at the time of or within the 12 month period preceding any receivership, compulsory liquidation, creditors' voluntary liquidation, administration, company voluntary arrangement or any composition or arrangement with such company's creditors generally or any class of creditors of such company;

o been a partner of any partnership at the time of or within the 12 month period preceding any compulsory liquidation, administration or partnership voluntary arrangement of such partnership;

o    held assets which have been the subject of a receivership;

o been a partner of any partnership at the time of or within the 12 month period preceding any receivership of the assets of such partnership;

o been publicly criticized by any statutory or regulatory authorities (including recognized professional bodies); or

o been disqualified by a court from acting as a director of any company or from acting in the management or conduct of the affairs of any company.

Officers

Ernest Abankroh (age 41). Mr. Abankroh is our Company Secretary. He joined us in 1989 and was appointed Company Secretary in May 1999, having previously served as Assistant Company Secretary from December 1996 and in various roles within our accounts department. He holds a Bachelor of Commerce (Hons) degree and a Diploma in Education from the University of Cape Coast and is a Fellow of the Institute of Chartered Secretaries and Administrators (UK).


Martin Awuku Ahorney (age 44). Mr. Ahorney is our Controller-Group Budget & Planning. He joined the Company in 1987 and was appointed to his present position in July 2000, having previously worked in other key positions within our finance department. Before joining us, Mr. Ahorney worked with Ghana Consolidated Diamonds Limited and Ayew Agyemang and Co., Chartered Accountants. He has an MBA from the University of the Witwatersrand (RSA), and a BSc (Hons) degree in Mineral Processing from Camborne School of Mines (UK) and is a member of the UK Chartered Institute of Management Accountants.

Kwaku Akosah-Bempah (age 43). Mr. Akosah-Bempah is General Manager, Corporate Finance. Prior to assuming his current position in 2001 he was Finance Director of Freda-Rebecca mine in Zimbabwe, having previously held several senior roles within the Finance Department of the Obuasi mine and Corporate Head Office. He holds a Bachelor of Commerce (Hons) Degree and a Diploma in Education from the University of Cape Coast, Ghana and an MBA from the Columbia Business School, USA. He is also a Chartered Accountant and a member of the Ghana Institute of Chartered Accountants and the Ghana Institute of Taxation.

James Kwamena Anaman (age 56). Mr. Anaman is our Managing Director, Public Affairs with responsibility for investor, government and public relations matters. Prior to joining us in 1994, he was the Minister-Counsellor for Information at the Ghana High Commission in London. A graduate of the University of Ghana, he has also served as a press secretary to the Head of State from 1975 to 1979. He is currently the president of the Ghana Chamber of Mines and a member of both the Investor Relations Society in the UK and the Institute of Public Relations in Ghana.


Mark Arnesen (age 42). Mr. Arnesen is Managing Director, International Treasury. He joined us in January 2000. Prior to joining us, he was Corporate Treasurer of Billiton Plc. He has over 17 years' experience in financial management, of which 11 years were spent in treasury and corporate financing with the Gencor and Billiton groups. He is a member of the South African Institute of Chartered Accountants. He also holds a Bachelor of Commerce and Bachelor of Accounting degree from the University of the Witwatersrand.

Kweku Awotwi (age 42). Mr. Awotwi is Managing Director of Strategic Planning and New Business Development. Before joining us, he was Manager of Business Planning and Analysis for Kaiser Aluminium & Chemical Corporation in Pleasanton, California, where he worked for eight years. He trained as an electrical engineer and has worked for GE/RCA as well as ITT, both in the USA. He has a BSc degree from Yale University and an MBA from Stanford's Graduate School of Business.

Peter Cowley (age 55). Mr. Cowley is Managing Director of Ashanti Exploration and has over 30 years of experience in precious and base metals exploration, development and production, mainly in Africa. He joined us in 1996 from Cluff Resources where he was Group Technical Director for seven years. His previous experience includes positions with Exxon Minerals Company and Anglo American Corporation. He holds an


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MSc degree from the Royal School of Mines and an MBA degree from the Strathclyde
Business School. He is also a Fellow of the Institute of Materials, Minerals and Mining.


Alex Darko (age 50). Mr. Darko is Managing Director of Group Information & Telecommunications. He joined us in November 1996 from Dun & Bradstreet, the business information group, where he held a number of finance positions including Director, European Accounting and Re-engineering. He holds an MSc degree in Management Information Systems and is a Fellow of the UK Association of Chartered and Certified Accountants.

Rolin P. Erickson (age 46). Mr Erickson is Managing Director of Societe Ashanti Goldfields de Guinee. He joined us in 2002 following a successful career in the USA. He has experience of deep underground mining, large scale heap leaching, milling and owner mining. He received a bachelor's degree in Mining Engineering in 1985 from the Montana College of Mineral Sciences and Technology and has supplemented this degree with advanced courses in mining and finance.


Brent Horochuk (age 41). Mr. Horochuk is the Managing Director of the Bibiani mine having previously been Managing Director of the Iduapriem/Teberebie operations. He joined us in March 1995 and has held various mining positions in Obuasi and Zimbabwe and was General Manager for the Iduapriem mine. He holds a BSc in Mining Engineering and a Tech Diploma in Mining Engineering.


Abel Ntini (age 45). Mr. Ntini is the Managing Director of Ashanti Goldfields (Zimbabwe) Limited. He joined us in 1998. He was previously Vermiculite Operations Manager with Palabora Mining Company based in South Africa. He has a degree in Mining Engineering from the Imperial College of Science and Technology in London. He is also a fellow of the Institute of Mining and Metallurgy.

Daniel Monney Akwafo Owiredu (age 45). Mr. Owiredu is the managing director of the Obuasi mine. He was previously managing director of the Bibiani mine which he managed as a project prior to its commissioning. He has over 17 years of service with us and was appointed to his present position in 2002. He had previously served as Chief Engineer for underground mining operations at the Obuasi mine, and was instrumental in the setting up of the Company's BIOX'r' plant from inception to commissioning. Prior to his current appointment, he was managing director of Societe Ashanti Goldfields de Guine. He holds a BSc degree in Mechanical Engineering from the Kwame Nkrumah University of Science & Technology, Kumasi and an MBA degree from Strathclyde Business School in Scotland, UK.



George Potter (age 45). Mr. Potter is the Managing Director, Group Metallurgy. He joined us in 1994 as Metallurgical Superintendent at the PTP, Obuasi. He has acted as Mill Manager on all three major Metallurgical Plants at the Obuasi mine and has also served as Manager, Metallurgical Services. Prior to his current appointment, he was General Manager, Processing, at the Obuasi mine, and has had previous experience with RTZ in Zimbabwe and Rand Mines of South Africa. He holds a Diploma in Mineral Processing & Extractive Metallurgy and is a member of the South African Institute of Mining and Metallurgy.



David Renner (age 38). Mr. Renner joined us in 1991 and is Managing Director of operations at Iduapriem/Teberebie. He was previously Senior Manager, Group Strategic Planning, prior to that he was the Project Manager for the Geita project in Tanzania, after serving as Section Geotechnical Engineer at both the surface and underground operations of the Obuasi mine and as Special Assistant to the Chief Executive. He holds a BSc (Hons) degree in Civil Engineering from the Kwame Nkrumah University of Science & Technology, Kumasi, and MSc in Geotechnical Engineering from the University of Newcastle-upon-Tyne (UK) and an MBA from the University of the Witwatersrand. He is a Member of the Institute of Soil & Rock Mechanics and an Associate of the Ghana Institution of Engineers.


Gary Townsend (age 45). Mr. Townsend is Group Financial Controller. He joined us in 1996 and was previously Group Chief Accountant of Unigate Plc. He is a Fellow of the Institute of Chartered Accountants of England and Wales and a member of the Institute of Taxation (UK).

Ken Tshribi (age 43). Mr. Tshribi is General Manager, Legal. He joined us from CAL Merchant Bank in 1996. He holds an LLB (Hons) degree from the University of Ghana and is a Member of the Ghana Bar Association. He has also been involved in the teaching of law.


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Board Committees

Audit and Finance Committee

The Audit and Finance Committee reviews and reports to the Board on the compliance, integrity and major judgmental aspects of our published financial statements, the scope and quality of the internal and external audit and the adequacy of our internal controls. The members of the Audit and Finance Committee are: Mr. Beckett (Chairman), Mr. Anin, Dr. Crocker, Mr. Gibian and Mr. Morrell.

Management Development and Remuneration Committee

The Management Development and Remuneration Committee is responsible for the appointment of directors, the determination of the level and structure of executive directors' remuneration and the review of their performance and service agreements. It makes recommendations to the Board on these matters in accordance with its terms of reference and reviews and approves succession programs with respect to top management. The members of the Management Development and Remuneration Committee are: Dr. Crocker (Chairman), Mr. Anin, Mr. Beckett, Mr. Gibian, Dr. Martineau and Mr. Morrell.

Risk Management Committee

The Risk Management Committee reviews and monitors the execution of risk management policies with particular focus on financial risks, including hedging, and, where necessary, makes recommendations to the Board. The members of the Risk Management Committee are Mr. Jonah (Chairman), Mr. Schultz and Mr. Venkatakrishnan.

Corporate Governance Committee

The Corporate Governance Committee is responsible for the monitoring of the general conduct of directors in line with best practice and screens individuals proposed for appointment to the Board. It is also responsible for the non-financial aspects of our safety, health and environmental issues and makes recommendations, as appropriate, to the Board. The members of the Corporate Governance Committee are: The Rt. Hon. The Baroness Chalker of Wallasey PC (Chairman), Mr. Anin, Dr. Martineau and Dr. Crocker.

Compensation of Directors and Officers

Our objective is to provide senior management, including executive directors, with a competitive remuneration package which will attract and retain executives of the highest caliber and will encourage and reward superior performance in a manner consistent with the interests of our shareholders.

Executive Directors

Each of our executive directors are entitled to receive a bonus of such amount as the Board may determine, an annual gratuity in lieu of a pension of 20% of their basic annual salary, private medical expenses, insurance, emergency evacuation insurance, a company car and accommodation for them and their families.

Non-executive Directors

Save for Mr. Beckett, the Chairman of the Board, who is entitled to a retainer of US$75,000 per year as of June 1, 2002, each non-executive director is entitled to a retainer of US$30,000 per year and a Board committee Chairman is entitled to an additional US$5,000 per year. Each non-executive director is also entitled to an attendance fee of US$1,000 for each Board meeting attended in person and, if the meeting is attended in person outside their country of domicile, then that director is also entitled to a travel fee of US$1,500. Non-executive directors on a Board committee are entitled to an attendance fee of US$1,000 for any Board committee meeting held on a different day to the full Board meeting. Each non-executive director is also entitled to be reimbursed all reasonable expenses incurred while working on our business as well as those expenses incurred in attending Board meetings.

Service Agreements

Executive Directors

We have entered into individual service agreements with Mr. Venkatakrishnan (dated September 20, 2000), Mrs. Botsio-Phillips (dated September 29, 1999) and Mrs. Ofori Atta (dated September 29, 1999) at


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respective annual salaries of 'L'220,000 (approximately US$342,000),
US$125,000 (payable in Cedis) and US$110,000 (payable in Cedis), all subject to annual review. The service agreements of Mr. Venkatakrishnan and Mrs. Botsio-Phillips may be extended by us from January 1 each year for a further period of one year to expire three years thereafter or be terminated, subject to two years' notice. Their service agreements are currently due to expire on December 31, 2004. Mrs. Ofori Atta's service agreement runs until December 31, 2003. We entered into a service agreement with Mr. Schultz on September 29, 1999, under which he is entitled to an annual salary of 'L'230,000 (approximately US$358,000). This service agreement will expire on December 31, 2002, and has been replaced by a service agreement dated March 27, 2002, under which Mr. Schultz will serve as Chief Operating Officer for the period January 1, 2003 until December 31, 2003. Mr. Schultz will receive an annual salary of US$360,000 for this period.

The executive directors are entitled to the benefits as set out above and, in addition, Mr. Schultz and Mr. Venkatakrishnan also receive the costs of education of their children until they reach the age of 21 years. On termination of employment, we reserve the right to give an executive director pay in lieu of notice of termination (whether given by us or the executive director). The amount will consist of the executive director's basic salary for their relevant notice period. In accordance with Mr. Schultz's service agreement for the period January 1, 2003 until December 31, 2003, any pay in lieu of notice will also include any bonus, commission or other benefit referable to his employment as we, or the Board, may, in our sole discretion, decide.

Non-executive Directors

We have entered into appointment letters with each of Dr. Martineau and Dr. Crocker with effect from February 22, 2000, with Mr. Gibian and The Rt. Hon. Baroness Chalker of Wallasey P.C. with effect from March 24, 2000, with Mr. Anin with effect from October 27, 2001, with Mr. Haslam with effect from March 8, 2002, and with Mr. Morrell with effect from February 28, 1997 (renewed on May 31, 2000). We have also entered into similar appointment letters with Mr. Beckett with effect from March 5, 1994 (renewed with effect from April 25,
2001). Each Director's appointment letter is for a period of approximately three years (subject at all times to the retirement by rotation provisions) and renewable on the same terms.

In the fiscal year 2001, the aggregate amount of compensation comprising salary, bonuses and other payments, as well as benefits in kind, paid by us to all of our directors and senior management was approximately US$5.0 million and to senior management was US$2.5 million. This does not include the part of the remuneration of Mr. Jonah which is paid by Lonmin. We separately pay Lonmin, under the Replacement Technical Services Agreement, for technical services it renders to us, including the services of Mr. Jonah. In the financial year ended December 31, 2001, we paid US$0.7 million to Lonmin for these technical services.


As at January 15, 2003, the interests of the directors (and interests of persons connected with them within the meaning of section 346 of the UK Companies Act 1985 which would, if the connected person were a director, be required to be disclosed, and the existence of which is known to or could with reasonable diligence be ascertained by the relevant director whether or not held through another party) in our securities were:



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
                                                                   Number of      Number of
                                                                    Shares       Shares under
Name                                               Beneficial   Non-Beneficial   option/award
------------------------------------------------   ----------   --------------   ------------
Michael Beckett                                       1,873            0                  0
Theophilus Anin                                          53            0                  0
Merene Botsio-Phillips                                  100            0             70,426
The Rt. Hon. The Baroness Chalker of Wallasey PC          0            0                  0
Chester Crocker                                           0            0                  0
Thomas Gibian                                        20,000            0                  0
Gordon Haslam                                             0            0                  0
Sam Jonah                                            59,690            0            410,404
Michael Martineau                                         0            0                  0
Nicholas Morrell                                          0            0                  0
Eleanor Ofori Atta                                      553            0             63,999
Trevor Schultz                                       31,245            0            195,912
S Venkatakrishnan                                         0            0            200,775
---------------------------------------------------------------------------------------------


No director exercised any share options during 2001 and up to January 15, 2003.


Save for the interests of Mr. Jonah in the Replacement Technical Services Agreement, and in the agreements which it replaced, none of our directors has or had any interest in any transaction which is or was unusual in its nature or conditions or is or was significant to our business and which has been effected by us during the current or immediately preceding financial year or which was effected by us during any earlier financial year and remains in any respect outstanding or unperformed.

There are no outstanding loans granted by us to any of our directors, nor any guarantees provided by us for the benefit of any of our directors.


As at January 15, 2003, the interests of our senior management in our securities were:


Name                                                            Number of Shares
-------------------------------------------------------------   ----------------
Ernest Abankroh                                                        *
Martin Awuku Ahorney                                                   *
Kwaku Akosah-Bempah                                                    *
James Kwamena Anaman                                                   *
Mark Arnesen                                                           *
Kweku Awotwi                                                           *
Peter Cowley                                                           *
Alex Darko                                                             *
Rolin P. Erickson                                                      *
Brent Horochuk                                                         *
Abel Ntini                                                             *
Daniel Monney Akwafo Owiredu                                           *
George Potter                                                          *
David Renner                                                           *
Gary Townsend                                                          *
Ken Tshribi                                                            *
--------------------------------------------------------------------------------
* = owns less than 1% of our outstanding capital stock.

Incentive Schemes

The AGC Senior Management Share Option Scheme

The exercise price per share for options granted under this scheme is set at the average of the closing middle market quotations for our shares on the LSE on the 5 dealing days immediately preceding the date of grant of the option. The exercise price will be denominated in US dollars but may, at the election of participants, be


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


paid in cedis (translated from US dollars at the average of the closing buying and selling spot rates ruling two days before exercise of the option).

Options will normally be exercisable at any time between the third and tenth anniversaries of the date of grant. The right to exercise an option will generally be forfeited shortly after a participant leaves employment. Special provisions apply however if:

o the participant's employment terminates by reason of death, injury, disability, retirement or redundancy or any other reasons at the Management Development and Remuneration Committee's discretion;

o in the case of an expatriate employee, on expiry without renewal of his fixed-term contract of employment;

o in the event of a person becoming a "majority shareholder controller" (as defined in section 84 of the Mining Law); or

o    on a reconstruction or liquidation of us.

Options have previously been granted subject to performance conditions. However, as one of the primary objectives of the option scheme is to help us retain key personnel, options granted after April 25, 2001 are not subject to performance conditions.

There is a limit on the number of shares which may be subject to options granted under this scheme. The number of our shares which may be issued or become issuable pursuant to options granted on any date, when added to the number of shares issued and remaining issuable in respect of outstanding options granted in the previous 10 years under this scheme and any other share schemes operated by us, may not exceed 10% of the number of our shares at that date.

No option may be granted under this scheme after April 25, 2011.

The Ashanti Bonus Co-Investment Plan

Under this plan, executive directors and key employees who receive an annual bonus and are recommended by the Management Development and Remuneration Committee are offered the right to purchase certain of our shares. These shares have already been issued and purchased by an employee trust, which is funded by us on terms agreed by the Board. These shares are designated "Invested Shares" for the purposes of this plan. If participants choose to purchase Invested Shares then, without having to pay any further amounts, participants are granted the right to receive an additional number of shares equal to the number of Invested Shares purchased. These additional shares are designated "Matching Shares" for the purposes of this plan. Normally, so long as the participant does not sell the Invested Shares within a two-year period following their purchase, the Matching Shares will be released to him in equal installments on the first and second anniversaries of the making of the award. Rights to receive Matching Shares will normally lapse if the participant leaves employment with us or sells the Invested Shares within two years of their purchase date.

Awards made under this plan have been be allowed to run their course and we do not currently intend to make any further awards under this plan.

The AGC 1994 Employee Share Scheme

Under this scheme, executive directors and key employees receive our shares for free if we achieve specified challenging internal and/or performance conditions within a three-year period. Previously, ordinary shares have been conditionally awarded to employees nominated by us, and transferred to employees following the employee's completion of three years' service from the date of the award, provided the performance targets are met. Awards made in 2002 were, and subsequent awards will be, subjected to granting conditions and held for 3 years from the date of award and on the expiry of which they will be released free of charge. Awards generally lapse if participants leave employment with us, but special termination provisions apply if:

o the participant's employment terminates by reason of death, injury, disability, retirement or redundancy, or other reasons at the discretion of the trustee of this scheme;

o in the case of an expatriate employee, on expiry without renewal of his fixed-term contract of employment;


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o    in the event of a person becoming a "majority shareholder controller" as defined in section 84 of the Mining Law; or

o    on a reconstruction or liquidation of us.

The Ashanti Performance Share Plan

All executive directors and key employees are eligible to participate in this plan. Awards are made in the form of a contingent right to receive a specified number of our shares at no cost to the participant. Receipt of shares is subject to the satisfaction of performance criteria over a three year period. Awards generally lapse if the participant leaves our employment but special termination provisions apply if the participant's employment terminates by reason of death, injury, disability, retirement or on a reconstruction or liquidation of us. Awards made under this plan will be allowed to run their course, but we do not currently intend to make any further awards.

Long-Term Performance Plan

All directors and employees are eligible to participate in this plan but, as yet, no awards have been made under it. Each award will have a three year performance period, and payment will generally be conditional on the executive remaining with us for the duration of that period. The maximum amount receivable will normally be 100% of annual basic salary at the award date. At the end of the three year period, we will make payments according to the level of our performance measured against performance targets set when the award was made.


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MATERIAL CONTRACTS

Save for the contracts described below, we have not entered into any contracts (not being contracts entered into in the ordinary course of business) within the two years immediately preceding the date of this prospectus which are or may be material or have a significant effect on the financial position of our group. Nor have any such contracts been entered into at an earlier time that contain provisions under which any member of our group has any obligation or entitlement that is material to our group at the date of this document.

Replacement Technical Services Agreement

We entered into a Replacement Technical Services Agreement in March 1994 with our largest shareholder, Lonmin (then Lonrho Plc). This agreement was amended by letter agreements dated December 1, 1995, July 30, 1998 and June 17, 1999. Under the Replacement Technical Services Agreement, Lonmin is required to provide the services of Mr. Jonah to us as our managing director and/or chief executive. Mr. Jonah is also a director of Lonmin.

If Mr. Jonah ceases to serve as our managing director and/or chief executive for any reason, Lonmin has the non-exclusive right to nominate a person to fill any vacancy in the office of managing director and/or chief executive subject to the approval of our board of directors. Lonmin's right of nomination shall not apply at any time when Lonmin holds fewer than 25% of our outstanding shares. If a person so nominated is appointed and is an employee of the Lonmin group, Lonmin will continue to receive remuneration for providing his services under the provisions of the agreement as described below.

As remuneration for all such services, we pay Lonmin a quarterly fee equal to Lonmin's costs of providing these services, including the managing director and/or chief executive's salary and other benefits. In 2001, we paid Lonmin US$700,000 pursuant to this agreement. In addition, we pay directly to Mr. Jonah a discretionary bonus and reimburse him for certain expenses incurred in Ghana.

The agreement continues indefinitely and may not be terminated or amended by either party except in the case of an unremedied breach or by consent. In the event that Mr. Jonah is removed by the board or by our shareholders as our chief executive and/or managing director, we have agreed to reimburse Lonmin in respect of any payments it may make to Mr. Jonah pursuant to his employment contract up to an amount equal to two years' salary and benefits plus an amount equal to 50% of Lonmin's commitment to fund Mr. Jonah's pension arrangements.

Geita Gold Mine Financing Arrangements

On December 12, 2000, Geita Gold Mining Limited (formerly Ashanti Goldfields Tanzania Limited), or Geita Gold, entered into a US$135.0 million project financing facility, or the Geita facility, with a syndicate of international banks arranged by NM Rothschild & Sons, Barclays Capital and Dresdner Kleinwort Wasserstein. We own (through a number of intermediate companies) 50% of Geita Gold. The remaining 50% is owned (also through intermediate companies) by AngloGold Limited, or AngloGold.

The Geita facility was drawn down in a single advance on December 15, 2000. It is to be repaid in 12 semiannual installments each of US$10.8 million and a further final installment of US$6 million. The first installment was paid on December 31, 2001 in accordance with the Geita facility agreement.

The interest rate applicable to the Geita facility increases over the life of the loan. The interest rate is as follows:

o    until December 31, 2001 - LIBOR plus 1.20%;

o    January 1, 2002, until September 30, 2002 - LIBOR plus 1.45%;

o    October 1, 2002, until December 12, 2003 - LIBOR plus 1.70%;

o    December 13, 2003 until December 12, 2005 - LIBOR plus 1.95%; or

o    December 13, 2005 until October 30, 2007 - LIBOR plus 2.20%.


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The Geita facility was provided to Geita Gold to repay and refinance a US$100 million bridge loan facility previously borrowed by Geita Gold on February 21, 2000 from a syndicate of lenders arranged by Barclays Capital, to repay certain inter-company loans provided to Geita Gold, to pay fees and expenses in connection with the Geita facility and to finance the remaining construction and development costs of the Geita mine.

Until September 30, 2002, the Geita facility was guaranteed jointly and severally by AngloGold and Samax Resources Limited, or SRL. This guarantee was referred to as the Completion Guarantee. Geita Gold satisfactorily reached technical completion of the construction of the Geita mine as of September 30, 2002. Satisfaction of the physical, financial and operational tests has resulted in the Completion Guarantee being discharged in full and correspondingly the obligations of AngloGold Limited and SRL as completion guarantors being discharged in full.

Following completion, the Geita facility is now guaranteed by Cluff Mineral Exploration Limited, or Cluff Mineral, Cluff Resources Limited, Cluff Oil Limited, or Cluff Oil, SRL and Geita Management Company Limited, or Geita Management, on a joint and several basis. AngloGold and ourselves each own (through subsidiaries) 50% of the shares of these companies. Except in the case of Geita Management, these companies own no significant assets other than an indirect interest in the Geita mine. Geita Management's only significant assets are hedging contracts entered into in respect of the Geita mine.

AngloGold and ourselves together act as sponsors to the project.

Geita Gold is obliged to make a mandatory prepayment of the Geita facility whenever it pays a dividend or distribution to its shareholders. Each prepayment will be of an amount equal to half of the total distribution paid at that time. There is a cap on mandatory prepayments so that the maximum amount that Geita Gold can ever be required to prepay is an amount sufficient to reduce the final repayment date for the Geita facility by 24 months. In addition, Geita Gold will be required to make a mandatory prepayment if it holds more than US$25 million in its proceeds account on any principal repayment date. In such circumstance, the prepayment will be equal to one third of the excess over the US$25 million threshold.

Geita Gold is required to fulfil financial covenants in respect of loan life, project life, reserve tail and debt service cover ratios. Failure to maintain these ratios at above specified levels can result in an event of default.

Geita Gold is obliged to maintain a debt service reserve account with a minimum balance equal to the next scheduled repayment of principal together with all interest, fees and political risk insurance premia falling due and payable in the next six months from that repayment date. This account is funded solely by revenues produced from the Geita mine or, if Geita Gold chooses, from an irrevocable letter of credit.

Political Risk Insurance, or PRI, has been provided by New Hampshire Insurance (a subsidiary of AIG) and Steadfast Insurance Company (a subsidiary of Zurich International) in favor of the lenders and hedging counterparties covering, amongst other things, the risk of confiscation, expropriation, nationalization, currency inconvertibility, political violence, war, terrorism, civil commotion, insurrection, rebellion, sabotage, selective discrimination, forced abandonment and other political risks. The lenders are the beneficiaries of the PRI and the PRI premium is paid by Geita Gold.

Geita Gold is required to ensure that at least 50% of the Geita mine's anticipated production during the life of the Geita facility is hedged.


In order to carry out this hedging, a special purpose vehicle, Geita Management, has been established in the Isle of Man. Geita Management carries out all necessary hedges with appropriate hedging counterparties (a syndicate bank or an affiliate or subsidiary of a syndicate bank) to ensure that the financial ratios are met on an ongoing basis. The hedges are carried out on a margin-free basis. However, if at any time the aggregate marked-to-market value of the hedges exceeds US$132.5 million (negative), then Geita Gold is prohibited from making any further distributions until the negative marked-to-market value reduces to an amount less than US$132.5 million. The threshold of US$132.5 million will increase during the life of the Geita facility as principal repayments are made and additional coverage becomes available under the PRI.


All of the hedged contracts and proceeds from those contracts have been assigned to the lenders under a hedging assignment. This hedging assignment agreement forms part of the security package given by Geita Gold to the lenders.


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The security package consists of a fixed and floating charge over all the assets of SRL, Cluff, Cluff Mineral, Cluff Oil and Geita Management as guarantors under the Geita facility, a mortgage over the shares of Geita Management's holding company and a mortgage of any cash held by Geita Gold.

Geita Joint Venture Agreement

Under the terms of the joint venture agreement dated December 15, 2000 relating to the Geita mine, or the Geita Joint Venture Agreement, we and AngloGold Geita Holdings Limited, or AngloGold Geita, have exactly the same rights and interests in Cluff Resources Plc, or Cluff, and its subsidiary undertakings, or the Cluff Group, and in the management of the development, financing, construction, operation, maintenance and associated exploration of the Geita mine, or the Geita Project. Accordingly, the benefits of the Geita Project are enjoyed, and the obligations borne, equally by the parties. The agreement therefore provides for the unanimous agreement of both parties (acting through their nominated representatives) to any material action, including the agreement of annual budgets and amendments to the business plan, taken by any member of the Cluff Group or in relation to the Geita Project.

In relation to the Geita Project, a management committee has been established, to which both parties have the right to appoint (and remove) four representatives. The management committee may only take action with the favorable vote of at least one representative of each of ourselves and AngloGold Geita. The committee has a chairman, who is not entitled to a casting vote. The chairmanship rotates on an annual basis. The current chairman is our representative. A similar position applies in relation to the directorships of the members of the Cluff Group.

It is intended that any funding required to sustain the Geita Project will be met by the cash flow from the project. In the event that the Geita Project (or any Cluff Group member) requires additional funding beyond the amount of the Geita facility, neither ourselves nor AngloGold Geita shall be obliged to provide such funding unless it, in its sole discretion, elects to do so. We did not have sole responsibility for any aspect of the joint venture going forward except for bearing costs of up to US$2.0 million for the construction of a haul road. This item formed part of the capital expenditure budget for the Geita Project but actual construction has been deferred until 2001 and has now been completed. AngloGold is a party to the agreement as guarantor of AngloGold Geita's obligations.

In the event that either party wishes to dispose of its interest in the Geita Project other than intra-Group, this may only be effected through a sale of its shares (and the related shareholder loans) in Cluff. In this event the other party shall have rights of pre-emption in relation to such a sale. Neither party may dispose of part only of its interest. A change of control of either shareholder shall not be considered to be a deemed disposal which would trigger these pre-emption rights. Neither party may charge its interest to any third party without the consent of the other party.

The Geita mine is operated by its existing staff who were initially provided by us but its staff is supplemented by AngloGold employees when vacancies arise. The day to day operation of the mine is in the hands of the current mine chief operating officer appointed by AngloGold. All key decisions in relation to the Geita mine's development, operation and financing must be agreed unanimously by AngloGold Geita and ourselves. In the event that the management committee cannot agree whether to take any action, the matter will be referred to the chief executives of the respective groups who will endeavor to agree the issue, failing which it may not be implemented.

February 2000 Amended Warrant Deed Poll

Our wholly-owned subsidiary, Ashanti Warrants Limited, or Ashanti Warrants, issued unregistered warrants, or Warrants, to subscribe for our ordinary shares to our hedge counterparties in November 1999. The rights attaching to the Warrants are set out in a deed poll dated November 2, 1999, as amended on February 21, 2000.

Warrants to purchase a total of 19,835,001 of our ordinary shares were issued in three equal tranches (being, respectively, the "A", "B" and "C" tranches) with expiry dates for each tranche as follows:

o    "A" Warrants -April 28, 2004;

o    "B" Warrants -October 28, 2004; and


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o    "C" Warrants -April 28, 2005.

As at January 15, 2003, 13,945,122 warrants have been exercised. Only 5,889,879 warrants now remain.


Each Warrant carries the right to subscribe in cash at any time up to the expiry period in respect of each tranche set out above at the subscription price of US$3 for one zero-coupon mandatorily exchangeable note, or MES, in Ashanti Warrants. Each MES has a principal amount of US$3. Any MES subscribed for automatically and mandatorily exchanges into one of our ordinary shares. Warrants may be exercised, in whole or in part, at any time during the subscription period in accordance with the procedure set out in the deed poll.

The subscription price can be adjusted upon the occurrence of circumstances including (but not limited to) the following:

o    consolidation of our share capital;

o    capitalization of our profits; or

o    scrip issues.

The Warrants are transferable, in whole or in part, subject to applicable securities law.

In the event that we are wound-up (except a winding-up sanctioned by warrantholders), the outstanding warrantholders will be treated as if their unexercised rights had been exercised in full immediately prior to the winding-up. The unexercised subscription rights and exchange rights shall be deemed to have been exercised in full and we shall be deemed to have received in full the relevant subscription moneys. Accordingly, the outstanding warrantholders will be entitled to receive such amounts out of the assets available for distribution on a liquidation pari passu with ordinary shareholders (after deducting a sum per ordinary share equal to the subscription price).

Warrantholders also have certain rights in the event of an offer for our share capital which would result in a "change of control". The warrantholders would be entitled to receive consideration from the offeror on the basis that they had exercised their Warrants and had become holders of our ordinary shares unless, in the case of a share-for-share offer, the offeror offers the warrantholders offeror warrants or offeror shares on terms which our financial advisers consider fair and reasonable.

The warrantholders may alter the rights attached to the Warrants with the approval of warrantholders present (in person or by proxy) at a meeting of the warrantholders representing two-thirds of the Warrants in respect of which a vote has been cast.

MENs Deed Poll


Under the MENs deed poll dated June 27, 2002, or the MENs Deed Poll, Ashanti Capital Second Limited, or ACSL, resolved to create and issue US$75.0 million of mandatorily exchangeable notes, or MENs, exchangeable for our ordinary shares. The MENs are unsecured and unconditional obligations of ACSL.


We have undertaken to issue ordinary shares on the exchange of the MENs and to keep available at all times sufficient ordinary shares for such purpose. We have also agreed to procure that ACSL meets its obligations pursuant to the MENs Deed Poll.

The MENs are exchangeable into ordinary shares on either of the following events:

o the completion of our first rights issue undertaken following the date of the MENs Deed Poll; or

o us serving a notice of exchange upon the holders of the MENs at any time after the date falling 18 months after the issue of the MENs.


The MENs are exchangeable into ordinary shares at an exchange price of the lower of US$5.40 and the price at which we issue ordinary shares pursuant to the rights issue.



The MENs (if not already exchanged) will be redeemable for cash on the earlier of:


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o    a takeover offer for us, or a scheme of arrangement of us, becoming effective; or

o    the date of maturity, being June 30, 2008,

but may not be redeemed for cash before such dates unless our revolving credit facility has been repaid in full.

In the event that the MENs are redeemed, interest on the MENs is payable from the date of issue of the MENs at approximately the same rate as is payable under our revolving credit facility. In the event that we pay a dividend at any time prior to exchange of the MENs into ordinary shares, interest will be payable at the time the exchange occurs, equal to the amount which the holders of MENs would have received had their MENs been exchanged at an exchange price of US$5.40 at the dividend record date. Otherwise the MENs are non-interest bearing.

The MENs are conditionally transferable, but no application is intended to be made for the MENs to be listed on any stock exchange. The MENs have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States and may not be offered, sold, delivered, assigned, exchanged or otherwise disposed of, directly or indirectly, in the United States or to or for the account or benefit of US persons.

Lonmin MENs Subscription Agreement

The Lonmin MENs Subscription Agreement was entered into on June 28, 2002 between ourselves, ACSL and Lonmin. Under this agreement, ACSL issued US$46.6 million of MENs to Lonmin.

We have agreed with Lonmin to use our best efforts to complete the rights issue within 18 months from the issue date of the MENs. Lonmin has agreed not to take up its rights under the rights issue unless and only to the extent that the ordinary shares offered to it in connection with the rights issue exceeds the number of ordinary shares that would be issued upon exchange of US$46.6 million of MENs.

We have further agreed that, in the event that the rights issue is not completed within 18 months of the issue date of the MENs, we will take certain steps to convene a shareholders' meeting to consider resolutions to approve the exchange of any MENs (whether or not held by Lonmin) in accordance with the voluntary exchange provisions of the MENs Deed Poll.

We have also undertaken to Lonmin that we will not, without Lonmin's prior written consent (not to be unreasonably withheld or delayed) for so long as any of the MENs are outstanding:

o issue any ordinary shares by way of capitalization of profits or reserves or bonus issue or sub-divide or consolidate or reclassify any ordinary shares;

o    issue any new class of share in our capital; or

o redeem or purchase any ordinary shares or reduce our share capital, capital redemption reserve or share premium account.

We have also undertaken that we will not, for so long as the MENs are outstanding, without the prior approval of a special resolution of our shareholders, issue more than 11,000,000 ordinary shares other than pro rata to our shareholders.

Lonmin has also given us undertakings that it shall not lend, sell, transfer or otherwise dispose of or deal with or charge, encumber or grant options or other rights over its MENs or the existing 36,000,000 ordinary shares it holds in us except with the prior consent of ourselves and ACSL (provided that Lonmin may sell a proportion of our ordinary shares if it also sells the same proportion of its MENs to the same buyer or if it receives confirmation from the UK Listing Authority that, as a result of such sale, shareholder approval for exchange of its MENs is not required). Lonmin is also entitled to sell its existing shareholding pursuant to a recommended offer for our entire issued share capital.

Lonmin also agreed that it will not exercise its voting rights in respect of shares held by Lonmin and its concert parties in excess of 50% of our entire issued share capital, except following a change of control of ourselves which has been approved by the Minister of Mines under the Minerals and Mining Law 1986 of Ghana (as amended) or is in compliance with the provisions of the Takeover Code of Ghana. Lonmin has also


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agreed to vote in favor of any resolutions necessary to implement the rights issue, including resolutions to increase our authorized share capital and the directors' authorization to allot ordinary shares.


We have entered into a separate letter of undertaking with Lonmin pursuant to which we have agreed that, for so long as any of the put options entered into by Lonmin and certain of our warrantholders remain to be exercised, if we seek to effect the rights issue at less than US$5.40 per ordinary share, we shall not, without Lonmin's approval (acting reasonably) launch such rights issue at a subscription price of more than a 5 percent discount to the then current market value of an ordinary share.




Government of Ghana MENs Subscription Agreement


The Government of Ghana MENs Subscription Agreement was entered into on June 28, 2002 between ourselves, ACSL, Lonmin and the Government of Ghana. Under this agreement, ACSL offered the Government of Ghana the right to subscribe for US$28.4 million of MENs. The Government transferred this subscription right to Lonmin in consideration for Lonmin entering into a call option (described below). Pursuant to the Government of Ghana MENs Subscription Agreement, ACSL issued the US$28.4 million of MENs to Lonmin.

The call option provides that the Government has a transferable call option over our ordinary shares arising on conversion of US$28.4 million of the MENs, which is exercisable at any time until five business days prior to the close of the subscription period for the rights issue (or 18 months from the date of the call option, if earlier). The purchase price under the call option is the price at which our ordinary shares are offered for subscription pursuant to the rights issue. The sale of the shares pursuant to the exercise of the call option cannot occur until the closing date of the subscription period for the rights issue.

We have agreed with the Government to use our best efforts to complete the rights issue within 18 months from the issue date of the MENs. If a rights issue is not completed within this period, the Government has irrevocably undertaken to Lonmin to vote in favor of any resolution we propose seeking independent shareholder approval to enable the exercise of our option under the deed poll to exchange all of the MENs. The Government has undertaken not to take up its rights under the rights issue unless and only to the extent that the ordinary shares offered to it in connection with the rights issue exceeds the number of ordinary shares that would be issued upon exchange of US$28.4 million of MENs.

We have further agreed with the Government that we will not, for so long as any of the MENS are outstanding, without the Government's prior written consent (not to be unreasonably withheld or delayed):

o issue any ordinary shares by way of capitalization of profits or reserves or bonus issue or sub-divide or consolidate or reclassify any ordinary shares;

o    issue any new class of share in our capital; or

o redeem or purchase any ordinary share or reduce our share capital, capital redemption reserve or share premium account.

Lonmin has agreed that it will not transfer, charge or encumber its interest in US$28.4 million of the MENs other than in accordance with the terms of the call option or otherwise with our or with ACSL's prior consent.

The Government has also given undertakings to us and to ACSL that it shall not lend, sell, transfer or otherwise dispose of or deal with, charge, encumber or grant options or other rights over its existing holding of 21,978,104 ordinary shares prior to the record date for the rights issue, except with the consent of ourselves and ACSL or by way of acceptance of an offer for our entire issued share capital.

The Government has further agreed to vote in favor of any resolutions required to implement the rights issue, including resolutions to increase our authorized share capital and our directors' authorization to allot ordinary shares.

US$200 million Revolving Credit Facility

We entered into a US$200.0 million revolving credit facility dated June 28, 2002, or the RCF, with:

o    ABSA Bank Limited;

o    Australia and New Zealand Banking Group Limited;

o    Bank of Nova Scotia;

o    Barclays Capital (the investment banking division of Barclays Bank PLC);

o    Bayerische Hypo-und Vereinsbank Aktiengesellschaft;


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o    CIBC World Markets plc;

o    Ghana International Bank plc;

o    HSBC Bank USA;

o    Investec Bank (UK) Limited;

o    NM Rothschild & Sons Limited;

o    The Royal Bank of Scotland plc;

o    Societe Generale;

o    Standard Bank London Limited;

o    Standard Chartered Bank; and

o    Westdeutsche Landesbank Gironzentrale, London Branch,

collectively referred to as the lenders.

The maximum principal amount of the RCF will be reduced by US$20.0 million semi-annually commencing 12 months after the first drawdown with a further final repayment of US$40.0 million on June 30, 2007. As at September 30, 2002, US$157.0 million was outstanding under the RCF.

The term of the loan is five years.

The interest rate applicable to the RCF is as follows:

o    Years 1 and 2 - US LIBOR plus 1.75%; and

o    Years 3, 4 and 5 - US LIBOR plus 2.00%.

The RCF is provided to our group through our subsidiary Ashanti Finance (Cayman) Limited, or the Borrower, to pay and refinance obligations and for general corporate purposes.

The RCF is guaranteed jointly and severally by us (as parent), Ashanti Treasury Services Limited, or ATS, Geita Treasury Services Limited, or GTS, Societe Ashanti Goldfields de Guinee and Ashanti Goldfields (Bibiani) Limited (as the guarantors).

The lenders under the RCF have security over all the hedging contracts entered into by ATS and GTS, gold refining and purchasing agreements, insurance contracts, gold in transit and bank accounts.

Security has also been granted over substantially all the assets of Ashanti Goldfields Company Limited and Ashanti Goldfields (Bibiani) Limited located in Ghana including the mining leases relating to the Obuasi and Bibiani mines. We have also agreed to use our best endeavors to give security over our shares in Cluff Resources Limited, which owns the Geita Mine. In addition, we have effected a political risk insurance policy, or PRI, of up to US$131.0 million in relation only to Ghana for the benefit of the lenders who, prior to the closing of syndication, elected to take the benefit of PRI.

The financial covenants provide that the ratio of consolidated net debt to consolidated EBITDA (based on the definitions in the RCF) is no greater than:

o    2.50:1 for the twelve month period ending on December 31, 2002;

o    2.25:1 for the twelve month period ending on June 30, 2003;

o    2.00:1 for the twelve month period ending on December 31, 2003;

o    1.75:1 for the twelve month period ending on June 30, 2004; and

o    1.50:1 in respect of relevant 12-month periods thereafter.


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The financial covenants further provide that the ratio of consolidated EBITDA to consolidated net interest payable (based on the definitions in RCF) is not less than:

o 4.50:1 for the twelve month periods ending on December 31, 2002 and June 30, 2003;

o    5.00:1 for the twelve month period ending December 31, 2003;

o    5.50:1 for the twelve month period ending June 30, 2004; and

o    6.00:1 for any twelve month period ending thereafter.

Consolidated tangible net worth is not to be less than US$415.0 million at any time. Consolidated net debt is not to exceed 50% of the consolidated tangible net worth for the periods ending on or before June 30, 2004 and for the relevant periods thereafter shall not exceed 40% of the consolidated tangible net worth.

The RCF imposes commitment fees and other terms and conditions on our group including the provision of detailed financial and other information, financial covenants, restrictions on acquisitions, restrictions on investments and loans to non-group companies and ring fenced project finance entities, restrictions on the creation of security, restrictions on disposal of assets, restrictions on making loans or providing credit, and restrictions on change of business.

The Events of Default include:

o cross default in respect of financial indebtedness of material group members (excluding certain subsidiaries, such as Kimin and ring fenced project finance entities) in excess of US$5.0 million;

o    insolvency of material group members;

o    nationalization of certain assets of our group;

o    reduction of foreign exchange retention levels;

o termination or amendment of the margin-free trading arrangements other than in accordance with the terms of the new margin free trading letter and termination of hedging agreements without our consent and that of our Risk Management Committee;

o change of control of us which is reasonably likely to have a material adverse effect; and

o    material adverse change.

Unless the banks give us consent, we will be obliged to use some of the net proceeds from the rights issue to repay outstanding indebtedness of the Iduapriem/Teberebie mine. We have also agreed that once this indebtedness has been repaid we will arrange for security to be granted to the banks over the assets of Iduapriem/Teberebie.

The New Margin Free Trading Arrangements

Each of our active hedge counterparties have entered into the new margin free trading letter, or New MFTL.

The New MFTL provides that any right that a hedge counterparty had, under any of its hedging arrangements with us, to call for margin or otherwise require the provision of any form of security or collateral in respect of such hedging arrangements shall be canceled and that any new hedging arrangements entered into shall not benefit from margin, or otherwise require the provision of any form of security or collateral in respect of such hedging arrangements other than in certain limited circumstances.

The hedge counterparties have a right to terminate their hedging agreements with us on the occurrence of any of the following:

o any subsidiary granting any person the right to call for, or require the provision of, margin or equivalent collateral; or

o any person actually calling for, or requiring the provision of, margin or equivalent collateral from any of our group members (in circumstances where it is permitted to do so pursuant to its hedging agreements with ourselves); or


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o    any of our subsidiaries entering into a hedging arrangement with a cross-default threshold less than US$5.0 million; or

o any of our subsidiaries granting any right, to any person who enters into a hedging arrangement with any subsidiary, analogous or superior to the non-disposal right granted to the hedge counterparties in connection with the Geita mine (or any part of it) or any member of the Geita joint venture group; or

o any of our subsidiaries actually paying, posting or granting margin or equivalent collateral,

in each case in relation to any hedging arrangement (other than any permitted hedging arrangement). Permitted hedging arrangements generally relate to certain hedging arrangements in connection with project financings.

In addition, if we are no longer in compliance with our hedging policy or if we amend our hedging policy without the prior written approval of the relevant majority of hedge counterparties, the hedge counterparties will be entitled to terminate their hedging arrangements with our group.

The New MFTL contains, amongst other things, financial covenants similar to those in the RCF.


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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We entered into a Replacement Technical Services Agreement in March 1994 with our largest shareholder, Lonmin (then Lonrho Plc). This agreement was amended by letter agreements dated December 1, 1995, July 30, 1998 and June 17, 1999. Under the Replacement Technical Services Agreement, Lonmin is required to provide the services of Mr. Jonah to us as our managing director and/or chief executive. Mr. Jonah is also a director of Lonmin. In addition, Mr. Haslam, the Chief Executive of Lonmin, is also one of our directors.

If Mr. Jonah ceases to serve as our managing director and/or chief executive for any reason, Lonmin has the non-exclusive right to nominate a person to fill any vacancy in the office of managing director and/or chief executive subject to the approval of our Board of Directors. Lonmin's right of nomination shall not apply at any time when Lonmin holds fewer than 25% of our outstanding shares. If a person so nominated is appointed and is an employee of the Lonmin group, Lonmin will continue to receive remuneration for providing his services under the provisions of the agreement as described below.

As remuneration for all such services, we pay Lonmin a quarterly fee equal to Lonmin's costs of providing these services, including the managing director and/or chief executive's salary and other benefits. In 2001, we paid Lonmin US$700,000 pursuant to this agreement. In addition, we pay directly to Mr. Jonah a discretionary bonus and reimburse him for certain expenses incurred in Ghana.

The agreement continues indefinitely and may not be terminated or amended by either party except in the case of an unremedied breach or by consent. In the event that Mr. Jonah is removed by the board or our shareholders as our chief executive and/or managing director, we have agreed to reimburse Lonmin in respect of any payments it may make to Mr. Jonah pursuant to his employment contract up to an amount equal to two years' salary and benefits plus an amount equal to 50% of Lonmin's commitment to fund Mr. Jonah's pension arrangements.


A substantial proportion of our insurance is placed through Metropolitan Insurance Company Limited, or Metropolitan, a Ghanaian incorporated company, as the Ghanaian law requires many risks to be insured through a Ghanaian company. Metropolitan re-insures a large percentage of the insurance through the Ghanaian and international insurance market. The total premiums and other fees paid by us to Metropolitan (after deducting amounts which it pays on as premiums to re-insurers but adding re-insurance commissions) in each of the last three financial years were US$446,915 in 2002, US$173,949 in 2001 and US$160,224 in 2000. A trust in which some members of the family of our Chief Executive Officer, Mr. Sam Jonah, have beneficial interests, holds a majority interest in Metropolitan. Mr. Sam Jonah holds no beneficial interest in Metropolitan. Metropolitan is managed independently from Mr. Sam Jonah and neither Mr. Sam Jonah nor his family are directors of, nor do they participate in the management of, Metropolitan.

Another of our major shareholders is the Government of Ghana. We pay royalties, corporate and other taxes and utility charges in the normal course of business to the Government of Ghana and associated authorities. Amounts we paid during 2001 totaled approximately US$51.0 million. Of this amount, approximately US$8.2 million was attributable to royalties and the remainder to corporate and other taxes and utility charges. The Ministry of Mines of the Government of Ghana is also the Licensor of our mines in Ghana.


On June 28, 2002 Lonmin subscribed for US$75.0 million of MENs pursuant to the Lonmin MENs Subscription Agreement and the Government of Ghana MENs Subscription Agreement. The Government of Ghana has a call option in respect of US$28.4 million of the MENs.


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DESCRIPTION OF OUR REGULATIONS AND
CERTAIN PROVISIONS OF GHANAIAN LAW

Commentary on certain provisions of our Regulations and Ghanaian company law

Introduction

We are subject to the provisions of the Ghanaian Companies Code of 1963, as amended, or the Companies Code, which constitutes the principal Ghanaian legislation regulating companies incorporated in Ghana. The Companies Code was based on English company law at the time of its adoption but also reflects certain provisions from the legislation of Australia, South Africa and certain other countries. A principal feature of the Companies Code which distinguishes it from other acts based on the English model is that it attempts to codify company law.

The following is a description of certain provisions of our Regulations and Ghanaian company law and includes a description of the rights attached to our ordinary shares. It does not purport to contain all applicable qualifications and exceptions nor does it purport to be a complete review.

Authorized Business

Pursuant to Regulation 2 of our Regulations, the nature of the businesses which we are authorized to carry on are:

o to act as the holding and co-ordinating company of the group of companies of which we are for the time being the holding company;

o to take over with effect from 1st October, 1972 the assets, business, objects and functions in Ghana formerly carried on by the Ashanti Goldfields Corporation Limited pursuant to the Mining Operations (Government Participation) Decree, 1972 (N.R.C.D. 132);

o to purchase, take concession of, lease, or otherwise acquire any mines, mining rights, and metalliferous land and any interest therein and to explore, work, exercise, develop and turn the same to account;

o to acquire quarries and mineral lands, timber and forestry estates and property and land of every description developed or intended to be developed for the production of raw materials, crops, animal products or agricultural products anywhere throughout the whole world and any interest or concession therein and to explore, work, exercise, develop and turn the same to account;

o to crush, win, get, quarry, smelt, calcine, refine, dress, amalgamate, manipulate and prepare for market ore, metal and mineral substances of all kinds;

o to carry on in any part of the world all or any of the businesses of financiers, capitalist, concessionaires, commercial agents, mortgage and bullion brokers, discount brokers or financial agents and advisers;

o to carry on the businesses of hoteliers, guest house managers, lodging housekeepers, travel agents, tickets and booking agents, charter flight travel contractors, forwarding and custom brokers and to facilitate tours and travel and to arrange hotel accommodation bookings and travelers checks and credit card facilities and other facilities for tourists and travelers and to engage in all aspects of the travel and tourist industry and to run holiday resorts generally;

o to carry on all or any of the businesses of general contractors, engineering contractors, civil engineer, site formation and plant layout advisers and consultants (whether civil, mechanical, electrical, structural, chemical, aeronautical, mining, marine or otherwise); and

o to carry on in any part of the world any other business of a similar nature or any business which may in our opinion be conveniently carried on by us and any other business which may seem to us capable of being conveniently carried on in connection with the above or calculated directly or indirectly to enhance the value of or render profitable any of our businesses.

Pursuant to Section 24 of the Companies Code of Ghana, we have, for the furtherance of our authorized businesses, all the powers of a natural person of full capacity except in so far as such powers are expressly excluded by our Regulations.


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Control and management

Our control and management is divided between the members in general meeting and the board of directors. Except for matters specifically reserved for the members in our Regulations and the Ghanaian Companies Code, overall management of our business is vested in the board of directors and, except to the extent that our Regulations otherwise provide, the board of directors, when acting within its powers, shall not be bound to obey the directions or instructions of the members in general meeting.

The board of directors is entitled to exercise its powers through committees and to appoint a managing director and to delegate all or any of its powers to a managing director.

Specific powers which have been reserved for the members include matters relating to amendments to our Regulations, the share capital and any issue of new shares, the approval of the accounts, the distribution of profits, the re-election of directors and the auditors, the approval of the fees, remuneration and other interests of the directors and the authorization to dispose of the whole, or substantially the whole, of our undertaking or assets, although certain of these powers can also be exercised by the board of directors.

General Meetings

   General

The Companies Code provides that shareholders shall exercise their powers in general meeting. We are required to hold a general meeting as our annual general meeting in each year, and not more than fifteen months from the date of the previous annual general meeting, to consider the statutory accounts and reports and to re-elect our directors and our auditors.

Extraordinary general meetings will be held when considered necessary by the board of directors or when requisitioned by shareholders representing at least one-twentieth of our issued shares.

All general meetings shall be held in Ghana unless the board of directors decides otherwise.

   Notice of Meetings

At least 21 days' notice must be given of general meetings. The notice convening a general meeting must state the general nature of the business to be considered and, if the meeting is to consider a special resolution, must set out the terms of the resolution. Any member has the right to have a resolution included in the notice of meeting if he so requests in writing to the board of directors in time for the matter to be included in the notice of meeting.

Our members, directors and auditors are entitled to receive notice of general meetings. Notice of general meetings may be given by us to a member or director either personally or by sending it by post in a pre-paid envelope addressed to the member at his registered address or by leaving it at that address with some person apparently over the age of sixteen.

   Voting

At a general meeting every holder of shares who is present in person (including any corporation present by its duly authorized representative) or by proxy shall on a show of hands have one vote and every such holder present in person or by proxy shall on a poll have one vote for each share of which he is the holder but no member is entitled to attend and vote in respect of any share held by him unless all calls or other sums presently payable by him to us in respect of that share have been paid. The holder of the golden share does not have any voting rights. In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders.

At a general meeting a poll may be demanded by:

o    the chairman of the meeting; or

o    at least two members present in person or by proxy; or

o any member or members present in person or by proxy and representing not less than one-twentieth of the total voting rights of all the members having the right to attend and vote on the resolution.


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In addition, where instruments of proxy have been duly lodged and have not been revoked it shall be the duty of the chairman of the meeting to demand a poll after any vote by show of hands unless the result on the show of hands is in accordance with the directions, if any, given in all such instruments of proxy.

   Majorities required for resolutions

Our Regulations do not make specific provision for the majorities required to pass particular resolutions. However, under the Companies Code, passing an ordinary resolution requires a simple majority of votes cast by such members who vote in person or by proxy at a general meeting to be in favor of the resolution. A special resolution requires a majority of not less than three-quarters of the votes cast by such members who vote in person or by proxy at a general meeting, of which notice specifying the intention to propose the resolution as a special resolution has been duly given, to be in favor of the resolution.

   Proxies

A member entitled to attend and vote at a general meeting or a meeting of any of the holders of any class of shares is entitled to appoint another person (whether a member or not) to act as his proxy to attend and vote instead of him and such proxy shall have the same rights as the member to speak at the meeting.

The instrument appointing a proxy (and the requisite authorities (if any)) may:
(a) be deposited at our registered office or as specified in the notice convening the meeting or in any instrument or proxy sent out by us in relation to the meeting, not less than 48 hours before the time of the holding of the meeting or adjourned meeting; or (b) in the case of a poll taken more than 48 hours after it is demanded, be so deposited after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or
(c) where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded, and in default the instrument of proxy may be treated as invalid. No instrument appointing a proxy shall be valid after the expiration of 12 months from the date of its execution.

   Quorum

The quorum for a general meeting shall be two persons present in person or by proxy and entitled to attend and vote at the meeting.

Variation of rights

The Companies Code provides that if at any time our shares are divided into different classes, the rights for the time being attached to any class of shares shall not be varied except to the extent and in the manner provided in our Regulations. Other than the rights attaching to the golden share, which can only be varied with the written consent of the holder of the golden share, our Regulations provide that the rights attaching to any class of shares may be varied either with the consent in writing of the holders of not less than three-quarters of the issued shares of the class or with the sanction of a special resolution passed at a meeting of the holders of the shares of the class. All the provisions of our Regulations as to general meetings shall apply in like manner to such meeting, but the quorum at any such meeting shall be no less than two members present in person or by proxy, holding at least one-third of the total voting rights of the class in question.

Alteration to constitutional documents

Apart from a restriction on any amendment to, or removal of, the regulation dealing with the rights attached to the golden share, which provision can only be varied with the consent of the holder of the golden share, our members can, with the prior approval of the Ghana Stock Exchange, or GSE, alter our Regulations or adopt new regulations by special resolution subject, in the case of certain provisions, to compliance with additional requirements.

Changes in capital

All shares in Ghanaian companies are of no par value. All our ordinary shares of no par value rank pari passu in all respects with each other and with all our other shares now in issue apart from the golden share. Subject to the provisions of the Companies Code, we, in general meeting, may from time to time by special resolution altering our Regulations: (i) increase the number of our shares by creating new shares, and (ii) reduce the


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number of our shares by canceling shares which have not been taken or agreed to be taken by any person, or by consolidating our existing shares, whether issued or not, into a smaller number of shares.

We may also, subject to the provisions of the Companies Code:

o create preference shares which are, or at our option are liable, to be redeemed;

o    purchase our own shares;

o    acquire our own shares by a voluntary transfer to ourselves;

o forfeit any shares issued for an unpaid liability for non-payment of calls or other sums payable in respect thereof,

and, by special resolution but subject to confirmation by a Ghanaian Court:

o reduce our stated capital (which is the amount received in respect of every issue of shares together with any amounts transferred to stated capital from surplus;

o    extinguish or reduce the unpaid liability on any of our shares;

o resolve to pay or return to our shareholders any of our assets which are in excess of our wants; or

o    alter our Regulations by canceling any of our shares.

An order of the Court confirming any reduction of stated capital may be made on such terms and conditions as the Court thinks fit having regard to certain provisions in the Companies Code designed to safeguard the interests of creditors.

Issues of shares

We may, by special resolution altering our Regulations, provide for different classes of shares by attaching to certain of the shares preferred, deferred or other special rights or restrictions, whether in regard to dividends, voting, repayment or otherwise provided that, save in respect of the golden share, every member shall have the right to attend any general meeting, and to speak and vote, and be entitled to vote on any resolution before the meeting, and each share shall carry the right on a poll to one vote, and to one vote only, save that the voting rights of holders of preference shares shall be limited in the manner authorized by the Companies Code.

Under the Companies Code, existing shareholders have a preferential right to subscribe for further issues of shares, other than treasury shares, unless otherwise approved in general meeting. The authority only extends to the issue of additional shares, rather than any other class of shares.

The Companies Code also provides that no new or unissued shares or treasury shares shall be issued to any director or past director or to any company associated to him, or to his nominee, or to any body corporate controlled by him, unless the shares have first been offered to all our existing shareholders, or to all the holders of the shares of the class or classes being issued, in proportion to their existing holdings, or to members of the public. However, in the case of a public company whose shares are or are to be listed on the GSE, this provision can be disapplied with the approval of an ordinary resolution. Notwithstanding such disapplication our Regulations provide that a director may participate in an issue of shares to employees only if he holds office in an executive capacity and shareholders at a general meeting have approved of the specific allotment to be made to such director. The board of directors in issuing any such shares to directors would also need to ensure compliance with the provisions of the UK Listing Rules.

Our Regulations additionally provide that we shall not issue shares to transfer a controlling interest (which for this purpose is treated as being an interest which entitles a person to exercise, or control the exercise of, more than 50% of the voting power at any general meeting) without the prior approval of shareholders in general meeting.

Power to dispose of our assets

Our business is to be managed by the board of directors, which generally includes the power to dispose of our assets. The Companies Code and our Regulations restrict this power so that the board of directors shall not, without the approval of an ordinary resolution, sell, lease or otherwise dispose of the whole, or substantially


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the whole, of our undertaking or of our assets. In addition, certain disposals are to be treated as a variation of the rights attaching to the golden share and shall, accordingly, be effective only with the written consent of the holder of the golden share.

Dividends and other distributions

   Dividends

Subject to the provisions of the Companies Code, we may, by ordinary resolution, declare dividends to be paid to shareholders. However, no dividend shall exceed the amount recommended by the board of directors. Subject as aforesaid, the board of directors may pay such interim dividends as appear to the board of directors to be justified by our profits.

All dividends shall be declared and paid as a fixed sum per share and not as a proportion of the amount paid in respect of a share. All dividends unclaimed for a period of 12 years after having become due for payment shall (if the board of directors so resolves) be forfeited and shall cease to remain owing by us.

The board of directors may at its discretion make provision to enable any member or members to receive dividends duly declared in such currency or currencies and at such rate or rates of exchange and on such terms and conditions as the board of directors may in its absolute discretion determine.

Any of our resolutions lawfully declaring a dividend may, upon the recommendation of the board of directors, direct payment wholly or partly by distribution of securities for money, or of fully paid, but not partly paid, shares or debentures of any other body corporate, or of fully paid debentures of us of a nominal amount equal to the amount so directed to be paid.

Except in a winding up, by virtue of the Companies Code, we are not permitted to pay a dividend to our shareholders or, except as referred to in "Changes in Capital" above, make any return or distribution of any of our assets to our shareholders unless:

o we are able, after such payment, return or distribution, to pay our debts as they fall due; and

o the amount or value of such payment, return or distribution does not exceed our income surplus immediately prior to the making of such payment, return or distribution.

Our income surplus is the amount by which our assets (other than unpaid calls and other sums payable in respect of our shares and not including treasury shares) less our liabilities (both as shown in our audited accounts) exceed our stated capital, less the amounts attributable to:

o any unrealized appreciation in the value of any of our assets, other than such an appreciation in the value of any asset as would, under normal accounting principles, be credited to profit and loss account, unless the amount of such appreciation shall have been transferred to stated capital; and

o any balance standing to the credit of the share deals account immediately before the ascertainment of the income surplus.

   Distribution of assets on a winding-up

If we are wound up, the liquidator may, with the sanction of a special resolution and any other sanction required by law, divide amongst our members in specie or kind, the whole or any part of our assets and may, for that purpose, set such value as he deems fair upon any such property and determine how the division shall be carried out, and may vest the whole or any part of such assets in trustees on such trusts for the benefit of our members as he shall determine, but no member shall be compelled to accept any securities on which there is any liability.

Transfer of shares

Any member may transfer all or any of his shares by instrument of transfer in writing in common form or in any form approved by the GSE. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid up) by or on behalf of the transferee. The transferor shall, as far as we are concerned, be deemed to remain the holder until the transferee's name is entered in our register of members.


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The board of directors may, without giving any reason, refuse to register the transfer of any share:

o on which there is an unpaid liability to a person of whom it shall not approve; or

o to a person who is an infant or anyone found by a competent court in Ghana to be a lunatic or a person of unsound mind.

The board of directors may also decline to register a transfer unless:

o    the instrument of transfer is properly completed;

o    it is duly stamped (if so required); and

o it is delivered for registration to us accompanied by the certificate for the shares to which it relates and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer.

Directors

   Number of directors

The minimum number of directors shall be three and there shall be no maximum number. At least one director shall at all times be present in Ghana.

Appointment, removal and retirement of directors

Directors may be appointed by us by ordinary resolution or by the board of directors.

At each annual general meeting, as near as possible to one-third of the directors will retire by rotation and be eligible for re-election. The directors to retire will be those who have been longest in office since their last election, but as between those who have been in office an equal length of time, those to retire shall (unless they otherwise agree) be determined by lot. If appointed by the board of directors, a director holds office only until the next annual general meeting and is not taken into account in determining the directors who are to retire by rotation. A director need not be one of our members.

Any director appointed to the office of managing director shall not, while holding that office, be subject to retirement by rotation or be taken into account in determining the rotation of retirement of directors.

A director may be removed by ordinary resolution before the expiration of his period of office (but without prejudice to any claim which such director might have for damages or compensation or breach of any service agreement between him and us).

We may appoint substitute directors and such a substitute director shall act as a deputy for another named director and as his substitute in his absence. A substitute director shall be appointed and may be removed in the same way as directors are required to be appointed and removed, and shall not cease to be a director by reason of the fact that the director for whom he is a substitute ceases to be a director.

A director may, in respect of any period not exceeding six months in which he is absent from Ghana, or in respect of any period during which he is unable for any reason to act as a director, appoint another director or any other person approved by a resolution of the board of directors, as an alternate director. Such person shall be deemed to be a director and officer and not the agent of the appointor save in the limited circumstances provided in the Companies Code. An alternate director shall not be entitled to be remunerated otherwise than out of the remuneration of the director appointing him.

   Age of directors

No director shall be required to vacate his office as a director by reason of his attaining or having attained the age of 70 or any other age.

   Disclosure of interests in contracts

Subject to the provisions of the Companies Code and our Regulations, a director may hold any other office or place of profit for us (except that of auditor or auditor of one of our subsidiaries) in conjunction with his


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office of director, for such period and on such terms as to remuneration and otherwise as the board of directors may arrange.

A director who is in any way (whether directly or indirectly) materially interested in any contract or proposed contract with us shall declare the nature of his interest at the meeting of the board of directors at which the question of entering into the contract is first considered if he knows his interest then exists or, in any other case, at the first meeting of the board of directors after he knows that he is or has become so interested. A general notice given to the board of directors by a director that he is to be regarded as having an interest in any contract in which a specified person is interested shall be deemed to be a sufficient disclosure in relation to such contract or proposed contract.

A director shall not vote and shall not be counted in the quorum in relation to any resolution of the board of directors concerning any contract or proposed contract in which he is materially interested unless the resolution concerns any of the following matters:

o the giving to any director of any security or indemnity in respect of money lent or obligations incurred by him for the benefit of us;

o the giving to a third party of any security in respect of a debt or obligation of us for which the director himself has assumed responsibility, in whole or in part, under a guarantee or indemnity or by the giving of security; or

o any contract by a director to subscribe for our shares or debentures under an offer in which the director is or may be entitled to participate as a holder of our securities or underwrite our shares or debentures.

Subject to compliance with such provisions, no director shall be liable to account to us for any profit or other benefit realized by any such contract and no such contract shall be avoided, on the grounds of any such interest or benefit. In addition no director shall, without our consent, place himself in a position in which his duty to us conflicts or may conflict with his personal interests or his duties to other persons and, in particular, without such consent and notwithstanding the above, a director shall not:

o use for his own advantage any of our money or property or any confidential information or special knowledge obtained by him in his capacity as director; or

o be interested directly or indirectly, otherwise than merely as a shareholder or debentureholder in a public company, in any business which competes with us.

   Remuneration of directors

The fees payable to the directors shall be determined from time to time by an ordinary resolution. The fees payable to directors may not be increased except pursuant to an ordinary resolution passed at a general meeting, where notice of the proposed increase has been given in the notice convening the meeting.

The directors are also entitled to be repaid all travelling and other expenses properly incurred by them in the performance of their duties.

Fees payable to non-executive directors shall be by a fixed sum and not by a commission or percentage of profit or turnover. Salaries payable to executive directors may not include a commission or percentage of turnover.

Any director appointed to hold employment or executive office may, subject to the provisions of the Companies Code, be remunerated by way of salary, commission (other than a commission or percentage of turnover), share of profits, participation in pension and retirement schemes, or partly in one way and partly in another, as the board of directors may determine. However, such director shall not be entitled to any remuneration additional to the fees to which he is entitled as a director unless and until the terms of his appointment to such office have been approved by ordinary resolution of our shareholders.

   Loans to directors

The Companies Code prohibits us from making a loan to any person who is a director or a director of any associated company, or entering into any guarantee or providing any security in connection with a loan made to such a person by any other person.


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Borrowing powers

The board of directors may exercise all our powers to borrow money and to mortgage or charge our property and undertaking or any part thereof and to issue debentures. These powers can be varied by amending our Regulations.

Accounts and audit

The board of directors is required to cause proper books of account to be kept with respect to our financial position and changes therein and with respect to the control of, and accounting for, all property acquired whether for resale or for use in our business. Books of account should give a true and fair view of the state of our affairs and enable proper profit and loss accounts and balance sheets to be prepared in accordance with the requirements of the Companies Code.

The board of directors shall, at least once in every calendar year and at intervals of not more than fifteen months, cause to be prepared and sent to every member and debenture holder a copy of our profit and loss account and balance sheet, together with a copy of the directors' report and the auditors' report.

Auditors must be appointed by shareholders and their duties are regulated by the Companies Code.

Inspection of register of members

There are no provisions in our Regulations relating to the inspection of the register of members. However, under the Companies Code, we are obliged, save where our register of members is permitted to be closed under the provisions of the Companies Code, to keep our register of members (including any branch register) open for inspection, during business hours, subject to such reasonable restrictions as we may impose, but so that not less than two hours in each business day shall be allowed for inspection. We are also required to make available a copy of the register, or part thereof, on payment of the prescribed fee.

Untraced shareholders

Subject to our Regulations, we may sell any shares registered in the name of a member remaining untraced for 12 years who fails to communicate with us following advertisement of an intention to make such a disposal. Until we can account to the member, the net proceeds of sale will be available for use in our business or for investment, in either case at the discretion of the board of directors. The net proceeds will not carry interest.

Power to purchase our own shares

We, being so authorized by our Regulations, are permitted under Ghanaian law to purchase our own shares, subject to compliance with the rules of the GSE and the UK Listing Authority. However, the Companies Code provides that, when purchasing our own shares, we shall comply with the following conditions:

o shares shall only be purchased out of a credit balance on our share deals account or out of transfers to that account; before we first purchase any of our shares we must transfer an amount at least equal to the costs of such purchase to such account from income surplus and shall debit to such account all costs expended on the purchase of any of our shares and shall credit to such account the value received on the reissue of any of our treasury shares;

o redeemable preference shares shall not be purchased at a price greater than the lowest price at which they can be redeemed; and

o other than in respect of redeemable preference shares we shall restrict our purchases of our own shares so that the total number of our shares or any class of shares held by persons other than us is not less than 85% of the total number of shares, or shares of that class, which have been issued.

Shares which are purchased by us shall be available for reissue by us unless we by alteration of our Regulations cancel such shares. Until reissued or canceled such shares are referred to as treasury shares.

No voting rights shall be exercised in respect of, and no dividends shall be payable on, any treasury shares and, for most purposes, treasury shares are not treated as issued shares for the purposes of the Companies Code.


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Before we can purchase any of our own shares, we will, in accordance with the requirements of the UK Listing Authority, need to obtain shareholders' authority for such purchase.

Protection of minorities

Under Ghanaian company law a minority shareholder of a company can only in limited circumstances bring an action, either in his own name or in ours, to redress a wrong done to us or to himself as a shareholder. However, a Ghanaian court may permit a minority shareholder to bring such an action if the act complained of is illegal or beyond our corporate power or which infringes our Regulations or constitutes a fraud on the minority shareholders.

In addition, any member or debentureholder of a company may petition the court on the ground that our affairs are being conducted, or the powers of the directors are being exercised, in a manner oppressive to one or more of the members or debentureholders or in disregard to their interests, or that an act of ours has been done or is threatened or that some resolution of the members, debentureholders or any class of them has been passed or is proposed which unfairly discriminates against, or is otherwise unfairly prejudicial to, one or more of the members or debentureholders. The Ghanaian court may make such order as it thinks fit upon such an application including an order:

o directing or prohibiting any act or canceling or varying any transaction or resolution;

o    regulating our affairs in the future; or

o providing for the purchase of shares of any members by other members or by ourselves with a consequential reduction in our stated capital.

A member may also bring an action against any director in respect of a breach by such director of his fiduciary duties.

Golden Share

The Government of Ghana has been issued with the golden share entitling it to the following rights which no other shareholder possesses:

o The holder is entitled to receive notice of and to attend and speak at any general meeting of the members or at any separate meeting of the holders of any class of shares, but the golden share does not carry the right to vote the "golden share".

o The golden share may only be issued to, held by or transferred to a Minister of the Government of Ghana or any person acting on behalf of the Government and authorized in writing by such Minister.

o On a return of assets in a winding-up or liquidation of us, the holder of the golden share is entitled to the sum of one thousand cedis in priority to any payment to other members, but the golden share confers no further right to participate in our profits or assets. The golden share has no right to dividend and no right to participate in any offer of securities to existing shareholders or in any capitalization issue.

o The holder of the golden share may require us to redeem it at any time in consideration of the payment of one thousand cedis. The golden share is not redeemable at our option.

o Each of the following matters are accordingly only effective upon the written consent of the holder of the golden share:

     (i)  any amendment to or removal of the rights of the golden share;

     (ii) a voluntary winding-up or voluntary liquidation of us;

     (iii) the redemption of or purchase by us of the golden share;

     (iv) the disposal of any mining lease held by us or any subsidiary; and

     (v) any disposal (other than a disposal in the ordinary course of the business) which, alone or when aggregated with any other disposal or disposals forming part of, or connected with, the same or a


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          connected transaction, constitutes a disposal of the whole or a material part of our assets taken as a whole.

Securities Industry Law

The Securities Industry Law of Ghana was introduced in 1993 and was amended by the Securities Industry (Amendment) Act 2000. It regulates the stock market and trading in securities.

This law introduced certain offences relating to trading in securities. Offences have been created for, amongst others, false trading and market rigging transactions, stock market manipulation, the making of false or misleading statements, fraudulently inducing persons to deal in securities, short selling and insider dealing. Specific exemptions have been created for the acts of short selling on or through a stock market outside Ghana and the stabilization of the price of securities on a stock market outside Ghana in compliance with any relevant regulations applying thereto. However, since our shares are shares in a Ghanaian company the provisions of the law generally apply to such transactions or actions wherever effected. Contravention of these provisions of the Securities Industry Law is a criminal offence; liability on conviction can result in imprisonment for a term not exceeding three years and/or a fine not exceeding 5.0 million cedis (approximately US$620).

In addition, since the new ordinary shares are or are to be listed on the Official List of the LSE, the insider dealing provisions and the criminal sanctions of the UK Criminal Justice Act 1993 also apply as do the provisions of the UK Financial Services and Markets Act 2000 prohibiting behavior amounting to "market abuse".


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DESCRIPTION OF OUR SHARE CAPITAL


The following table shows our authorized and issued share capital as at January 15, 2003:


Authorized
--------------------------------------------------------------------------------
200,000,000 ordinary shares of no par value                          200,000,000
1 special rights redeemable preference share of no par value                   1
--------------------------------------------------------------------------------
                                                                     200,000,001
--------------------------------------------------------------------------------
Allotted and fully paid
Ordinary shares of no par value in issue                             126,893,915
1 special rights redeemable preference share of no par value                   1
--------------------------------------------------------------------------------
                                                                     126,893,916
--------------------------------------------------------------------------------

The shares which have been issued are all fully paid. 559,405 ordinary shares are currently held in treasury and are available for re-issue.

The new ordinary shares will, when issued, be in registered form and will be capable of being held in certificated or uncertificated form.

None of the new ordinary shares or new GDSs have been marketed or are available in whole or in part to the public other than pursuant to the rights issue.

Under the Companies Code, existing shareholders have a preferential right to subscribe for further issues of shares, other than treasury shares, unless otherwise approved in a general meeting. The shareholders' preferential rights in respect of issues of shares were disapplied pursuant to the authority referred to below.

Pursuant to an ordinary resolution passed at our annual general meeting held on 28 May 2002, the directors were generally and unconditionally authorized pursuant to section 202(1) of the Companies Code to exercise the power to allot and issue up to 38,000,000 ordinary shares of no par value of which (other than pursuant to a rights issue or equivalent offer) only up to 5,600,000 ordinary shares may be allotted for cash. We may, before the expiry of these authorizations, enter into a contract to purchase shares which would, or might be required to, be executed wholly or partly after such expiry and may make a purchase of shares pursuant to such contract as if the said authority had not expired, provided we will not make purchases unless the effect will be to increase expected earnings per share and will only make purchases where it would be in the best interests of our shareholders generally.

Immediately following the rights offering, assuming no exercise of outstanding warrants or options or vesting of awards under any of our option schemes and full exercise of rights under the rights issue (other than as to % of their rights by Lonmin and the Government of Ghana and exchange of the MENSs), it is expected that our authorized and issued share capital will be as follows:

                                                            Authorized    Issued
--------------------------------------------------------------------------------
Ordinary shares                                             200,000,000
Special rights redeemable preference share                            1     1

The 559,405 ordinary shares held in treasury and available for reissue do not qualify for dividends nor do they have voting rights. We reserve the right to issue treasury shares as part of the rights offering.


In November 1999, pursuant to a warrant commitment letter, Ashanti Warrants Limited, one of our subsidiaries, issued unlisted warrants to subscribe for mandatorily exchangeable securities under which the securityholders have the option of converting the securities into our ordinary shares at any time at a conversion price of US$3 per share. The warrants were issued in three equal tranches with expiry dates for each tranche of 28 April 2004, 28 October 2004 and 28 April 2005. 13,945,122 out of a maximum of 19,835,001 of the warrants have been exercised, leading to the issue of 13,945,122 of our ordinary shares. As at January 15, 2003, the conversion rights of the outstanding warrants could give rise to the issue of up to 5,889,879 ordinary shares. Following the rights issue, the conversion terms of the warrants will be adjusted so that up to ordinary shares could be issued upon conversion of the outstanding warrants.



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Under the MENs deed poll, ACSL has created and issued US$75.0 million of MENs which, upon exchange following completion of the rights issue at an exchange price of US$ (the rights issue price), would give rise to the issue of ordinary shares.


As at January 15, 2003, options granted to acquire 3,438,410 ordinary shares were outstanding in respect of the AGC Senior Management Share Option Scheme and the respective tranches of options are exercisable at US$1.66, US$2.55, US$2.29 and US$4.88 per share up to 2012 as set out in the table below.

The table below sets out the maximum number of ordinary shares under option under the AGC Senior Management Share Option Scheme as at January 15, 2003. The options under the scheme below were granted for nil consideration:


                                                                          Number
                                                      Option Price   of Ordinary
Date of Grant     Period of exercise                           US$        Shares
--------------------------------------------------------------------------------
July 13, 2000     July 13, 2003 - July 12, 2010          1.66            40,000
August 28, 2000   August 28, 2003 - August 27, 2010      2.55            50,000
                  May 3, 2004 - May 2, 2011
May 3, 2001       (Replacement Options)                  2.29         1,761,760
May 3, 2001       May 3, 2004 - May 2, 2011              2.29           980,090
August 22, 2002   August 22, 2005 - August 21, 2012      4.88           606,560

Save as disclosed in the paragraphs above, no share capital is under option or is agreed, conditionally or unconditionally, to be put under option.

On May 4, 2001, we issued 377,280 ordinary shares at a price of US$2.53 per ordinary share under the AGC 1994 Employee Share Scheme of which 91,680 ordinary shares were awarded to our directors.

On August 22, 2002, we issued 234,571 ordinary shares under the AGC 1994 Employee Share Scheme of which 129,871 ordinary shares were awarded to our directors.

During the three years immediately preceding the date of this document, there have been no other changes to our authorized and issued and fully paid share capital except as set forth above.

During the three years immediately preceding the date of this document there has been no material alternation in the issued share capital of any of our subsidiaries (other than intra-group issues by wholly-owned subsidiaries).


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DESCRIPTION OF GLOBAL DEPOSITARY SECURITIES

Introduction

The Bank of New York will act as depositary for our GDSs which are being offered in the rights offering. Each GDS represents an ownership interest in one share, which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among us, the depositary and the holders of GDSs. Your GDSs will be evidenced by what are known as global depository receipts, or GDRs, which are represented in book-entry form.

The depositary's principal executive office is located at One Wall Street, New York, NY 10286.

You may hold your GDSs either directly or indirectly through your broker or other financial institution. If you hold GDSs directly, by having a GDS registered in your name on the books of the depositary, you are a GDR holder. This description assumes you hold your GDSs directly. If you hold GDSs through your broker or financial institution nominee, you must rely on the procedures of your broker or financial institution to assert the rights of a GDR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.


Because the depositary's nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the GDSs are governed by New York law and a claim against the depositary may be brought in any state or federal court in the State of New York.


The following is a summary of material terms of that deposit agreement. This summary is not complete and is subject to and qualified in its entirety by reference to the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of GDR, which contains the terms of your GDSs. A copy of the deposit agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC's public reference room, which is located at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330.

The Depositary

   Who is the depositary?

The Bank of New York, a New York banking corporation.

Share Dividends and Other Distributions

   How will I receive dividends and other distributions on the shares underlying my GDSs?

We make various types of distributions with respect to our securities. The depositary is required to pay you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities. Except as stated below, to the extent the depositary is legally permitted, it will deliver these distributions to GDR holders in proportion to their interests in the following manner:

o Cash. The depositary is required to distribute in US dollars any cash dividend or other cash distribution it receives from us, subject to any restrictions imposed by Ghanaian law, regulations or applicable permits, appropriate adjustments for taxes withheld and the distribution being impermissible or unfeasible with respect to certain registered holders.

o Shares. In the case of a distribution of shares, the depositary may (and shall, if we so request) distribute to you, in proportion to the number of GDSs representing the deposited securities you hold, additional GDRs evidencing the amount of shares received as such dividend. Otherwise, the depositary shall sell these shares and distribute any net proceeds in the same way it distributes cash.

o Rights. In the case of a distribution of rights to subscribe for additional shares or any rights of any other nature, the depositary, after consultation with us to the extent practicable, will have discretion as to the procedure to be followed to either make the rights available to you or dispose of the rights and make the net proceeds available in US dollars to you. If, by the terms of the rights offering or for any other reason,


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     the depositary may not take either of these two options, then the depositary shall allow the rights to lapse, in which case GDR owners will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to GDR holders.

o Other distributions. In the case of a distribution other than those described above, the depositary shall, as promptly as practicable, distribute pro rata the securities or property to you in any manner the depositary may deem equitable and practicable. However, if the depositary believes that a distribution cannot be made proportionately among the Owners, or the depositary deems, for any other reason, that the distribution is not feasible, then the depositary may, after consulting with us, adopt another method it deems equitable and practicable, which may include the public or private sale of the securities or property thus received, and shall distribute any net proceeds in the same way it distributes cash.

If the depositary or custodian receive foreign currency, to the extent that the depositary, in its judgement, can do so on a reasonable basis, all foreign currency will be converted, in a manner that the depositary determine, into US dollars, subject to any government approval or license necessary to effect the conversion.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any GDR holder.

We cannot assure you that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Transfer and Withdrawal

   How does the depositary issue GDSs?

The depositary will issue GDSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian.

Shares deposited with the custodian must be accompanied by certain documents, including instruments showing that these shares have been properly transferred or endorsed to the person on whose behalf the deposit in being made.


The custodian will hold all deposited securities for the account of the depositary. GDR holders thus have no direct ownership interest in the Deposited Shares and only have such rights as are contained in the deposit agreement.


Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including payment of the fees, charges and taxes as provided in the deposit agreement, the depositary will execute and deliver at its corporate trust office to the person named in the notice of the custodian delivered to the depositary or requested by the person depositing shares with the depositary, a GDR or GDRs in the name of the person entitled to them evidencing the number of GDSs to which that person is entitled.

The depositary will refuse to accept shares for deposit whenever it is notified in writing that the deposit would result in any violation of applicable laws.

How do GDR holders cancel a GDS and obtain deposited securities?

When you surrender your GDR at the corporate trust office of the depositary, the depositary will, upon payment of the fees, governmental charges and taxes as provided in the deposit agreement and subject to the terms and conditions of the deposit agreement, deliver the amount of deposited securities represented by the GDSs evidenced by the GDR.

The right of withdrawal is subject to compliance with US law or government regulation relating to GDRs or the withdrawal of the deposited securities and no actual delivery of shares will be made to any owner at an address within the United States during the restricted period.

The depositary may only restrict the withdrawal of deposited securities in connection with:


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o    temporary delays caused by closing our, or the depositary's, transfer books or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends;

o    the payment of fees, taxes and similar charges;

o compliance with any US or foreign laws or governmental regulations relating to the GDRs or to the withdrawal of the deposited securities; or

o any other reason that may at any time be specified in paragraph 1(A) (1) of the General Instructions to Form F-6, as from time to time in effect, or any successor provision thereto.

Voting Rights

   How do I vote?

If you are a GDR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the deposited shares which underlie your GDSs. After receiving voting materials from us, the depositary will send you a notice containing the following as soon as practicable:

o the information included in the notice of meeting we sent to the depositary;

o a statement that you, as an owner as of the close of business on a specified record date, will be entitled, subject to any applicable provision of Ghanaian law and of our Regulations and to the provisions of the deposited securities, to instruct the depositary how to exercise the voting rights for the deposited securities that are represented by your GDRs; and

o    a statement about how instructions may be given.

Upon your timely written request, the depositary will try, so far as is practical, to vote the deposited securities as you instruct and will not vote the deposited securities in any other manner.

We cannot guarantee you that you will receive the notice described in this paragraph in time for you to be able to instruct the depositary by the record date and it is therefore possible that you will not have the opportunity to exercise a right to vote.

As long as the depositary acts (or declines to act) in good faith the depositary is not responsible for any failure to carry out instructions to vote any of the deposited securities, for the manner in which any vote is cast or for the effect of any vote.

Record Dates

Subject to the provisions of the deposit agreement, the depositary will fix a record date (which will either be the same as the corresponding date fixed by us or a different date fixed after consultation with us) in the following circumstances:

o for the determination of the owners who are entitled (i) to receive any dividend, distribution or rights, or the net proceeds from the sale of deposited securities, or (ii) to give instructions for the exercise of voting rights at any meeting of GDS holders or other deposited securities; or

o for fixing the date on or after which each GDS will represent the changed number of shares.

Reports and Other Communications

Will I be able to view your reports?

The depositary will make available for inspection by GDR holders at its corporate trust office any reports and communications, including any proxy soliciting material, received from us, which are both (a) received by the depositary as the holder of deposited securities and (b) made generally available to the holders of such deposited securities by us.

The depositary will also send to the GDR holders copies of such reports and communications as it receives from us pursuant to the deposit agreement.


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Any reports and communications, including any proxy soliciting material, that we furnish to the depositary will be in English.

Fees and Expenses

What fees will I be responsible for paying?

GDR holders will be responsible for the following charges for each deposit (other than in respect of the initial deposit in connection with an exchange offering) or withdrawal of shares or by any party surrendering GDRs or to whom GDRs are issued:

o    taxes and other governmental charges;

o such registration fees as may from time to time be in effect for the registration of transfers of shares generally on any of our share registers or those of our appointed agents and applicable to transfers of shares to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals;

o any cable, telex and facsimile transmission expenses expressly provided in the deposit agreement to be at the expense of persons depositing shares or owners;

o expenses incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement;

o a maximum fee of US$5.00 per 100 GDSs (or portion thereof) for the execution and delivery or surrender of GDRs pursuant to the deposit agreement;

o to the extent permitted by any securities exchange on which the GDSs may be listed for trading, a maximum fee of US$0.02 per GDS for any cash distribution made pursuant to the deposit agreement;

o any other fee payable by the depositary, any of the depositary's agents, including the custodian, or agents of the depositary's agents in connection with the servicing of shares or other depositary securities; and

o a fee for the distribution of proceeds of sales of securities or rights pursuant to the deposit agreement. This fee (which may be deducted from any proceeds) will be equal to the lesser of (i) the fee for the issuance to owners of securities or shares received in exercise of rights distributed to them pursuant to the GDRs, but which securities or rights are instead sold by the depositary and the net proceeds distributed and (ii) the amount of any proceeds.

We agree to pay fees and reasonable expenses and out-of-pocket charges of the depositary and those of any other registrar only pursuant to agreements from time to time between us and the depositary.

These provisions relating to fees and expenses have been altered pursuant to an
amendment agreement dated   2002 and will be effective following sixty days
notice to the GDR holders pursuant to the terms of the deposit agreement.

Payment of Taxes

GDR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any GDR or any deposited securities represented by such GDR. The depositary may refuse to effect registration of transfer of a GDR or to permit any transfer and any withdrawal of deposited securities underlying that GDR until the necessary payment is made. It may also withhold any dividends or other distributions in respect of any deposited securities or may sell for the account of the holder thereof any part or all of the deposited securities underlying a GDR and may apply such dividends, distributions, or the proceeds of any sale to pay any tax or other governmental charge. The holder of such GDR will remain liable for any deficiency.

Consolidations, reclassification, recapitalization and merger

If we take actions that affect the deposited securities, including (1) changes, consolidation or other reclassification of Deposited Securities or (2) any recapitalization, reorganization, merger or consolidation or sale of assets, any securities received by the depositary or a custodian in exchange for, in conversion of or in respect of deposited securities, then going forward our GDRs shall be treated as new deposited securities


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under the deposit agreement. However, the depositary may (and must, at our request) execute new GDRs in the case of a share dividend or a call for the surrender of outstanding GDRs to be exchanged for new GDRs specifically describing the new deposited securities.

Amendment and Termination of the Deposit Agreement

   How may the deposit agreement be amended?

We may agree with the depositary to amend the GDRs and the deposit agreement at any without your consent. However, if the proposed amendment imposes or increases any fees or charges (other than taxes, other governmental charges, registration fees, delivery costs or other similar expenses), or otherwise prejudices any substantial existing right of owners, then we must give you at least 30 days' notice. If you continue to hold your GDR or GDRs when an amendment becomes effective, you will be deemed to have agreed to the amendment and will be bound by it. However, no amendment may impair your right to surrender your GDRs and receive the deposited securities that they represent, unless necessary in order to comply with mandatory provisions of applicable law.

   How may the deposit agreement be terminated?

At our request, the depositary will at any time terminate the deposit agreement by giving the GDR owners at least 30 days' prior notice. The deposit agreement will also be terminated if the depositary gives us and the owners notice and no successor depositary has been appointed in accordance with the terms of the deposit agreement after 90 days after the notice to resign.

Upon the date of termination, you will be entitled to delivery of the amount of deposited securities represented by the GDSs evidenced by your GDRs upon surrender of your GDR at the corporate trust office of the depositary, payment of the fee of the depositary for the surrender of GDRs as provided in the deposit agreement and payment of any applicable taxes or governmental charges.

After termination, the collection of dividends and other distributions pertaining to the deposited securities, the sale of rights and other property and the delivery of underlying shares, together with any dividends or other distributions received with respect to them and the net proceeds of the sale of any rights or other property, in exchange for surrendered GDRs (after deducting the fees and other expenses of the depositary set forth in the deposit agreement and any applicable taxes or governmental charges) will continue. After the expiration of one year from the date of termination of the deposit agreement, the depositary may sell the deposited securities that remain and hold the uninvested net proceeds together with any other case held under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not yet surrendered their GDRs. These owners then become general creditors of the depositary with respect to those net proceeds and cash. After making this sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting the fees of the depositary and other expenses set forth in the deposit agreement and any applicable taxes or other governmental charges).

Limits on Obligations and Liability to GDR Holders

Neither we nor the depositary nor any of our respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner if:

o by reason of any provision of any present or future law or regulation of the United States, Ghana or any other country, or of any governmental or regulatory authority or stock exchange; or

o    by reason of any provision, present or future, of our Regulations; or

o by reason of any provision of any securities issued or distributed by us, or any offering or distribution thereof; or

o by reason of any act of God or war or other circumstances beyond our or their control,

we, the depositary or any of our respective directors, employees, agents or affiliates are prevented, delayed or forbidden from, or subject to any civil or criminal penalty on account of, doing or performing any act or thing in accordance with the terms of the deposit agreement or the deposited securities.


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Neither we nor the depositary are liable to any owner or beneficial owner by reason of any non-performance or delay, caused for any of the reasons specified above, in the performance of any act or thing which the terms of the deposit agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement or our Regulations.

If we make a distribution (of whatever nature) and by virtue of applicable law or for any other reason, the distribution cannot be made available to owners, and the depositary is unable to dispose of the distribution on behalf of, and to make the net proceeds of the disposal available to, those owners, then the depositary shall not make the distribution, in accordance with the terms of the deposit agreement, and shall, where such distribution comprises rights, allow these rights to lapse.

Our obligations and those of the depositary under the deposit agreement are limited to performing the obligations specifically set forth in that agreement without negligence or bad faith.

Neither we nor the depositary are under any obligation to appear, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the GDRs unless indemnity satisfactory to it against all expense or liability is furnished as often as may be required, and the custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the custodian being solely to the depositary.

The depositary may own and deal in any class of our securities and our affiliates and in GDRs.

Disclosure of Interests in and Limitation on Ownership of Deposited Securities

From time to time, we may limit ownership of GDSs or request you and other holders and beneficial owners of GDSs to provide information, as required by our Regulations or any applicable law governing any deposited securities. You agree to comply with any disclosure requirements and ownership limitations.

Requirements for Depositary Actions

The GDRs are transferable on the books of the depositary, provided that the depositary may, after consultation with us to the extent practicable, close the transfer books at any time or from time to time when deemed expedient in connection with the performance of its duties or at our request.

The depositary or custodian may refuse to do any of the following:

o    execute and deliver or register a transfer of a GDR;

o    split-up, combine or surrender of a GDR; or

o    effect the withdrawal of any deposited securities,

until all of the following conditions have been met:

o the holder has reimbursed any tax or other governmental charge and any stock transfer or registration fee for the transactions and paid of any applicable fees payable by the holder;

o    the holder has provided proof of citizenship or residence; and

o any exchange control approval or other information as the depositary deems necessary or proper have been obtained.

The delivery, transfer and surrender of GDRs generally may be suspended during any period when the transfer books of the depositary, us or the foreign registrar are closed or we or the depositary decide it is necessary or advisable.

Books of the Depositary

The depositary will keep books at its transfer office in the City of New York (currently at 101 Barclay Street, New York, NY 10286), for the registration, surrender and registration of transfers of GDRs, which will be open for inspection by the owners at all reasonable times, provided that such inspection shall not be for the purpose of communicating with owners in the interest of a business or object other than our business or a mater related to the deposit agreement or the GDRs.


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The depositary may, after consultation with us, appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of GDRs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to GDRs and will be entitled to protection and indemnity to the same extent as the depositary.

Pre-Releases of GDSs

The depositary may, subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, deliver GDRs prior to the receipt of shares, a pre-release, unless we request otherwise. It may deliver shares upon the receipt and cancellation of GDRs which have been pre-released, whether or not cancellation occurs prior to the termination of the pre-release, and regardless of whether the depositary knows that the GDR has been pre-released. GDRs may be received in lieu of shares in satisfaction of a pre-release.

Each pre-release must be:

o preceded or accompanied by a written representation and agreement from the person to whom the GDRs are to be delivered, the pre-releasee, that the pre-releasee or its customer (i) owns the shares or GDRs to be remitted,
     (ii) assigns all beneficial right, title and interest in the shares or GDRs, to the depositary for the benefit of the owners and (iii) will not take any action with respect to the shares or GDRs, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the depositary, disposing of such shares or GDRs, as the case may be) other than in satisfaction of the pre-release;

o at all times fully collateralized with cash, US government securities or such other collateral as the depositary determines, in good faith, will provide substantially similar liquidity and security;

o    terminable by the depositary on not more than five business days' notice;
     and

o subject to such further indemnities and credit regulations as the depositary deems appropriate.

Pre-released shares will not normally exceed 30% of the shares deposited; however, the depositary reserves the right to disregard this limit from time to time as it deems reasonably appropriate, and may, with our prior written consent, change this limit for purposes of general application. The depositary may retain for its own account any compensation received by it in connection with the foregoing.

The GDS depositary is a state-chartered New York banking corporation and a member of the United Stated Federal Reserve System, subject to regulation and supervision principally by the United States Federal Reserve Board. The GDS depositary was constituted in 1784 in the State of New York. It does not have a registration number. It is a wholly-owned subsidiary of The Bank of New York Company, Inc., a New York corporation. The principal office of the GDS depositary is located at 48 Wall Street, New York, NY 10286. Its principal administrative offices are located at 101 Barclay Street, New York, NY 10286.


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EXCHANGE CONTROLS AND OTHER LIMITATIONS
AFFECTING SECURITYHOLDERS

Ghana has a system of exchange control. The Exchange Control Act, 1961 and the Exchange Control Regulations, 1961 provide the general statutory framework for Ghanaian exchange control. Through them the Government of Ghana exercises its policy of exchange control with respect to foreign investment in Ghanaian companies and all dealings by residents of Ghana in securities with non-residents and in foreign currency. The Mining Law modifies the exchange control provisions that apply to holders of mining leases in Ghana. Holders of mining leases, if permitted by the Bank of Ghana, have limited rights to retain certain foreign exchange earnings overseas and to use such earnings for the acquisition of mining inputs, which would not otherwise be readily available without the use of such earnings. Where the net earnings of a holder of a mining lease are in foreign currency, the holder is permitted to retain not less than 25% of foreign exchange earnings in an external account for acquiring machinery and equipment, spare parts and raw materials as well as for certain other payments, including dividend and debt service payments. Our operations in Ghana are permitted to retain 60% to 80% of their foreign exchange earnings in such an account. We remit the remainder of our foreign exchange earnings to Ghana and convert them to cedis. Historically, this amount has equated approximately with the amount of expenses we incur in cedis.

The consent of the Bank of Ghana has been given under the exchange control regime for the free transferability of the our ordinary shares and our GDSs, the payment of dividends in US dollars and the payment of dividends to external residents. The consent applies equally to sales of rights to ordinary shares and rights to GDSs. However, Ghanaian residents will require the consent of the Bank of Ghana to remit any proceeds of sale and dividends received in US dollars. There are no regulations in Ghana that would restrict or affect the remittance of dividends to non-resident holders of securities.


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TAXATION

UK TAXATION

The comments below are of a general nature and are based on current UK law and Inland Revenue published practice as at the date of this prospectus and so may be subject to change. The summary only covers the principal UK tax consequences of the rights offering and applies to you only if (i) you are the absolute beneficial owner of ordinary shares or GDSs, and (ii) in the case of taxes on income or capital gains, you are a company or individual, resident or ordinarily resident in the UK for taxation purposes and not resident for taxation purposes in any other jurisdiction. In addition, this summary (a) only addresses the UK tax consequences for you where you hold ordinary shares or GDSs as capital assets, and does not address the tax consequences which may be relevant to certain other categories of UK holders - for example, dealers in securities, and
(b) assumes that there will be no register in the UK in respect of ordinary shares or GDSs.

The following is intended only as a general guide and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder of ordinary shares or GDSs. The summary does not purport to be comprehensive or to describe all of the potentially relevant tax consequences. If you are in any doubt of your position in the UK, you should satisfy yourself as to the tax consequences, including, specifically, the consequences under UK law and Inland Revenue practice of the acquisition, ownership and disposal of ordinary shares or GDSs in your own particular circumstances, by consulting your own tax adviser.

   Taxation of capital gains

The issue of new ordinary shares or GDSs by way of rights will be considered as a reorganization of the Company's share capital for the purposes of UK tax on capital gains. Accordingly, you will not be treated as making a disposal of your ordinary shares or GDSs by reason of receiving your rights to new ordinary shares or GDSs under the rights offering or by reason of taking up all or part of those rights.

New ordinary shares or GDSs acquired under the rights offering in respect of any existing holding of ordinary shares or GDSs will together with your existing holding of ordinary shares or GDSs in respect of which the rights are taken up, be treated as forming a single asset acquired on the date(s) of acquisition of your existing holdings. The base cost of this asset will be the amount you subscribe for new ordinary shares or GDSs aggregated with the acquisition cost of your existing holding.

UK tax on capital gains may be payable if you sell or otherwise dispose of your ordinary shares or GDSs. In relation to such future disposals:

o If you are a company in the UK, indexation allowance continues to be available on both the existing and new holdings, although allowances will only be available on the amount subscribed for new ordinary shares or GDSs from the time when the subscription takes place.

o If you are a non corporate shareholder who is resident or ordinarily resident in the UK, indexation allowance is only available on your existing holding up to April 1998 (indexation allowance relief will not be available for amounts paid for new ordinary shares or GDSs under this rights offering). From April 1998, taper relief is available instead. This reduces the taxable amount of the gain arising on any subsequent disposal (after relief for any indexation allowance) by a percentage amount, depending on how long ordinary shares or GDSs are held and whether they qualify for the business or non-business rate of taper relief. For the purposes of calculating your entitlement to taper relief, when you dispose of your ordinary shares or GDSs, your new ordinary shares or GDSs will be treated as having been acquired on the later of (1) the date of original acquisition of your existing holding, and (2) 6 April 1998.

UK tax on capital gains may also be payable if:

o you sell or otherwise dispose of all or some of your rights to subscribe for new ordinary shares or GDSs; or

o    your rights lapse and you receive a cash payment.

However, if the proceeds resulting from a disposal or lapse of rights do not exceed the greater of 'L'3,000 or 5 per cent of the market value (on the date of lapse or disposal) of the holding to which your rights relate, the


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


proceeds will normally be deducted from the acquisition cost of your holding in computing the capital gain arising on any subsequent disposal of ordinary shares or GDSs comprised in that holding, and the disposal or lapse of rights will not then be treated as a disposal for capital gains purposes.

   Taxation of dividends

A holder of ordinary shares or GDSs who is an individual resident in the UK will generally be subject to UK income tax on the dividends paid by us, as foreign source dividend income. If you are an individual who is resident in the UK, but not domiciled in the UK (or who is a citizen of the Commonwealth or of the Republic of Ireland and not ordinarily resident in the UK), you will only be subject to income tax in respect of such dividends to the extent that they are remitted, or treated as remitted, to the UK.

To the extent that a dividend paid by us to you represents income of an individual who is subject to UK income tax at the higher rate, it will be subject to income tax at the Schedule F upper rate (currently 32.5%). To the extent that a dividend paid by us to you represents income of an individual who is subject to UK income tax at a rate other than the higher rate, it will be subject to income tax at the Schedule F lower rate (currently, 10%).

If you are a UK resident company, you will generally be subject to UK corporation tax (currently 30%) on the gross amount of any dividends paid by us. If you are a corporate shareholder which holds 10% or more of our voting power, you will be entitled to a credit in respect of the attributable underlying non-UK tax paid by us on the profits out of which the dividends on ordinary shares or GDSs are paid.

Ghanaian tax withheld from dividend distributions will be treated as foreign income tax that may be credited against your UK tax liability, subject to the UK double tax relief rules.

No UK tax will be withheld from distributions in respect of our ordinary shares or GDSs.

   Stamp duty and stamp duty reserve tax

No UK stamp duty or stamp duty reserve tax will be payable on the issue of provisional allotment letters or GDS rights certificates. On the assumption that any form of transfer document relating to such letters or GDS rights certificates is executed and retained outside the UK, no UK stamp duty or stamp duty reserve tax should be payable on such transfer.

No UK stamp duty will be payable on the issue or a transfer of ordinary shares or GDSs provided that, in the case of a transfer, no instrument of transfer is executed in or brought into the UK.

No UK stamp duty reserve tax will be payable on an agreement to issue or transfer ordinary shares or GDSs.

US TAXATION

The following is a discussion of material US federal income tax consequences of the receipt, exercise and disposition of rights pursuant to the rights offering, as well at the acquisition, ownership and disposition of ordinary shares or GDSs. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular holder of our ordinary shares or GDS holder. The discussion applies to you only if you hold ordinary shares or GDSs and rights as capital assets for tax purposes and it does not address special classes of holders, such as:

o    certain financial institutions;

o    insurance companies;

o    dealers and traders in securities or foreign currencies;

o persons holding ordinary shares, GDSs or rights as part of a hedge, straddle or conversion transaction;

o persons whose functional currency for US federal income tax purposes is not the US dollar;

o partnerships or other entities classified as partnerships for US federal income tax purposes;

o    persons liable for the alternative minimum tax;

o    tax-exempt organizations;


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


o persons holding ordinary shares, GDSs or rights that own or are deemed to own more than 10% of any class of our stock; or

o persons who acquired our ordinary shares or GDSs pursuant to the exercise of any employee stock option or otherwise as compensation.

This discussion is based on the US Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Please consult your own tax advisers concerning the US federal, state, local and foreign tax consequences of the receipt, exercise and disposition of rights pursuant to the rights offering, as well at the acquisition, ownership and disposition of ordinary shares or GDSs in your particular circumstances.

The discussion below applies to you only if you are a beneficial owner of ordinary shares or GDS and are, for US federal income tax purposes:

o    a citizen or resident of the United States;

o corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

o an estate or trust the income of which is subject to US federal income taxation regardless of its source.

In general, if you hold GDSs, you will be treated as the holder of the underlying shares represented by those GDSs for US federal income tax purposes. Exchanges of ordinary shares for GDSs, GDSs for ordinary shares, ordinary share rights for GDS rights and GDS rights for ordinary share rights generally will not be subject to US federal income tax. The following discussion (except where otherwise noted) therefore applies equally to US holders of ordinary shares and GDSs, and the discussion applicable to ordinary shares is equally applicable to GDSs.

Taxation of the Rights

Receipt of the Rights

The receipt of rights by you pursuant to the rights offering will be treated as a non-taxable distribution with respect to your ordinary shares or GDSs for US federal income tax purposes.

If the fair market value of the rights received by you is less than 15% of the fair market value of your ordinary shares or GDSs on the date the rights are received, the rights will be allocated a zero basis for US federal income tax purposes, unless you affirmatively elect to allocate basis in proportion to the relative fair market values of your ordinary shares or GDSs and the rights received determined on the date of receipt. This election must be made in your tax return for the taxable year in which the rights are received. On the other hand, if the fair market value of the rights received by you is 15% or greater than the fair market value of your ordinary shares or GDSs on the date the rights are received, then your basis in your ordinary shares or GDSs must be allocated between the ordinary shares or GDSs and the rights received in proportion to their fair market values determined on the date the rights are received. Unless you have a zero basis in your rights received, your basis in your rights will be reduced by any basis allocable to fractional entitlements to rights for which you receive any net proceeds from the sale of the ordinary shares underlying such fractional entitlements. In this case, the basis allocable to a fractional entitlement to GDS rights will be based on the fair market value of such fractional entitlement relative to the fair market value of the rights received.

   Exercise of the Rights

The exercise of a right by you or on your behalf will generally not be a taxable transaction for US federal income tax purposes. The basis of each new ordinary share or GDS acquired upon exercise of the right by you or on your behalf will equal the sum of the price paid for the ordinary share or GDS (which shall include any Ghanaian or UK taxes payable by, or on behalf of, you in connection with the exercise of the right) and your tax basis (as determined above), if any, in the right exercised.


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


   Sale or Expiration of the Rights

For US federal income tax purposes, gain or loss you realize on a sale of rights by you, including by the depositary on behalf of you, will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the rights is more than one year. For these purposes, your holding period in rights will include your holding period in the ordinary shares or GDSs with respect to which the rights were distributed. The amount of your gain or loss will be equal to the difference between your tax basis in the rights disposed of (as determined above) and the amount realized on the disposition. Such gain or loss will generally be US source gain or loss for foreign tax credit purposes.

In the event you allow rights to expire without selling or exercising them, the rights will be deemed to have a zero basis and, therefore, you will not recognize any loss upon the expiration of the rights. In addition, the tax basis of the ordinary shares or GDSs with respect to which the expired rights were distributed will remain unchanged compared to their basis prior to the rights offering. In the event you receive any net proceeds from the sale of ordinary shares or GDSs underlying any unexercised rights or fractional entitlements to an GDS right, you will recognize gain or loss equal to the amount realized less your adjusted basis in the ordinary shares or GDSs underlying the unexercised rights or fractional entitlement to a right as determined above under " Exercise of the Rights."

Taxation of the Ordinary Shares or GDSs

   Taxation of Distributions on Ordinary Shares or GDSs

Distributions paid on ordinary shares or GDSs, to the extent paid out of current or accumulated earnings and profits as determined under US federal income tax principles, other than certain pro rata distributions of ordinary shares, will be treated as a dividend. The amount of this dividend will include any amounts withheld (or deemed withheld) by us or our paying agent in respect of Ghanaian taxes. The amount of the dividend will be treated as foreign source dividend income to you and will not be eligible for the dividends received deduction generally allowed to US corporations under the US Internal Revenue Code of 1987, as amended. Such dividends generally will constitute passive income for the purposes of determining any available foreign tax credit. Distributions in excess of current or accumulated earnings and profits will be treated first as a tax free return of capital to the extent of your basis in the ordinary shares and then as capital gain.

Any dividends paid in foreign currency will be included in your income in a US dollar amount calculated by reference to the exchange rate in effect on the date of your (or in the case of GDSs, the depositary's) receipt of the dividend, regardless of whether the payment is in fact converted into US dollars. If the dividend is converted into US dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. You may have foreign currency gain or loss if you do not convert the amount of such dividend into US dollars on the date of its receipt.

US holders of ordinary shares and GDSs are urged to consult their own tax advisors with regard to their eligibility for claiming a foreign tax credit with respect to dividends received on ordinary shares or GDSs and the procedures required for claiming this credit. In selected circumstances, a US holder that
(i) has held ordinary shares or GDSs for less than a specified minimum period during which it is not protected from risk of loss, (ii) is obligated to make payments related to the dividends or (iii) holds the ordinary shares or GDSs in an arrangement in which the holder's expected economic return, after non-US taxes, is insubstantial will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on ordinary shares or GDSs.

   Sale and Other Disposition of Ordinary Shares or GDSs

For US federal income tax purposes, gain or loss you realize on the sale or other disposition of ordinary shares or GDSs will be capital gain or loss, and will be long-term capital gain or loss if you held the ordinary shares or GDS for more than one year. For these purposes, your holding period in ordinary shares or GDSs acquired upon exercise of a right will begin upon the date you exercise the right. The amount of your gain or loss will be equal to the difference between your tax basis in the ordinary shares or GDS disposed of and the amount realized on the disposition. Such gain or loss will generally be US source gain or loss for the purposes of determining any available foreign tax credit.


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


   Information Reporting and Backup Withholding

Payment of dividends and sales proceeds that are made within the United States or through certain US-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) you are a corporation or other exempt recipient or (ii) you provide a correct taxpayer identification number and certify that no loss of exemption from backup withholding has occurred.

The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

GHANA TAXATION

The following is a summary of certain Ghanaian taxation considerations for non-Ghanaian resident absolute beneficial holders of our securities and may not apply where the securities, or the income therefrom, are for tax purposes deemed to belong to any other person, and may not apply to classes of person subject to special tax rules. You should consult your own professional advisers as to the taxation implications of holding our securities.

   Dividends

Under current Ghanaian legislation, tax is withheld from our dividend payments at the rate of 10 percent. No further tax is payable on dividends received. The Government of Ghana has confirmed that any person who has an interest in or is a beneficial owner of a GDS will be treated for Ghanaian tax purposes as the beneficial owner of the underlying shares to which the GDS relates and will thereby be treated as beneficially entitled to the dividends arising on those shares for all Ghanaian tax purposes. Withholding tax of 10% is also withheld from dividend payments made by us in the form of stock.

Under the Double Taxation Convention between Ghana and the United Kingdom a UK resident holder of our securities, being an individual (or a company holding 10 percent or less of our outstanding voting securities), is liable to Ghanaian tax at the domestic rate of 10 percent, which will be withheld from dividend payment by us. Where the holder is a UK resident company holding at least 10 percent of our voting power, the rate at which Ghanaian tax is withheld is reduced to 7.5 percent.

There is currently no double taxation convention in force between Ghana and the United States.

   Capital Gains

Capital gains arising on a disposal of securities listed on the GSE are exempt from Ghanaian capital gains tax until October 31, 2005. The Government of Ghana has confirmed that the disposal of an interest in a GDS will be treated as a disposal of the underlying shares for Ghanaian capital gains tax purposes and will thereby be exempt from Ghanaian capital gains tax under current law and practice.

   Gift Taxation

Liability to gift tax may arise on the transfer by gift of shares or interests in GDSs if the open market value of the shares at the time of the gift exceeds c500,000 (approximately US$60) (subject to certain exemptions). The tax is payable by the donee of the gift.


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


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the fees and expenses to be incurred in connection with the issuance and distribution of the rights, the ordinary shares and the GDSs in this rights offering to be as follows:

Securities and Exchange Commission registration fee .................   US$8,202

New York Stock Exchange listing fee .................................

Legal fees and expenses .............................................

Accounting fees and expenses ........................................

Printing and engraving costs ........................................

Blue sky fees and miscellaneous expenses ............................

Total ...............................................................

All of these fees and expenses will be paid by us.


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


WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement, of which this prospectus constitutes a part, on Form F-1, with respect to the rights and ordinary shares being issued in this rights offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with rules and regulations of the SEC. For further information about us and the rights, ordinary shares and GDSs being issued in this rights offering, please refer to the registration statement and exhibits and schedules filed as part of the registration statement.

We also file annual and special reports and other information with the SEC. A copy of this registration statement, including the exhibits and schedules thereto, and our other filings may be inspected without charge and obtained at prescribed rates at the public reference section of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 and is also available at the SEC's website at http://www.sec.gov. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference rooms.

As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934, or the Exchange Act, prescribing the furnishing and content of proxy statements to shareholders, and our officers, directors and principal shareholders are exempt from the "short-swing profits" reporting and liability provisions contained in Section 16 of the Exchange Act and the rules under the Exchange Act.

Our GDSs representing our ordinary shares are listed on the New York Stock Exchange and the London Stock Exchange and our ordinary shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange. You can consult reports and other information about us that we have filed pursuant to the rules of the New York Stock Exchange, the UK Listing Authority and the London Stock Exchange at those bodies.

We intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and quarterly reports containing unaudited financial information.

The GDSs have been registered separately with the SEC on Form F-6.


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


ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Ghana. Almost all of our directors and officers, and the experts named in this document, reside outside the United States, principally in Ghana and the United Kingdom. Almost all of our assets and the assets of such persons are located outside the United States. You may not be able, therefore, to effect service of process within the United States upon us or these persons or to enforce, in US courts, judgments against them, or us, obtained in those courts based upon the civil liability provisions of the federal securities laws of the United States. Norton Rose, our UK legal adviser, has advised us that there is substantial doubt as to the enforceability in England and Wales, in original actions or in actions for enforcement, of judgments of US courts based on the civil liability provisions of the federal securities laws of the United States. Further, Tetteh & Co., our Ghanaian legal adviser, has advised us that there is substantial doubt as to the enforceability in Ghana, in original actions or in actions for enforcement, of judgments of US courts based on the civil liability provisions of the federal securities laws of the United States.


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


VALIDITY OF SECURITIES

Norton Rose, our US counsel, located at Kempson House, Camomile Street, London EC3A 7AN, U.K., will pass upon selected matters related to the validity of the global depositary receipts evidencing global depositary securities. The validity of the ordinary shares will be passed upon by Merene Botsio-Philips, our General Counsel.


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


EXPERTS

The consolidated financial statements as of December 31, 2001, 2000 and 1999 and for each of the years then ended included in this prospectus have been audited by Deloitte & Touche, Ghana, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche, Ghana, consent to the inclusion in this prospectus of such report, in the form and content in which it is included, and authorize the contents of such report for the purpose of Regulation 6(1)(e) of the Financial Services and Markets Act (Official Listing of Securities) Regulations 2001.


Our auditors are Deloitte & Touche, Ghana, Chartered Accountants of P.O. Box 453, 4 Liberation Road, Accra, Ghana, for the period covered by the financial information included in this document and they have been our auditors since 1991. Deloitte & Touche, Ghana were joint auditors with Pannell Kerr Forster, Chartered Accountants of Farrar Avenue, Accra, Ghana, for the period beginning in 1991 until end of 1999.


The financial information set out in this document does not constitute statutory accounts within the meaning of section 240 of the Companies Act 1985. Our statutory accounts have been prepared for each of the three years ended December 31, 2001. Our auditors have audited the accounts and our consolidated accounts for each of the three years in the period ended December 31, 2001, and have made reports under the Companies Code in respect of each set of statutory accounts and each such report was unqualified. The statutory accounts for the three financial years ended December 31, 2001, have been delivered to the Registrar of Companies in Ghana.


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


ADDITIONAL INFORMATION

We were established pursuant to the Mining Operations (Government Participation) Decree, 1972 (N.R.C.D. 132), or the 1972 Decree, with the name Ashanti Goldfields (Ghana) Corporation Limited to take over with effect from October 1, 1972, the assets, business, objects and functions in Ghana formerly carried on by an English company formerly named Ashanti Goldfields Corporation Limited. By the Mining Operations (Government Participation) (Amendment) Decree, 1973 (N.R.C.D. 206) our name was changed to Ashanti Goldfields Corporation (Ghana) Limited.

We were incorporated in Ghana under the Companies Code on August 19, 1974, as a private company limited by shares with registration number 7094.

By the Mining Operations (Government Participation) (Repeal) Act, 1993 (Act
465), or the 1993 Act, the 1972 Decree (as amended) was repealed but the 1993 Act specifically provided for us to continue to exist as a private company incorporated under the Companies Code.

We changed our name to Ashanti Goldfields Company Limited on January 31, 1994, and became a public company limited by shares on March 5, 1994.

We have made an application to list the new ordinary shares on the Ghana Stock Exchange, or GSE. The GSE assumes no responsibility for the correctness of any of the statements made or opinions or reports expressed or contained in this document. Admission to the First List of the GSE is not to be taken as an indication of our merits or of the merits of our ordinary shares. It is expected that dealings in our ordinary shares will commence on the GSE on , 2003. Outstanding ordinary shares are already listed on the GSE.

The Registrar of Companies, Ghana in his absolute discretion has granted a waiver of the provisions of Part A of Chapter IV of the Companies Code in respect of the rights offering set out in this document in accordance with s.291(A) of the Companies Code, 1963 (as amended). The Council of the GSE has granted a dispensation from the application of certain of the Listing Regulations in respect of the rights offering set out in this document.

We occupy a number of establishments pursuant to the terms of our mining leases and licenses. Our other principal establishments from which we operate are as follows:

                                      Approximate               Term of Lease     Rent per
Location                    Use          area         Tenure                         annum
---------------------------------------------------------------------------------------------
Gold House              Head Office    0.79 acres   Leasehold      50 years            Cedis
Patrice Lumumba Road                                                   from          118,500
Roman Ridge                                                      February 1       subject to
PO Box 2665                                                       1987          review after
Accra                                                                                  every
                                                                                seventh year
                                                                                of the lease
---------------------------------------------------------------------------------------------
3rd Floor                    Office     1,430 sq.   Leasehold    3 years from   'L'24,400
12-14 Ridgeway Street                        feet                September 1,
Douglas                                                                  2001
Isle of Man
IM1 1EN
=============================================================================================



Details of Recent Refinancing

Enlarged revolving credit facility

We entered into a new US$200 million five year revolving credit facility, or RCF, with a group of 15 syndicate banks, replacing our then-existing facilities, which were canceled. As at September 30, 2002, the RCF was drawn down as to US$157.0 million.

   Early exercise of warrants

In November 1999, 19,835,001 unregistered warrants to subscribe for our ordinary shares were issued to our hedge counterparties. Pursuant to a warrant exercise agreement, 17 of the warrantholders agreed to the early exercise of 12,367,905 warrants at a subscription price of US$3.00 per ordinary share. The early exercise of these warrants, together with 1,577,217 warrants previously exercised by another of our hedge counterparties, raised approximately US$41.8 million.

We have undertaken to pay warrantholders who exercised under the warrant exercise agreement a fee associated with this exercise until the expiry of the put options described below (or, if earlier, such person's disposal of the ordinary shares issued on exercise of the warrants). The fee, at the rate of LIBOR plus 25 basis points, is payable quarterly in arrears.

To facilitate the early exercise of the warrants, Lonmin has, at no cost to us, granted to each exercising warrantholder non-transferable put options in respect of each ordinary share issued on exercise of their respective warrants pursuant to the warrant exercise agreement. The put options are exercisable at US$3.00 (subject to adjustment in certain circumstances). The put options are only exercisable on three dates, namely April 28, 2004, October 28, 2004 and April 28, 2005 and each of the relevant warrantholders shall only be entitled to exercise its put options in respect of a maximum number of ordinary shares corresponding to such number of ordinary shares from which the A tranche, B tranche and C tranche warrants held by such warrantholder have converted (for example the Put Options in respect of ordinary shares into which the A tranche warrants have converted are only exercisable on April 28, 2004).

Most of the put options have now terminated owing to exercising warrantholders having disposed of the ordinary shares issued to them on exercise of the warrants. Put options remain outstanding in respect of 5,079,835 of our ordinary shares.

   Issue of mandatorily exchangeable notes


Lonmin subscribed for a total of US$75.0 million of mandatorily exchangeable notes, or MENs, pursuant to MENs subscription agreements entered into with Lonmin and the Government of Ghana. The Government of Ghana has a call option in respect of approximately US$28.4 million of the MENs. The MENs are exchangeable into ordinary shares at an exchange price of the lower of US$5.40 per ordinary share and the price per ordinary share at which ordinary shares are issued pursuant to this rights issue (i.e. US$ ). The exchange price is therefore US$ The MENs are mandatorily exchangeable by us at that price on the date of completion of this rights issue.


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


The average number of employees of our group for the three years ended December 31, 2001 was as follows:

                                   December 2001   December 2000   Decembed 1999
--------------------------------------------------------------------------------
Underground mining                     4,777           4,854           5,284
Surface mining                         2,439           2,565           2,716
Administration                         2,973           3,010           3,200
--------------------------------------------------------------------------------
Total                                 10,189          10,429          11,200
================================================================================

DOCUMENTS ON DISPLAY

Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturday, Sunday and public holidays excepted) at our registered office at Gold House, Patrice Lumumba Road, Roman Ridge, Accra, Ghana, and at the offices of Norton Rose, Kempson House, Camomile Street, London EC3A 7AN, up to and including , 2003:

o    our Regulations;

o the material contracts referred to in the section titled "Material Contracts" above;

o    the Companies Code, the Securities Industry Law and the Mining Law;

o our directors' service agreements referred to in the section titled "Management" above;

o the letters of appointment of our non-executive directors referred to in the section titled "Management" above;

o our audited consolidated accounts for the years ended December 31, 2000 and December 31, 2001;

o    our third quarter 2002 results;

o the independent auditor's report of Deloitte & Touche, Ghana, set out in this document;

o the consent of Merene Botsio-Phillips in respect of her opinion referred to in the section titled "Validity of Securities";

o the consent of Deloitte & Touche, Ghana, referred to in the section titled "Experts";

o    the Deposit Agreement; and

o    this document.


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


INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Independent Auditors' Report                                                 F-1

Profit and Loss Accounts                                                     F-2

Balance Sheets                                                               F-3

Cash Flow Statements                                                         F-4

Reconciliation of Movements in Shareholders' Funds                           F-5

Notes to the Consolidated Financial Statements                               F-6

Unaudited Interim Financial Information

Profit and Loss Accounts                                                    F-45

Balance Sheets                                                              F-46

Cash Flow Statements                                                        F-47

Notes to the Financial Information                                          F-48


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


                       ASHANTI GOLDFIELDS COMPANY LIMITED
                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Ashanti Goldfields Company Limited, Accra, Ghana.

We have audited the accompanying consolidated balance sheets of Ashanti Goldfields Company Limited as of December 31, 2001, 2000 and 1999, and the related consolidated profit and loss accounts, cash flow statements and the reconciliation of movements in shareholders' funds for each of the years then ended. These consolidated financial statements are the responsibility of the Company's directors. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom and United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001, 2000 and 1999, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of shareholders' equity at December 31, 2001, 2000 and 1999 and the profit/loss attributable to shareholders for each of the years then ended to the extent summarized in note 31.

Deloitte & Touche
Accra, Ghana

June 28, 2002, except for note 31, as to which the date is November 25, 2002

Profit and Loss Accounts
For the year ended December 31

                                                                2001
                                                         Interest in
                                                  2001         joint      2001
                                                 Group    venture(1)     Total     2000     1999
                                          Note    US$m          US$m      US$m     US$m     US$m
------------------------------------------------------------------------------------------------
Revenue                                     2     477.7       76.7       554.4    582.2    582.1
------------------------------------------------------------------------------------------------
Operating costs                                  (276.3)     (38.9)     (315.2)  (324.3)  (319.8)
Other costs                                       (31.7)      (2.8)      (34.5)   (40.3)   (38.9)
Exceptional operating costs                 3        --         --          --   (215.2)   (79.1)
Royalties                                         (10.8)      (2.2)      (13.0)   (13.7)   (12.2)
Depreciation and amortization               4     (82.3)     (12.6)      (94.9)  (114.8)  (114.9)
------------------------------------------------------------------------------------------------
Total costs                                      (401.1)     (56.5)     (457.6)  (708.3)  (564.9)
------------------------------------------------------------------------------------------------
Operating profit/(loss)                     4      76.6       20.2        96.8   (126.1)    17.2
Exceptional provision for loss on
   disposal of fixed assets                 5                               --       --   (171.1)
Net profit on sale of businesses            6                               --     46.6      0.2
------------------------------------------------------------------------------------------------
Profit/(loss) on ordinary activities
   before interest                                                        96.8    (79.5)  (153.7)
Net interest payable - group                8                            (21.6)   (51.3)   (29.9)
                     - joint venture        8                             (7.8)      --       --
------------------------------------------------------------------------------------------------
Profit/(loss) on ordinary activities
   before taxation                                                        67.4   (130.8)  (183.6)
Taxation                                    9                             (6.8)    (8.8)    (2.7)
------------------------------------------------------------------------------------------------
Profit/(loss) on ordinary activities
   after taxation                                                         60.6   (139.6)  (186.3)
Equity minority interests                                                  2.1     (1.5)     2.4
------------------------------------------------------------------------------------------------
Profit/(loss) attributable to
   shareholders                                                           62.7   (141.1)  (183.9)
Dividend                                   10                               --       --       --
------------------------------------------------------------------------------------------------
Retained profit/(loss) for the year        24                             62.7   (141.1)  (183.9)
------------------------------------------------------------------------------------------------
Earnings/(loss) per share (US$)            11                             0.56    (1.25)   (1.64)
Diluted earnings/(loss) per share (US$)    11                             0.55    (1.79)   (1.76)
------------------------------------------------------------------------------------------------

(1) The separate presentation of Interest in joint venture for 2001 is required in accordance with accounting principles generally accepted in the United Kingdom. There was no such interest requiring separate presentation in 2000 and 1999.

                     See notes to the financial statements

Balance Sheets
As at December 31

                                                                     2001     2000     1999
                                                             Note    US$m     US$m     US$m
---------------------------------------------------------------------------------------------
Fixed assets
Intangible assets                                             12      18.8     21.5     131.5
Tangible fixed assets                                         13     612.9    645.8   1,008.0
Investments - Geita joint venture                             14      81.7     69.3        --
            - Share of gross assets and goodwill                     190.2    179.0        --
            - Share of gross liabilities                            (108.5)  (109.7)       --
            - Loans to joint venture and other investments    14      32.6     32.6        --
---------------------------------------------------------------------------------------------
                                                                     746.0    769.2   1,139.5
---------------------------------------------------------------------------------------------
Current assets
Stocks                                                        15      73.5     77.8      76.4
Debtors                                                       16      16.1     15.6      31.8
Cash and liquid resources                                     17      55.2     73.6      89.7
---------------------------------------------------------------------------------------------
                                                                     144.8    167.0     197.9
---------------------------------------------------------------------------------------------
Creditors: amounts falling due within one year
Creditors                                                     18    (155.0)  (169.0)   (181.6)
Borrowings                                                    19     (25.3)    (7.2)   (159.4)
---------------------------------------------------------------------------------------------
                                                                    (180.3)  (176.2)   (341.0)
---------------------------------------------------------------------------------------------
Net current liabilities                                              (35.5)    (9.2)   (143.1)

Total assets less current liabilities                                710.5    760.0     996.4

Creditors: amounts falling due over one year
Creditors                                                     18     (49.8)   (98.2)   (155.4)
Borrowings                                                    19    (300.6)  (358.5)   (423.2)

Provision for liabilities and charges                         21     (19.8)   (24.5)    (25.5)
---------------------------------------------------------------------------------------------
                                                                     340.3    278.8     392.3
=============================================================================================
Capital and reserves
Stated capital                                                22     545.2    544.3     544.3
Reserves                                                      24    (206.9)  (269.6)   (153.1)
---------------------------------------------------------------------------------------------
Equity shareholders' funds                                           338.3    274.7     391.2
Equity minority interests                                              2.0      4.1       1.1
---------------------------------------------------------------------------------------------
                                                                     340.3    278.8     392.3
=============================================================================================

                      See notes to the financial statements

Cash Flow Statements
For the year ended December 31

                                                                  2001     2000     1999
                                                          Note    US$m     US$m     US$m
-----------------------------------------------------------------------------------------
Cash flow from operating activities                        26      95.4    149.4    120.3
-----------------------------------------------------------------------------------------
Returns on investments and servicing of finance
Interest received                                                   2.0      4.7      4.5
Interest paid                                                     (24.4)   (61.1)   (33.3)
-----------------------------------------------------------------------------------------
Net cash outflow from returns on investments and
   servicing of finance                                           (22.4)   (56.4)   (28.8)
-----------------------------------------------------------------------------------------
Taxation
   Corporate tax paid                                              (2.9)    (5.8)    (3.4)
-----------------------------------------------------------------------------------------
Capital expenditure and financial investment
Purchase of tangible fixed assets                                 (49.6)  (145.6)  (189.0)
Sale of tangible fixed assets                                        --      0.9       --
Purchase of investments                                              --     (1.5)      --
-----------------------------------------------------------------------------------------
Net cash outflow from capital expenditure and
   financial investment                                           (49.6)  (146.2)  (189.0)
Acquisitions                                               25        --     (0.5)      --
Disposals                                                  25        --    230.8      7.4
Equity dividends paid                                                --       --     (7.5)
-----------------------------------------------------------------------------------------
Cash inflow/(outflow) before use of liquid resources
   and financing                                                   20.5    171.3   (101.0)
Management of liquid resources                                      9.7     13.3     11.3
-----------------------------------------------------------------------------------------
Cash inflow/(outflow) before financing                             30.2    184.6    (89.7)
Financing                                                  27     (40.6)  (186.3)    74.5
-----------------------------------------------------------------------------------------
Decrease in cash                                                  (10.4)    (1.7)   (15.2)
=========================================================================================
Reconciliation of net cash flow to movement in net debt
Decrease in cash                                                  (10.4)    (1.7)   (15.2)
Decrease in liquid resources                                       (9.7)   (13.3)   (11.3)
-----------------------------------------------------------------------------------------
                                                                  (20.1)   (15.0)   (26.5)
Cash outflow/(inflow) from financing                               40.6    186.3    (74.5)
Other non-cash movements                                   28       0.9     29.5    (14.5)
-----------------------------------------------------------------------------------------
Movement in net debt                                               21.4    200.8   (115.5)
Net debt at January 1                                            (292.1)  (492.9)  (377.4)
-----------------------------------------------------------------------------------------
Net debt at December 31                                    28    (270.7)  (292.1)  (492.9)
=========================================================================================

                      See notes to the financial statements

Reconciliation of Movements in Shareholders' Funds
For the year ended December 31

                                                         2001    2000     1999
                                                         US$m    US$m     US$m
-------------------------------------------------------------------------------
Profit/(loss) for the year                               62.7   (141.1)  (183.9)
Dividend                                                   --       --       --
-------------------------------------------------------------------------------
                                                         62.7   (141.1)  (183.9)
New share capital issued                                  0.9       --     25.7
Goodwill written back on disposal                          --     24.6       --
-------------------------------------------------------------------------------
                                                         63.6   (116.5)  (158.2)
Opening shareholders' funds                             274.7    391.2    549.4
-------------------------------------------------------------------------------
Closing shareholders' funds                             338.3    274.7    391.2
===============================================================================

There are no recognized gains or losses other than as disclosed in the Profit and Loss Account.

                      See notes to the financial statements

1.   Summary of significant accounting policies

     The principal accounting policies adopted by the Company and used in the preparation of these financial statements are set out below. The accounting policies used in preparing the financial statements are consistent with those used by the Company in its financial statements for the periods ended December 31, 2000 and 1999.

     Basis of accounting

     The financial statements have been prepared under the historical cost convention and in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP").

     Basis of consolidation

     The Company's financial statements comprise a consolidation of the results, assets and liabilities of Ashanti and its subsidiary undertakings and joint ventures. The results and cash flows of subsidiaries acquired or disposed of in the year are included in the consolidated profit and loss account and the consolidated cash flow statement from the date of acquisition or up to the date of disposal.

     Goodwill

     Goodwill, arising from the purchase of subsidiary undertakings and interests in joint ventures represents the excess of the fair value of the purchase consideration over the fair value of the net assets acquired. Goodwill in accordance with Financial Reporting Standards ("FRS") 10, Goodwill and intangible assets, is capitalized and amortized over the life of the underlying mine assets. Prior to January 1, 1998, goodwill was charged to reserves in the year of acquisition.

     On the subsequent disposal or termination of a previously acquired business, the profit or loss on disposal or termination is calculated after charging or crediting the amount of any goodwill previously charged to reserves or capitalised and not yet charged to the profit and loss account.

     Joint ventures

     A joint venture is an entity in which the Company holds a long-term interest and which is jointly controlled by the Company and one or more ventures under a contractual arrangement. The results of joint ventures are accounted for using the gross equity method of accounting.

     Transactions in other currencies

     Monetary assets and liabilities denominated in currencies other than the US dollar are translated at the rates of exchange ruling at the year end. Transactions denominated in currencies other than US dollars are translated at the rates ruling at the dates of the transactions. All translation differences are taken to the profit and loss account.

     Revenue recognition

     Sale of bullion is recognized when dore is produced in the gold room. The proceeds from sales of bullion produced prior to the year end but which have not been received are included as 'gold in transit' within cash balances.

     Exploration costs

     Exploration costs incurred prior to the establishment of a commercially minable deposit are charged against profits.

     Tangible fixed assets

     Tangible fixed assets are recorded at cost less accumulated depreciation, which includes provision for impairment. Repairs and maintenance expenditures are charged against profits as incurred. Major improvements and replacements that extend the useful life of an asset are capitalized.

     Once it has been established that a commercially minable deposit exists, mine development costs, including interest costs, are capitalized as tangible fixed assets. Mine development costs consist of those expenditures necessary to gain access to ore bodies prior to production and to extend production in an existing ore body, including costs of removing overburden, constructing underground shaft stations, and extending tunnels.

     Tangible fixed assets are depreciated as follows:

     Development costs, plant and equipment and processing plants are depreciated over the life of the mine using the unit of production method, or on a straight-line basis over their estimated useful lives if shorter. Under the unit of production method, the Company estimates the amortization rate based on actual production over total proven and probable reserves. For mining operations with both underground and surface mining, amortization rates are calculated separately for the respective assets. This rate is then applied to actual costs incurred to arrive at the amortization expense for the period.

     Buildings are depreciated on a straight-line basis. Following are the estimated useful lives of assets that are depreciated using the straight-line basis:

     Externally purchased software          3 years
     Vehicles                               5 years
     Plant and equipment              5 to 15 years
     Buildings                       up to 30 years

     Estimated useful lives are reviewed on an annual basis in conjunction with the life-of-mine plan. Tangible fixed assets are reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be recoverable. At such time, in accordance with FRS 11, Impairment of fixed assets and goodwill ("FRS 11") the recoverable amount, that is the value in use of the asset or its disposal value, if higher, is compared to the carrying value of the income generating unit and an impairment charge is recorded if necessary. The Company considers hedging gains and losses in calculating the net present value of expected future cash flows for mines, unless there are any mine-specific issues that render such allocation unreasonable and unsupportable.

     Stocks

     Stocks are valued at the lower of cost and net realizable value (which includes an appropriate proportion of production overheads).

     Costs are assigned to stocks on hand by the method most appropriate to each class of stock with the majority being valued on an average cost basis. Costs of production include fixed and variable direct costs and an appropriate portion of fixed overhead expenditure.

     Interest and finance costs

     Interest is capitalized in respect of mine developments as part of tangible fixed assets from the time that it has been determined that a commercially minable deposit exists up to the commencement of production. All other interest costs are charged against profits as incurred.

     Front-end fees, commitment fees and other costs associated with the initial loan are deferred and amortized over the life of the loan to give a constant rate of return on the outstanding loan balance.

     Derivative financial instruments

     The Company uses derivative instruments to hedge its exposures to fluctuations in gold prices. In order to protect against the impact of falling gold prices, the Company enters into hedging transactions which provide a minimum price for production and allow the Company to take advantage of increases in gold prices. Instruments are accounted for as a hedge when they have been entered into to manage gold prices and are within limits established by the Board of Directors.

     Hedging transactions are used as part of the Company's protection and commitment programme. Protected ounces represent future sales of gold for which the future price of gold has been fixed. Committed ounces represent future obligations of the Company to deliver gold at an agreed upon maximum price.

     Receipts and payments on interest rate instruments are recognized on an accruals basis over the life of the instrument. Gains or losses on other hedging contracts, including premiums receivable and payable on options are recognized in the profit and loss account as designated production is delivered. In the case of earlier settlement of hedge contracts, gains or losses are deferred and brought into income at the originally designated delivery date.

     Deferred taxation

     Provision is made for deferred taxation only to the extent that it is probable that a liability or asset will crystallize in the foreseeable future.

     Environmental and site restoration obligations

     The expected costs of any committed decommissioning or other site restoration programs incurred during the construction phase, discounted at the weighted average cost of capital, are provided for and capitalized at the beginning of each project and amortized over the life of the mine using the units of production method. Additional provisions are recorded during the production phase as environmental liabilities arise with a corresponding charge to operating results. Such costs are estimated based on studies performed by independent environmental specialists and represent management's best current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations or the terms of respective mining licenses.

     Pre-stripping and stripping costs

     Pre-stripping costs are the costs of removing overburden to expose ore after it has been determined that a commercially minable deposit exists, prior to the commencement of production. These costs are capitalized as tangible fixed assets and, upon commencement of production, depreciated using the unit of production method based on probable and proven reserves.

     Stripping costs are costs associated with the removal of waste materials after gold production has commenced. Over the life of the mine, stripping costs are deferred when the actual stripping ratio is above the average and then charged to operations when the actual stripping ratio falls below the average. This policy results in the smoothing of mine production costs over the life of the mine, which is a practice unique to the mining industry. The full amount of deferred stripping costs may not be expensed until the end of the mine.

     Stripping costs are assessed for recoverability on an annual basis based on current factors surrounding the mine and adjustments made to the life of mine plan. If the recoverable value has fallen below cost, the asset is written down to its recoverable value. If the actual stripping ratio falls below the average stripping ratio, a deferred liability is recorded.

     Leases

     Assets held under finance leases and hire purchase contracts are capitalized at their fair value on the inception of the leases and depreciated over the shorter of the period of the lease and the estimated useful economic lives of the assets. The finance charges are allocated over the period of the lease in proportion to the capital amount outstanding and are charged to the profit and loss account.

     Operating lease rentals are charged to the profit and loss account in equal annual amounts over the lease term.

2.   Revenue

                                                           2001    2000    1999
                                                           US$m    US$m    US$m
     ---------------------------------------------------------------------------
     Bullion revenue                                       381.7   485.2   438.1
     Gain on hedging transactions                           96.0    97.0   143.0
     Non-gold mining activities                               --      --     1.0
     ---------------------------------------------------------------------------
                                                           477.7   582.2   582.1
     Share of turnover of joint venture                     76.7      --      --
     ---------------------------------------------------------------------------
                                                           554.4   582.2   582.1
     ===========================================================================

a. During the three-year period ending December 31, 2001 the only loss recognized in the profit and loss account with respect to hedging transactions was a US$14.7 million loss that was incurred in 2000. This loss is included within exceptional operating costs and is disclosed in
     Note 3.

3.   Exceptional operating costs

                                                             2001    2000   1999
                                                             US$m    US$m   US$m
     ---------------------------------------------------------------------------
     Obuasi (note a.)
        Redundancy costs                                      --      3.0   17.0
        Pension costs                                         --      4.0    5.0
        Obsolete stock provision                              --       --   10.0
        Strike related costs                                  --       --    7.4
     ---------------------------------------------------------------------------
                                                              --      7.0   39.4
     Head Office
        Legal and professional fees incurred in
           respect of hedging and Company funding
           and restructuring (note b.)                        --       --    9.0
     Hedge close out (note c.)                                --     14.7     --
     Ayanfuri
        Redundancy costs                                      --       --    0.7
     ---------------------------------------------------------------------------
                                                              --     21.7   49.1
     Tangible fixed assets impairment (note d.)               --    193.5   30.0
     ===========================================================================
                                                              --    215.2   79.1
     ===========================================================================

a. In conjunction with the review of the life of mine plan at the Obuasi mine, a provision was made for redundancy costs of US$17.0 million in 1999 and US$3.0 million in 2000 as a result of the decision to close the surface mining operations, certain treatment plants, and certain low capacity shafts at the Obuasi mine. Such provision relates to redundancies announced in the second and fourth quarters of 2,855 employees plus further rationalization.

     A provision of US$5.0 million in 1999 and US$4.0 million in 2000 was made for the total remaining liability of the Life Pension, a defined benefit scheme (the "Scheme"). Prior to these dates, the Scheme was accounted for on a cash basis. In 1999, the provision was calculated based on the Ghanaian Currency liability existing at that time. In 2000, the Scheme liability was re-estimated. The increase in the Scheme liability in 2000 reflects the reintroduction of the US dollar indexing. The Scheme was closed to new entrants prior to the periods reported in these financial statements.

     A provision for obsolete stocks of US$10.0 million was provided for as a result of the decision to close certain parts of the Obuasi mine, as described above and costs of US$7.4 million were incurred in relation to a strike at Obuasi in the second quarter of 1999.

b. Following liquidity problems in 1999, the Company, in conjunction with certain of its financial advisers and lawyers, sought several long-term solutions for the Company. The professional costs incurred totaled US$9.0 million and were charged as an exceptional item in 1999.

c. In October 2000 Ashanti agreed as part of its negotiations with its banks and hedge counterparties during the period leading up to the Geita sale to close out certain hedge positions resulting in an exceptional loss of US$14.7 million. US$6.9 million of the loss was settled from the proceeds of the Geita sale and US$7.8 million was rolled up into the Revolving Credit Facility.

d. A review of the carrying value of fixed assets of the Company was carried out under FRS 11 by comparing future projected cash flows, discounted at 9.3%, with net asset value. The discount rate used of 9.3% is the Company's weighted average cost of capital and represents the Company's estimate of the rate that the market would expect on an investment of comparable risk. This resulted in an exceptional charge in 2000 of US$193.5 million (1999:
     US$30.0 million), comprising US$150.0 million (1999: US$30.0 million) at Obuasi, US$35.0 million at Freda-Rebecca and US$8.5 million at Kimin.

4.   Operating profit analysis by business area

     12 months to December 31, 2001

                                                         Idua-                        Freda-   Hedging   Explor-    Corp.
                                     Obuasi   Ayanfuri   priem   Bibiani   Siguiri   Rebecca    income     ation   admin.
-------------------------------------------------------------------------------------------------------------------------
US$ million
Revenue                               143.5      3.1      55.8     68.7      76.6      34.0      96.0       --        --
Operating costs                      (101.4)    (3.8)    (44.8)   (45.3)    (62.2)    (22.8)       --     (6.5)    (21.2)
Royalties                              (4.3)    (0.1)     (1.7)    (2.1)     (2.6)       --        --       --        --
-------------------------------------------------------------------------------------------------------------------------
Operating cash flow                    37.8     (0.8)      9.3     21.3      11.8      11.2      96.0     (6.5)    (21.2)
Depreciation and amortization         (37.5)    (0.5)     (4.9)   (13.8)    (18.6)     (3.9)       --     (1.9)     (1.2)
-------------------------------------------------------------------------------------------------------------------------
Operating profit/(loss)                 0.3     (1.3)      4.4      7.5      (6.8)      7.3      96.0     (8.4)    (22.4)
=========================================================================================================================

                                              Geita
                                     Group    (50%)    Total
------------------------------------------------------------
US$ million
Revenue                               477.7    76.7    554.4
Operating costs                      (308.0)  (41.7)  (349.7)
Royalties                             (10.8)   (2.2)   (13.0)
------------------------------------------------------------
Operating cash flow                   158.9    32.8    191.7
Depreciation and amortization         (82.3)  (12.6)   (94.9)
------------------------------------------------------------
Operating profit/(loss)                76.6    20.2     96.8
============================================================

     12 months to December 31, 2000

                                                         Idua-                        Freda-    Geita   Hedging   Explor-
                                     Obuasi   Ayanfuri   priem   Bibiani   Siguiri   Rebecca   (100%)    income     ation
-------------------------------------------------------------------------------------------------------------------------
US$ million
Revenue                               179.5     10.1      53.9     76.6      85.2      31.3     48.6      97.0        --
Operating costs                      (133.5)    (8.9)    (43.2)   (36.8)    (54.8)    (22.2)   (25.7)       --     (14.2)
Royalties                              (5.4)    (0.3)     (1.4)    (2.3)     (2.9)       --     (1.4)       --        --
-------------------------------------------------------------------------------------------------------------------------
Operating cash flow                    40.6      0.9       9.3     37.5      27.5       9.1     21.5      97.0     (14.2)
Depreciation and amortization         (45.6)    (4.8)     (3.2)   (15.6)    (19.8)    (11.7)   (11.6)       --      (0.4)
Exceptional operating costs
- Redundancy and pension costs         (7.0)      --        --       --        --        --       --        --        --
- Hedge close out                        --       --        --       --        --        --       --     (14.7)       --
- Tangible fixed assets impairment   (150.0)      --        --       --        --     (35.0)      --        --      (8.5)
-------------------------------------------------------------------------------------------------------------------------
Operating(loss)/profit               (162.0)    (3.9)      6.1     21.9       7.7     (37.6)     9.9      82.3     (23.1)
=========================================================================================================================

                                      Corp.    Non-
                                     admin.    gold    Total
------------------------------------------------------------
US$ million
Revenue                                 --       --    582.2
Operating costs                      (25.3)      --   (364.6)
Royalties                               --       --    (13.7)
------------------------------------------------------------
Operating cash flow                  (25.3)      --    203.9
Depreciation and amortization         (2.1)      --   (114.8)
Exceptional operating costs
- Redundancy and pension costs          --       --     (7.0)
- Hedge close out                       --       --    (14.7)
- Tangible fixed assets impairment      --       --   (193.5)
------------------------------------------------------------
Operating(loss)/profit               (27.4)      --   (126.1)
============================================================

     12 months to December 31, 1999

                                                         Idua-                       Freda-    Geita   Hedging   Explor-
                                     Obuasi   Ayanfuri   priem   Bibani   Siguiri   Rebecca   (100%)    income     ation
------------------------------------------------------------------------------------------------------------------------
US$ million
Revenue                               208.3     12.3      45.6    73.2      67.3      31.4      --      143.0        --
Operating costs                      (164.6)    (9.0)    (40.6)  (42.4)    (44.3)    (18.9)     --         --     (12.4)
Royalties                              (6.2)    (0.4)     (1.4)   (2.2)     (2.0)       --      --         --        --
------------------------------------------------------------------------------------------------------------------------
Operating cash flow                    37.5      2.9       3.6    28.6      21.0      12.5      --      143.0     (12.4)
Depreciation and amortization         (66.9)    (4.7)     (0.5)  (16.1)    (14.4)     (9.4)     --         --      (0.8)
Exceptional operating costs
- Redundancy and pension costs        (22.0)    (0.7)       --      --        --        --      --         --        --
- Strike-related costs                 (7.4)      --        --      --        --        --      --         --        --
- Obsolete stock provision            (10.0)      --        --      --        --        --      --         --        --
- Legal and professional fees            --       --        --      --        --        --      --         --        --
- Tangible fixed assets
     impairment                       (30.0)      --        --      --        --        --      --         --        --
------------------------------------------------------------------------------------------------------------------------
Operating(loss)/profit                (98.8)    (2.5)      3.1    12.5       6.6       3.1      --      143.0     (13.2)
========================================================================================================================

                                      Corp.   Non-
                                     admin.   gold    Total
-----------------------------------------------------------
US$ million
Revenue                                 --     1.0    582.1
Operating costs                      (25.8)   (0.7)  (358.7)
Royalties                               --      --    (12.2)
-----------------------------------------------------------
Operating cash flow                  (25.8)    0.3    211.2
Depreciation and amortization         (1.9)   (0.2)  (114.9)
Exceptional operating costs
- Redundancy and pension costs          --      --    (22.7)
- Strike-related costs                  --      --     (7.4)
- Obsolete stock provision              --      --    (10.0)
- Legal and professional fees         (9.0)     --     (9.0)
- Tangible fixed assets
  impairment                            --      --    (30.0)
-----------------------------------------------------------
Operating(loss)/profit               (36.7)    0.1     17.2
===========================================================

5.   Exceptional provision for loss on disposal of fixed assets

     In 1999 a write down of US$171.1 million was made against the carrying value of assets at Obuasi following the decision to cease surface mining, to close low capacity shafts and close two treatment plants.

6.   Net profit on sale of businesses

                                                                     2001   2000   1999
                                                                     US$m   US$m   US$m
     ----------------------------------------------------------------------------------
     Profit on disposal of 50% interest in Cluff Resources Limited
        ("Cluff') to AngloGold                                        --    51.2     --
     Loss on disposal of 50% interest in Carmeuse Lime Products
        (Ghana) Ltd to Carmeuse SA                                    --    (4.6)    --
     Other profit on sale of businesses                               --      --    0.2
     ----------------------------------------------------------------------------------
                                                                      --    46.6    0.2
     ==================================================================================

     The cash effect of the disposal of 50% in Cluff is given in note 25.

7.   Employees

                                                                        2001     2000     1999
                                                                         No.      No.      No.
     ------------------------------------------------------------------------------------------
     The average number of employees during the year was as follows:
     Underground mining                                                 4,777    4,854    5,284
     Surface mining                                                     2,439    2,565    2,716
     Administration                                                     2,973    3,010    3,200
     ------------------------------------------------------------------------------------------
                                                                       10,189   10,429   11,200
     ==========================================================================================

     Remuneration paid to directors of Ashanti (excluding amounts paid to Lonmin Plc in respect of Technical Services and the services of Mr S E Jonah) amounted to US$2.5 million (2000: US$3.3 million; 1999: US$1.7 million). The amount, for 2000, includes a one-time payment of US$1.0 million to a director who left the Company during 2000.

8.   Net interest payable

                                                                      2001   2000   1999
                                                                      US$m   US$m   US$m
     -----------------------------------------------------------------------------------
     Interest payable on Exchangeable Notes                           12.0   12.0   12.0
     Interest payable on Revolving Credit Facilities                   8.0   29.0   17.9
     Interest payable on other loans                                   7.0   19.4   13.3
     -----------------------------------------------------------------------------------
                                                                      27.0   60.4   43.2
     Interest capitalized                                               --   (4.4)  (1.8)
     -----------------------------------------------------------------------------------
                                                                      27.0   56.0   41.4
     Interest receivable                                              (5.4)  (4.7)  (4.9)
     Gain on refinancing of Prepaid Forward Sale Facility (note a.)     --     --   (5.3)
     Gain on buy back of securities (note b.)                           --     --   (1.3)
     -----------------------------------------------------------------------------------
                                                                      21.6   51.3   29.9
     Share of interest payable by joint venture                        7.8     --     --
     -----------------------------------------------------------------------------------
                                                                      29.4   51.3   29.9
     ===================================================================================

     a. This amount relates to a prepaid forward gold facility that was carried at cost and, on early repayment of the facility, a gain was recognized. The gain was calculated as the difference between the fair value of the facility at the refinancing date and the carrying value of the facility.

     b. The gain on buy back of securities in 1999 of US$1.3 million relates to the repurchase at a discount of redeemable preference shares issued as consideration for the acquisition of Golden Shamrock Mines Limited in 1996.

9.   Taxation

                                                 2001   2000   1999
                                                 US$m   US$m   US$m
     --------------------------------------------------------------
     Corporate tax - current year                 6.6    0.5     --
                   - in respect of prior years    8.2    4.5    2.8
     Deferred tax                                (8.0)   0.8   (0.1)
     Tax on profit on disposal of 50% of Cluff     --    3.0     --
     --------------------------------------------------------------
                                                  6.8    8.8    2.7
     ==============================================================

10.  Dividend

     No dividends were paid or proposed for the years 2001, 2000 and 1999.

11.  Earnings per share

     The calculation of earnings per share is based on earnings after tax and minority interests and the weighted average number of shares outstanding during the year (after deducting treasury shares which do not qualify for dividends) of 112.1 million (2000: 112.4 million, 1999: 111.4 million).

     Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares in issue on the assumption of conversion of all dilutive potential ordinary shares. The Company has three categories of dilutive potential ordinary shares being, warrants (under the agreement with the Company's hedge counterparties), share options (under the Senior Management Share Option Scheme) where the exercise price is more than the average price of Ashanti's ordinary shares during each of the reporting periods, and shares issued free of charge to senior management, pursuant to the employee share incentive plans, provided certain criteria are met.

                                                                         2001    2000     1999
                                                                         US$m    US$m     US$m
     ------------------------------------------------------------------------------------------
     Basic and diluted earnings attributable to ordinary shareholders    62.7   (141.1)  (183.9)

     Weighted average number of ordinary shares (millions)              112.1    112.4    111.4
     Dilutive share options (millions)                                    0.8    (31.1)    (7.4)
     Dilutive warrants (millions)                                         0.8     (2.8)      --
     Dilutive employee share plans (millions)                             0.5       --       --
     ------------------------------------------------------------------------------------------
     Adjusted weighted average number of ordinary shares (millions)     114.2     78.5    104.0
     ------------------------------------------------------------------------------------------
     Basic earnings/(loss) per share (US$)                               0.56    (1.25)   (1.64)
     Diluted earnings/(loss) per share (US$)                             0.55    (1.79)   (1.76)
     ==========================================================================================

12. Intangible assets

                                                  Goodwill
     Cost                                             US$m
     -----------------------------------------------------
     At January 1, 2000                             131.5
     Additions                                       22.2
     Transfer to investment in joint ventures       (65.9)
     Disposal of 50% interest in Cluff              (65.9)
     ----------------------------------------------------
     At December 31, 2000 and December 31, 2001      21.9
     ----------------------------------------------------
     Amortization at
     At January 1, 2000                                --
     Charge for the year                              4.8
     Transfer to investment in joint ventures        (2.2)
     Disposal of 50% interest in Cluff               (2.2)
     ----------------------------------------------------
     At December 31, 2000                             0.4
     Charge for the year                              2.7
     ----------------------------------------------------
     At December 31, 2001                             3.1
     ====================================================
     Net book value
     At December 31, 2001                            18.8
     At December 31, 2000                            21.5
     At December 31, 1999                           131.5
     ----------------------------------------------------

     The balances as at December 31, 2001 of US$18.8 million is in respect of the acquisition of Pioneer Goldfields Company Limited ("Pioneer").

     The disposal in 2000 related to the sale of Ashanti's 50% interest in Cluff to AngloGold and the remaining 50% has been transferred to investments.

13.  Tangible fixed assets

                                        Mine shafts,
                                         development                                             Assets in
                                            and pre-    Plant and   Processing               the course of
                                          production    equipment       plants   Buildings    construction     Total
                                                US$m         US$m         US$m        US$m            US$m      US$m
     -----------------------------------------------------------------------------------------------------------------
     Cost
     At January 1, 2000                      800.1        537.8        406.5        94.5           92.4        1,931.3
     Additions                                38.5         12.2          2.5         1.0           78.4          132.6
     Disposal                                 (3.4)        (8.1)       (11.6)       (0.5)            --          (23.6)
     Transfers                                84.3         21.2         50.7         6.1         (162.3)            --
     Transfer to investment                  (59.5)       (13.6)       (26.9)       (5.1)            --         (105.1)
     Disposal of 50% interest in Cluff       (59.5)       (20.1)       (26.9)       (5.1)            --         (111.6)
     Asset write back                           --           --         20.0          --             --           20.0
     -----------------------------------------------------------------------------------------------------------------
     At December 31, 2000                    800.5        529.4        414.3        90.9            8.5        1,843.6
     Additions                                29.8          6.4          0.8         0.2           10.1           47.3
     Disposals                                  --         (3.8)        (0.1)         --             --           (3.9)
     Transfers                                 6.0          5.9          4.3          --          (16.2)            --
     -----------------------------------------------------------------------------------------------------------------
     At December 31, 2001                    836.3        537.9        419.3        91.1            2.4        1,887.0
     =================================================================================================================
     Depreciation
     At January 1, 2000                      338.1        317.5        223.1        44.6             --          923.3
     Charges                                  42.4         31.8         28.4         7.4             --          110.0
     Provision for impairment                193.5           --           --          --             --          193.5
     Disposals                                (0.6)        (5.5)       (11.5)       (0.1)            --          (17.7)
     Transfer to investment                   (1.8)        (1.0)        (0.9)       (0.7)            --           (4.4)
     Disposal of 50% interest in Cluff        (1.8)        (3.5)        (0.9)       (0.7)            --           (6.9)
     -----------------------------------------------------------------------------------------------------------------
     At December 31, 2000                    569.8        339.3        238.2        50.5             --        1,197.8
     Charges                                  23.1         28.2         21.9         6.4             --           79.6
     Disposals                                  --         (3.3)          --          --             --           (3.3)
     -----------------------------------------------------------------------------------------------------------------
     At December 31, 2001                    592.9        364.2        260.1        56.9             --        1,274.1
     =================================================================================================================
     Net book value
     At December 31, 2001                    243.4        173.7        159.2        34.2            2.4          612.9
     At December 31, 2000                    230.7        190.1        176.1        40.4            8.5          645.8
     At December 31, 1999                    462.0        220.3        183.4        49.9           92.4        1,008.0
     -----------------------------------------------------------------------------------------------------------------

The net book value of tangible fixed assets includes US$4.1 million (2000:
US$4.8 million) in respect of assets held under finance leases included within buildings.
--------------------------------------------------------------------------------
                                                                     2000   2000
                                                                     US$m   US$m
--------------------------------------------------------------------------------
Capital commitments
Contracts placed but not provided for                                 2.7    4.0
================================================================================

14.  Investments

     In December 2000 the Company sold a 50% share of its wholly owned subsidiary, Cluff, which owns the Geita Mine in Tanzania, to AngloGold Limited. Following disposal of the 50% interest, Cluff is no longer a subsidiary company of Ashanti and has not been consolidated at December 31, 2000. The 50% interest retained is accounted for as a joint venture under the gross equity basis of accounting.

                                            Investment in   Loans to joint         Other
                                           joint ventures          venture    investment     Total
                                                     US$m             US$m          US$m      US$m
     ---------------------------------------------------------------------------------------------
     At January 1, 2000                             --                --            --          --
     Additions                                    69.3              31.1           1.5       101.9
     ---------------------------------------------------------------------------------------------
     As at December 31, 2000                      69.3              31.1           1.5       101.9
     Share of retained profit for the year        12.4                --            --        12.4
     ---------------------------------------------------------------------------------------------
     At December 31, 2001                         81.7              31.1           1.5       114.3
     =============================================================================================


     The Company's share of net assets of joint ventures can be analyzed as follows:

                                                         2001    2000
                                                         US$m    US$m
     -----------------------------------------------------------------
     Goodwill                                             59.2    63.7
     Share of fixed assets                               103.4   103.9
     Share of current assets                              27.6    11.4
     Share of liabilities due within one year            (23.9)  (19.0)
     Share of liabilities due after more than one year   (84.6)  (90.7)
     -----------------------------------------------------------------
     Share of net assets                                  81.7    69.3
     =================================================================

     The Company did not have an ownership in any joint ventures at December 31, 1999.

     The principal subsidiary undertakings are:

                                                          Class of       Interest in
     Company and country of incorporation     principal activities       shares held    per cent
     -------------------------------------------------------------------------------------------
     Ghana
                                                                             Ordinary
     Ashanti Goldfields (Bibiani) Limited            Gold Mining         No par value     100
                                                                             Ordinary
     Ghanaian-Australian Goldfields Limited          Gold Mining         No par value      80
                                                                             Ordinary
     Teberebie Goldfields Limited                    Gold Mining         No par value      90
     -------------------------------------------------------------------------------------------
     Guinea
     Societe Ashanti Goldfields de Guinee S.A.       Gold Mining           Ordinary        85
     -------------------------------------------------------------------------------------------
     Zimbabwe
     Ashanti Goldfields Zimbabwe Limited             Gold Mining           Ordinary       100
     -------------------------------------------------------------------------------------------
     Isle of Man
     Ashanti Treasury Services Limited                Treasury             Ordinary       100
     Geita Treasury Services Limited                  Treasury             Ordinary       100
     -------------------------------------------------------------------------------------------
     Cayman Islands
     Ashanti Capital Limited                          Financing            Ordinary       100
     Ashanti Finance (Cayman) Limited                 Financing            Ordinary       100
     Ashanti Capital (Second) Limited                 Financing            Ordinary       100
     ===========================================================================================

15.  Stocks

                                                  2001   2000   1999
                                                  US$m   US$m   US$m
     ---------------------------------------------------------------
     Mine stores                                  52.6   56.1   55.2
     Ore in stock piles(1)                        16.2   17.3   16.2
     Gold in process                               4.7    4.4    5.0
     ---------------------------------------------------------------
                                                  73.5   77.8   76.4
     ===============================================================

     (1) Ore is only mined and sent to the stockpile if it is considered that the ore will have future economic benefit. This is assessed by reviewing the estimated grade of the stockpile, the current spot gold price and the estimated costs of processing the stockpile. These criteria are used consistently from period to period.

16.  Debtors

                                                  2001   2000   1999
                                                  US$m   US$m   US$m
     ---------------------------------------------------------------
     Sundry debtors                               10.8   10.9   23.4
     Prepayments                                   2.4    2.2    2.9
     Deferred expenses                             2.9    2.5    5.5
     ---------------------------------------------------------------
                                                  16.1   15.6   31.8
     ===============================================================

17.  Cash

                                                  2001   2000   1999
                                                  US$m   US$m   US$m
     ---------------------------------------------------------------
     Cash at bank and in hand                     32.8   48.3   58.6
     Gold and cash in transit                     22.4   25.3   31.1
     ---------------------------------------------------------------
                                                  55.2   73.6   89.7
     ===============================================================

     Cash at bank includes US$8.7 million (2000: US$15.5 million, 1999: US$18.0 million) on deposit with Standard Chartered Bank in Ghana as collateral for a loan to Ashanti Goldfields Zimbabwe Limited.

18.  Creditors

                                                  2001    2000    1999
                                                  US$m    US$m    US$m
     -----------------------------------------------------------------
     Amounts falling due within one year:
     Trade creditors                              40.5    43.7    41.8
     Deferred purchase consideration (note a.)     7.3     7.3     4.8
     Deferred hedging income (note b.)            34.7    51.9    42.4
     Mining related accruals                      10.5    24.2    42.7
     Accrued interest                             10.0     9.2    10.5
     Taxation                                     15.4     4.0      --
     Other accruals                               36.6    28.7    39.4
     -----------------------------------------------------------------
                                                 155.0   169.0   181.6
     =================================================================
     Amounts falling due over one year:
     Deferred purchase consideration (note a.)     8.8    16.1    40.9
     Deferred hedging income (note b.)            30.9    68.1   114.5
     Other accruals                               10.1    14.0     --
     -----------------------------------------------------------------
                                                  49.8    98.2   155.4
     =================================================================

     a. The total deferred purchase consideration at December 31, 2001 of US$16.1 million (2000: US$23.4 million) comprises US$11.3 million (2000: US$13.8 million) in respect of Teberebie and US$4.8 million (2000: US$9.6 million) in respect of the acquisition of Golden Shamrock Mines Limited in 1996. Both amounts relate to liabilities with fixed amounts payable that are not subject to any form of contingency.

     b. Deferred hedging income arises from the early close-out of hedging contracts.

19.  Borrowings

                                                  2001    2000    1999
                                                  US$m    US$m    US$m
     -----------------------------------------------------------------
     5 1/2% Exchangeable Notes (note a.)         217.5   216.6   215.3
     Revolving Credit Facility (note b.)          55.0    88.8   326.0
     Bank loans and overdrafts                    21.6    26.6    29.4
     Project finance loans (note c.)              25.0    25.6      --
     Suppliers' credit                              --     0.2     2.8
     Finance leases                                4.1     4.8     5.6
     Aviation loans                                2.7     3.1     3.5
     -----------------------------------------------------------------
                                                 325.9   365.7   582.6
     =================================================================
     Repayments falling due:
     Between one year and two years              267.7    11.6     4.8
     Between two and five years                   31.9   336.6   418.4
     After five years                              1.0    10.3      --
     -----------------------------------------------------------------
     After more than one year                    300.6   358.5   423.2
     Within one year                              25.3     7.2   159.4
     -----------------------------------------------------------------
                                                 325.9   365.7   582.6
     =================================================================

     Borrowings at December 31, 2001 exclude the 50% share of the US$124.3 million (2000 - US$135.0 million) non-recourse Geita project finance loan, which has been included in the gross liabilities within the carrying value of the Geita joint venture investment.

     a.   US$217.5 million (2000: US$ 216.6 million, 1999: US$215.3 million) of
          Exchangeable Notes is stated net-of deferred loan fees of US$1.1 million (2000: US$ 2.2 million, 1999: US$3.3 million) which is being amortized over the period of the Notes. Details of the conversion rights of the 5 1/2%. Exchangeable Notes are set out in Note 22. These are currently repayable on March 15, 2003.

     b. The Revolving Credit Facility (the "Facility") which was amended in October 2000, carries a margin over US LIBOR ("London Inter Bank Offer Rate") of 250 basis points rising to 400 basis points for sums drawn under the Facility in 2001. US$47.2 million of the amount drawn is due for repayment on January 15, 2003 and US$7.8 million is repayable in four equal quarterly instalments commencing on March 31, 2002.

          Certain of the tranches of the Facility are secured on certain offshore bank accounts and certain other contracts and arrangements with hedging counterparties outside Ghana.

          The Company, under the Facility, had undrawn committed borrowing facilities of US$25.4 million as at December 31, 2001 (2000: US$100 million, 1999: Nil). The Company is subject to a number of restrictive covenants under the Facility agreements. The most significant covenants under the Facility at December 31, 2001 are the requirements that EBITDA (as defined in the Facility agreements) in each 12 month period not be less than US$100 million and tangible consolidated net worth (as defined in the Facility agreements) not be less than US$335 million. The Company is currently in compliance with all financial covenants.

     c. The project finance loans of US$25.0 million are in respect of loans provided to subsidiaries Ghanaian-Australian Goldfields Limited and Teberebie Goldfields Limited and are secured by fixed and floating charges over their respective assets.

20.  Financial instruments

     Debtors and creditors arising directly from the Company's operations and gold in transit are excluded from the following disclosures.

     Interest rate profile of financial liabilities

     The interest rate profile of the Company's financial liabilities at December 31, 2001, December 31, 2000 and December 31, 1999 which are predominately US dollar denominated were as follows:

                                                                         Fixed rate borrowings
                                                                    -------------------------------
                                                                                          Weighted
                                                                         Weighted     average time
                      Floating rate    Fixed rate   Total gross  average interest        for which
                         borrowings    borrowings    borrowings              rate     period fixed
                               US$m          US$m          US$m                 %           Years
     ----------------------------------------------------------------------------------------------
     December 31, 2001       108.4          217.5        325.9            5.5              1.2
     ----------------------------------------------------------------------------------------------
     December 31, 2000       149.1          216.6        365.7            5.5              2.2
     ----------------------------------------------------------------------------------------------
     December 31, 1999       367.3          215.3        582.6            5.5              3.2
     ==============================================================================================

     Interest on floating rate borrowings are determined primarily by reference to US LIBOR.

     Interest rate profile of financial assets

     The interest rate profile of the Company's financial assets at December 31, 2001, December 31, 2000 and December 31, 1999 which are predominately US dollar denominated were as follows:

                         Fixed rate   Floating rate   Interest free   Total
                               US$m            US$m            US$m    US$m
     ----------------------------------------------------------------------
     December 31, 2001       --           32.0             0.8        32.8
     ----------------------------------------------------------------------
     December 31, 2000       --           45.8             2.5        48.3
     ----------------------------------------------------------------------
     December 31, 1999       --           55.1             3.5        58.6
     ======================================================================

     The financial assets of the Company comprise cash at bank and in hand.

     Currency exposures

     The Company had no significant currency exposures given that all revenues are US dollar denominated as are the majority of its costs, monetary assets and financial liabilities.

     Fair values of financial assets and liabilities

     Set forth below is management's best estimate of fair value of financial instruments.

                                  Dec 31,    Dec 31,   Dec 31,    Dec 31,   Dec 31,    Dec 31,
                                     2001       2001      2000       2000      1999       1999
                                     Fair   Carrying      Fair   Carrying      Fair   Carrying
                                    value      value     value      value     value      value
                                     US$m       US$m      US$m       US$m      US$m       US$m
     -----------------------------------------------------------------------------------------
     Cash at bank                   24.1      24.1       32.8      32.8       40.6      40.6
     Cash held as collateral         8.7       8.7       15.5      15.5       18.0      18.0
     European put options           51.0        --       22.9       --        15.4        --
     European call options         (48.3)       --      (48.5)      --       (82.1)       --
     Convertible structures         10.5        --       22.4       --        (9.5)       --
     Forward contracts             117.6        --       93.3       --        48.8        --
     Lease rate swaps              (42.0)       --      (61.0)      --      (203.8)       --
     Long term convertible debt   (178.4)   (217.5)    (133.5)   (216.6)    (148.6)   (215.3)
     Other long term borrowings    (83.1)    (83.1)    (141.9)   (141.9)    (207.9)   (207.9)
     Short term borrowings         (25.3)    (25.3)      (7.2)     (7.2)    (159.4)   (159.4)
     =========================================================================================

     Fair value is the amount at which a financial instrument could be exchanged in an arm's length transaction between informed and willing parties. The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments:

     Cash and cash equivalents - The estimated fair value of these financial instruments approximates their carrying values due to their short maturities.

     Derivative financial instruments - Market values have been used to determine the fair value of lease rate swaps, call and put options, convertible structures, and forward contracts based on estimated amounts the Company would receive or have to pay to terminate the agreements, taking into account the current interest rate environment or current rates for similar options or forward contracts.

     Long-term debt - The estimated fair values of the Company's long-term debt are based on current interest rates available to the Company for debt instruments with similar terms and remaining maturities.

     Hedging

     The Company hedges the risk of movements in the gold price using several types of derivative financial instruments.

     Gains and losses on instruments used for hedging the gold price are not recognized until the exposure that is being hedged is itself recognized. Unrecognised gains and losses on the instruments used for hedging and the movements therein, are as follows:

                                                                                        Net Gains/
                                                                       Gains   Losses     (Losses)
                                                                        US$m     US$m         US$m
     ---------------------------------------------------------------------------------------------
     Unrecognized gains and losses at January 1, 2000                  157.6    (5.7)      151.9
     (Gains)/losses arising in previous years recognized in the year   (42.6)    1.2       (41.4)
     ---------------------------------------------------------------------------------------------
     Gains arising before January 1, 2000 not recognized in the year   115.0    (4.5)      110.5
     Gains and losses arising in 2000 and not recognized                 9.5      --         9.5
     ---------------------------------------------------------------------------------------------
     Unrecognized gains and losses on hedges at December 31, 2000      124.5    (4.5)      120.0
     ---------------------------------------------------------------------------------------------
     Gains and losses expected to be recognized within one year         54.4      --        54.4
     Gains and losses expected to be recognized after one year          70.1    (4.5)       65.6
     ---------------------------------------------------------------------------------------------
                                                                       124.5    (4.5)      120.0
     =============================================================================================

                                                                                                   Net Gains/
                                                                                  Gains   Losses     (Losses)
                                                                                   US$m     US$m         US$m
     --------------------------------------------------------------------------------------------------------
     Unrecognised gains and losses at January 1, 2001                             124.5    (4.5)      120.0
     Gains arising in previous years recognized in the year                       (54.4)     --       (54.4)
     --------------------------------------------------------------------------------------------------------
     Gains and losses arising before January 1, 2001 not recognized in the year    70.1    (4.5)       65.6
     Gains and losses arising in the year and not recognized                         --      --          --
     --------------------------------------------------------------------------------------------------------
     Unrecognized gains and losses on hedges at December 31, 2001                  70.1    (4.5)       65.6
     --------------------------------------------------------------------------------------------------------
     Gains and losses expected to be recognized within one year                    34.7      --        34.7
     Gains and losses expected to be recognized after one year                     35.4    (4.5)       30.9
     ========================================================================================================

21.  Provisions for liabilities and charges

                                              Deferred           Site
                                                   tax  rehabilitation    Total
                                                  US$m            US$m     US$m
     --------------------------------------------------------------------------
     At January 1, 2001                          9.9           14.6        24.5
     (Credit)/charge for the year               (8.0)           3.3        (4.7)
     --------------------------------------------------------------------------
     At December 31, 2001                        1.9           17.9        19.8
     ==========================================================================

     The Company's provision for site rehabilitation as at December 31, 2001 is US$17.9 million. These costs are expected to be paid over a 20-year period as the mines come to the end of their useful lives, commencing with the currently envisaged closure of the Bibiani (provision of US$3.2 million) and Freda Rebecca (provision of US$2.5 million) mines during 2004 and 2005, respectively. The remaining significant components of the provision comprise of US$5.2 million and US$4.4 million related to the Obuasi and Iduapriem mines, respectively; with the majority of such costs expected to be paid subsequent to 2006.

     Deferred taxation comprises:

     The amounts of deferred taxation provided and unprovided in the accounts are as follows:

                                                     Amount     Full potential
                                                   provided  liability/(asset)
                                                       US$m               US$m
     ---------------------------------------------------------------------------
     Accelerated capital allowances                    1.9            168.4
     Other timing differences                           --             (2.3)
     Losses carried forward                             --           (231.5)
     ---------------------------------------------------------------------------
     At December 31, 2001                              1.9            (65.4)
     ---------------------------------------------------------------------------
     At December 31, 2000                              9.9            (73.6)
     ---------------------------------------------------------------------------
     At December 31, 1999                              9.1             19.1
     ===========================================================================

     No provision has been made for taxation which might accrue on the distribution of unappropriated profits of overseas subsidiaries.

22.  Stated capital

     Authorized
     200,000,000 ordinary shares of no par value                    200,000,000
     1 special rights redeemable preference share of no par value             1
     --------------------------------------------------------------------------
                                                                    200,000,001
     ==========================================================================

                                                                                   Stated capital
                                                                    Issued shares            US$m
     ---------------------------------------------------------------------------------------------
     Allotted and fully paid At January 1, 2001:
     Ordinary shares of no par value in issue                        112,336,942          544.3
     Ordinary shares of no par value issued during the year              377,280            0.9
     ---------------------------------------------------------------------------------------------
     At December 31, 2001:                                           112,714,222          545.2
     Ordinary shares in treasury                                         559,405*            --
     1 special rights redeemable preference share of no par value              1             --
     ---------------------------------------------------------------------------------------------
                                                                     113,273,628          545.2
     =============================================================================================

     * The 559,405 ordinary shares held in treasury do not qualify for dividends and do not have voting rights but remain uncanceled.

     Based on the prices quoted on the New York Stock Exchange, Ashanti's share price in 2001 traded between a high of US$4.250 and a low of US$1.875. As at December 31, 2001, Ashanti's market capitalization, calculated by multiplying the number of ordinary shares of no par value in issue (shares issued 112,714,222) by the share price as at that date (US$4.250), was US$481.4 million.

     The Government of Ghana holds the special rights redeemable preference share of no par value (the "Golden Share"). The Golden Share is non-voting but the holder is entitled to receive notice of and to attend and speak at any general meeting of the members or at any separate meeting of the holders of any class of shares. On winding up, the Golden Share has a preferential right to return of capital, the value of which will be 1,000 cedis.

     The Regulations of Ashanti provide that certain matters, principally matters affecting the rights of the Golden Share, the winding up of Ashanti or the disposal of a material part of Ashanti's assets, shall be deemed to be a variation of the rights attaching to the Golden Share and shall be effective only with the written consent of the holder of the Golden Share.

     All of the ordinary shares rank pari passu in all respects.

     On April 25, 2001, Ashanti in general meeting passed a special resolution renewing an existing authority to make market purchases of its own shares up to an aggregate of 13,000,000 ordinary shares at a price per share (exclusive of expenses) of not more than 5% above the average of the middle market quotations for the shares taken from the Daily Official List of the London Stock Exchange for the five business days immediately before the date of purchase. However, Ashanti did not utilize this authority. The authority for Ashanti to purchase its own shares was renewed at the Annual General Meeting held on May 28, 2002, to expire at the earlier of August 28, 2003 or at the conclusion of the next Annual General Meeting in 2003.

     In February 1996, the Company raised US$250 million through an issue by a subsidiary of seven year 5 1/2%. Exchangeable Notes listed on the New York and London stock exchanges. The noteholders have the option of converting the notes into ordinary shares at a conversion price of US$27 per share. The notes may be redeemed by the Company in whole at par at any time after March 15, 2000 and will mature on March 15, 2003, unless converted or redeemed earlier. As at December 31, 2001 the Company had purchased US$31.4 million of the notes leaving US$218.6 million notes still in circulation which could give rise to the issue of up to 8,096,296 ordinary shares. The notes repurchased were cancelled in June 2002.

     In November 1999, pursuant to an agreement with the Company's Hedge Counterparties as subsequently amended in February 2000, a wholly-owned subsidiary, Ashanti Warrants Limited, issued unlisted warrants to subscribe for Mandatorily Exchangeable Securities under which the securityholders have the option of converting the securities into ordinary shares at a conversion price of US$3 per share. The warrants were issued in three equal tranches with expiry dates of April 28, 2004, October 28, 2004 and April 28, 2005. The conversion rights of the warrants could give rise to the issue of up to 19,835,001 ordinary shares. In June 2002, 13,945,122 warrants were exercised at a subscription price of US$3.00 per ordinary share.

     As at December 31, 2000, of the options granted to directors and staff 8,296,772 shares remained outstanding. As part of the review of the Company's remuneration arrangements conducted prior to the Annual General Meeting on April 25, 2001, option holders were invited to cancel all outstanding options voluntarily. The proposal was made on the basis that for every 10 shares currently under option a new option would be granted over three shares. In the case of executive directors and certain members of the Company's senior management, their outstanding "underwater" options were required to be surrendered in order to receive any further awards under the Company's long-term incentive plans. Options over 5,364,485 shares in respect of other Senior Management and over 508,050 shares in respect of executive directors were canceled in accordance with the invitation. 2,189,787 options were lapsed.

     Following the cancellation and re-grant of options described above, on May 3, 2001, the total number of ordinary shares over which executive directors and senior management now hold options is analyzed as follows:

                                                                                   Number of
                                                              Option price   ordinary shares
     Period of exercise                                Code            US$   of no par value
     ---------------------------------------------------------------------------------------
     July 13, 2003 - July 12, 2010                       A         1.66             40,000
     August 28, 2003 - August 27, 2010                   B         2.55             50,000
     May 3, 2004 - May 2, 2011 (Replacement Options)     C         2.29          1,761,760
     May 3, 2004 - May 2, 2011                           D         2.29            980,090
     ---------------------------------------------------------------------------------------
                                                                                 2,831,850
     =======================================================================================

     All options granted on May 3, 2001 were granted with exercise prices of US$2.29. They ordinarily become exercisable on May 3, 2004 and lapse on May 2, 2011.

23.  Directors' interests

     The beneficial interests, including family interests, of the directors holding office at the end of the year in ordinary shares of the Company are set out below:

                                Shares             Shares under option              Shares
     -------------------------------------------------------------------------------------------
                                                         Granted
                         Jan. 1,   Dec. 31,   Jan. 1,     during   Dec. 31,   Jan. 1,   Dec. 31,
                            2000       2000      2001   the year       2000      2001       2001
     -------------------------------------------------------------------------------------------
     M E Beckett           1,359      1,359        --        --          --     1,359      1,359
     S E Jonah            45,302     45,302   290,000        --     290,000    45,302     45,302
     T E Anin                 --         --        --        --          --        --         53
     M Botsio-Phillips       100        100    45,000        --      45,000       100        100
     L Chalker                --         --        --        --          --        --         --
     C A Crocker              --      5,000        --        --          --        --      5,000
     T Gibian             20,000     20,000        --        --          --    20,000     20,000
     M P Martineau            --         --        --        --          --        --         --
     N J Morrell              --         --        --        --          --        --         --
     E D Ofori Atta          553        553    45,000        --      45,000       553        553
     J N Robinson             --         --        --        --          --        --         --
     T S Schultz          23,548     23,548   128,050        --     128,050    23,548     23,548
     S Venkatakrishnan        --         --        --    50,000      50,000        --         --
     ===========================================================================================

                                      Shares under option
     ---------------------------------------------------------------
                                    Surrend-      Granted
                         Jan. 1,    ered and   during the   Dec. 31,
                            2001    Canceled         year       2001
     ---------------------------------------------------------------
     M E Beckett              --         --           --          --
     S E Jonah           290,000    (290,00)     260,664     260,664
     T E Anin                 --         --           --          --
     M Botsio-Phillips    45,000    (45,000)      32,260      32,260
     L Chalker                --         --           --          --
     C A Crocker              --         --           --          --
     T Gibian                 --         --           --          --
     M P Martineau            --         --           --          --
     N J Morrell              --         --           --          --
     E D Ofori Atta       45,000    (45,000)      30,009      30,009
     J N Robinson             --         --           --          --
     T S Schultz         128,050   (128,050)      93,644      93,644
     S Venkatakrishnan    50,000         --       52,828     102,828
     ===============================================================

     An analysis of options held by directors as at December 31, 2001 using the codes shown in note 22 is set out below:

                                          B        C         D       Total
     ----------------------------------------------------------------------
     S E Jonah                             --    87,000   173,664   260,664
     M Botsio-Phillips                     --    13,500    18,760    32,260
     E D Ofori Atta                        --    13,500    16,509    30,009
     T S Schultz                           --    38,415    55,229    93,644
     S Venkatakrishnan                 50,000        --    52,828   102,828
     ----------------------------------------------------------------------
     Total                             50,000   152,415   316,990   519,405
     ======================================================================

     Between January 1, 2002 and March 28, 2002, there were no changes in the above directors' interests.

     Bonus Co-Investment Plan

     Under the Bonus Co-Investment Plan, executive directors and key employees are invited to invest a percentage of their annual remuneration in Ashanti ordinary shares ("Ashanti shares"). Ashanti shares, which are purchased by employees at market value, are designated "Invested Shares" for the purposes of the Plan. Participants are then granted without further payment rights to receive additional shares referable to the number of shares which they have purchased as Invested Shares. These additional shares are designated "Matching Shares" for the purposes of the Plan. Normally, so long as the participant does not sell the Invested Shares within a two-year period following their purchase, the Matching Shares will normally be released to the employee in equal instalments on the first and second anniversaries of the award. Rights to receive Matching Shares will normally lapse if the participant leaves the Company or sells the Invested Shares within two years of the purchase of the Invested Shares. The total matching shares outstanding under this Plan were 44,838 as at December 31, 2001 (2000:44,838). No awards were made in 2001 under the Bonus Co-Investment Plan. Ashanti purchased 4,838 shares under the Bonus Co-Investment Plan on the open market in 2000 at a price of US$1.625 per share resulting in the recognition of an expense of US$nil and purchased 40,000 shares on the open market in 1999 at a price of US$7.10 per share resulting in the recognition of an expense of US$0.3 million.

     The Bonus Co-Investment Plan uses Ashanti shares which have already been issued and these are purchased by an employee trust, which is funded by Ashanti on terms agreed between the Board and the Trustee.

     Performance share plan

     Under the Performance Share Plan, also called Restricted Share Scheme, executive directors and key employees receive free Ashanti shares, if Ashanti achieves certain performance conditions within a three-year period. Shares acquired by the Trustee will be conditionally awarded to employees nominated by the Company, and transferred to employees following the employee's completion of three years' service from the date of the award provided certain performance targets are met. Special provisions apply if the participant's employment terminates by reason of death, disability, retirement or redundancy or other reasons in the Committee discretion or (in the case of an expatriate employee) on expiry without renewal of his fixed-term contract of employment, or on a person becoming a "majority shareholder controller" or on a reconstruction or liquidation of the Company.

     On May 3, 2001, 377,280 ordinary shares were awarded under the Restricted Share Scheme for which new Ashanti ordinary shares were issued, out of this, 91,680 shares were awarded to Directors.

     Shares in category 'A' were acquired from the market while in respect of category 'B', new shares were issued in line with the modified rules as approved at the Annual General Meeting of April 25, 2001.

     The full number of shares to which a participant is entitled would only be received if Ashanti meets challenging internal and/ or external goals. Rights to receive shares will normally lapse if the participant leaves the Company within three years of the grant of the award.

     The total shares outstanding under this Plan were 542,604 as at December 31, 2001 (comprising 165,324 Category 'A' Shares and 377,280 Category 'B' Shares) and 165,324 as at December 31, 2000. In order to settle Ashanti's obligations relating to the shares, Ashanti issued 377,280 new ordinary shares during 2001 at a price of US$2.53 per share, resulting in the recognition of an expense of US$0.3 million. Ashanti purchased 80,324 shares on the open market in 2000 at a price of US$1.625 per share resulting in the recognition of an expense of US$0.1 million and purchased 85,000 shares on the open market in 1999 at a price of US$7.25 per share resulting in the recognition of an expense of US$0.6 million.

     As at June 28, 2002 the following awards have been made to the Directors under the Company's Bonus Co-Investment Plan and Performance Share Plan since their introduction:

                                                      Shares awarded under the
                         Shares awarded under the      Performance Share Plan
     Name                Bonus Co-Investment Plan    Category 'A'   Category 'B'
     --------------------------------------------------------------------------
     S E Jonah                   14,388                 9,000              --
     M Botsio-Phillips               --                 6,000          12,000
     E D Ofori Atta                  --                 6,000          10,560
     T S Schultz                  7,697                 6,000          35,328
     S Venkatakrishnan               --                 3,000          33,792
     --------------------------------------------------------------------------
     Total                       22,085                30,000          91,680
     ==========================================================================

     AGC Employee Share Scheme

     Under the AGC Employee Share Scheme, executives and directors and key employees, other than those who participate in the Bonus Co-Investment Plan and Performance Share Plan, receive free Ashanti shares without any performance conditions. Rights to receive shares will normally lapse if the participant leaves the Company within three years of the grant of the award. The total shares outstanding under this Plan were 70,000 as at December 31, 2001 (2000: 70,000). No shares were issued in 2001 under the AGC Employee Share Schemes. In order to settle Ashanti's obligations relating to the Scheme, Ashanti purchased 35,000 shares on the open market in 2000 at a price of US$1.625 per share resulting in the recognition of an expense of US$0.1 million and 35,000 shares on the open market in 1999 at a price of US$7.25 per share resulting in the recognition of an expense of US$0.3 million.

24.  Reserves

                                                                   Non-
                                                          distributable
                                        Profit and loss     share deals
                                                account         account     Total
                                                   US$m            US$m      US$m
     ----------------------------------------------------------------------------
     At January 1, 2001                      (288.6)            19.0       (269.6)
     Retained profit for the year              62.7               --         62.7
     ----------------------------------------------------------------------------
     At December 31, 2001                    (225.9)            19.0       (206.9)
     ============================================================================

                                                                  Non-
                                                         distributable
                                        Profit and loss    share deals
                                                account        account      Total
                                                   US$m           US$m       US$m
     ----------------------------------------------------------------------------
     At January 1, 2000                      (172.1)            19.0       (153.1)
     Retained loss for the year              (141.1)              --       (141.1)
     Goodwill written back on disposal         24.6               --         24.6
     ----------------------------------------------------------------------------
     At December 31, 2000                    (288.6)            19.0       (269.6)
     ============================================================================

                                                                Non-
                                                       distributable
                                     Profit and loss     share deals
                                             account         account      Total
                                                US$m            US$m       US$m
     --------------------------------------------------------------------------
     At January 1, 1999                      11.8             19.0         30.8
     Retained loss for the year            (183.9)              --       (183.9)
     --------------------------------------------------------------------------
     At December 31, 1999                  (172.1)            19.0       (153.1)
     ==========================================================================

     In accordance with the Ghana Companies Code 1963 (Act 179), all transactions relating to the purchase and re-issue of the Company's own shares are recorded in a non-distributable share deals account.

     Reserves is after goodwill written off in previous years of US$476 million (2000: US$476 million) arising on the acquisition of subsidiary undertakings.

25.  Acquisitions and disposals

     Acquisition

     In June 2000, Ashanti acquired a 90% interest in Pioneer, the company that owns the Teberebie mine in Ghana, from Pioneer Gold Inc for a total consideration of US$14.9 million. Details of the consideration and assets acquired are set out below.

                                             Book value      Fair value   Provisional fair
                                           at acquisition   adjustments        values
                                                US$m            US$m            US$m
     -------------------------------------------------------------------------------------
     Tangible fixed assets                      56.6           (56.5)            0.1
     Stock                                       4.0            (2.7)            1.3
     Cash                                        0.6              --             0.6
     Creditors                                  (0.7)             --            (0.7)
     Borrowings                                 (8.3)             --            (8.3)
     -------------------------------------------------------------------------------------
     Net assets acquired                        52.2           (59.2)           (7.0)
     Goodwill                                                                   21.9
     -------------------------------------------------------------------------------------
     Cost of acquisition                                                        14.9
     =====================================================================================
     Satisfied by:
     Cash consideration                                                          5.0
     Assets on sold                                                             (5.0)
     Cost of acquisition                                                         1.1
     Deferred consideration                                                     13.8
     -------------------------------------------------------------------------------------
     Total consideration                                                        14.9
     =====================================================================================
     Analysis of acquisition cash flows:
     Total net cash consideration                                               (6.1)
     Net cash of subsidiary acquired                                             0.6
     Assets on sold                                                              5.0
     -------------------------------------------------------------------------------------
     Total                                                                      (0.5)
     =====================================================================================

     The deferred consideration of US$13.8 million is payable as follows: two payments of US$2.5 million in each of March 2001 and 2002, US$3.0 million in March 2003, US$3.8 million in March 2004 and US$2.1 million in March 2005.

     The terms of the agreement also include the potential for contingent cash consideration of up to US$5.0 million dependent upon minimum gold prices and production levels.

     The loss incurred by Pioneer for the last full financial period prior to acquisition was US$21.5 million.

     Disposal

     In December 2000 Ashanti disposed of a 50% interest in its subsidiary, Cluff, which owns 100% of the Geita mine in Tanzania. The net inflow in respect of the disposal is as follows:

                                                                  US$m    US$m
     --------------------------------------------------------------------------
     Cash paid by AngloGold Limited                                       207.8
     Costs of disposal                                                    (27.8)
     --------------------------------------------------------------------------
     Net cash consideration                                               180.0

     Net assets at date of disposal:
     Goodwill                                                    127.4
     Tangible fixed assets                                       205.3
     Stocks                                                       11.3
     Debtors                                                       1.8
     Cash                                                          4.2
     Creditors                                                   (11.6)
     Due to the Company                                          (55.0)
     Borrowings                                                  (75.0)
     -----------------------------------------------------------------
                                                                 208.4
     -----------------------------------------------------------------

     50% of net assets sold                                              (104.2)
     Goodwill reinstated from reserves                                    (24.6)
     --------------------------------------------------------------------------
     Profit on disposal                                                    51.2
     --------------------------------------------------------------------------

     Analysis of disposal cash flows:
     Net cash consideration                                               180.0
     Net cash disposed of with subsidiary                                  (4.2)
     Repayment of intercompany balance                                     55.0
     --------------------------------------------------------------------------
     Total cash inflow                                                    230.8
     ==========================================================================

26.  Reconciliation of operating profit/(loss) to operating cash flows

                                                         2001     2000    1999
                                                         US$m     US$m    US$m
     --------------------------------------------------------------------------
     Operating profit/(loss)                              76.6   (126.1)   17.2
     Depreciation and amortization                        82.3    114.8   114.9
     Non-cash exceptional operating costs                   --    208.3    60.5
     Loss on disposal of fixed assets                      0.6      5.2      --
     Decrease/(increase) in stocks                         4.3    (11.8)    2.2
     Decrease/(increase) in debtors                        2.0     10.8    (0.2)
     Decrease in creditors                               (16.7)   (18.0)  (26.5)
     Decrease in deferred hedging income                 (57.0)   (34.6)  (47.5)
     Increase/(decrease) in provisions                     3.3      0.8    (0.3)
     --------------------------------------------------------------------------
     Net cash inflow from operating activities            95.4    149.4   120.3
     ==========================================================================

27.  Financing

                                                         2001    2000     1999
                                                         US$m    US$m     US$m
     --------------------------------------------------------------------------
     Revolving Credit
     Facility           - drawdowns                        --       --    270.0
                        - repayments                    (33.8)  (251.0)  (152.6)
     Bridge Facility    - drawdowns                        --     75.0       --
     Other              - drawdowns                        --       --     19.0
                        - repayments                     (6.8)   (10.3)   (61.9)
     --------------------------------------------------------------------------
                                                        (40.6)  (186.3)    74.5
     ==========================================================================

28.  Analysis of net debt

                                                 Other                    Other                    Other
                                                 non-                     non-                     non-
                                 At              cash      At             cash      At             cash      At
                                Jan 1,    Cash   move-   Dec 31,  Cash    move-   Dec 31,   Cash   move-   Dec 31,
                                1999      flow   ments    1999    flow    ments    2000     flow   ments    2001
                                US$m      US$m   US$m     US$m    US$m    US$m     US$m     US$m   US$m     US$m
     -------------------------------------------------------------------------------------------------------------
     Cash at bank                47.2    (11.9)     --     35.3    (2.5)     --     32.8    (8.7)    --      24.1
     Bank overdraft              (1.3)    (3.3)     --     (4.6)    1.1      --     (3.5)   (1.7)    --      (5.2)
     -------------------------------------------------------------------------------------------------------------
     Cash                        45.9    (15.2)     --     30.7    (1.4)     --     29.3   (10.4)    --      18.9
     Short term deposits and
        collateralized cash
        (liquid resources)       65.7    (11.3)     --     54.4   (13.6)     --     40.8    (9.7)    --      31.1
     Borrowings                (489.0)   (74.5)  (14.5)  (578.0)  186.3    29.5   (362.2)   40.6    0.9    (320.7)
     -------------------------------------------------------------------------------------------------------------
     Net debt                  (377.4)  (101.0)  (14.5)  (492.9)  171.3    29.5   (292.1)   20.5    0.9    (270.7)
     =============================================================================================================

     Following is a detail of the 'other' line item included in the reconciliation of net cash flow to movement in net debt:

                                                              Year ended   Year ended    Year ended
                                                                Dec 31,      Dec 31,       Dec 31,
                                                                 2001         2000          1999
                                                                 US$m         US$m          US$m
     ----------------------------------------------------------------------------------------------
     Write-down and subsequent re-instatement of
        non-recourse project finance loans (note a.)               --        (21.3)           --
     Loans assumed on acquisition (Note 25)                        --         (8.3)           --
     Transfers between accruals and long term debt                 --         (6.5)          6.5
     Debt created on close out of hedge contracts (note b.)        --         (7.8)        (26.5)
     Gain on extinguishment of debt                                --           --           5.3
     Loans disposed of with subsidiary (Note 25)                   --         75.0            --
     Other                                                        0.9         (1.6)          0.2
     ----------------------------------------------------------------------------------------------
     Total non-cash movements                                     0.9         29.5         (14.5)
     ==============================================================================================

     a. In 1998, management determined that certain non-recourse development loans associated with the Iduapriem mine would not be paid down and consequently the Company wrote-down the loans. This write-down followed a management decision to close the Iduapriem mine and was based on cash flow forecasts. In 2000, the Company acquired the Teberebie gold mine, which is adjacent to the Iduapriem mine. As a result of the acquisition, management determined that the Iduapriem and Teberebie mines could use a shared processing plant and consequently, the operations at Iduapriem were now considered economically feasible. Revised cash flow forecasts were prepared that demonstrated that the non-recourse loans which were written-down in 1998 would now be paid; the loans were therefore reinstated.

     b. Debt created on the close out of hedge contracts relates to contracts that were closed out early and rolled into the Company's Facility. The losses related to these contracts have been recorded as an offset to deferred income.
--------------------------------------------------------------------------------

29.  Related party transactions

     The Company's principal shareholder is Lonmin (32%) which provides technical services and the services of Mr S E Jonah to the Company for which it received US$0.7 million (2000: US$1.8 million; 1999:US$1.8 million) for the year. Another major shareholder is the Government of Ghana (20%). The Company pays royalties, corporate and other taxes and utility charges in the normal course of business to the Government of Ghana and associated authorities. Amounts charged during the year totaled approximately US$51 million (2000: US$58 million) of which US$12.3 million (2000: US$12.8 million) remained unpaid as at December 31, 2001.

30.  Contingent liabilities

     US Class Actions

     The consolidated class action which commenced in the year 2000, is pending against the Company and one officer and director and one former director under United States Federal Securities laws in the United States District Court for the Eastern District of New York. The complaint alleges non-disclosures and misstatements regarding Ashanti's hedging position and hedging program. The plaintiffs contend that the Company and the individual defendants' actions violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under that Act. The plaintiffs seek unspecified damages, attorneys' and experts' fees and other reliefs.

     The Company continues to vigorously defend the action, and although the Company cannot make any assurances regarding the ultimate result of the litigation at this stage, it believes that the outcome will have no material adverse effect on the Company's financial position.

     Kimin - Employee Actions

     In November 1999, the Brussels Labour Court upheld the claims for arrears of salary and severance payments in proceedings instituted by certain ex-Kimin expatriate employees against Kimin and Ashanti. In October 2000, the plaintiffs unsuccessfully instituted proceedings in Kinshasa, DRC to enforce the provisional judgment against Kimin in the DRC. The Brussels Labor Court of Appeal issued its judgment on March 13, 2002. The Court awarded a total sum of 1,501,870.34 euros (approximately US$1.35 million) plus 7% interest, in favor of the affected ex-employees as against the total amount claimed by them of US$2.2 million plus interest. Ashanti's liability for a further claim for payment in lieu of holiday was to be decided later this year. On July 17, 2002 all parties to the dispute reached a full and final settlement on claims in this regard.

     Pangea/Ashanti Joint Venture - Arbitration

     With regard to the arbitration proceedings at the International Court of Arbitration of the International Chamber of Commerce between Pangea Goldfields Inc. and the Company, the parties have agreed an amicable settlement of the dispute that would obviate any further arbitral proceedings and would not have any material adverse effect on the Company's financial position.

     The Company's financial statements are prepared in accordance with UK GAAP, which differ in certain significant respects from generally accepted accounting principles in the United States ("US GAAP"). The following is a summary of the significant adjustments, to profit/(loss) attributable to shareholders and shareholders' equity when reconciling amounts recorded in the consolidated financial statements to the corresponding amounts in accordance with US GAAP, considering the significant differences between UK and US GAAP.

31. Summary of Differences Between UK and US Generally Accepted Accounting Principles

     The Company's financial statements are prepared in accordance with UK GAAP, which differ in certain significant respects from generally accepted accounting principles in the United States ("US GAAP").

     The following is a summary of the significant adjustments, to profit/(loss) attributable to shareholders and shareholders' equity when reconciling amounts recorded in the consolidated financial statements to the corresponding amounts in accordance with US GAAP, considering the significant differences between UK and US GAAP.

                                                                            2001     2000     1999
                                                                            US$m     US$m     US$m
     -----------------------------------------------------------------------------------------------
     Profit and loss account
     Profit/(loss) attributable to shareholders under UK GAAP               62.7   (141.1)   (183.9)
     US GAAP adjustments:
     Amortization of goodwill and other intangibles                  a        --    (30.3)    (38.6)
     Depreciation on impaired tangible fixed assets                  a      12.9    (11.2)       --
     Impairment of long-lived assets                                b,e    (87.3)  (246.8)    (61.0)
     Equity investment in joint ventures                             c      (3.3)      --        --
     Deferred income taxes                                           d     (16.1)   (29.7)    112.0
     Derivative financial instruments                                e       5.3     60.5    (160.7)
     Transfer from other comprehensive income:
     - Gain on derivative financial instruments related to
       impaired assets                                               e      32.3       --        --
     - Deferred hedging income                                       e      51.2       --        --
     Warrants issued to non-employees                                f        --     (1.1)     (5.7)
     Write-down of non-recourse loans                                g        --     22.0      (0.7)
     Asset write-back                                                h        --    (20.0)       --
     Depreciation on asset write-back                                h       1.7      1.2        --
     Prepaid forward gold facility                                   i        --       --      (4.3)
     Accounting for pensions                                         j       0.8      3.9       5.5
     Environmental and site restoration obligations                  k       1.4     (0.6)     (1.4)
     Compensation charge on variable plan options                    l      (1.2)      --        --
     Deferred income taxes on the above                                      5.0     44.1       3.4
     -----------------------------------------------------------------------------------------------
     Profit/(loss) attributable to shareholders under US GAAP               65.4   (349.1)   (335.4)
     ===============================================================================================
     Profit/(loss) attributable to shareholders under US GAAP
        before extraordinary items and the cumulative effect of
        an accounting change                                                33.1   (349.1)   (336.2)
     Cumulative effect of an accounting change                              32.3       --        --

                                                                            2001     2000     1999
                                                                            US$m     US$m     US$m
     ----------------------------------------------------------------------------------------------
     Extraordinary items (less applicable taxes of US$nil for the
        year ended December 31, 1999)                                          --       --      0.8
     ----------------------------------------------------------------------------------------------
     Profit/(loss) attributable to shareholders under US GAAP                65.4   (349.1)  (335.4)
     ==============================================================================================
     Statement of comprehensive income
     Profit/(loss) for the year                                              65.4   (349.1)  (335.4)
     Other comprehensive income, net of income tax:
        Cumulative effect of accounting change --
           adoption of SFAS 133                                             146.2       --       --
     Transfer to earnings:
     - Gain on derivative financial instruments related to
          impaired assets                                                   (32.3)      --       --
     - Deferred hedging income                                              (51.2)      --       --
     ----------------------------------------------------------------------------------------------
                                                                            128.1   (349.1)  (335.4)
     ==============================================================================================
     Earnings per share (US$):
        Basic:
        Earnings/(loss) per share before extraordinary items and
           cumulative effect of an accounting change                         0.30    (3.11)   (3.02)
        Cumulative effect of an accounting change                            0.28       --       --
        Extraordinary items                                                    --       --     0.01
        Earnings/(loss) per share                                            0.58    (3.11)   (3.01)
     ==============================================================================================
        Diluted:
        Earnings/(loss) per share before extraordinary items and
           cumulative effect of an accounting change                         0.29    (3.11)   (3.02)
        Cumulative effect of an accounting change                            0.28       --       --
        Extraordinary items                                                    --       --     0.01
        Earnings/(loss) per share                                            0.57    (3.11)   (3.01)
     ==============================================================================================

                                                                            2001     2000     1999
                                                                            US$m     US$m     US$m
     ----------------------------------------------------------------------------------------------
     Shareholders' equity
     Equity shareholders' funds under UK GAAP                               338.3    274.7    391.2
     Impact on cost of long-lived assets (including impairment
        and purchase price adjustments)                             a, b     72.2    159.5    447.2
     Accumulated amortization and depreciation on long-lived
        assets                                                         a   (266.9)  (279.8)  (239.7)
     Equity investment in joint ventures                               c     22.3     25.6       --
     Deferred income taxes                                             d    (55.8)   (39.7)   (10.0)
     Derivative financial instruments                                  e    154.4      2.9    (57.6)
     Asset write-back                                                  h    (20.0)   (20.0)      --
     Accumulated depreciation on asset write-back                      h      2.9      1.2       --
     Accounting for pensions                                           j       --     (0.8)    (4.7)
     Environmental and site restoration obligations                    k     (3.5)    (4.9)    (4.3)
     Write down of non-resource loans                                  g       --       --    (22.0)
     Contingent consideration                                          m       --       --     11.7
     Deferred income taxes on the above                                      64.6     59.6     15.5
     ----------------------------------------------------------------------------------------------
     Shareholders' equity under US GAAP                                     308.5    178.3    527.3
     ==============================================================================================

                                                                          Accumu-
                                                                        lated other
                                                                          compre-
                                                             Retained     hensive      Stated    Other
                                                     Total   earnings      income     capital   reserves
     Statement of changes in shareholders' equity    US$m      US$m         US$m        US$m      US$m
     ---------------------------------------------------------------------------------------------------
     Balance at December 31, 1998                    842.2     304.6          --       518.6      19.0
     Net loss for the year                          (335.4)   (335.4)         --          --        --
     Distribution of dividends                       (10.9)    (10.9)         --          --        --
     New share capital issued                         25.7        --          --        25.7        --
     Warrants issued to non-employees                  5.7       5.7          --          --        --
     ---------------------------------------------------------------------------------------------------
     Balance at December 31, 1999                    527.3     (36.0)         --       544.3      19.0
     Net loss for the year                          (349.1)   (349.1)         --          --        --
     Warrants issued to non-employees                  1.1       1.1          --          --        --
     Other                                            (1.0)     (1.0)         --          --        --
     ---------------------------------------------------------------------------------------------------
     Balance at December 31, 2000                    178.3    (385.0)         --       544.3      19.0
     Net profit for the year                          65.4      65.4          --          --        --
     New share capital issued                          0.9        --          --         0.9        --
     Compensation charge on variable plan options      1.2       1.2          --          --        --
     SFAS 133 transition adjustment                  146.2        --       146.2          --        --
     Transfer to net income for the year             (83.5)       --       (83.5)         --        --
     ---------------------------------------------------------------------------------------------------
     Balance at December 31, 2001                    308.5    (318.4)       62.7       545.2      19.0
     ===================================================================================================

     a)   Amortization of long-lived assets

     Goodwill and other intangible assets

     For years prior to the year ending December 31, 1998, goodwill arising on business combinations treated as acquisitions was written off against retained earnings in accordance with UK GAAP. On the subsequent disposal or termination of a previously acquired business, the profit or loss on disposal is calculated after charging the amount of related goodwill previously charged to reserves. The Company adopted FRS 10 in 1998. FRS 10 requires that goodwill be capitalized and amortized over its expected useful life. However, capitalization of amounts previously written off against retained earnings is not required. Under US GAAP, goodwill and other intangible assets (principally mineral rights) are capitalized and amortized over the life of the mine using the unit of production method.

     Tangible fixed assets

     The difference on depreciation of tangible fixed assets arises from the impact of adjustments to historic cost in respect of impairment charges.

     b)   Impairment of long-lived assets

     Under both UK and US GAAP, impairment reviews of long-lived assets are performed whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. However, measurement differences arise regarding the determination of when a long-lived asset is impaired and the amount of impairment loss to be recognized.

     Under UK GAAP, the Company evaluates long-lived assets for impairment by comparing the carrying value less deferred hedging income to the recoverable amount based on discounted future cash flows. Under US GAAP,
     (i) undiscounted cash flows are used to evaluate for impairment, and (ii) deferred hedging income is not subtracted from the carrying value of long-lived assets.

     Under both UK and US GAAP, if an impairment exists, an impairment loss is recognized to record the long-lived assets at their recoverable amount, under UK GAAP, and their fair value under US GAAP. The Company estimates both recoverable amount and fair value using discounted cash flow techniques. The discount rate applied is management's estimate of the rate that the market would expect on an investment of comparable risk. Under UK GAAP, impairment losses increase accumulated depreciation; under US GAAP, impairment losses reduce the historical cost of the related long-lived asset.

     Differences arise between impairment assessments under UK GAAP and US GAAP as follows: (i) hedging cash flows from all derivative instruments are included in income generating units for impairment assessments under UK GAAP, while, under US GAAP, prior to January 1, 2001, hedging cash flows only in respect of forward contracts and gold lease rate swaps are included and, subsequent to that date, no expected future cash flows from derivative instruments are included in impairment assessments; and (ii) corporate overhead costs are included in US GAAP impairment assessments only to the extent that they are incremental costs that are directly attributable to the operation of the mines whereas UK GAAP permits the allocation of joint corporate costs that are not so directly attributable.

     Under US GAAP, the Company recorded an impairment loss for the year ending December 31, 2001 amounting to US$87.3 million (2000: US$428.6 million, 1999: US$91.0 million). The impairment loss was allocated, by segment, first to goodwill and then to long-lived assets. The segment analysis is as follows: US$nil (2000: US$331.2 million; 1999: US$nil) relating to the Obuasi mine, US$54.9 million (2000: US$83.8 million; 1999: US$nil) relating to the Siguiri mine, US$32.4 million (2000: US$nil; 1999: US$34.8 million) relating to the Bibiani mine, US$nil (2000: US$13.0 million; 1999: US$54.0 million) relating to the Freda-Rebecca mine and US$nil (2000: US$0.6 million; 1999: US$2.2 million) relating to the Ayanfuri mine.

     c)   Equity investment in joint ventures

     The Company's equity investment in joint ventures is in respect of its 50% interest in the Geita mine in Tanzania. This mine became a joint venture of the Company on December 15, 2000, following the Company's sale of 50% of its interest in this mine to AngloGold Limited.

     Under UK GAAP the results of joint ventures are accounted for using the gross equity method of accounting which results in the Company's share of net income and the net assets, together with additional disclosure information relating to these balances, being presented on the face of the profit and loss account and balance sheet.

     Under US GAAP the Company adopts the equity accounting provisions of APB Opinion number 18, The Equity Method of Accounting for Investments in Common Stock (APB 18). Under APB 18 the Company's investment in, and advances to, the investee, which are increased or decreased by earnings, losses, and dividends, are combined and shown as a single-line item in its balance sheet. Similarly, the Company's share of the investee's current net earnings or losses is shown as a single-line item in its income statement.

     The difference between UK and US GAAP is principally one of disclosure. However a difference does arise from additional goodwill of US$25.6 million on the acquisition of the investment in joint ventures and, subsequently, from the equity in earnings impact of adjustments required to convert the underlying accounts of the joint venture from UK to US GAAP and of the amortization of the additional goodwill. The Company's 50% share of these differences at December 31, 2001 relate to the mark-to-market liability of US$2.4 million in respect of its derivative financial instruments. Additional goodwill amortization of US$0.9 million has been charged during 2001.

     Additional disclosures in respect of the net income and net assets of the joint venture are provided on the face of the profit and loss account and balance sheet as required under UK GAAP.

     d)   Deferred income taxes

     Under UK GAAP, deferred taxes are only provided to the extent an asset or liability is expected to crystallize. Under US GAAP, the Company has applied Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes (SFAS 109), for all periods presented. SFAS 109 requires an asset and liability method of accounting whereby deferred taxes are recognized for the tax consequences of all temporary differences between the financial statement carrying amounts and the related tax bases of assets and liabilities. Under US GAAP, the effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date. SFAS 109 requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, including cumulative losses in recent years, it is considered more likely than not that some portion or all of the deferred tax assets will not be realized.

     The following are the deferred tax assets and liabilities at period end:

                                      Dec 31, 2001   Dec 31, 2000   Dec 31, 1999
                                          US$m           US$m           US$m
     ---------------------------------------------------------------------------
     Deferred tax liabilities:
        Long-lived assets                 104.9          128.7         204.1
     Deferred tax assets:
        Losses carried forward           (231.5)        (245.7)       (189.2)
        Other                              (5.0)          (4.7)        (11.3)
     ---------------------------------------------------------------------------
     Total deferred tax asset            (131.6)        (121.7)          3.6
     Valuation allowance                  124.7          111.7            --
     ---------------------------------------------------------------------------
     Net deferred tax asset                (6.9)         (10.0)          3.6
     ===========================================================================

     During the year ended December 31, 2001, the Company increased its valuation allowance by US$13.0 million to adjust its deferred tax assets to estimated realizable value. The total valuation allowance primarily relates to the deferred tax assets arising from loss carryforwards as well as other temporary differences. At December 31, 2001, the Company had US$765.2 million in loss carryforwards of which US$694.5 million can be carried forward indefinitely. The remaining loss carryforwards amounting to US$18.2 million, US$25.6 million, US$10.1 million and US$16.8 million expire in 2003, 2004, 2005 and 2006, respectively.

     At December 31, 2001, based upon the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are anticipated to reverse, and prudent and feasible tax-planning strategies, management believes it is more likely than not that the Group will realize the benefits of these deductible differences, net of the valuation allowances. However, the amount of the deferred tax asset considered realizable could be adjusted in the future if estimates of taxable income are revised.

     The Company has not provided for any deferred income taxes on the undistributed earnings of subsidiaries because, in management's opinion, such earnings have been indefinitely reinvested in the Company's operations. It is not practical to determine the amount of unrecognized deferred tax liabilities for temporary differences related to investments in these non-Ghanaian subsidiaries.

     The components of the tax expense/(benefit) were as follows:

                                                     Year ended     Year ended     Year ended
                                                    Dec 31, 2001   Dec 31, 2000   Dec 31, 1999
                                                        US$m           US$m           US$m
     -----------------------------------------------------------------------------------------
     Current tax expense                                14.8            8.0             2.8
     Deferred tax (benefit)/expense under UK GAAP       (8.0)           0.8            (0.1)
     Deferred tax expense/(benefit) of applying
        SFAS 109                                        11.1          (14.4)         (115.5)
     -----------------------------------------------------------------------------------------
     Tax expense/(benefit) for the year on
        application of SFAS 109 to UK
     GAAP profit/(loss) before tax                      17.9           (5.6)         (112.8)
     =========================================================================================

     The tax expense/(benefit) recorded under US GAAP differs from the amount determined by applying the applicable Ghanaian statutory income tax rate to pre-tax profit/(loss) attributable to shareholders under US GAAP as a result of the following:

                                                       Year ended     Year ended     Year ended
                                                      Dec 31, 2001   Dec 31, 2000   Dec 31, 1999
                                                          US$m           US$m           US$m
     -------------------------------------------------------------------------------------------
     Tax expense/(benefit) at statutory rate*             24.4          (123.6)       (156.8)
     Amortization of goodwill                             10.5            54.6          30.2
     Investment allowances                                (0.1)          (11.9)         (1.8)
     Deferred tax on acquisition and disposal               --            (9.8)           --
     Effect of foreign income taxes, net                 (55.5)          (38.6)         10.6
     Impact of change in tax rate on deferred taxes        8.5              --            --
     Prior year tax adjustments                           11.8            11.6           6.2
     Valuation allowance                                  13.0           111.7            --
     Other permanent differences                           5.3             0.4          (1.2)
     -------------------------------------------------------------------------------------------
     Tax expense/(benefit) for the year                   17.9            (5.6)       (112.8)
     ===========================================================================================

*    The statutory rate for 2001 was 30% and 35% for 1999 and 2000.

     e)   Derivative financial instruments

     Under UK GAAP, the Company accounts for all derivative contracts using hedge accounting. The impact of accounting for derivatives under US GAAP is set out below.

     Position to December 31, 2000

     Under US GAAP, derivative financial instruments that are accounted for using hedge accounting must demonstrate a high degree of hedge effectiveness at the inception of the hedge relationship and on an ongoing basis. Hedge accounting under US GAAP additionally requires that the hedge relationship be designated at inception and reduce enterprise or transaction risk. Under US GAAP, the Company accounts for fixed forward sales contracts and lease rate swaps using hedge accounting.

     Under US GAAP, gains or losses (realized or unrealized) for derivative contracts which no longer qualify as hedges for accounting purposes are recognized in income immediately.

     The Company uses written and purchased put and call options, which qualify for hedge accounting under UK GAAP, to hedge exposure to commodity price risk for gold. The Company does not account for these instruments using hedge accounting under US GAAP.

     Specifically, written options are the writing or sale of options contracts, (the Company writes options with gold prices as the underlying risk), which obligate the writer to fulfil the contract should the holder choose to exercise. These contracts are not considered to reduce risk to the writer as the holder will only choose to exercise when it is beneficial to do so. In the Company's judgment, it is appropriate to treat these contracts as not qualifying for hedge accounting. Written options include option contracts sold for the purchase and sale of gold at a future date, and certain convertible structures, whereby the written option may convert into bought put options if the gold price moves below a specified barrier.

     The adjustment relating to derivative contracts that do not qualify for hedge accounting under US GAAP includes (i) the recognition of changes in market values between periods and (ii) the reversal of deferred hedging gains and losses that were recorded on the early close out of such contracts under UK GAAP.

     Position from January 1, 2001

     Effective January 1, 2001, the Company adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income (OCI) and are recognized in the profit and loss account when the hedged item affects earnings.

     For the purpose of SFAS 133, all financial instruments have been marked-to-market at both January 1 and December 31, 2001. Whilst all derivatives are entered into for hedging purposes, they did not qualify for hedge accounting under the provisions of SFAS 133 at January 1, 2001. Accordingly the movement in fair value of derivatives is included in net income for the year. The following table sets out the fair value of the relevant derivative financial instruments at December 31, 2001 and 2000:

                                                                  2001     2000
                                                                  US$m     US$m
     --------------------------------------------------------------------------
     Forward contracts                                           117.6     93.3
     European Put options (net bought)                            51.0     22.9
     European Call options (net sold)                            (48.3)   (48.5)
     Convertible structures                                       10.5     22.4
     Lease rate swaps                                            (42.0)   (61.0)
     --------------------------------------------------------------------------
                                                                  88.8     29.1
     --------------------------------------------------------------------------

     The US$154.4 million adjustment to shareholders' equity at December 31, 2001 represents (i) US$88.8 million, being the total adjustment to mark-to-market the relevant financial instruments at that date; and (ii) the reversal of the deferred hedging income balance of US$65.6 million recorded as a creditor under UK GAAP.

     The adoption of SFAS 133 resulted in cumulative transition adjustment gains after tax of US$146.2 million at January 1, 2001 which was recorded in accumulated other comprehensive income at that date. Of these gains US$32.3 million was immediately reclassified into earnings on recognition of the impairment charge discussed in b) above. An additional US$51.2 million was reclassified into earnings relating to the amortization of the accumulated deferred hedging income balance. The remaining accumulated other comprehensive income of US$62.7 million, relating to deferred hedging income, will all be reclassified into earnings in the year ended December 31, 2002.

     f)   Warrants issued to non-employees

     As described in Note 22, in November 1999 the Company issued warrants to its hedging counterparties at a conversion price of US$4.75 per share. On February 21, 2000, the warrants were re-priced to US$3.00. Under UK GAAP, as the net proceeds of the issue were US$nil, no expense was recognized in the financial statements. Under US GAAP, the warrants are accounted for using the fair value methodology in SFAS 123 in a manner consistent with equity instruments issued to non-employees.

     g)   Write-down of non-recourse loans

     In 1998, management determined that certain non-recourse development loans associated with the Iduapriem mine would not be paid down and consequently, under UK GAAP, the Company wrote-down the loans. This write-down followed a management decision to close the Iduapriem mine and was based on cash flow forecasts. In 2000, Ashanti acquired the Teberebie gold mine, which is adjacent to the Iduapriem mine. As a result of the acquisition, management determined that the Iduapriem and Teberebie mines could use a shared processing plant and consequently, the operations at Iduapriem were now considered economically feasible. Revised cash flow forecasts were prepared that demonstrated that the non-recourse loans which were written-down in 1998 would now be paid; under UK GAAP, the loans were therefore reinstated. Under US GAAP, the conditions necessary for extinguishment of debt are more stringent than UK GAAP. As the Company was not legally released from the debt in 1998, the non-recourse loans are not considered to be extinguished under US GAAP.

     h)   Asset write-back

     In connection with the decision to close down the Iduapriem mine in 1998, the Company wrote down certain long-lived assets under both UK and US GAAP. As described above, in 2000 Ashanti acquired the Teberebie gold mine, which is adjacent to the Iduapriem mine. As a result of the acquisition, management determined that the Iduapriem and Teberebie mines could use a shared processing plant and, consequently the operations at Iduapriem were again considered economically feasible. Under UK GAAP, an element of the previously recognized impairment charge was reversed. Under US GAAP, the reversal of previously recognized impairment losses is not permitted.

     i)   Prepaid forward gold facility

     The Company entered into a prepaid forward gold facility in 1996 that was refinanced early in 1999. In the UK GAAP balance sheet, the instrument was carried at cost, and, on early repayment of the facility, a gain of US$5.3 million was recognized. The gain recognized represented the difference between the fair value of the facility at the refinancing date and the carrying value of the facility. Under US GAAP, the gold facility is retranslated at each period end (including the refinancing date) using the prevailing spot rates in order to recognize the impact of fluctuating gold prices over the term of the facility; gains and losses on retranslation are recognized in the Company profit and loss account.

     j)   Accounting for pensions

     During the years ended December 31, 2001, 2000 and 1999, the Company recorded pension costs amounting to US$1.2 million, US$3.7 million (of which US$3.0 million were classified as exceptional operating costs) and US$6.3 million (of which US$5.0 million were classified as exceptional operating costs), respectively, related to the Scheme operated at the Obuasi mine. The Scheme provides for a monthly payment in Ghanaian currency (indexed to the US dollar) to retirees until death. Prior to the periods presented in these financial statements (i) all Scheme participants had retired, and (ii) the Scheme was closed to new employees. The exceptional operating cost recognized in 1999 represented management's best estimate of the total remaining liability under the Scheme as at December 31, 1999. This estimate was calculated based on the Ghanaian currency liability existing at that time. Prior to this date, the Scheme was accounted for on a cash basis. In 2000, the Scheme liability was re-estimated. The increase in the Scheme liability in 2000 reflects the re-introduction of the US dollar indexing in that year.

     Under US GAAP, the Scheme is accounted for in accordance with the provisions of SFAS 87, Employers' Accounting for Pensions and presented in accordance with SFAS 132, Employers' Disclosures about Pensions and Other Post Retirement Benefits. The benefits for the Scheme are based on years of service and compensation levels for the covered retirees. The Scheme is unfunded and accordingly, no assets related to the Scheme are recorded. Pension expense/(income) amount to (in thousands) US$345 in 2001, US$(169) in 2000 and US$633 in 1999 of which actuarial (gain)/loss was the only component. The projected benefit obligation for the Scheme was determined using a weighted average discount rate of 4.8% for each of the three years ended December 31, 2001.

                                                              Pension Benefits
                                                             2001   2000   1999
                                                             US$m   US$m   US$m
     ---------------------------------------------------------------------------
     Change in benefit obligation
        Benefit obligation at beginning of year               8.8    9.7   10.2
        Actuarial loss/(gain)                                 0.3   (0.2)   0.6
        Benefits paid                                        (1.2)  (0.7)  (1.1)
     ---------------------------------------------------------------------------
     Benefit obligation at end of year                        7.9    8.8    9.7
     ===========================================================================

     k)   Environmental and site restoration obligations

     Under UK GAAP, the expected costs of any committed decommissioning or other site restoration programs incurred during the construction phase are discounted at the weighted average cost of capital and capitalized at the beginning of each project and amortized over the life of the mine using the units of production method. Additional provisions are also recorded during the production phase as environmental liabilities arise with a corresponding charge to operating results. Under US GAAP, the cost of decommissioning or other site restoration programs is accrued using the unit-of-production method and charged to cost of sales and other direct production costs over the life of mine.

     It is reasonably possible that, due to uncertainties associated with defining the nature and extent of environmental contamination, application of laws and regulations by regulatory authorities, and changes in remediation technology, the ultimate cost of remediation could change in the future. The Company periodically reviews its accrued liabilities for such remediation costs, as evidence becomes available indicating that its remediation liability has potentially changed. Ashanti currently carries public liability insurance coverage arranged through reputable insurers. However, there is no specific coverage available for environmental liabilities which either arise gradually or otherwise than as a result of an insurable event.

     l)   Variable plan options

     On April 25, 2001, Ashanti implemented an option contribution plan that gives current option holders the ability to cancel their outstanding options in exchange for newly issued options. For every 10 shares under option which were cancelled by the option holders, a new option is granted over three shares. These new options require the option holder to remain employed by Ashanti for a period of three years from the date of grant.

     Under UK GAAP, the voluntary cancellation and re-grant of options are treated as separate events. At the date of grant, the option prices were above the market price of Ashanti's shares. Consequently, the options have no intrinsic value and no compensation charge has been recognized pursuant to Urgent Issues Task Force ("UTTF") 17, Employee Share Schemes.

     Under US GAAP, the voluntary cancellation and re-grant of options are also treated as separate events. However, under US GAAP, FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation: an Interpretation of APB Opinion No. 25, requires variable plan accounting for the newly granted options. Consequently, compensation cost in respect of options regranted during the year has been measured at the period end for the difference between the quoted market price and the option strike price to be paid by an employee. Such expense is being recognized over the three-year service period.

     m)   Contingent consideration

     UK Financial Reporting Standard No. 7 "Fair Values in Acquisition Accounting" requires the cost of acquisition to include a reasonable estimate of the fair value of the amounts of contingent consideration expected to be payable in the future. At December 31, 1999, US$24.0 million was included in deferred purchase consideration under UK GAAP related to the purchase of the Kimin mine; payment of US$11.7 million of this amount was initially contingent on the output of the mine. Under US GAAP, the deferred purchase consideration related to Kimin would be recorded on resolution of the contingency. During fiscal 2000, the Company renegotiated the terms of the Kimin purchase agreement such that the contingency was eliminated and consequently no reconciling difference exists between UK and US GAAP at December 31, 2000.

     Other disclosures

     The following information is provided as additional disclosure under US
     GAAP:

     Nature of operations

     Ashanti Goldfields Company Limited ("Ashanti") and subsidiaries (collectively, the "Company") are primarily engaged in the mining and processing of gold ores and the exploration and development of gold properties in Africa. The Company's operations are principally in Ghana, Guinea, Tanzania and Zimbabwe. Gold bullion produced by the Company is used primarily for fabrication and bullion investment. Fabricated gold has a wide variety of uses including jewelery (the largest fabrication use for gold), electronics, dentistry, decorations, medals, medallions and official coins. Gold for bullion investment is primarily sold to central banks as part of their national investment strategies.

     Earnings per share

     Under US GAAP, basic earnings/(loss) per share ('EPS') is computed by dividing net earnings/(loss) available to common shareholders by the weighted average number of common shares outstanding for the year. The computation of diluted EPS is similar to basic EPS, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued, and the numerator may be adjusted for the impact the outstanding security had on income available to common shareholders used in the basic EPS calculation.

     Diluted EPS is equal to basic EPS for the years ended December 31, 2000 and 1999 as the exercise of the Senior Management Share Options, Warrants and conversion of 5 1/2 % Exchangeable Notes, are excluded from the computation of diluted EPS in those years as the effect of inclusion is anti-dilutive.

     The number of potentially dilutive shares that were excluded from the computation of diluted EPS are as follows:

                                                    2001       2000       1999
                                                  millions   millions   millions
     ---------------------------------------------------------------------------
     Senior Management Share Options                2.8        8.3        8.2
     5 1/2 % Convertible Notes                      8.1        8.0        8.3
     Warrants                                      19.8       19.8       19.8
     ---------------------------------------------------------------------------
                                                   30.7       36.1       36.3
     ---------------------------------------------------------------------------

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

     Credit risk and concentrations of credit risk

     Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and from movements in gold prices. The Company does not anticipate non-performance by counterparties.

     Concentrations of credit risk (whether on or off-balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Financial instruments on the balance sheet that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, receivables and derivatives which are recorded at fair value. The Company maintains a policy providing for the diversification of cash and cash equivalent investments and places its investments in a number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are limited due to the large, financially strong customers the Company does business with.

     As described in Note 1, the Company enters into certain hedging transactions. The Company attempts to minimize its credit exposure to counterparties by entering into derivative contracts with major international financial institutions. Although the Company's theoretical credit risk is the replacement cost at the then estimated fair value of these instruments, management believes that the risk of incurring losses is remote. Market risk exists due to the fact that the price of gold could rise above the strike price on a position thus creating an exposure in favour of counterparties. The counterparties may call for margin payments on the contracts in this instance, subject to any restrictions on margin calls (including margin free limits) which are contained in the contract.

     Management does not believe significant risk exists in connection with the Company's concentrations of credit as at December 31, 2001.

     Redundancy costs

     Included in operating expenses for the year ended December 31, 1999 was a charge of US$17 million for redundancy costs associated with labor rationalization at the Obuasi mine and the decision to close the surface mining at Obuasi. A further charge of US$3 million for redundancy costs is included in operating expenses for the year ended December 31, 2000 in respect of this closure.

     During the second quarter of 1999 the Company reached an agreement with the Ghana Mineworkers' Union for a labor rationalization plan involving the retrenchment of 2,155 permanent employees (2,000 junior shift workers and 155 senior salaried staff). Additionally, during the fourth quarter of 1999, the Company announced the closing of the surface mining operations at Obuasi by the end of 2000 together with the closure of certain shafts and processing plants. The surface mine closure includes the termination of 700 employees. Under both the redundancy plans, actual employees terminated amounted to approximately 2,900 employees through December 31, 2000.

     Of the total costs charged to date of US$20 million (1999: US$17 million) the remaining accrual as at December 31, 2000 was US$2.1 million (1999:
     US$7.5 million). Actual redundancy costs paid in 2000 were US$8.4 million (1999: US$9.5 million). During 2001 no further employees were made redundant and no further costs were paid.

     Extraordinary items

     Under UK GAAP, the Company recognized a gain of US$1.3 million in 1999 related to the repurchase of preference shares issued as part of the consideration for Golden Shamrock Mines Limited in 1996. The preference shares (the "Shares") were issued using a special purpose entity and are, in-substance, debt. The Shares entitle the holder to fixed payments in cash and do not participate in earnings, dividends or have voting rights. Under UK GAAP, these items were included as a component of net interest payable on the profit and loss account statement. Under US GAAP, these gains are treated as extraordinary items.

     Pro forma financial information

     In June 2000, Ashanti acquired a 90% interest in Pioneer, the Company that owns the Teberebie mine in Ghana (see Note 25). The acquisition was accounted for under the purchase method for US GAAP purposes.

     Goodwill arising as part of the acquisition amounted to US$21.9 million and is being amortised over the life of the underlying mine assets using the unit of production method. Unaudited pro forma results of operations under UK GAAP for the year ended December 31, 2000 and 1999, as if the 90% ownership in the Teberebie mine had been acquired at the beginning of each reporting period, follow. The pro forma results include estimates and assumptions which management believes are reasonable. However, pro forma results do not include any anticipated cost savings or other effects of the planned integration of the Teberebie mine, and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated or which may result in the future.

                                                             2000     1999
                                                              US$ million
                                                      (except per share amounts)
                                                              (unaudited)
     ---------------------------------------------------------------------------
     Pro forma revenues                                      584.8    658.7
     Pro forma net loss                                     (151.1)  (204.2)
     Pro forma basic loss per share (US$)                     (1.3)    (1.8)
     Pro forma diluted loss per share (US$)                   (1.9)    (2.0)

     Revenue recognition

     Under UK GAAP, the Company recognizes "estimated" revenue when gold is produced in dore form in the gold room based on the quantity and spot price at that date. Pursuant to the Company's refining and purchase agreements with its customers (i) the actual sales price is the spot price at the date of delivery, and (ii) the actual quantity invoiced is the quantity after the gold is refined (refining is generally completed within one day of delivery.) Consequently, under UK GAAP the Company processes an adjustment on completion of the refining process to adjust revenues recognized at the time of producing dore to actual revenues.

     Under US GAAP, the Company recognizes revenue from sales of gold bullion at the date of delivery to the refinery. At this point in time, delivery of third-party refined gold to the customer has occurred, the pricing is either fixed or determinable and collectibility is reasonably assured. Under US GAAP, revenues were lower by US$2.9 million for the year ended December 31, 2001, US$5.8 million for the year ended December 31, 2000, and higher by US$4.8 million for the year ended December 31, 1999. The difference in accounting policy is not material with respect to operating profit/(loss), profit/(loss) attributable to shareholders, and shareholders equity under US GAAP for all periods presented. Consequently, no US GAAP adjustments have been recorded.

     In November 1999, the United States Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, Revenue Recognition
     ("SAB 101"). This Bulletin sets forth the SEC Staff's position regarding the point at which it is appropriate for a company to recognize revenue. The Staff believes that revenue is realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or service has been rendered, (iii) the seller's price to the buyer is fixed or determinable and (iv) collectibility is reasonably assured. The Company adopted SAB 101 in the fourth quarter of the year ended December 31, 2000 in accordance with SAB 101. The adoption of SAB 101 had no effect on the Company's financial statements.

     Ashanti adopted SFAS 133 on January 1, 2001. Subsequent to the adoption of SFAS 133, all deferred hedging gains and losses that are recorded on the early close out of hedging contracts under UK GAAP are reversed in the US GAAP reconciliation as part of the 'Derivative financial instruments' adjustment as further explained in note 31(e) above.

     Gold realization risks

     The nature of realization risks inherent in commodity inventories for which revenue has already been recognized relate to the possibility of significant changes in the spot price for gold between the date the gold is poured and the delivery date and differences in quantities between the poured amount and the refined amount.

     The overall realization risk is mitigated by the following factors:

     o Estimated ounces have never varied significantly from the final quantity declared by the refiner;

     o    Theft is covered by bullion insurance; and

     o Gold is a liquid commodity recognized on international exchanges and, if a customer does not accept delivery, Ashanti can deliver to one of its other customers.

     Exceptional items

     For the year ended December 31, 2001 no exceptional items were recognized. In the year ended December 31, 2000, the Company recognized exceptional operating costs before operating (loss)/profit of US$215.2 million (1999:
     US$79.1 million) and an exceptional profit on sale of businesses of US$46.6 million (1999: profit of US$0.2 million). Additionally, in the year ended December 31, 1999 an exceptional provision for loss on disposal of fixed assets of US$171.1 million was recognized. Under US GAAP, these items are treated as operating items and not shown as exceptional items in the profit and loss account. There is no impact on the US GAAP net loss as a result of the treatment for UK GAAP. Similarly there is no impact on basic and diluted loss per share as such amounts have been considered in the calculation of such figures.

     Buyback and reissuance of shares

     In the year ended December 31, 1999, the Company purchased 22,888 of its ordinary shares increasing the number held in treasury to 559,405 ordinary shares which remain in existence at December 31, 2001. The purchases of shares were accounted for in accordance with the Ghana Companies Code 1963 (Act 179) in a non-distributable Share deals account within shareholders' equity. Under US GAAP, the cost of the treasury shares is generally presented as a reduction of total shareholders' equity. This difference in presentation has no impact on shareholders' equity.

     Cash

     In the UK GAAP balance sheet, 'Gold-in-transit' and 'cash held as collateral' have been included within cash balances but have not been included as part of cash in preparing the UK GAAP cash flow statement in accordance with FRS 1 (Revised). For cash flow purposes 'Gold-in-transit' and 'cash held as collateral', together with short-term deposits, are classified as liquid resources. Under US GAAP, 'Gold-in-transit' and 'cash held as collateral' are classified as other assets in the balance sheet and, similar to UK GAAP, would not be included as part of cash and cash equivalents in preparing the US GAAP cash flow statement.

     Furthermore, 'cash held as collateral' is classified as restricted cash, which forms part of other current assets under US GAAP, as it is held as collateral for a short-term loan to Ashanti Goldfields Zimbabwe Limited. 'Gold-in-transit' would also be classified as other current assets.

     Employee stock options

     The Company accounts for its stock option and stock-based compensation plans using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock issued to Employees ("APB 25"). Accordingly, the Company computes compensation costs for each employee stock option granted as the amount by which the fair market value of ordinary shares on the date of the grant exceeds the amount the employee must pay to acquire the shares. Accordingly, where options have been granted at exercise prices equal to fair market value on the date of grant, no compensation expense has been recognized by the Company.

     Had compensation cost for the Company's stock option plans been determined consistent with the fair value methodology prescribed under SFAS 123, the Company's net profit/(loss) attributable to shareholders and net profit per share under UK GAAP would have been decreased to the pro forma amounts in the table below:

                                        2001             2000             1999
                                        US$m             US$m             US$m
                                    (except per      (except per      (except per
                                   share amounts)   share amounts)   share amounts)
    -------------------------------------------------------------------------------
    Net profit/(loss):
       As reported                      62.7            (141.1)          (183.9)
       Pro forma                        61.6            (144.3)          (187.1)
    Net profit/(loss) per share:
       Basic:
       As reported (US$)                0.56             (1.25)           (1.64)
       Pro forma (US$)                  0.55             (1.28)           (1.67)
       Diluted:
       As reported (US$)                0.55             (1.25)           (1.64)
       Pro forma (US$)                  0.54             (1.28)           (1.67)

     The following table summarizes option plan activity:

                                                                Weighted average
                                          Shares under option    Exercise price
                                             No. of shares             US$
    ----------------------------------------------------------------------------
    Balance, December 31, 1998 and 1999        8,206,772              12.58
       Granted                                    90,000               2.15
    ----------------------------------------------------------------------------
    Balance, December 31, 2000                 8,296,772              12.46
       Granted                                 2,741,850               2.29
       Lapsed                                 (2,334,237)             12.58
       Cancelled                              (5,872,535)             12.58
    ----------------------------------------------------------------------------
    Balance, December 31, 2001                 2,831,850               2.29
    ============================================================================

     The following table summarizes information about options outstanding at December 31, 2001:

                                    Number         Remaining                                 Number
                              outstanding as at   contractual   Exercise                exerciseable at
                                 December 31,         life        price    Fair value     December 31,
     Code    Date of Grant           2001            Years         US$         US$            2001
     --------------------------------------------------------------------------------------------------
     A        July 13, 2000          40,000           8.53        1.66        1.42             --
     B      August 26, 2000          50,000           8.85        2.55        2.40             --
     C          May 3, 2001       1,761,760           9.34        2.29        1.76             --
     D          May 3, 2001         980,090           9.34        2.29        1.76             --
     --------------------------------------------------------------------------------------------------
                                  2,831,850                                                    --
     ==================================================================================================

     The weighted average fair value of options granted in 2001 and 2000 were US$1.76 and US$1.96, respectively. No options were granted during the year ended December 31, 1999.

     The fair values of options granted for fiscal years ended December 31, 2001, 2000 and 1999 have been estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

     Options                                                 2001    2000   1999
     ---------------------------------------------------------------------------
     Expected option life (years)                            10.0    10.0    n/a
     Risk-free interest rates(1)                              5.5%    5.0%   n/a
     Volatility(2)                                           60.0%  100.0%   n/a
     Dividend yield                                            --      --    n/a
     ===========================================================================

     (1) The risk-free interest rate is based on US Government Benchmark STRIP at each grant date for time period being the difference between last exercisable date and date of grant.

     (2) The volatility is estimated at each grant date for time period being the difference between last exercisable date and date of grant. The volatility was estimated by using historical volatility on the London International exchange when trading on the Ghanaian stock exchange was extremely light.

     The compensation cost as generated by the Black-Scholes option pricing model may not be indicative of the future benefit, if any, that may be received by the option holder.

     Cash flow statement

     For UK GAAP reporting purposes, the cash flow statement is prepared in accordance with FRS No. 1 (Revised) Cash Flow Statements ("FRS 1"). The objective and principles of FRS 1 are similar to those set out in SFAS No. 95, Statement of Cash Flows ("SFAS 95"). The principle difference between the standards relates to the classification of cash flows. Under FRS 1, the Company presents its cash flows for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, dividends, management of liquid resources and financing. Pursuant to SFAS 95, however, the Company's cash flows would be analyzed between only three categories of cash flow activity, namely operating, investing and financing.

     Under SFAS 95, (i) cash flows arising from taxation, returns on investments and servicing of finance and 'Gold-in-transit' would be included as operating activities, (ii) cash flows from acquisitions and disposals would be included in investing activities, and (iii) dividend payments, changes in short-term credit facilities and management of liquid resources (excluding 'Gold-in-transit') would be disclosed as part of financing activities. In addition, under UK GAAP cash is presented net of overdrafts while under SFAS 95, bank overdrafts are treated as short term credit facilities with movements appearing within financing activities.

     A reconciliation between the consolidated statements of cash flows presented in accordance with UK GAAP and US GAAP is presented below for the year ended December 31:

                                                                      2001    2000     1999
                                                                      US$m    US$m     US$m
     ---------------------------------------------------------------------------------------
     Operating activities
     Cash flow from operating activities (UK GAAP)                    95.4    149.4    120.3
     Movement in 'Gold-in-transit'                                     2.9      5.8     (4.8)
     Corporation tax paid                                             (2.9)    (5.8)    (3.4)
     Interest received                                                 2.0      4.7      4.5
     Interest paid                                                   (24.4)   (61.1)   (33.3)
     ---------------------------------------------------------------------------------------
     Net cash provided by operating activities (US GAAP)              73.0     93.0     83.3
     =======================================================================================

                                                                      2001    2000     1999
                                                                      US$m    US$m     US$m
     ---------------------------------------------------------------------------------------
     Investing activities
     Net cash outflow from capital expenditure and financial
        investment (UK GAAP)                                         (49.6)  (146.2)  (189.0)
     Acquisitions                                                       --     (0.5)      --
     Disposals                                                          --    230.8      7.4
     ---------------------------------------------------------------------------------------
     Net cash provided by/(used in) investing activities (US GAAP)   (49.6)    84.1   (181.6)
     =======================================================================================

                                                                      2001    2000     1999
                                                                      US$m    US$m     US$m
     ---------------------------------------------------------------------------------------
     Financing activities
     Cash outflow from financing (UK GAAP)                           (40.6)  (186.3)    74.5
     Dividends paid                                                     --       --     (7.5)
     Change in short-term credit facilities                            1.7     (1.1)     3.3
     Movement in liquid resources (except 'Gold-in-transit')           6.8      7.8     16.1
     ---------------------------------------------------------------------------------------
     Net cash (used in)/provided by financing activities (US GAAP)   (32.1)  (179.6)    86.4
     =======================================================================================

     The cash inflow of US$230.8 million on disposals in the year ended December 31, 2000 includes US$55.0 million of intercompany balances repaid. Under US GAAP, this amount would be separately presented within investing activities.

     Intangible assets

     The following reconciles the UK GAAP reported figures to US GAAP as at December 31:

                                                                      2001    2000     1999
                                                                      US$m    US$m     US$m
     ---------------------------------------------------------------------------------------
     Ending UK GAAP balance                                           18.8     21.5    131.5
     Brought forward US GAAP difference                               25.4    220.7    294.8
     Amortization                                                       --    (30.3)   (38.6)
     Contingent consideration adjustment                                --     11.7     12.3
     Transfer to investments                                            --    (25.6)      --
     Disposal of 50% interest in Cluff                                  --    (25.6)      --
     Impairment write-off                                            (25.3)  (125.5)   (47.8)
     ---------------------------------------------------------------------------------------
     Ending US GAAP balance                                           18.9     46.9    352.2
     =======================================================================================

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), with effect from January 1, 2002. For business combinations for which the acquisition date was before July 1, 2001, the Company did not recognize and account for acquired intangible assets as assets separate from goodwill. Accordingly, upon initial adoption of SFAS 142, reclassification of the carrying amounts of previously acquired intangible assets is not required.

     Subsequent to adoption of SFAS 142, the Company does not amortize goodwill and other intangible assets that have an indefinite useful life but rather tests such assets at least annually for impairment. The following pro forma disclosures are given for the three years ended December 31, 2001, 2000 and 1999:

                                                                            12 months ended
                                                                      Dec. 31   Dec. 31   Dec. 31
                                                                       2001      2000      1999
     ----------------------------------------------------------------------------------------------------
                                                               (in US$ millions except per share numbers)
     Net profit/(loss) before extraordinary items, as stated            65.4     (349.1)   (336.2)
     Amortization expense                                                6.0       35.1      38.6
     ----------------------------------------------------------------------------------------------------
     Adjusted net profit/(loss) before extraordinary items              71.4     (314.0)   (297.6)
     ----------------------------------------------------------------------------------------------------
     Net profit/(loss), as stated                                       65.4     (349.1)   (335.4)
     Amortization expense                                                6.0       35.1      38.6
     ----------------------------------------------------------------------------------------------------
     Adjusted net profit/(loss)                                         71.4     (314.0)   (296.8)
     ----------------------------------------------------------------------------------------------------
     Earnings per share (US$)
     Basic
     Earnings/(loss) per share, as stated                               0.58      (3.11)    (3.01)
     Amortization expense, per share                                    0.05       0.31      0.35
     ----------------------------------------------------------------------------------------------------
     Adjusted earnings/(loss) per share                                 0.63       2.80     (2.66)
     ----------------------------------------------------------------------------------------------------
     Diluted
     Earnings/(loss) per share, as stated                               0.57      (3.11)    (3.01)
     Amortization expense, per share                                    0.05       0.31      0.35
     ----------------------------------------------------------------------------------------------------
     Adjusted earnings/(loss) per share                                 0.62       2.80     (2.66)
     ====================================================================================================

     Fixed assets

     The following reconciles the UK GAAP reported figures to US GAAP as at December 31:

                                                       2001     2000     1999
                                                       US$m     US$m     US$m
     --------------------------------------------------------------------------
     Ending UK GAAP balance                            612.9    645.8   1,008.0
     Brought forward US GAAP difference               (164.5)   (13.2)       --
     Impairment write-off                              (62.0)  (121.3)    (13.2)
     Asset write-back                                     --    (20.0)       --
     Depreciation adjustment                            14.6    (10.0)       --
     --------------------------------------------------------------------------
     Ending US GAAP balance                            401.0    481.3     994.8
     --------------------------------------------------------------------------

     Segmental analysis

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"), which requires that an enterprise report financial and descriptive information about its reportable operating segments.

     The Company is primarily engaged in the exploration, development and mining of gold on the African continent. The Company's operations are managed and internally reported on a mine-by-mine basis on which basis the Company has identified its reportable segments. The Company's country of domicile is Ghana. The location of individual mines along with the relevant financial disclosures required by SFAS 131, are identified in the following tables for the years ending December 31, 2001, 2000 and 1999 (under UK GAAP):

     12 Months to December 31, 2001

                                                                                    Freda-
                                                        Idua-                       Rebecca
                                    Obuasi   Ayanfuri   priem   Bibiani   Siguiri    Zim-
                                     Ghana    Ghana     Ghana    Ghana     Guinea    babwe
                                     US$m     US$m      US$m     US$m       US$m     US$m
-------------------------------------------------------------------------------------------
Revenue (external)                   143.5      3.1      55.8     68.7      76.6      34.0
Operating costs                     (101.4)    (2.8)    (44.0)   (43.1)    (62.2)    (22.8)
Other operating costs                   --     (1.0)     (0.8)    (2.2)       --        --
Depreciation and amortization        (37.5)    (0.5)     (4.9)   (13.8)    (18.6)     (3.9)
Royalties                             (4.3)    (0.1)     (1.7)    (2.1)     (2.6)       --
Operating profit/(loss)                0.3     (1.3)      4.4      7.5      (6.8)      7.3
Interest payable                      (1.3)      --      (2.2)      --        --      (0.9)
Interest receivable/other income        --       --       0.2      0.3        --        --
Property, plant & equipment (net)    442.6       --      22.8     32.6      86.3      17.2
Total assets                         483.9       --      42.2     52.1     107.3      28.2
Capital expenditure                   30.1      0.5       3.7      1.0       7.0       6.8

                                                                                  Total
                                                                                   per
                                                         Corporate    Geita     financial
                                               Explor-     Admini-   Tanzania    state-
                                    Treasury    ation     stration     50%        ments
                                      US$m      US$m       US$m        US$m       US$m
-----------------------------------------------------------------------------------------
Revenue (external)                    96.0        --          --       76.7       554.4
Operating costs                         --        --          --      (38.9)     (315.2)
Other operating costs                   --      (6.5)      (21.2)      (2.8)      (34.5)
Depreciation and amortization           --      (1.9)       (1.2)     (12.6)      (94.9)
Royalties                               --        --          --       (2.2)      (13.0)
Operating profit/(loss)               96.0      (8.4)      (22.4)      20.2        96.8
Interest payable                        --        --       (22.6)        --       (27.0)
Interest receivable/other income       0.6        --         4.3         --         5.4
Property, plant & equipment (net)       --        --        11.4         --       612.9
Total assets                          14.2       0.3       162.6         --       890.8
Capital expenditure                     --       0.1         0.4         --        49.6

     12 Months to December 31, 2000


                                                                                                Freda-
                                                        Idua-                        Geita     Rebecca
                                    Obuasi   Ayanfuri   priem   Bibiani   Siguiri   Tanzania    Zim-
                                     Ghana     Ghana    Ghana    Ghana     Guinea     100%      babwe
                                     US$m      US$m     US$m     US$m       US$m      US$m      US$m
------------------------------------------------------------------------------------------------------
Revenue (external)                   179.5     10.1      53.9     76.6      85.2      48.6       31.3
Operating costs                     (133.5)    (8.9)    (43.2)   (36.8)    (54.8)    (25.7)     (22.2)
Depreciation and amortization        (45.6)    (4.8)     (3.2)   (15.6)    (19.8)    (11.6)     (11.7)
Royalties                             (5.4)    (0.3)     (1.4)    (2.3)     (2.9)     (1.4)        --
Operating (loss)/profit               (5.0)    (3.9)      6.1     21.9       7.7       9.9       (2.6)
Interest payable                      (1.5)      --      (4.3)      --      (0.3)     (5.9)      (1.5)
Interest receivable/other income        --      0.1       0.6      0.2       0.1       0.2        0.3
Exceptional operating costs         (157.0)      --        --       --        --        --      (35.0)
Property, plant & equipment (net)    452.1      0.1      21.9     43.0      98.1        --       14.0
Total assets                         500.9      0.5      38.8     64.2     120.8        --       21.6
Capital expenditure                   32.6      1.4       2.6      2.8      11.6      85.7        4.8

                                                                                                Amounts
                                                                                                  per
                                                         Corporate                    Recon-   financial
                                               Explor-    Admini-                     ciling     state-
                                    Treasury   ation     stration    Other    Total    items     ments
                                      US$m      US$m       US$m       US$m     US$m    US$m      US$m
--------------------------------------------------------------------------------------------------------
Revenue (external)                    97.0         --        --         --    582.2       --     582.2
Operating costs                         --      (14.2)    (25.3)        --   (364.6)      --    (364.6)
Depreciation and amortization           --       (0.4)     (2.1)        --   (114.8)      --    (114.8)
Royalties                               --         --        --         --    (13.7)      --     (13.7)
Operating (loss)/profit               97.0      (14.6)    (27.4)        --     89.1   (215.2)   (126.1)
Interest payable                        --         --      (3.7)     (38.8)   (56.0)     4.7     (51.3)
Interest receivable/other income        --         --        --        3.2      4.7     (4.7)       --
Exceptional operating costs          (14.7)        --        --       (8.5)  (215.2)   215.2        --
Property, plant & equipment (net)       --        3.2       4.5        8.9    645.8       --     645.8
Total assets                          20.3        4.1     114.6       50.4    936.2       --     936.2
Capital expenditure                     --        0.6       1.1        2.4    145.6       --     145.6

     12 Months to December 31, 1999

                                                                                           Freda-
                                                    Idua-                        Geita     Rebecca
                                Obuasi   Ayanfuri   priem   Bibiani   Siguiri   Tanzania    Zim-
                                 Ghana     Ghana    Ghana    Ghana    Guinea      100%      babwe
                                 US$m      US$m     US$m     US$m      US$m       US$m      US$m
--------------------------------------------------------------------------------------------------
Revenue (external)               208.3     12.3      45.6     73.2      67.3        --       31.4
Operating costs                 (164.6)    (9.0)    (40.6)   (42.4)    (44.3)       --      (18.9)
Depreciation and amortization    (66.9)    (4.7)     (0.5)   (16.1)    (14.4)       --       (9.4)
Royalties                         (6.2)    (0.4)     (1.4)    (2.2)     (2.0)       --         --
Operating (loss)/profit          (29.4)    (1.8)      3.1     12.5       6.6        --        3.1
Interest payable                  (1.8)      --      (2.4)      --      (0.3)       --       (3.4)
Interest receivable                 --       --       0.6      0.5       0.1        --        5.6
Exceptional operating costs      (69.4)      --      (0.7)      --        --        --         --
Property, plant and equipment
   (net)                         618.1      3.5       1.6     53.1     104.0     137.6       55.7
Total assets                     678.2      6.3      16.5     77.9     122.6     139.4       61.6
Capital expenditure               59.5      1.1       2.1      6.9      21.2      82.8       10.2

                                                                                              Amounts
                                                                                                per
                                                      Corporate                     Recon-   financial
                                            Explor-    Admini-                      ciling     state-
                                Treasury    ation      stration   Other    Total     items     ments
                                  US$m      US$m         US$m     US$m     US$m      US$m      US$m
------------------------------------------------------------------------------------------------------
Revenue (external)               143.0          --         --       1.0     582.1       --      582.1
Operating costs                     --       (12.4)     (25.8)     (0.7)   (358.7)      --     (358.7)
Depreciation and amortization       --        (0.8)      (1.9)     (0.2)   (114.9)      --     (114.9)
Royalties                           --          --         --        --     (12.2)      --      (12.2)
Operating (loss)/profit          143.0       (13.2)     (27.7)      0.1      96.3    (79.1)      17.2
Interest payable                    --          --       (2.9)    (30.6)    (41.4)    11.5      (29.9)
Interest receivable                0.2          --        1.3       3.2      11.5    (11.5)        --
Exceptional operating costs         --          --       (9.0)       --     (79.1)    79.1         --
Property, plant and equipment
   (net)                            --         3.7        6.4      24.3   1,008.0       --    1,008.0
Total assets                       2.8         7.4       10.8     213.9   1,337.4       --    1,337.4
Capital expenditure                 --         3.8        1.4        --     189.0       --      189.0

     Sales to individual customers, amounting to 10% or more of the Company's consolidated revenues, are as follows for the years ended December 31:

                                                           2001    2000    1999
                                                           US$m    US$m    US$m
     ---------------------------------------------------------------------------
     Customer                                          1   149.1   169.5   177.3
                                                       2    99.6   140.5   149.7
                                                       3    89.5   133.6   143.0
                                                       4    74.7      --    67.3

     Because of the active worldwide market for gold, the Company believes that the loss of any of these customers will not have a material impact on the Company.

     Deferred stripping costs

     Under UK GAAP, of the total deferred stripping costs, liabilities amounting to US$4.0 million and US$9.6 million were recorded in current liabilities within Other accruals as at December 31, 2000 and 1999, respectively (see
     Note 18). Under US GAAP, US$5.6 million of the balance as at December 31, 1999 is classified as long-term. There were no deferred stripping cost liabilities as at December 31, 2001.

     The full amount of deferred stripping costs may not be expensed until the end of the life of the mine. Those amounts capitalized as at December 31, 2000 were fully amortized in one year (1999: two years). The average life of mines in respect of which amounts relating to deferred stripping costs are capitalized, as at December 31, 2000, was one year (1999: two years).

     The strip ratio for each mine, calculated as the ratio of waste mined to ore production, is as follows, for the years ended December 31:

                    Obuasi(*)   Ayanfuri   Iduapriem   Bibiani   Siguiri   Geita
     ---------------------------------------------------------------------------
     2001              N/A        3.2         2.9        5.5       0.6      6.0
     2000             10.0        3.4         3.1        6.4       0.5      9.6
     1999              7.1        1.2         2.6        4.1       0.5      N/A
     ---------------------------------------------------------------------------
     (*) Obuasi had both underground and open pit mining operations. Data relates to the open pit mining operations of Obuasi.

     Under UK GAAP, ore in stockpiles of US$16.2 million and US$17.3 million as at December 31, 2001 and 2000 respectively, are recorded in current assets, within stocks, while under US GAAP, ore in stockpiles is included in non-current assets. Under U.S. GAAP the classification of ore in stockpiles in non-current assets is appropriate given that, while it is management's current intention to process the stockpiled ore prior to the end of the mine life, there is not reasonable certainty that that ore will be processed within the next 12 months.


     New accounting standards

     In July 2001, the FASB issued SFAS No. 141, Business Combinations ("SFAS 141"). SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company adopted SFAS 141 for all acquisitions subsequent to the adoption date.

     In June 2001, the FASB issued SFAS No. 142, Goodwill and Intangible Assets ("SFAS 142"). SFAS 142, which became effective from January 1, 2002, requires that goodwill and other intangible assets that have an indefinite useful life will no longer be amortized but rather will be tested at least annually for impairment. SFAS 142 also requires the Company to perform a transitional assessment of whether there is an indication that goodwill was impaired at the date of initial application, January 1, 2002. Any goodwill impairment loss is required to be recognized as the cumulative effect of a change in accounting principle no later than the end of the year of initial application. The Company is also required to review its other intangible assets for impairment and to reassess the useful lives of such assets and make necessary adjustments. At January 1, 2002, the Company had goodwill, net of accumulated amortization, of approximately US$18.9 million under US GAAP, which would be subject to the transitional assessment provisions of SFAS 142.

     In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligation ("SFAS 143"), which is effective for financial statements issued for fiscal years beginning after June 15, 2002. The pronouncement addresses the recognition and remeasurement of obligations associated with the retirement of a tangible long-lived asset. The Company is currently reviewing this statement to determine its impact on future financial statements.

     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), which is effective for financial statements issued for fiscal years beginning after December 15, 2001. SFAS 144 applies to all long-lived assets (including discontinued operations) and it develops an accounting model for long-lived assets that are to be disposed of by sale. The Company is currently reviewing these statements to determine their impact on future financial statements.

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. While the technical corrections to existing pronouncements are not substantive in nature, in some instances, they may change accounting effective for transactions occurring after May 15, 2002. All other provisions of this standard must be applied for financial statements issued on or after May 15, 2002, with early application encouraged. The Company does not believe the adoption of SFAS 145 will have a material impact on its financial position, results of operations or cash flows.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Disposal or Exit Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. This statement provides that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3 until a liability has been incurred and establishes that fair value is the objective for initial measurement of the liability. However, this standard does not apply to costs associated with exit activities involving entities acquired under business combinations or disposal activities covered under SFAS 144. The adoption of SFAS 146 will not have an impact on previous results reported.

     In November and December 2000, the UK Accounting Standards Board issued three new standards - FRS 17, Retirement Benefits, FRS 18, Accounting Policies and FRS 19, Deferred Tax. FRS 17 and FRS 18 will have no significant impact on the Company's financial statements. Under FRS 19, which is effective for accounting periods ending on or after January 23, 2002, a basis of 'full' rather than 'partial' provision should be adopted for all deferred tax liabilities and assets, with assets being recognized where it is considered more likely than not that they will be recovered. This will bring UK GAAP broadly into line with current US GAAP. Had FRS 19 been applied as at December 31, 2001, a net deferred tax asset of US$6.9 million would have been recognized in the UK GAAP balance sheet. This amount will be recognized as a prior period adjustment upon adoption of FRS 19 for the year ended December 31, 2002.

32.  Subsequent Events

     On January 25, 2002, the Company announced that it had agreed terms in principle with an ad hoc committee of the holders of 5 1/2% Exchangeable Guaranteed Notes due March 15, 2003 ("Existing Notes"), representing approximately 62% of the outstanding principal of US$218.6 million, to a proposed restructuring of the Existing Notes (the "Proposed Restructuring").

     On March 18, 2002, the Company announced that it had reached agreement with all of its active hedge counterparties to continue margin free trading arrangements beyond December 2002, subject to certain conditions being satisfied.

     On May 14, 2002, the Company entered into a new US$100 million 5 year revolving credit facility.

     On 19 June 2002, one of the hedge counterparties exercised 1,577,217 warrants which raised US$4.7 million.

     On June 28, 2002 the Company announced that it had completed a refinancing of the Existing Notes (the refinancing being referred to as the "Cash Redemption Alternative") and had withdrawn the Proposed Restructuring and terminated the US$100 million revolving credit facility. As part of the Cash Redemption Alternative, the Company entered into:

     o    an enlarged US$200 million, 5 year revolving credit facility;

     o an agreement with certain warrant-holders to the early exercise of 12,367,905 warrants at a subscription price of US$3.00 per Ordinary Share, raising US$37.1 million; and

     o subscription agreements in respect of US$75 million mandatorily exchangeable notes which were issued at par and for cash.

     The proceeds of the Cash Redemption Alternative have been used, amongst other things, to repay the existing revolving credit facility and the Existing Notes at par (US$218.6 million) plus accrued interest. On June 28, 2002, the ongoing margin free arrangements became effective.

Profit & Loss Accounts

For the period



                                                                   3 months                   3 months
                                                                  to Sept 30,                to Sept 30,
                                                                     2002                       2001
                                                       Before                      After
                                                    exceptional   Exceptional   exceptional
                                                       items         items         items        Group
                                                       US$m          US$m          US$m         US$m
                                             Note    Unaudited     Unaudited     Unaudited    Unaudited
-------------------------------------------------------------------------------------------------------
Total revenue                                 3        141.2            --         141.2        136.2
   Less share of joint venture revenue                 (24.5)           --         (24.5)       (19.8)
-------------------------------------------------------------------------------------------------------
Group revenue                                          116.7            --         116.7        116.4
Operating costs                               3        (68.3)           --         (68.3)       (67.6)
Other costs(2)                                          (7.7)           --          (7.7)        (6.0)
Royalties                                               (2.9)           --          (2.9)        (2.5)
Depreciation and amortisation                          (19.9)           --         (19.9)       (22.2)
Refinancing and restructuring costs           4           --            --            --           --
Other income                                  4           --           8.8           8.8           --
-------------------------------------------------------------------------------------------------------
Group operating profit/(loss)                 3         17.9           8.8          26.7         18.1
Share of operating profit/(loss) of
   joint venture                                         6.5          (8.8)         (2.3)         6.0
-------------------------------------------------------------------------------------------------------
Total operating profit/(loss)                           24.4            --          24.4         24.1
Net interest payable: -  Group                          (4.0)           --          (4.0)        (5.5)
                      -  Joint venture                  (1.4)           --          (1.4)        (2.4)
-------------------------------------------------------------------------------------------------------
Profit/(loss) before taxation                           19.0            --          19.0         16.2
Taxation                                                 3.9            --           3.9         (1.7)
-------------------------------------------------------------------------------------------------------
Profit/(loss) after taxation                            22.9            --          22.9         14.5
Minority interests                                      (0.4)           --          (0.4)          --
-------------------------------------------------------------------------------------------------------
Profit/(loss) attributable to shareholders              22.5            --          22.5         14.5
Dividends                                                 --            --            --           --
-------------------------------------------------------------------------------------------------------
Retained profit/(loss) for the period                   22.5            --          22.5         14.5
-------------------------------------------------------------------------------------------------------
Earnings per share (US$) - Basic                        0.18            --          0.18         0.13
                         - Diluted                      0.18            --          0.18         0.13
=======================================================================================================

                                                            9 months                   9 months
                                                           to Sept 30,                to Sept 30,
                                                              2002                       2001
                                               Before                      After
                                             exceptional   Exceptional   exceptional
                                                items         items         items       Group
                                                US$m          US$m          US$m         US$m
                                              Unaudited     Unaudited     Unaudited    Unaudited
------------------------------------------------------------------------------------------------
Total revenue                                   419.3            --         419.3        405.6
Less share of joint venture revenue             (67.0)           --         (67.0)       (56.8)
------------------------------------------------------------------------------------------------
Group revenue                                   352.3            --         352.3        348.8
Operating costs                                (201.6)           --        (201.6)      (206.4)
Other costs(2)                                  (20.2)           --         (20.2)       (19.3)
Royalties                                        (8.7)           --          (8.7)        (7.9)
Depreciation and amortisation                   (62.7)           --         (62.7)       (67.5)
Refinancing and restructuring costs                --         (23.5)        (23.5)          --
Other income                                       --           8.8           8.8           --
------------------------------------------------------------------------------------------------
Group operating profit/(loss)                    59.1         (14.7)         44.4         47.7
Share of operating profit/(loss) of
joint venture                                    17.8          (8.8)          9.0         17.6
------------------------------------------------------------------------------------------------
Total operating profit/(loss)                    76.9         (23.5)         53.4         65.3
Net interest payable: -  Group                  (14.1)           --         (14.1)       (17.1)
                      -  Joint venture           (3.6)           --          (3.6)        (6.4)
------------------------------------------------------------------------------------------------
Profit/(loss) before taxation                    59.2         (23.5)         35.7         41.8
Taxation                                           --            --            --         (4.2)
------------------------------------------------------------------------------------------------
Profit/(loss) after taxation                     59.2         (23.5)         35.7         37.6
Minority interests                               (0.4)           --          (0.4)          --
------------------------------------------------------------------------------------------------
Profit/(loss) attributable to shareholders       58.8         (23.5)         35.3         37.6
Dividends                                          --            --            --           --
------------------------------------------------------------------------------------------------
Retained profit/(loss) for the period            58.8         (23.5)         35.3         37.6
------------------------------------------------------------------------------------------------
Earnings per share (US$) - Basic                 0.50         (0.20)         0.30         0.33
                         - Diluted               0.50         (0.20)         0.30         0.33
================================================================================================



(1) There were no exceptional items in the three-month or nine-month periods ended September 30, 2001.


(2) The primary components of Other costs are exploration and corporate administration.

Balance Sheets

As at

                                                   Sept 30,                           Sept 30,
                                                     2002                               2001
                                                 Interest in
                                                     joint                          Interest in
                                       Group      venture(1)     Total                 joint
                                       US$m          US$m         US$m      Group    venture(1)    Total
                              Note   Unaudited    Unaudited    Unaudited    US$m        US$m        US$m
--------------------------------------------------------------------------------------------------------
                                                                          Unaudited  Unaudited  Unaudited
Fixed assets
Intangible assets               5       17.5          55.7        73.2       19.5       60.4        79.9
Tangible assets                 6      597.5         101.0       698.5      612.9      106.9       719.8
Investments
   - Geita joint venture                96.0         (96.0)         --       80.5      (80.5)         --
   - Loans to joint venture
     and other investments              32.6            --        32.6       32.6         --        32.6
                                      ------                     -----     ------                 ------
                                       743.6                     804.3      745.5                  832.3
                                      ------                     -----     ------                 ------
Current assets
Stocks                          7       74.8          10.7        85.5       77.4        6.2        83.6
Debtors                         8       20.4          13.0        33.4       15.2        4.3        19.5
Cash                                    35.8          21.9        57.7       51.4       18.3        69.7
                                      ------         -----       -----     ------      -----      ------
                                       131.0          45.6       176.6      144.0       28.8       172.8
                                      ------         -----       -----     ------      -----      ------
Creditors: amounts falling
due within one year
Creditors                             (124.0)        (15.8)     (139.8)    (161.3)     (45.9)     (207.2)
Borrowings                      9       (5.7)        (10.8)      (16.5)     (10.0)      (9.7)      (19.7)
                                      ------         -----       -----     ------      -----      ------
                                      (129.7)        (26.6)     (156.3)    (171.3)     (55.6)     (226.9)
                                      ------         -----       -----     ------      -----      ------
Net current assets/
(liabilities)                            1.3          19.0        20.3      (27.3)     (26.8)      (54.1)

Total assets less current
liabilities                            744.9                     824.6      718.2      140.5       778.2

Creditors: amounts falling
due over one year
Creditors                              (41.9)        (31.1)      (73.0)     (49.2)        --       (49.2)
Borrowings                      9     (262.4)        (45.9)     (308.3)    (324.8)     (57.9)     (382.7)
and charges                            (21.6)         (2.7)      (24.3)     (26.9)      (2.1)      (29.0)
                                      ------         -----       -----     ------      -----      ------
                                       419.0                     419.0      317.3                  317.3
                                      ------                     -----     ------                 ------
Capital and reserves
Stated capital                         588.2                                545.2
Reserves                              (171.6)                              (232.0)
                                      ------                               ------
Equity shareholders funds              416.6                                313.2
Equity minority interests                2.4                                  4.1
                                      ------                               ------
                                       419.0                                317.3
                                      ------                               ------

                                          Dec 31,
                                           2001

                                       Interest in
                                          joint
                               Group    venture(1)    Total
                               US$m        US$m       US$m
-----------------------------------------------------------
Fixed assets
Intangible assets               18.8       59.2        78.0
Tangible assets                612.9      103.4       716.3
Investments
   - Geita joint venture        81.7      (81.7)         --
   - Loans to joint venture
     and other investments      32.6         --        32.6
                              ------                 ------
                               746.0                  826.9
                              ------                 ------
Current assets
Stocks                          73.5        8.8        82.3
Debtors                         16.1        9.6        25.7
Cash                            55.2        9.2        64.4
                              ------      -----      ------
                               144.8       27.6       172.4
                              ------      -----      ------
Creditors: amounts falling
due within one year
Creditors                     (155.0)     (13.1)     (168.1)
Borrowings                     (25.3)     (10.8)      (36.1)
                              ------      -----      ------
                              (180.3)     (23.9)     (204.2)
                              ------      -----      ------
Net current assets/
(liabilities)                  (35.5)       3.7       (31.8)

Total assets less current
liabilities                    710.5                  795.1

Creditors: amounts falling
due over one year
Creditors                      (49.8)     (31.1)      (80.9)
Borrowings                    (300.6)     (51.3)     (351.9)
and charges                    (19.8)      (2.2)      (22.0)
                              ------      -----      ------
                               340.3                  340.3
                              ------                 ------
Capital and reserves
Stated capital                 545.2
Reserves                      (206.9)
                              ------
Equity shareholders funds      338.3
Equity minority interests        2.0
                              ------
                               340.3
                              ------


(1) The separate presentation of Interest in joint venture is provided in accordance with Financial Reporting Standard ("FRS") No. 9, Associates and joint ventures.

Cash Flow Statements


For the period

                                                               3 months      3 months      9 months      9 months
                                                              to Sept 30,   to Sept 30,   to Sept 30,   to Sept 30,
                                                                  2002          2001          2002          2001
                                                                  US$m          US$m          US$m          US$m
                                                               Unaudited     Unaudited     Unaudited     Unaudited
-------------------------------------------------------------------------------------------------------------------
Cash inflow from operating activities                              13.2          25.1          58.2         66.6
-------------------------------------------------------------------------------------------------------------------
Returns on investments and servicing of finance
Interest received                                                   0.2           0.4           0.5          2.1
Interest paid                                                      (4.6)         (8.3)        (18.0)       (21.5)
-------------------------------------------------------------------------------------------------------------------
Net cash outflow from returns on investments and service of
finance                                                            (4.4)         (7.9)        (17.5)       (19.4)
-------------------------------------------------------------------------------------------------------------------
Taxation
Corporate tax paid                                                   --          (0.2)         (1.7)        (2.8)
-------------------------------------------------------------------------------------------------------------------
Capital expenditure and financial investments
Purchase of tangible fixed assets                                 (15.5)        (12.9)        (46.1)       (35.0)
-------------------------------------------------------------------------------------------------------------------
Net cash outflow from capital expenditure and financial
investment                                                        (15.5)        (12.9)        (46.1)       (35.0)
-------------------------------------------------------------------------------------------------------------------
Cash (outflow)/inflow before use of liquid resources and
financing                                                          (6.7)          4.1          (7.1)         9.4
Management of liquid resources                                      1.8           3.7          13.4         12.1
-------------------------------------------------------------------------------------------------------------------
Cash (outflow)/inflow before financing                             (4.9)          7.8           6.3         21.5
Financing
Loans drawn down                                                     --           0.3         265.0          0.3
Loans repayments                                                  (36.6)         (7.8)       (317.0)       (30.2)
Issue of shares                                                      --            --          41.8           --
-------------------------------------------------------------------------------------------------------------------
Net cash outflow from financing                                   (36.6)         (7.5)        (10.2)       (29.9)
-------------------------------------------------------------------------------------------------------------------
(Decrease)/increase in cash                                       (41.5)          0.3          (3.9)        (8.4)
===================================================================================================================
Reconciliation of net cash flow to movement in net debt
(Decrease)/increase in cash                                       (41.5)          0.3          (3.9)        (8.4)
Decrease in liquid resources                                       (1.8)         (3.7)        (13.4)       (12.1)
-------------------------------------------------------------------------------------------------------------------
                                                                  (43.3)         (3.4)        (17.3)       (20.5)
Cash outflow from financing                                        36.6           7.5          52.0         29.9
Other                                                              (0.2)         (0.2)          3.7         (0.7)
-------------------------------------------------------------------------------------------------------------------
Movement in net debt                                               (6.9)          3.9          38.4          8.7
Net debt at beginning of period                                  (225.4)       (287.3)       (270.7)      (292.1)
-------------------------------------------------------------------------------------------------------------------
Net debt at end of period                                        (232.3)       (283.4)       (232.3)      (283.4)
-------------------------------------------------------------------------------------------------------------------

Notes to the Financial Information

1.   The Company and its operations

     Ashanti Goldfields Company Limited ("the Company") and its subsidiaries (collectively, "the Group") are engaged in the mining and processing of gold ores and the exploration and development of gold properties in Africa, and in hedging activities in connection with its gold production. The Group has interests in major gold mines in Ghana, Guinea, Tanzania and Zimbabwe.

2.   Basis of preparation

     The accompanying condensed consolidated financial statements (hereinafter referred to as the "interim financial information") have been prepared in accordance with UK GAAP, which differ in certain significant respects from generally accepted accounting principles in the United States ("US GAAP").
     Note 11 to the interim financial information sets forth a summary of the significant adjustments to profit/(loss) attributable to shareholders and shareholders' equity when reconciling amounts recorded in the consolidated financial statements to the corresponding amounts in accordance with US GAAP, considering the significant differences between UK and US GAAP.


     The interim financial information is unaudited but includes all adjustments (consisting of normal recurring adjustments) that the Company's management considers necessary for a fair presentation of the financial position as of September 30, 2002 and 2001 and the operating results and cash flows for the three- and nine-month periods then ended. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for the three- and nine-month period ended September 30, 2002 may not necessarily be indicative of the operating results that may be incurred for the entire fiscal year.


     The December 31, 2001 balance sheet has been derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles. However, the Company believes that the disclosures are adequate to make the information presented not misleading. This interim financial information should be read in conjunction with the Company's consolidated balance sheets as at December 31, 2001 and 2000, and the related consolidated statements of operations for each of the three years in the period ended December 31, 2001.

3.   Operational profit analysis by business area before exceptional items

                                            Idua-                        Freda-    Hedging
9 months to September 30, 2002   Obuasi     priem    Bibiani   Siguiri   Rebecca   income
------------------------------------------------------------------------------------------
Production ounces                386,398   139,456   182,217   209,159    75,065      --
------------------------------------------------------------------------------------------
US$ million
Revenue                            118.5      42.9      56.2      64.3      31.8    38.6
Operating costs                    (77.7)    (29.1)    (34.1)    (44.2)    (16.5)     --
Other costs                           --      (0.7)     (0.3)     (3.3)       --      --
Royalties                           (3.5)     (1.3)     (1.7)     (2.2)       --      --
Depreciation and amortisation      (26.9)     (2.8)     (9.3)    (13.1)     (9.6)     --
------------------------------------------------------------------------------------------
Operating profit/(loss) before
   exceptional items                10.4       9.0       10.8      1.5       5.7    38.6
==========================================================================================

                                 Explora-   Corp.
9 months to September 30, 2002     tion     admin    Group     Geita      Total
---------------------------------------------------------------------------------
Production ounces                    --        --   992,295   228,151   1,220,446
---------------------------------------------------------------------------------
US$ million
Revenue                              --        --     352.3      67.0       419.3
Operating costs                      --        --    (201.6)    (34.8)     (236.4)
Other costs                        (3.4)    (12.5)    (20.2)     (2.4)      (22.6)
Royalties                            --        --      (8.7)     (2.1)      (10.8)
Depreciation and amortisation        --      (1.0)    (62.7)     (9.9)      (72.6)
---------------------------------------------------------------------------------
Operating profit/(loss) before
   exceptional items               (3.4)    (13.5)     59.1      17.8        76.9
=================================================================================


                                                        Idua-                        Freda-   Hedging
9 months to September 30, 2001   Obuasi    Ayanfuri    priem    Bibiani   Siguiri   Rebecca   income
-----------------------------------------------------------------------------------------------------
Production ounces                394,028    11,517    149,687   186,355   220,648    81,594       --
-----------------------------------------------------------------------------------------------------
US$ million
Revenue                            106.4       3.1       40.4      50.2      59.4      26.2     63.1
Operating costs                    (76.1)     (2.8)     (32.2)    (32.0)    (45.6)    (17.7)      --

Other costs                           --        --         --        --        --        --       --
Royalties                           (3.1)     (0.1)      (1.2)     (1.5)     (2.0)       --       --
Depreciation and amortisation      (29.7)     (0.4)      (4.1)    (10.7)    (17.2)     (4.4)      --
-----------------------------------------------------------------------------------------------------
Operating profit/(loss) before
   exceptional items                (2.5)      0.2        2.9      (6.0)      5.4       4.1     63.1
=====================================================================================================



                                 Explora-    Corp.
9 months to September 30, 2001     tion      admin     Group      Geita      Total
------------------------------------------------------------------------------------
Production ounces                    --         --   1,043,829   203,738   1,247,567
-----------------------------------------------------------------------------------
US$ million
Revenue                              --         --       348.8      56.8       405.6
Operating costs                    (4.3)     (15.0)     (225.7)    (28.4)     (254.1)

Other costs                          --      (15.0)      (19.3)       --       (19.3)
Royalties                            --         --        (7.9)     (1.7)       (9.6)
Depreciation and amortisation      (0.1)      (0.9)      (67.5)     (9.2)      (76.6)
-----------------------------------------------------------------------------------
Operating profit/(loss) before
   exceptional items               (4.4)     (15.9)       47.7      17.6        65.3
====================================================================================



                                           Idua-                        Freda-    Hedging
3 months to September 30, 2002   Obuasi    priem    Bibiani   Siguiri   Rebecca   income
-----------------------------------------------------------------------------------------
Production ounces                126,251   51,843   61,192    60,940    24,765       --
-----------------------------------------------------------------------------------------
US$ million
Revenue                             39.7     16.4     19.3      19.1      10.7     11.5
Operating costs                    (26.6)   (10.9)   (11.8)    (13.8)     (5.2)      --
Other costs                           --     (0.2)    (0.1)     (2.7)       --       --
Royalties                           (1.1)    (0.5)    (0.6)     (0.7)       --       --
Depreciation and amortisation       (9.1)    (1.1)    (1.8)     (4.2)     (3.4)      --
-----------------------------------------------------------------------------------------
Operating profit/(loss) before
   exceptional items                 2.9      3.7      5.0      (2.3)      2.1     11.5
=========================================================================================

                                 Explora-   Corp.
3 months to September 30, 2002     tion     admin      Group    Geita     Total
--------------------------------------------------------------------------------

Production ounces                   --        --      324,991   82,337   407,328
--------------------------------------------------------------------------------
US$ million
Revenue                             --        --        116.7     24.5     141.2
Operating costs                     --        --        (68.3)   (12.8)    (81.1)
Other costs                       (1.1)     (3.6)        (7.7)    (0.8)     (8.5)
Royalties                           --        --         (2.9)    (0.8)     (3.7)
Depreciation and amortisation       --      (0.3)       (19.9)    (3.6)    (23.5)
--------------------------------------------------------------------------------
Operating profit/(loss) before
   exceptional items              (1.1)     (3.9)        17.9      6.5      24.4
================================================================================

                                           Idua-                        Freda-    Hedging
3 months to September 30, 2001    Obuasi   priem    Bibiani   Siguiri   Rebecca   income
-----------------------------------------------------------------------------------------
Production ounces                132,307   53,162   65,338    63,813    25,354       --
-----------------------------------------------------------------------------------------
US$ million
Revenue                             36.7     14.8     18.1      17.7       9.2     19.9
Operating costs                    (25.9)   (11.8)   (12.3)    (11.9)     (5.7)      --
Other costs                           --       --       --        --        --       --
Royalties                           (0.9)    (0.5)    (0.5)     (0.6)       --       --
Depreciation and amortisation       (9.5)    (1.5)    (3.8)     (5.8)     (1.2)      --
-----------------------------------------------------------------------------------------
Operating profit/(loss) before
   exceptional items                 0.4      1.0      1.5      (0.6)      2.3     19.9
=========================================================================================

                                 Explora-   Corp.
3 months to September 30, 2002     tion     admin    Group    Geita     Total
-------------------------------------------------------------------------------
Production ounces                    --        --    339,974   71,558   411,532
-------------------------------------------------------------------------------
US$ million
Revenue                              --        --      116.4     19.8     136.2
Operating costs                      --        --      (67.6)   (10.0)    (77.6)
Other costs                        (1.1)     (4.9)      (6.0)      --      (6.0)
Royalties                            --        -        (2.5)    (0.6)     (3.1)
Depreciation and amortisation        --      (0.4)     (22.2)    (3.2)    (25.4)
-------------------------------------------------------------------------------
Operating profit/(loss) before
   exceptional items               (1.1)     (5.3)      18.1      6.0      24.1
===============================================================================


4.   Exceptional items

     Refinancing and restructuring costs in the nine months ended September 30, 2002 relate to both the proposed note restructuring that was later withdrawn and to the refinancing of debt, achieved through the issue of US$75.0 million of Mandatorily Exchangeable Notes, raising equity of US$41.8 million from the early exercise of warrants and obtaining a new US$200 million five year Revolving Credit Facility. As a result, the Company has retired in full, and ahead of schedule, its then-existing revolving credit facility and the outstanding exchangeable notes due March 2003. These costs are analysed below:



                                                                    9 months to
                                                                    Sept 30, 2002
                                                                        US$m
     ---------------------------------------------------------------------------

     Financial advisers' fees                                            8.6
     Legal expenses                                                      5.4
     Arrangement fees                                                    5.4
     Accountants' fees                                                   1.3
     Other                                                               2.8
     ---------------------------------------------------------------------------
     Refinancing and restructuring costs                                23.5
     ===========================================================================

     Other income in the three and nine months ended September 30, 2002 represents a gain from a transfer to Ashanti for no consideration of a receivable of US$8.8 million. As provided for the sale and purchase agreement entered into in 2000 in respect of the Geita mine, AngloGold transferred the neighbouring Ridge 8 property to Geita in September 2002. The consideration of US$17.6 million will be left outstanding until the project finance loans are fully repaid by Geita. AngloGold has transferred to Ashanti for no consideration, its 50% share of the receivable which resulted in an exceptional gain of US$8.8 million. Ashanti has written down the value of this property to nil, thereby recording a compensating exceptional loss of US$8.8 million.


5.   Intangible assets
                                                                        Goodwill
     Cost                                                                 US$m
     ---------------------------------------------------------------------------
     At January 1, 2002 and September 30, 2002                            21.9
     Amortization
     At January 1, 2002                                                    3.1
     Charge for the period                                                 1.3
     ---------------------------------------------------------------------------
     At September 30, 2002                                                 4.4
     ---------------------------------------------------------------------------
     Net book value
     At September 30, 2002                                                17.5
     At December 31, 2001                                                 18.8
     ---------------------------------------------------------------------------

6.   Tangible assets

                             Mine shafts,
                              development                                        Assets in the
                               and pre-     Plant and   Processing                 course of
                             construction   equipment     plants     Buildings   construction     Total
                                 US$m         US$m         US$m        US$m          US$m          US$m
     ---------------------------------------------------------------------------------------------------
     Cost
     At January 1, 2002          836.3        537.9        419.3        91.1           2.4       1,887.0
     Additions                    25.7          7.8          5.4         0.5          10.2          49.2
     Disposals                    (1.0)        (0.8)          --          --          (2.7)         (4.5)
     ---------------------------------------------------------------------------------------------------
     At September 30, 2002       861.0        544.9        424.7        91.6           9.9       1,932.1
     ---------------------------------------------------------------------------------------------------
     Depreciation
     At January 1, 2002          592.9        364.2        260.1        56.9            --       1,274.1
     Charge for the period        23.3         17.7         15.0         5.4            --          61.4
     Disposals                    (0.3)        (0.6)          --          --            --          (0.9)
     ---------------------------------------------------------------------------------------------------
     At September 30, 2002       615.9        381.3        275.1        62.3            --       1,334.6
     ---------------------------------------------------------------------------------------------------
     Net book value
     At September 30, 2002       245.1        163.6        149.6        29.3           9.9         597.5
     At December 31, 2001        243.4        173.7        159.2        34.2           2.4         612.9
     ---------------------------------------------------------------------------------------------------


7.   Stocks



                                                        As at
                                    Sept 30, 2002   Sept 30, 2001   Dec 31, 2001
                                        US$m            US$m            US$m
     ---------------------------------------------------------------------------
     Mine stores                         54.3           55.5            52.6
     Ore in stock piles(1)               15.3           17.4            16.2
     Gold in process                      5.2            4.5             4.7
     ---------------------------------------------------------------------------
                                         74.8           77.4            73.5
     ===========================================================================


     (1) Ore is only mined and sent to the stockpile if it is considered that the ore will have future economic benefit. This is assessed by reviewing the estimated grade of the stockpile, the current spot gold price and the estimated costs of processing the stockpile. These criteria are used consistently from period to period.

8.   Debtors


                                                        As at
                                    Sept 30, 2002   Sept 30, 2001   Dec 31, 2001
                                        US$m            US$m            US$m
     ---------------------------------------------------------------------------
     Sundry debtors                      10.3            9.5            10.8
     Prepayments                          5.7            2.2             2.4
     Deferred expenses                    4.4            3.5             2.9
     ---------------------------------------------------------------------------
                                         20.4           15.2            16.1
     ===========================================================================

9.   Borrowings


                                                        As at
                                    Sept 30, 2002   Sept 30, 2001   Dec 31, 2001
                                        US$m            US$m            US$m
     ---------------------------------------------------------------------------
     Mandatorily Exchangeable
        Notes (note a.)                   75.0             --              --
     5 1/2% Exchangeable Notes              --          218.6           218.6
     Enlarged Revolving Credit
        Facility (note b.)               157.0             --              --
     Revolving Credit Facility              --           65.0            55.0
     Bank loans and overdrafts            18.8           20.6            21.6
     Project finance loans                16.2           25.0            25.0
     Finance leases                        3.5            4.1             4.1
     Aviation loans                        2.4            2.8             2.7
     ---------------------------------------------------------------------------
                                         272.9          336.1           327.0
     Deferred loan fees                   (4.8)          (1.3)           (1.1)
     ===========================================================================
     Net borrowings                      268.1          334.8           325.9
     ===========================================================================
     Repayments falling due:
     Between one year and two
        years                              3.0          287.5           267.7
     Between two and five years          147.2           35.8            31.9
     After five years                    116.0            2.8             1.0
     ===========================================================================
                                         266.2          326.1           300.6
     Within one year                       6.7           10.0            26.4
     ---------------------------------------------------------------------------
                                         272.9          336.1           327.0
     ===========================================================================


     A description of the Company's key borrowings at December 31, 2001 is provided in Notes 19 and 22 to the audited consolidated financial statements as of December 31, 2001 and 2000 and for the three years ended December 31, 2001.

     a. The US$75.0 million of Mandatorily Exchangeable Notes ("MENs") are exchangeable into Ordinary Shares on either of the following events:

          (i) the completion of the first rights issue ("Rights Issue ") by the Company undertaken following the date of the MENs Deed Poll; or

          (ii) Ashanti serving a notice of exchange upon the holders of the MENs at any time after the date falling 18 months after the issue of the MENs.

     The MENs are exchangeable into Ordinary Shares at an exchange price of the lower of US$5.40 and the price at which the Company issues Ordinary Shares pursuant to the Rights Issue.

     The MENs (if not already exchanged) will be redeemable for cash on the earlier of:

          (i) a takeover offer for the Company, or a scheme of arrangement of the Company, becoming effective; or

          (ii) the date of maturity, being June 30, 2008.

     b. The Enlarged Revolving Credit Facility ("Enlarged RCF") replaced the Revolving Credit Facility outstanding at December 31, 2001. The Enlarged RCF will be repaid in eight semi-annual instalments each of US$20 million starting 12 months after the first drawdown with a further final instalment of US$40 million. The term of the loan is five years.

     The interest rate applicable to the Enlarged RCF increases over the life of the loan. The interest rate is as follows:

          (i) Years 1 and 2 - US dollar London Interbank Offer Rate (US LIBOR) plus 1.75%; and

          (ii) Years 3, 4 and 5 - US LIBOR plus 2.00%

     Financial covenants provide that the ratio of consolidated net debt to consolidated EBITDA (based on the definitions in the RCF) is no greater than 2.50:1 for the 12-month period ending on December 31, 2002, which ratio decreases incrementally thereafter. Financial covenants further provide that the ratio of consolidated EBITDA to consolidated net interest payable (based on the definitions in the RCF) is not less than 4.50:1 for the 12-month period ending on December 31, 2002, increasing incrementally to 6.00:1 for any 12-month period ending after June 30, 2004.

     Additionally, consolidated tangible net worth is not to be less than US$415.0 million at any time, and consolidated net debt is not to exceed 50% of the consolidated tangible net worth for the periods ending on or before June 30, 2004 and for the relevant periods thereafter shall not exceed 40% of the consolidated tangible net worth. The RCF also contains default provisions, including cross-default provisions. As of September 30, 2002, the Company was in compliance with all of its covenants.

     The lenders under the RCF have security over all the hedging contracts entered into by ATS and GTS, gold refining and purchasing agreements, insurance contracts, gold in transit and bank accounts.

     Security has also been granted over substantially all the assets of Ashanti Goldfields Company Limited and Ashanti Goldfields (Bibiani) Limited located in Ghana including the mining leases relating to the Obuasi and Bibiani mines. We have also agreed to use our best endeavours to give security over our shares in Cluff Resources Limited, which owns the Geita Mine. In addition, we have effected a political risk insurance policy, or PRI, of up to US$131.0 million in relation only to Ghana for the benefit of the lenders who, prior to the closing of syndication, elected to take the benefit of PRI.

10.  Contingent liabilities

     US Class Action

     Ashanti, Sam Jonah, and Mark Keatley (the Company's former Chief Financial Officer) have been named as defendants in a consolidated class action under the United States federal securities laws in the United States District Court for the Eastern District of New York alleging nondisclosures and misstatements concerning the Company's hedging position and program. The plaintiffs contend that Ashanti's and individual defendants' actions violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under that Act. Two of the proposed class actions that were consolidated purported to be brought on behalf of investors who purchased the Company's shares during the period July 28, 1999 through October 5, 1999, the 1999 Class Period, while the third purported to be brought on behalf of investors who purchased the Company's shares during the period April 21, 1997 through October 5, 1999, the 1997-1999 Class Period. The plaintiffs seek unspecified damages, attorneys' and experts' fees and other relief.

     The three actions were consolidated for all purposes by the Court and the court appointed lead plaintiffs and lead counsel under the US Private Securities Litigation Reform Act of 1995. A consolidated amended class action complaint was filed on October 27, 2000. Pursuant to a Stipulation and Order signed by the Court, the claims in the 1997-1999 Class Period have been stayed.

     The Company is vigorously defending the claims and moved to dismiss the consolidated amended class action complaint. In a decision dated February 13, 2002, the Court granted in part and denied in part that motion. Following that decision, the plaintiffs filed a second consolidated amended class action complaint, which the Company answered and discovery has recently commenced. The Court has ordered that witness depositions be taken by both sides by the end of January 2003 and had directed the plaintiffs to provide the Company with an initial settlement offer. Although the Company cannot make any assurances regarding the ultimate outcome of this litigation, the Company believes that the outcome will not have a material adverse affect on its financial position.

     Kimin

     A number of expatriate employees instituted an action against Kilo-Moto Mining Company ("Kimin"), a subsidiary of the Company, and against the Company in the Brussels Labor Court for arrears of salary, severance payments and payment in lieu of holiday. On November 16, 1999, the Brussels Labor Court upheld the claims of four of the ex-employees against Kimin for arrears of salary incurred up to October 1, 1997. The Brussels Labor Court also held that the Company was jointly and severally held liable with Kimin for the claimants' salaries and severance payments as from October 1, 1997. Kimin and the Company appealed against the judgment. In October 2000, the plaintiffs unsuccessfully instituted proceedings in Kinshasa, to enforce the provisional judgment against Kimin in the Democratic Republic of Congo. The Brussels Labor Court of Appeal issued its judgment on March 13, 2002. The Court awarded a total sum of 1.5 million euros (approximately US$1.4 million) plus 7% interest, in favor of the affected ex-employees as against the total amount claimed by them of US$2.2 million plus interest. The Company's liability for a further claim for payment in lieu of holiday was to be decided later this year. However, in July 2002, the Company and Kimin fully and finally settled the claims of the four ex-employees for a total sum of 2.1 million Euros. In addition, the settlement has effectively terminated the two unadjudicated claims of the ex-employees and has also rendered the judgements of the Brussels Labour Court and the Brussels Labour Court of Appeal dated 15 November 1999 and 13 March 2002 respectively void and of no legal effect. Other claims have been made against the Company and Kimin by several other ex-employees, consultants and third party creditors. The Company is currently evaluating these claims. Based on information currently available, the Company believes that this potential liability has been reasonably provided for in its financial statements.

11. Summary of differences between UK and US generally accepted accounting principles

     The Company's financial statements are prepared in accordance with UK GAAP, which differ in certain significant respects from generally accepted accounting principles in the United States ("US GAAP"). The following is a summary of the significant adjustments, to profit/(loss) attributable to shareholders and shareholders' equity when reconciling amounts recorded in the consolidated financial statements to the corresponding amounts in accordance with US GAAP, considering the significant differences between UK and US GAAP.

                                                                  3 months to     3 months to     9 months to     9 months to
                                                                 Sept 30, 2002   Sept 30, 2001   Sept 30, 2002   Sept 30, 2001
     Profit and loss account                                         US$m             US$m            US$m            US$m
     -------------------------------------------------------------------------------------------------------------------------
     Profit attributable to shareholders under UK GAAP                22.5             14.5            35.3            37.6
     US GAAP adjustments*:
     Amortisation of goodwill and other intangibles                    0.4               --             1.3              --
     Depreciation on impaired tangible fixed assets                    3.2              3.2             9.5             9.7
     Impairment of long-lived assets                                    --               --              --           (87.3)
     Equity investment in joint ventures                               6.2            (11.7)          (26.7)          (15.2)
     Deferred income taxes                                             2.9             (1.4)            7.9           (14.3)
     Derivative financial instruments                                 55.3            (48.8)         (161.6)          (25.4)
     Transfer from other comprehensive income:
        - Gain on derivative financial instruments related to
          impaired assets                                               --               --              --            32.3
        - Deferred hedging income                                     15.7             12.8            47.0            38.4
     Depreciation on asset write-back                                  0.4              0.4             1.1             1.3
     Accounting for pensions                                            --              0.3              --             0.8
     Environmental and site restoration obligations                   (0.1)             0.4            (0.4)            1.1
     Compensation charge on variable plan options                     (0.9)            (0.3)           (2.6)           (0.5)
     Deferred income taxes on the above                               (1.2)            (1.3)           (3.0)            6.2
     -------------------------------------------------------------------------------------------------------------------------
     Profit/(loss) attributable to shareholders under US GAAP        104.4            (31.9)          (92.2)          (15.3)
     =========================================================================================================================
     Profit/(loss) attributable to shareholders under US GAAP
        before the effects of an accounting changes                  104.4            (31.9)          (92.2)          (47.6)
     Cumulative effect of adoption of SFAS 133                          --               --              --            32.3
     -------------------------------------------------------------------------------------------------------------------------
     Profit/(loss) attributable to shareholders under US GAAP        104.4            (31.9)          (92.2)          (15.3)
     =========================================================================================================================



     (*) All adjustments are stated gross of tax, with all tax-related adjustments included within the line item "Deferred income taxes on the above."



     Earnings per share (US$)
     Basic
     Earnings/(loss) per share before the effects of accounting
        changes                                                          0.83            (0.28)          (0.79)          (0.43)
     Cumulative effect of adoption of SFAS 133                             --               --              --            0.29
     Earnings/(loss) per share                                           0.83            (0.28)          (0.79)          (0.14)
     ==========================================================================================================================
     Diluted
     Earnings/(loss) per share before the effects of accounting
        changes                                                          0.80            (0.28)          (0.79)          (0.43)
     Cumulative effect of adoption of SFAS 133                             --               --              --            0.29
     Earnings/(loss) per share                                           0.80            (0.28)          (0.79)          (0.14)
     ==========================================================================================================================

                                                                              As at Sept 30,   As at Sept 30,   As at Dec 31,
                                                                                  2002             2001             2001
     Shareholders' equity                                                         US$m             US$m             US$m
     ------------------------------------------------------------------------------------------------------------------------
     Equity shareholders' funds under UK GAAP                                     416.6             313.2            338.3
     US GAAP adjustments*:
     Impact on cost of long-lived assets (including impairment and purchase
        price adjustments)                                                         72.2              72.2             72.2
     Accumulated amortization and depreciation on long-lived assets              (256.1)           (270.1)          (266.9)
     Equity investment in joint ventures                                           (4.4)             10.4             22.3
     Deferred income taxes                                                        (47.9)            (54.0)           (55.8)
     Derivative financial instruments                                              (7.2)            123.7            154.4
     Asset write-back                                                             (20.0)            (20.0)           (20.0)
     Accumulated depreciation on asset write-back                                   4.0               2.5              2.9
     Environmental and site restoration obligations                                (3.9)             (3.8)            (3.5)
     Deferred income taxes on the above                                            61.6              65.8             64.6
     ------------------------------------------------------------------------------------------------------------------------
     Shareholders' equity under US GAAP                                           214.9             239.9            308.5
     ========================================================================================================================



     (*) All adjustments are stated gross of tax, with all tax-related adjustments included within the line item "Deferred income taxes on the above."



                                                                   2002   2001
     Statement of changes in shareholders' equity                  US$m   US$m
     --------------------------------------------------------------------------
     As at January 1                                              308.5   178.3
     Net loss for the period                                      (92.2)  (15.3)
     New share capital issued                                      43.0     0.9
     Compensation charge on variable plan options                   2.6     0.5
     SFAS 133 transitional adjustment                                --   146.2
     Transfer from accumulated other comprehensive income         (47.0)  (70.7)
     --------------------------------------------------------------------------
     As at September 30                                           214.9   239.9
     ==========================================================================


     Description of differences

     A discussion of the material variations in the accounting principles, practices, and methods used in preparing the audited consolidated financial statements in accordance with UK GAAP from the principles, practices, and methods generally accepted in the United States is provided in Note 31 to the audited consolidated financial statements as of December 31, 2001 and 2000 and for the three years ended December 31, 2001. There are no new significant variations between UK GAAP and US GAAP accounting principles, practices, and methods used in preparing the interim financial information.

     Earnings per share

     Under US GAAP, basic earnings/(loss) per share ('EPS') is computed by dividing net earnings/(loss) available to common shareholders by the weighted average number of common shares outstanding for the period (after deducting treasury shares, which do not qualify for dividends). The computation of diluted EPS is similar to basic EPS, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued, and the numerator may be adjusted for the impact that the outstanding security had on income available to common shareholders used in the basic EPS calculation. The Company has three categories of dilutive potential ordinary shares being, warrants (under the agreement with the Company's hedge counterparties), share options (under the Senior Management Share Option Scheme) where the exercise price is more than the average price of Ashanti's ordinary shares during each of the reporting periods, and shares issued free of charge to senior management, pursuant to the employee share incentive plans, provided certain criteria are met.


     Diluted EPS is equal to basic EPS for the nine-month period ended September 30, 2002 and the three- and nine-month periods ended September 30, 2001 as the Company reported a loss under US GAAP for those periods.

                                                              3 months to     3 months to     9 months to     9 months to
                                                             Sept 30, 2002   Sept 30, 2001   Sept 30, 2002   Sept 30, 2001
     ---------------------------------------------------------------------------------------------------------------------
     Basic and diluted earnings attributable to ordinary
        shareholders in accordance with US GAAP                   104.4          (31.9)          (92.2)          (15.3)
     Weighted average number of ordinary shares (millions)        126.1          112.1           116.8           112.1
     Dilutive share options (millions)                              1.5             --              --              --
     Dilutive warrants (millions)                                   2.4             --              --              --
     Dilutive employee share plans (millions)                       0.6             --              --              --
     ---------------------------------------------------------------------------------------------------------------------
     Adjusted weighted average number of ordinary shares
        (millions)                                                130.6          112.1           116.8           112.1
     ---------------------------------------------------------------------------------------------------------------------
     Basic earnings/(loss) per share (US$)                         0.83          (0.28)          (0.79)          (0.14)
     Diluted earnings/(loss) per share (US$)                       0.80          (0.28)          (0.79)          (0.14)
     =====================================================================================================================


     The number of potentially dilutive shares that were excluded from the computation of diluted EPS are as follows:


                                        3 months to     3 months to     9 months to     9 months to
                                       Sept 30, 2002   Sept 30, 2001   Sept 30, 2002   Sept 30, 2001
                                        (millions)      (millions)      (millions)      (millions)
     -----------------------------------------------------------------------------------------------
     Senior Management Share Options          --             2.8             3.4             2.8
     Employee share plans                     --             0.6             0.8             0.6
     Warrants                                 --            19.8            15.2            19.8
     5 1/2% Convertible Notes                 --             8.1             5.4             8.1
     MENs                                   13.9              --             4.6              --
     -----------------------------------------------------------------------------------------------
                                            13.9            31.3            29.4            31.3
     ===============================================================================================


     Cash flow statement

     For UK GAAP reporting purposes, the cash flow statement is prepared in accordance with FRS No. 1 (Revised) Cash Flow Statements ("FRS 1"). The objective and principles of FRS 1 are similar to those set out in Statement of Financial Accounting Standards ("SFAS") No. 95, Statement of Cash Flows ("SFAS 95"). The principle difference between the standards relates to the classification of cash flows. Under FRS 1, the Company presents its cash flows for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, dividends, management of liquid resources and financing. Pursuant to SFAS 95, however, the Company's cash flows would be analyzed between only three categories of cash flow activity, namely operating, investing and financing.

     Under SFAS 95, (i) cash flows arising from taxation, returns on investments and servicing of finance and 'Gold-in-transit' would be included as operating activities, (ii) cash flows from acquisitions and disposals would be included in investing activities, and (iii) dividend payments, changes in short-term credit facilities and management of liquid resources (excluding 'Gold-in-transit') would be disclosed as part of financing activities. In addition, under UK GAAP cash is presented net of overdrafts while under SFAS 95, bank overdrafts are treated as short term credit facilities with movements appearing within financing activities. A reconciliation between the consolidated statements of cash flows presented in accordance with UK GAAP and US GAAP is presented below for the three and nine-month periods ended September 30, 2001 and 2002:

                                                                3 months to     3 months to     9 months to     9 months to
                                                               Sept 30, 2002   Sept 30, 2001   Sept 30, 2002   Sept 30, 2001
                                                                   US$m            US$m            US$m            US$m
     -----------------------------------------------------------------------------------------------------------------------
     Operating activities
     Cash flow from operating activities (UK GAAP)                 13.2             25.1           58.2            66.6
     Movement in 'Gold-in-transit'                                 (1.4)             1.1            4.7             7.2
     Corporation tax paid                                            --              0.2           (1.7)           (2.8)
     Interest received                                              0.2              0.4            0.5             2.1
     Interest paid                                                 (4.6)            (8.3)         (18.0)          (21.5)
     -----------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities (US GAAP)            7.4             18.1           43.7            51.6
     =======================================================================================================================
     Investing activities
     Net cash outflow from capital expenditure and financial      (15.5)           (12.9)         (46.1)          (35.0)
     investment (UK GAAP)
     -----------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities (US GAAP)              (15.5)           (12.9)         (46.1)          (35.0)
     =======================================================================================================================
     Financing activities
     Cash outflow from financing (UK GAAP)                        (36.6)            (7.5)         (10.2)          (29.9)
     Change in short-term credit facilities                         0.6             (0.5)          (2.1)           (1.7)
     Movement in liquid resources (except 'Gold-in-transit')        3.2              2.6            8.7             4.9
     -----------------------------------------------------------------------------------------------------------------------
     Net cash used in financing activities (US GAAP)              (32.8)            (5.4)          (3.6)          (26.7)
     =======================================================================================================================


     Intangible assets

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), with effect from January 1, 2002. For business combinations for which the acquisition date was before July 1, 2001, the Company did not recognize and account for acquired intangible assets as assets separate from goodwill. Accordingly, upon initial adoption of SFAS 142, reclassification of the carrying amounts of previously acquired intangible assets was not required.


     In accordance with SFAS 142, the Company no longer amortizes goodwill and other intangible assets that have an indefinite useful life but rather tests such assets at least annually for impairment. No write down of goodwill has been made following completion of the transitional impairment test. The following pro forma disclosures are given for the three- and nine-month periods ended September 30, 2001 and 2002:



                                                                   3 months to    3 months to     9 months to     9 months to
                                                                  Sept 30, 2002  Sept 30, 2001   Sept 30, 2002   Sept 30, 2001
                                                                       US$m           US$m            US$m            US$m
     -------------------------------------------------------------------------------------------------------------------------
     Net income/(loss) attributable to shareholders, as reported       104.4         (31.9)          (92.2)          (15.3)
     Amortization of goodwill                                             --           1.5            --               4.5
     -------------------------------------------------------------------------------------------------------------------------
     Adjusted net income/(loss)                                        104.4         (30.4)          (92.2)          (10.8)
     =========================================================================================================================



                                                                  3 months to     3 months to     9 months to     9 months to
                                                                 Sept 30, 2002   Sept 30, 2001   Sept 30, 2002   Sept 30, 2001
                                                                      US$             US$             US$             US$
     -------------------------------------------------------------------------------------------------------------------------
     Basic earnings/(loss) per share, as reported                     0.83           (0.28)          (0.79)          (0.14)
     Amortization of goodwill                                           --            0.01              --            0.04
     -------------------------------------------------------------------------------------------------------------------------
     Adjusted earnings/(loss) per share                               0.83           (0.27)          (0.79)          (0.10)
     =========================================================================================================================
     Diluted earnings/(loss) per share, as reported                   0.80           (0.28)          (0.79)          (0.14)
     Amortization of goodwill                                           --            0.01              --            0.04
     -------------------------------------------------------------------------------------------------------------------------
     Adjusted earnings/(loss) per share                               0.80           (0.27)          (0.79)          (0.10)
     =========================================================================================================================

     New accounting pronouncements

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"), which is effective for financial statements issued for fiscal years beginning after June 15, 2002. The pronouncement addresses the recognition and remeasurement of obligations associated with the retirement of a tangible long-lived asset. The Company is currently reviewing this statement to determine its impact on future financial statements.

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. ("SFAS 145"). SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. While the technical corrections to existing pronouncements are not substantive in nature, in some instances, they may change accounting effective for transactions occurring after May 15, 2002. All other provisions of this standard must be applied for financial statements issued on or after May 15, 2002, with early application encouraged. The Company does not believe the adoption of SFAS 145 will have a material impact on its financial position, results of operations or cash flows.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Disposal or Exit Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities initiated after December 31, 2002 and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. This statement provides that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3 until a liability has been incurred and establishes that fair value is the objective for initial measurement of the liability. However, this standard does not apply to costs associated with exit activities involving entities acquired under business combinations or disposal activities covered under SFAS 144. The adoption of SFAS 146 will not have an impact on previous results reported.

     In November and December 2000 respectively, the UK Accounting Standards Board issued FRS 17, Retirement Benefits and FRS 19, Deferred Tax. FRS 17 will have no significant impact on the Company's financial statements. Under FRS 19, which is effective for accounting periods ending on or after January 23, 2002, a basis of 'full' rather than 'partial' provision should be adopted for all deferred tax liabilities and assets, with assets being recognized where it is considered more likely than not that they will be recovered. This will bring UK GAAP broadly into line with current US GAAP. The Company will implement FRS 19 in its 2002 annual accounts. Adoption of FRS 19 will require the comparative figure for the tax on operating profit on ordinary activities for 2001 to be restated from the previously reported amount of US$6.8 million to US$9.6 million. This adjustment will be reflected in the 2002 annual accounts. For the nine months to September 30, 2002, there would have been a tax credit under FRS 19 of US$4.0 million compared to nil.

                                     Part II
                     Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers

Subject to the provisions of the Ghanaian Companies Code 1963, our Regulations allow us to indemnify, out of our assets, every director, managing director, secretary and other officer against any liability incurred in the execution of discharge of duties or the exercises of powers if a judgement is granted in such person's favor or such person is acquitted. This indemnity applies to any liability incurred by such person in defending any civil or criminal proceedings relating to any act or omission committed by such person as our officer or employee.


Subject to the Ghanaian Companies Code 1963, our Regulations allow us to purchase and maintain insurance at our expense for the benefit of any person who is or was at any time a director of other officer or employee or auditor of ours or of any other company which is a subsidiary or subsidiary undertaking of ours indemnifying such person against any liability which may attach to him or loss or expenditure which he may incur in relation to anything done or alleged to have been done or omitted to be done as a director, officer or employee.


Section 203(4) of the Ghanaian Companies Code 1963 provides that no provision, whether contained in the Regulations of a company, or in any contract, or in any resolution of a company, shall relieve any director from the duty to act in accordance with the duties of directors or relieve him from any liability incurred as a result of any breach thereof.

Section 203 of the Ghanaian Companies Code 1963 elevates a director's fiduciary duties to the status of statutory duties, insofar as:

     (a) a director of a company stands in a fiduciary relationship towards the company and shall observe the utmost good faith towards the company in any transaction with it or on its behalf; and

     (b) a director shall act at all times in what he believes to be the best interests of the company as a whole so as to preserve its assets, further its business, and promote the purposes for which it was formed, and in such manner as a faithful, diligent, careful and ordinarily skilful director would act in the circumstances; and

     (c) in considering whether a particular transaction or course of action is in the best interests of the company as a whole a director may have regard to the interests of the employees, as well as the members, of the company, and, when appointed by, or as representative of, a special class of members, employees, or creditors may give special, but not exclusive, consideration to the interests of that class.

Subject to Ghanaian law, however, it is possible to indemnify directors and others for matters which, even though they may amount to negligent acts or omissions, do not constitute a breach of fiduciary duties.


We maintain directors and officers insurance to protect our officers and directors from specified liabilities that may arise in the course of their service to us in those capacities.


Item 7. Recent Sales of Unregistered Securities

Within the past three years, we have issued securities without registration under the Securities Act of 1933, as follows:

In November 1999, pursuant to a warrant commitment letter, Ashanti Warrants Limited, one of our subsidiaries, issued unlisted warrants to subscribe for mandatorily exchangeable securities under which the securityholders have the option of converting the securities into our ordinary shares at any time at a conversion price of US$3 per share. The warrants were issued in three equal tranches with expiry dates for each tranche of 28 April 2004, 28 October 2004 and 28 April 2005. 13,945,122 out of a maximum of 19,835,001 of the warrants have been exercised, leading to the issue of 13,945,122 of our ordinary shares. As at November 15, 2002, the conversion rights of the outstanding warrants could give rise to the issue of up to 5,889,879 ordinary shares.


                                       I

On June 28, 2002, another of our subsidiaries Ashanti Capital Second Limited, created and issued US$75.0 million of mandaterily exchangeable notes, or MENs which upon completion of the rights issue will automatically be exchanged for ordinary shares.

On May 4, 2001, we issued 377,280 ordinary shares at a price of US$2.53 per ordinary share under the Restricted Share Scheme of which 91,680 ordinary shares were awarded to our directors.

On August 22, 2002, we issued 234,571 ordinary shares under the AGC 1994 Employee Share Scheme.

The securities issued in the transactions described above were deemed exempt from registration under the Securities Act in reliance upon Section 4(2), Regulation S or [Rule 701] of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

Exhibit No.   Description
--------------------------------------------------------------------------------
3.1           Regulations of the Registrant(1).

4.1           Rules of the Bonus Co-Investment Plan(1).

4.2           Rules of the Performance Share Plan(1).

4.3 Rules of the AGC Senior Management Share Option Scheme (as amended)(1).

4.4 Rules of the AGC Employee Share Scheme (as amended for Awards made on or after April 25, 2001)(1).

4.5           Rules of the Ashanti Long-Term Performance Plan(1).

4.6 Form of Deposit Agreement among the Registrant, The Bank of New York, as depositary, and owners and beneficial owners from time to time of GDRs issued thereunder(1).

4.7 Lonmin MENs Subscription Agreement between the Registrant, Ashanti Capital (Second) Limited and Lonmin plc dated June 28, 2002(2).

4.8 Government of Ghana MENs Subscription Agreement between the Registrant, Ashanti Capital (Second) Limited, Lonmin plc and the Republic of Ghana dated June 28, 2002(2).

4.9           Form of certificate representing ordinary shares, no par value(3).

4.10          Form of certificate representing Global Depositary Shares(3).

5.1 Opinion of Merene Botsio-Phillips, as to the legality of the ordinary shares.*

10.1          Obuasi Mining Lease dated March 14, 1994(1).

10.2          Geita Mining Lease dated June 24, 1999(1).

10.3 Replacement Technical Services Agreement dated March 14, 1994, between the Registrant and Lonmin Plc, as amended by letter dated December 1, 1995(1).

10.4 Transaction Agreement between Registrant, AngloGold Limited and AngloGold Geita Limited dated June 23, 2000 and the Amendment Agreement dated November 30, 2000(1).

10.5 Joint Venture Agreement between Registrant, AngloGold Limited and AngloGold Geita Limited dated December 15, 2000(1).

10.6          Amended Warrant Deed Poll(1).

10.7 MENs Deed Poll between the Registrant and Ashanti Capital (Second) Limited dated June 27, 2002(2).

10.8 Agreement for a US$200 million 5 year revolving credit facility dated June 28, 2002(2).

10.9 New MFTL dated August 15, 2002 between the Registrant and its Hedge Counterparties(2).

10.10 Transaction Agreement between Registrant, AngloGold Limited and AngloGold Geita Limited dated June 23, 2000 and the Amendment Agreement dated November 30, 2000(1).

10.11 Joint Venture Agreement between Registrant, AngloGold Limited and AngloGold Geita Limited dated December 15, 2000(1).

10.12         Service Agreement with Mr. Venkatakrishnan dated September 20,
              2000.

10.13         Service Agreement with Ms. Botsio-Phillips dated September 29,
              1999.

10.14         Service Agreement with Mrs. Ofori Atta dated September 29, 1999.

10.15         Service Agreement with Mr. Schultz dated March 27, 2002.

21.1          List of Subsidiaries of the Registrant(1).

23.1          Consent of Merene Botsio-Phillips (included in Exhibit 5.1)*

23.2          Consent of Deloitte and Touche.

24.1          Power of attorney (included on signature page).


                                       II

----------
1 Incorporated by reference to the Annual Report on Form 20-F for the year ended December 31, 2000.

2 Incorporated by reference to the Annual Report on Form 20-F for the year ended December 31, 2001, filed September 24, 2002.

3 Incorporated by reference to the Registration Statement on Form F-1, No. 1-14212, filed February 22, 1996.

*    To be filed by amendment.

Item 9. Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8-A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least currant as the date of those financial statements.

     (b) The undersigned registrant hereby undertakes that for the purposes of determining any liability under the Securities Act of 1933:

          (1) The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                       III

     (c) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against any Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                       IV

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-1 and has duly caused this Amendment
No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Accra, Republic of Ghana, on January 27, 2003.


                                              Ashanti Goldfields Company Limited
                                              (Registrant)


                                              By: /s/ Sam  Esson  Jonah
                                                 -------------------------------
                                              Name:  Sam Esson Jonah
                                              Title: Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                                        V

         Signature                             Title                      Date
-------------------------------------------------------------------------------------


    /s/ Sam Esson Jonah              Chief Executive Officer and     January 27, 2003
----------------------------------   Director
    Sam Esson Jonah                  (Principal Executive Officer)


     *                               Finance Director and Director   January 27, 2003
----------------------------------   (Principal Financial Officer)
Srinivasan Venkatakrishnan


     *                               Chairman of the Board           January 27, 2003
----------------------------------
Michael Ernest Beckett


     *                               Director                        January 27, 2003
----------------------------------
Merene Botsio-Phillips


     *                               Director                        January 27, 2003
----------------------------------
Eleanor Darkwa Ofori Atta


     *                               Director                        January 27, 2003
----------------------------------
Trevor Stanley Schultz


     *                               Director                        January 27, 2003
----------------------------------
Theophilus Ernest Anin


     *
----------------------------------   Director                        January 27, 2003
The Rt. Hon. The Baroness
Chalker of Wallasey PC


     *                               Director                        January 27, 2003
----------------------------------
Dr. Chester Arthur Crocker


     *                               Director                        Janaury 27, 2003
----------------------------------
Thomas Richard Gibian


     *                               Director                        January 27, 2003
----------------------------------
Gordon Edward Haslam


     *                               Director                        January 27, 2003
----------------------------------
Dr. Michael Peter Martineau


     *                               Director                        January 27, 2003
----------------------------------
Nicholas Jeremy Morrell

Authorized Representative in the United States


     *
----------------------------------
Puglisi & Associates

*By: /S/ Sam Esson Jonah
     -------------------
         Sam Esson Jonah
         Attorney-in-Fact




                         STATEMENT OF DIFFERENCES

The registered trademark symbol shall be expressed as..................'r'
The British pound sterling sign shall be expressed as..................'L'